As filed with the Securities and Exchange Commission on October 1, 2021
File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
OLD SECOND BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	36-3143493 (IRS Employer Identification Number)
37 South River Street
Aurora, Illinois 60507
(630) 892-0202
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
James L. Eccher
Chief Executive Officer and President
Old Second Bancorp, Inc.
37 South River Street
Aurora, Illinois 60507
(630) 892-0202
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Brennan Ryan Allie L. Nagy Nelson Mullins Riley & Scarborough LLP Atlantic Station 201 17th Street NW, Suite 1700 Atlanta, Georgia 30363 (404) 322-6000	Edwin S. del Hierro Julie Kunetka Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)            ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)      ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	16,373,242 (1)	N/A	$207,247,185(2)	$19,211.81(3)

(1)
Represents the maximum number of shares of Old Second Bancorp, Inc. (“Old Second”) common stock that may be issued in connection with the merger described in this registration statement, calculated by multiplying: (a) the maximum number (386,043) of shares of common stock, no par value, of West Suburban Bancorp, Inc. (“West Suburban”) that may be cancelled or exchanged in the merger, by (b) the exchange ratio of 42.413.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(f) under the Securities Act. The proposed maximum aggregate offering price was calculated by multiplying (a) 386,043 shares, the estimated maximum number of shares of West Suburban common stock to be cancelled or exchanged in the merger, by (b) $808.00, the average of the high and low prices per share of West Suburban common stock as reported on the OTC Pink Market on September 29, 2021, minus $104,675,559, the estimated aggregate amount of cash expected to be paid by Old Second in exchange for shares of West Suburban common stock.

(3)
Computed in accordance with Rules 457(f) of the Securities Act solely for the purpose of calculating the registration fee and based upon a rate of  $92.70 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Old Second common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — DATED OCTOBER 1, 2021 — SUBJECT TO COMPLETION

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Old Second Bancorp, Inc. and West Suburban Bancorp, Inc.:
On July 25, 2021, Old Second Bancorp, Inc., which we refer to as “Old Second,” and West Suburban Bancorp, Inc., which we refer to as “West Suburban,” entered into an Agreement and Plan of Merger and Reorganization, which we refer to as the “merger agreement.” Under the merger agreement, West Suburban will merge with and into Old Second, with Old Second as the surviving corporation, in a transaction that we refer to as the “merger.” Immediately following the merger, West Suburban’s wholly-owned subsidiary, West Suburban Bank, an Illinois-chartered banking corporation, will merge with and into Old Second’s wholly-owned subsidiary, Old Second National Bank, a national banking association, with Old Second National Bank as the surviving bank.
If the merger is completed, each outstanding share of West Suburban common stock (except for treasury stock or shares owned by Old Second and West Suburban, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by West Suburban shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 42.413 shares of Old Second common stock and $271.15 in cash, without interest, which together with cash in lieu of any fractional shares, we refer to as the “merger consideration.”
The value of the consideration to be received by West Suburban shareholders will fluctuate with changes in the price of the shares of Old Second common stock. We urge you to obtain current market quotations for shares of Old Second common stock and West Suburban common stock. Old Second common stock is listed on the Nasdaq Stock Market, or “NASDAQ,” under the symbol “OSBC.” West Suburban common stock is quoted on the OTC Pink Open Market, or the “OTC Pink Market,” under the symbol “WNRP.” Based on the closing price of Old Second common stock on July 23, 2021, the last trading day before public announcement of the merger, of $11.76 per share, the merger consideration represented approximately $769.93 in value for each share of West Suburban common stock. Based on the closing price of Old Second common stock on [       ], 2021, the last practicable trading date before the date of this joint proxy statement/prospectus, of $[  ] per share, the merger consideration represented approximately $[  ] in value for each share of West Suburban common stock. We urge you to obtain current market quotations for both Old Second common stock and West Suburban common stock.
Based on the number of outstanding shares of Old Second common stock and West Suburban common stock as of [      ], 2021, and based on the exchange ratio of 42.413, it is expected that Old Second shareholders will hold approximately [  ]% and West Suburban shareholders will hold approximately [  ]% of the issued and outstanding shares of Old Second common stock immediately following the closing of the merger.
In connection with the merger, Old Second shareholders are cordially invited to attend a special meeting of the shareholders of Old Second, which we refer to as the “Old Second special meeting,” to be held virtually on [   ], 2021, at www.virtualshareholdermeeting.com/OSBC2021SM, at [   ], Central Time, and West Suburban shareholders are cordially invited to attend a special meeting of West Suburban shareholders, which we refer to as the “West Suburban special meeting,” to be held on [       ], 2021, at 711 South Meyers Road, Lombard, Illinois 60148, at [     ], Central Time.
At the Old Second special meeting, Old Second shareholders will be asked to vote on (i) a proposal to adopt the merger agreement and the transactions contemplated thereby, including the issuance of shares of Old Second common stock in the merger, which we refer to as the “Old Second merger proposal” and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Old Second merger proposal, which we refer to as the “Old Second adjournment proposal.”
After careful consideration, the Old Second board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Old Second common stock in the merger, are advisable, fair to and in the best interests of Old Second and its shareholders and unanimously recommends that Old Second shareholders vote “FOR” the Old Second merger proposal and “FOR” the Old Second adjournment proposal.
At the West Suburban special meeting, West Suburban shareholders will be asked to vote on (i) a proposal to approve and adopt the merger agreement and the transactions contemplated thereby, which we refer to as the “West Suburban merger proposal” and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the West Suburban merger proposal, which we refer to as the “West Suburban adjournment proposal.”
After careful consideration, the West Suburban board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable, fair to and in the best interests of West Suburban and its shareholders and unanimously recommends that West Suburban shareholders vote “FOR” the West Suburban merger proposal and “FOR” the West Suburban adjournment proposal.
This document, which serves as a proxy statement for the Old Second and West Suburban special meetings and as a prospectus for the shares of Old Second common stock to be issued to West Suburban shareholders in the merger, describes each company’s special meeting, the merger, the documents related to the merger and other related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 26 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Old Second from documents that it has filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.
Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend your company’s special meeting, the details of which are described in the accompanying joint proxy statement/prospectus, please promptly submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope so that your shares may be represented at the applicable special meeting.
If Old Second shareholders have any questions or require assistance in voting their shares of Old Second common stock, they should call Old Second’s Shareholder Relations Manager, Shirley Cantrell, at (630) 906-2303. If West Suburban shareholders have any questions or require assistance in voting their shares of West Suburban common stock, they should call Georgeson LLC, West Suburban’s proxy solicitor for its special meeting, toll-free at [•].
Sincerely,
James L. Eccher	Kevin J. Acker
Chief Executive Officer and President Old Second Bancorp, Inc.	Chairman of the Board West Suburban Bancorp, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of shares of Old Second common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus is dated [ ], 2021, and is first being mailed to Old Second shareholders and West Suburban shareholders on or about [ ], 2021.

37 South River Street, Aurora, Illinois 60507
NOTICE OF VIRTUAL SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [        ], 2021
To the Shareholders of Old Second Bancorp, Inc., which we refer to as “Old Second”:
We are pleased to invite you to virtually attend the special meeting of shareholders of Old Second, which we refer to as the “Old Second Special Meeting,” to be held on [     ], 2021 at [     ] Central Time. In light of the ongoing developments related to the COVID-19 pandemic and to protect the health of Old Second’s shareholders and the community, the Old Second special meeting will be held in a virtual-only format conducted via live audio webcast. You will be able to attend the special meeting by visiting www.virtualshareholdermeeting.com/OSBC2021SM, which we refer to as the “Old Second special meeting website,” and inserting the control number included in your proxy card or voting instruction form provided by your bank, broker, or other nominee, if you hold your shares of Old Second common stock in “street name.” You will be able to vote your shares electronically over the Internet and submit questions online during the meeting by logging into the Old Second special meeting website and using your control number.
At the Old Second special meeting you will be asked to vote on the following proposals:
1.
Merger and Share Issuance Proposal.    To consider and vote on a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of July 25, 2021, by and between Old Second and West Suburban Bancorp, Inc., which we refer to as “West Suburban,” as it may be amended from time to time, which we refer to as the “merger agreement,” a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus, under which West Suburban will merge with and into Old Second, and the other transactions contemplated by the merger agreement, including the issuance of shares of Old Second common stock to shareholders of West Suburban in connection with the merger, which we refer to as the “Old Second merger proposal”; and

2.
Adjournment Proposal.    To consider and vote on a proposal to adjourn the Old Second special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Old Second merger proposal, which we refer to as the “Old Second adjournment proposal.”

The Old Second board of directors has set [           ], 2021 as the record date for the Old Second special meeting. Only holders of record of Old Second common stock at the close of business on [           ], 2021 will be entitled to notice of and to vote at the Old Second special meeting and any adjournment or postponement thereof.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OLD SECOND COMMON STOCK YOU OWN. We cannot complete the transactions contemplated by the merger agreement unless holders of Old Second common stock approve the Old Second merger proposal. The affirmative vote of a majority of the issued and outstanding shares of Old Second common stock entitled to vote on the proposal is required to approve the Old Second merger proposal. Approval of the Old Second adjournment proposal requires the affirmative vote of a majority of the shares present virtually or by proxy at the meeting and entitled to vote on the proposal, whether or not a quorum is present.
Each copy of the joint proxy statement/prospectus mailed to Old Second shareholders is accompanied by a form of proxy card with instructions for voting. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Old Second special meeting. Please carefully review the joint proxy statement/prospectus, including the annexes thereto and the documents incorporated by reference therein.
Whether or not you plan to virtually attend the Old Second special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.
If you have any questions or need assistance with voting, please contact Old Second’s Shareholder Relations Manager, Shirley Cantrell, by calling (630) 906-2303, or by email at scantrell@oldsecond.com.
BY ORDER OF THE BOARD OF DIRECTORS,
James L. Eccher
Chief Executive Officer and President
[           ], 2021
Aurora, Illinois

711 South Meyers Road, Lombard, Illinois 60148
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [           ], 2021
To the Shareholders of West Suburban Bancorp, Inc., which we refer to as “West Suburban”:
We are pleased to invite you to attend the special meeting of shareholders of West Suburban, which we refer to as the “West Suburban special meeting,” to be held on [           ], 2021 at [  ] Central Time. The West Suburban special meeting will be held at West Suburban’s headquarters located at 711 South Meyers Road, Lombard, Illinois 60148.
At the West Suburban special meeting you will be asked to vote on the following proposals:
1.
Merger Proposal.    To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of July 25, 2021, by and between Old Second Bancorp, Inc., which we refer to as “Old Second” and West Suburban, as it may be amended from time to time, which we refer to as the “merger agreement,” a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus, under which West Suburban will merge with and into Old Second, and the other transactions contemplated by the merger agreement, which we refer to as the “West Suburban merger proposal”; and

2.
Adjournment Proposal.    To consider and vote on a proposal to adjourn the West Suburban special meeting, if necessary or appropriate to permit further solicitation of proxies in favor of the West Suburban merger proposal, which we refer to as the West Suburban adjournment proposal.

The West Suburban board of directors has set [           ], 2021 as the record date for the West Suburban special meeting. Only holders of record of West Suburban common stock at the close of business on [           ], 2021 will be entitled to notice of and to vote at the West Suburban special meeting and any adjournment or postponement thereof.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF WEST SUBURBAN COMMON STOCK YOU OWN. We cannot complete the transactions contemplated by the merger agreement unless holders of West Suburban common stock approve the West Suburban merger proposal. The affirmative vote of at least two-thirds of the issued and outstanding shares of West Suburban common stock entitled to vote on the proposal is required to approve the West Suburban merger proposal. Approval of the West Suburban adjournment proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal, whether or not a quorum is present.
Under Illinois law, if the merger is completed, West Suburban shareholders who do not vote to approve and adopt the West Suburban merger proposal, and who otherwise comply with the applicable provisions of Illinois law will have the right to exercise dissenters’ rights and obtain payment in cash for the fair value of their shares of West Suburban common stock, in lieu of receiving the merger consideration. See “West Suburban Shareholders’ Right to Dissent” on page 110. A copy of the sections of the applicable provisions of Illinois law pertaining to objecting shareholders’ dissenters’ rights is included as Annex D to the accompanying joint proxy statement/prospectus.
Each copy of the joint proxy statement/prospectus mailed to West Suburban shareholders is accompanied by a form of proxy card with instructions for voting. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the West Suburban special meeting. Please carefully review the joint proxy statement/prospectus, including the annexes thereto and the documents incorporated by reference therein.

Whether or not you plan to attend the West Suburban special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.
If you have any questions or need assistance with voting, please contact our proxy solicitor, Georgeson LLC, by calling toll-free at (888) 680-1528.
BY ORDER OF THE BOARD OF DIRECTORS,
Kevin J. Acker
Chairman of the Board
[           ], 2021
Lombard, Illinois

WHERE YOU CAN FIND MORE INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Old Second from documents filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Old Second at no cost from the SEC’s website at http://www.sec.gov.
The reports and other information filed by Old Second with the SEC are also available at Old Second’s website at www.oldsecond.com under the “Investor Relations” tab. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on Old Second’s website is not part of this joint proxy statement/prospectus.
You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting Old Second at the following address:
Old Second Bancorp, Inc.
37 South River Street
Aurora, Illinois 60507
Attention: Shirley Cantrell
Telephone: (630) 906-2303
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that holders of Old Second common stock requesting documents must do so by [ ], 2021 in order to receive them before the Old Second special meeting, and holders of West Suburban common stock requesting documents must do so by [ ], 2021 in order to receive them before the West Suburban special meeting.
Please see “Incorporation of Certain Documents by Reference” for more further information.

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Old Second, constitutes a prospectus of Old Second under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of Old Second common stock to be offered to West Suburban shareholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Old Second and West Suburban under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the Old Second special meeting of shareholders and a notice of meeting with respect to the West Suburban special meeting of shareholders.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [  ], 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to holders of Old Second common stock or holders of West Suburban common stock nor the issuance by Old Second of shares of Old Second common stock in connection with the merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Old Second has been provided by Old Second and information contained in this document regarding West Suburban has been provided by West Suburban.
All references in this joint proxy statement/prospectus to “Old Second” refer to Old Second Bancorp, Inc., a Delaware corporation. All references in this joint proxy statement/prospectus to “West Suburban” refer to West Suburban Bancorp, Inc., an Illinois corporation.
All references in this joint proxy statement/prospectus to the “combined company” refer to Old Second immediately following completion of the merger, and references to the “combined bank” refer to Old Second National Bank following completion of the bank merger.
All references in this joint proxy statement/prospectus to “Old Second common stock” refer to the common stock of Old Second, par value $1.00 per share, and all references in this joint proxy statement/prospectus to “West Suburban common stock” refer to the common stock of West Suburban, no par value per share.
All references to “Old Second shareholders” or to the shareholders of Old Second refer to the stockholders of Old Second.
All references in this joint proxy statement/prospectus to the “merger agreement” refer to the Agreement and Plan of Merger and Reorganization dated July 25, 2021, by and between Old Second and West Suburban, as it may be amended from time to time. All references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Old Second and West Suburban collectively, unless otherwise indicated or as the context requires.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following are answers to certain questions that you may have regarding the merger and the Old Second special meeting or the West Suburban special meeting. We urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus.
Q:
What is the merger?

A:
Old Second and West Suburban have entered into an Agreement and Plan of Merger and Reorganization, dated as of July 25, 2021. Under the merger agreement, West Suburban will merge with and into Old Second, with Old Second continuing as the surviving entity, in a transaction we refer to as the “merger.” Immediately following the merger, West Suburban Bank, West Suburban’s wholly owned subsidiary, will merge with and into Old Second National Bank, Old Second’s wholly owned subsidiary, with Old Second National Bank as the surviving bank, in a transaction we refer to as the “bank merger.”

Old Second will hold a special meeting of its shareholders, which we refer to as the “Old Second special meeting,” and West Suburban will hold a special meeting of its shareholders, which we refer to as the “West Suburban special meeting,” to obtain the required shareholder approvals, and you are being provided with this joint proxy statement/prospectus in connection with those meetings.
A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to carefully read this joint proxy statement/prospectus, the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus.
Q:
Why am I receiving this document?

A:
In order to complete the merger, among other things:

•
Old Second shareholders must approve the Old Second merger proposal; and.

•
West Suburban shareholders must approve the West Suburban merger proposal.

Each of Old Second and West Suburban is sending this joint proxy statement/prospectus to its shareholders to help them decide how to vote their shares of common stock with respect to such matters to be considered at their respective special meetings of shareholders.
Information about these meetings, the merger and the other business to be considered by Old Second shareholders at its special meeting or by West Suburban shareholders at its special meeting, as applicable, is contained in this joint proxy statement/prospectus and you should read it carefully.
This document constitutes both a joint proxy statement of Old Second and West Suburban and a prospectus of Old Second. It is a joint proxy statement because each of the boards of directors of Old Second and West Suburban is soliciting proxies from their shareholders using this document. It is a prospectus because Old Second, in connection with the merger, will issue shares of Old Second common stock to West Suburban shareholders, and this joint proxy statement/prospectus contains information about that common stock.
Q:
What will West Suburban shareholders receive in the merger?

A:
If the merger is completed, each outstanding share of West Suburban common stock (except for treasury stock or shares owned by Old Second and West Suburban, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by West Suburban shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 42.413 shares of Old Second common stock, which we refer to as the “exchange ratio,” and $271.15 in cash, without interest, which, together with the exchange ratio and any cash in lieu of fractional shares as discussed below, we refer to as the “merger consideration.”

Old Second will not issue any fractional shares of Old Second common stock in the merger. Instead, a West Suburban shareholder who otherwise would have received a fraction of a share of Old Second common stock will receive an amount in cash equal to such fraction multiplied by the average closing price of Old Second common stock as quoted on NASDAQ, during the 20 consecutive trading days ending on and including the fifth trading day prior to the date the merger is consummated.
Q:
Will the value of the merger consideration to West Suburban shareholders change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A.
Yes. Although the exchange ratio is fixed, which means that it will not change between now and the date the merger is completed, the value of the stock component of the merger consideration is dependent upon the value of Old Second common stock and, therefore, will fluctuate with the market price of Old Second common stock.

Based on the closing price of Old Second common stock on July 23, 2021, the last trading day before public announcement of the merger, of $11.76 per share, the merger consideration represented approximately $769.93 in value for each share of West Suburban common stock. Based on the closing price of Old Second common stock on [           ], 2021, the last practicable trading date before the date of this joint proxy statement/prospectus, of $[     ] per share, the merger consideration represented approximately $[     ] in value for each share of West Suburban common stock. The market price of shares of Old Second common stock when West Suburban shareholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of Old Second common stock on the date of this joint proxy statement/prospectus or at the time of the West Suburban special meeting or any adjournment of postponement thereof.
Q:
What will happen to shares of Old Second common stock in the merger?

A:
Nothing. Each share of Old Second common stock outstanding will remain outstanding as a share of Old Second common stock following the effective time of the merger.

Q:
What am I being asked to vote on?

A:
You are being asked to approve and adopt the merger agreement by and between Old Second and West Suburban, which provides for the merger of West Suburban with and into Old Second, and the transactions contemplated by the merger agreement. As part of their adoption of the merger agreement and the merger, Old Second shareholders are also being asked to approve the issuance of stock in the merger to West Suburban shareholders. Shareholders of both Old Second and West Suburban are also being asked to approve a proposal to adjourn their respective special meetings, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.

Q:
When and where are the Old Second special meeting and the West Suburban special meeting?

A:
Old Second Special Meeting:   The Old Second special meeting will be held virtually at www.virtualshareholdermeeting.com/OSBC2021SM on [           ], 2021, at [     ] Central Time.

West Suburban Special Meeting:   The West Suburban special meeting will be held at West Suburban’s headquarters at 711 South Meyers Road, Lombard, Illinois 60148 on [           ], 2021, at [     ] Central Time.
Q:
Who is entitled to vote at each special meeting?

A:
Old Second Special Meeting:   All holders of Old Second common stock who held shares at the close of business on [           ], 2021, which we refer to as the “Old Second record date,” are entitled to receive notice of and to vote at the Old Second special meeting.

West Suburban Special Meeting:   All holders of West Suburban common stock who held shares at the close of business on [           ], 2021, which we refer to as the “West Suburban record date,” are entitled to receive notice of and to vote at the West Suburban special meeting.

Q:
What constitutes a quorum at each special meeting?

A:
Old Second Special Meeting:   The shareholders present virtually via the Old Second special meeting website or by proxy who, as of the Old Second record date, were holders of at least a majority of the outstanding shares of Old Second common stock entitled to vote at the Old Second special meeting constitutes a quorum.

Abstentions will be included in determining the number of shares present at the Old Second special meeting for the purpose of determining the presence of a quorum.
West Suburban Special Meeting:   The shareholders present in person or by proxy who, as of the West Suburban record date, were holders of at least a majority of the outstanding shares of West Suburban common stock entitled to vote at the West Suburban special meeting constitutes a quorum.
Abstentions will be included in determining the number of shares present at the West Suburban special meeting for the purpose of determining the presence of a quorum.
Q:
What vote is required to approve each proposal at the Old Second special meeting?

A:
Old Second merger proposal:

•
Standard:   Approval of the Old Second merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Old Second common stock entitled to vote. Old Second shareholders must approve the Old Second merger proposal in order for the merger to occur. If Old Second shareholders fail to approve the Old Second merger proposal, the merger will not occur.

•
Effect of abstentions and failure to vote:   If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the Old Second merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Old Second adjournment proposal:
•
Standard:   Approval of the Old Second adjournment proposal requires the affirmative vote of a majority of the shares present virtually or by proxy at the meeting and entitled to vote on the proposal, whether or not a quorum is present. If Old Second shareholders fail to approve the Old Second adjournment proposal, but approve the Old Second merger proposal, the merger may nonetheless occur.

•
Effect of abstentions and failure to vote:   Because shares voted “ABSTAIN” are counted as present for purposes of determining a quorum, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the Old Second adjournment proposal. If you fail to vote or fail to instruct your bank or broker how to vote with respect to the Old Second adjournment proposal, you will be deemed not to be present with respect to the proposal, and it will have no effect on the proposal.

Q:
What vote is required to approve each proposal at the West Suburban special meeting?

A:
West Suburban merger proposal:

•
Standard:   Approval of the West Suburban merger proposal requires the affirmative vote of at least two-thirds of the issued and outstanding shares of West Suburban common stock. West Suburban shareholders must approve the West Suburban merger proposal in order for the merger to occur. If West Suburban shareholders fail to approve the West Suburban merger proposal, the merger will not occur.

•
Effect of abstentions and failure to vote:   If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the West Suburban merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

West Suburban adjournment proposal:
•
Standard:   Approval of the West Suburban adjournment proposal requires the affirmative vote of a majority of the shares of West Suburban common stock present in person or by proxy and entitled to vote on the proposal, whether or not a quorum is present. If West Suburban shareholders fail to approve the West Suburban adjournment proposal, but approve the West Suburban merger proposal, the merger may nonetheless occur.
•
Effect of abstentions and failure to vote:   Because shares voted “ABSTAIN” are counted as present for purposes of determining a quorum, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the West Suburban adjournment proposal. If you fail to vote or fail to instruct your bank or broker how to vote with respect to the West Suburban adjournment proposal, you will be deemed not to be present with respect to the proposal, and it will have no effect on the proposal.

Q:
What are the conditions to complete the merger?

A:
The obligations of Old Second and West Suburban to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods, the receipt of tax opinions, approval by Old Second shareholders of the Old Second merger proposal and approval by West Suburban shareholders of the West Suburban merger proposal. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 93.

Q:
When will the merger be completed?

A:
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods and approval by Old Second shareholders of the Old Second merger proposal and approval by West Suburban shareholders of the West Suburban merger proposal. While we expect the merger to be completed in the fourth quarter of 2021, because fulfillment of some of the conditions to completion of the merger are not entirely within our control, we cannot assure you of the actual timing.

Q:
How does the Old Second board of directors and the West Suburban board of directors recommend that I vote?

A:
Old Second.   The Old Second board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Old Second common stock in the merger, are advisable, fair to and in the best interests of Old Second and its shareholders and unanimously recommends that Old Second shareholders vote “FOR” the Old Second merger proposal and “FOR” the Old Second adjournment proposal.

West Suburban.   The West Suburban board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable, fair to and in the best interests of West Suburban and its shareholders and unanimously recommends that West Suburban shareholders vote “FOR” the West Suburban merger proposal and “FOR” the West Suburban adjournment proposal.
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in or incorporated by reference into this joint proxy statement/prospectus, including its annexes, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting of shareholders. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your bank, broker or other nominee if your shares are held in “street name” by a bank, broker or other nominee.

Q:
If my shares are held in “street name” by a bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:
No. Under the rules of the New York Stock Exchange, which we refer to as the “NYSE,” brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion only on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. Under NYSE rules, all of the proposals to be voted on at the Old Second special meeting and the West Suburban special meeting are considered “non-routine” matters. Because none of the proposals to be voted on at the Old Second special meeting and West Suburban special meeting are “routine” matters for which brokers may have discretionary authority to vote, neither Old Second nor West Suburban expects any broker non-votes at the Old Second special meeting or the West Suburban special meeting. As a result, if you hold your shares of Old Second common stock or West Suburban common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.
Please follow the voting instructions provided by your bank, broker or other nominee.
Q:
How can I vote my shares while in attendance either virtually or in person, as applicable, at my respective company’s special meeting?

Record Holders.
•
Old Second.   Shares held directly in your name as the holder of record of Old Second common stock may be voted via the Internet at the Old Second special meeting. If you choose to vote your shares at the Old Second special meeting via the Old Second special meeting website, please follow the instructions on your proxy card.

•
West Suburban.   Shares held directly in your name as a record holder of West Suburban common stock may be voted in person at the West Suburban special meeting.

Shares in “street name.”
•
Old Second.   If your shares of Old Second common stock are held in street name and you wish to vote your shares at the Old Second special meeting via the Old Second special meeting website, you must have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker or other nominee. Please contact your bank, broker or other nominee to obtain further instructions.

•
West Suburban.   If your shares of West Suburban common stock are held in street name and you wish to vote your shares in person at the West Suburban special meeting, you must contact your bank, broker or other nominee to obtain a legal proxy, executed in your favor.

Even if you plan to attend the Old Second special meeting virtually or the West Suburban special meeting in person, Old Second and West Suburban recommend that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. See “How can I vote my share without attending my respective company’s special meeting?” below.
Q:
How can I vote my shares without attending my respective company’s special meeting?

A:
If you are a holder of record of Old Second as of [           ], 2021, the Old Second record date, you may submit your proxy before the Old Second special meeting in any of the following ways:

•
by mail, by completing, signing, dating and returning the enclosed proxy card using the enclosed postage-paid envelope;

•
by telephone, by calling toll-free [•] and following the recorded instructions; or

•
via the Internet, by accessing the website www.proxyvote.com before the day of the Old Second special meeting and following the instructions on the website.

If you are a holder of record of West Suburban as of [           ], 2021, the West Suburban record date, you may submit your proxy before the West Suburban special meeting in any of the following ways:

•
by mail, by completing, signing, dating and returning the enclosed proxy card using the enclosed postage-paid envelope;

•
by telephone, by calling toll-free [•] and following the recorded instructions; or

•
via the Internet, by accessing the website www.[•].com and following the instructions on the website.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 P.M. Eastern Time on the day before your respective company’s special meeting of shareholders. If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting of shareholders.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Old Second common stock represented by your proxy will be voted as recommended by the Old Second board of directors with respect to such proposal or the shares of West Suburban common stock represented by your proxy will be voted as recommended by the West Suburban board of directors with respect to such proposal, as the case may be.

Q:
May I change my vote after I have submitted my proxy or voting instruction card?

A:
Yes. If you are a holder of record of either Old Second or West Suburban common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

•
timely delivering a signed written notice of revocation to the Corporate Secretary of Old Second or West Suburban, as applicable;

•
signing and returning a proxy card with a later date;

•
attending virtually and voting at the Old Second special meeting via the Old Second special meeting website or attending in person and voting at the West Suburban special meeting; or

•
voting by telephone or the Internet at a later time.

Simply attending the Old Second special meeting virtually or the West Suburban special meeting in person without voting will not revoke any proxy that you have previously given or change your vote.
If you hold shares of either Old Second or West Suburban common stock in “street name,” you must contact your bank, broker or other nominee to change your vote.
Q:
Are West Suburban shareholders entitled to appraisal or dissenters’ rights?

A:
Yes. West Suburban shareholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the Business Corporation Act of the State of Illinois, which we refer to as the “IBCA,” which is the law under which West Suburban is incorporated, receive cash in the amount of the “fair value” of their shares of West Suburban common stock instead of the merger consideration. This “fair value” could be the same or more than the merger consideration but could also be less. See “West Suburban Shareholders’ Right to Dissent” on page 110. A copy of the applicable sections of the IBCA is attached as Annex D to this joint proxy statement/prospectus.

Q:
Are Old Second shareholders entitled to appraisal or dissenters’ rights?

A:
No, under the Delaware General Corporation Law, which we refer to as the “DGCL,” which is the law under which Old Second is incorporated, the holders of Old Second common stock will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger.

Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of West Suburban common stock?

A:
The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and it is a condition to the respective obligations of Old Second and West Suburban to complete the merger that each receives an opinion from its tax advisor or counsel to that effect. Therefore, for “U.S. holders” (as defined in the section of this joint proxy statement/prospectus titled “Material U.S. Federal Income Tax Consequences of the Merger”) the shares of West Suburban common stock will recognize gain, but not loss, for U.S. federal income tax purposes in an amount equal to the lesser of (a) the amount of cash received (other than cash received in lieu of a fractional share of Old Second common stock) and (b) the excess, if any, of (i) the sum of the amount of such cash and the fair market value of the Old Second common stock received in the merger, over (ii) the U.S. holder’s adjusted tax basis in the shares of West Suburban common stock surrendered in the merger. With respect to any cash received in lieu of a fractional share of Old Second common stock, a U.S. holder will recognize gain or loss measured by the difference between the amount of cash received for such fractional share and the U.S. holder’s adjusted tax basis in its shares of West Suburban common stock allocable to that fractional share.

For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 97. The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.
Q:
What happens if the merger is not completed?

A:
If the merger is not completed, West Suburban shareholders will not receive any consideration for their shares of West Suburban common stock in connection with the merger. Instead, West Suburban will remain an independent company. In addition, if the merger agreement is terminated, in certain circumstances, West Suburban may be required to pay Old Second a fee with respect to such termination of the merger agreement. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Effect of Termination” beginning on pages 94 and 95.

Q:
What happens if I sell my shares after the applicable record date before my company’s meeting of shareholders?

A:
Each of the Old Second record date and West Suburban record date is earlier than the date of the Old Second special meeting or West Suburban special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Old Second common stock or West Suburban common stock, as applicable, after the applicable record date but before the date of the applicable shareholder meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but, with respect to West Suburban common stock, you will not have the right to receive the merger consideration to be received by West Suburban shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of West Suburban common stock through completion of the merger.

Q:
What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A:
Old Second shareholders and West Suburban shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of Old Second or West Suburban common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the applicable shareholder meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:
Should West Suburban shareholders send stock certificates with their proxy card?

A:
No. West Suburban shareholders SHOULD NOT send in any stock certificates with their proxy card. It is anticipated that no later than 20 days prior to the anticipated closing of the merger, you will receive separate written instructions for surrendering your shares of West Suburban common stock in exchange for the merger consideration. Until you receive these separate written instructions, you should retain your stock certificates because they are still valid.

Q:
Will a proxy solicitor be used?

A:
Yes, West Suburban has engaged Georgeson LLC, which we refer to as “Georgeson,” to assist in the solicitation of proxies for the West Suburban special meeting, and estimates it will pay Georgeson a fee of approximately $14,500 plus certain expenses. West Suburban has also agreed to indemnify Georgeson against certain losses.

Old Second, however, does not currently expect to engage a proxy solicitation firm.
Old Second, West Suburban and their respective directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them for such solicitation.
Q:
Where can I find more information about Old Second?

A:
You can find more information about Old Second from the various sources described under “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 159.

Q:
What should Old Second shareholders do if they have technical difficulties or trouble accessing the Old Second special meeting?

A:
If you encounter any difficulties accessing the Old Second special meeting, please call the technical support number that will be posted on the Old Second special meeting website.

Q:
Whom should I contact if I have any questions?

A:
Old Second shareholders:   If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:

Old Second Bancorp, Inc.
Shareholder Relations Manager, Shirley Cantrell
Telephone: 630-906-2303
Email: scantrell@oldsecond.com
West Suburban shareholders:   If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:
Georgeson LLC
Telephone (Toll-Free): (888) 680-1528
International Callers: (781) 575-2157
- or-
West Suburban Bancorp, Inc.
Corporate Secretary, George Ranstead
Telephone: (630) 652-2802
Email: granstead@westsuburbanbank.com

SUMMARY
This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. In addition, we incorporate by reference important business and financial information about Old Second into this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page [•]. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger (page 44)
Old Second and West Suburban have entered into a merger agreement, pursuant to which West Suburban will merge with and into Old Second, with Old Second continuing as the surviving corporation. The terms and conditions of the merger are contained in the merger agreement, which is attached as
Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger. Immediately following the merger, West Suburban Bank will merge with and into Old Second National Bank, with Old Second National Bank as the surviving bank.
Merger Consideration (page 44)
If the merger is completed, each outstanding share of West Suburban common stock (except for treasury stock or shares owned by Old Second and West Suburban, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by West Suburban shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 42.413 shares of Old Second common stock and $271.15 in cash, without interest.
Old Second will not issue any fractional shares of Old Second common stock in the merger. Instead, a West Suburban shareholder who otherwise would have received a fraction of a share of Old Second common stock will receive an amount in cash equal to such fraction multiplied by the average closing price of Old Second common stock as quoted on NASDAQ during the 20 consecutive trading days ending on and including the fifth trading day prior to the date the merger is consummated.
Example: If you own 10 shares of West Suburban common stock at the time the merger is completed, you will be entitled to receive 424 shares of Old Second common stock and $2,711.50 in cash without interest. In addition, you will be entitled to receive an amount of cash equal to 0.13 of a share of Old Second common stock multiplied by the by the average closing price of Old Second common stock as quoted on NASDAQ, during the 20 consecutive trading days ending on and including the fifth trading day prior to the date the merger is consummated.
The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either shares of Old Second common stock or West Suburban common stock changes. Therefore, the value of the stock component of the merger consideration will depend on the market price of shares of Old Second common stock at the time West Suburban shareholders receive shares of Old Second common stock in the merger. Old Second common stock is listed on NASDAQ under the symbol “OSBC,” and West Suburban common stock is quoted on the OTC Pink Market under the symbol “WRNP.”
The following table shows the closing sale prices of Old Second common stock and West Suburban common stock as reported on NASDAQ and the OTC Pink Market, respectively, on July 23, 2021, the last trading day before the public announcement of the merger agreement, and on [ ], 2021, the latest practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of West Suburban common stock, which we calculated by multiplying the closing price per share of Old Second common stock on those dates by the exchange ratio of 42.413 per share and then adding the cash consideration of $271.15.

	Old Second Common Stock		West Suburban Common Stock		Cash Consideration		Implied Value of One Share of West Suburban Common Stock
July 23, 2021		$11.76		$750.00		$271.15		$769.93
[ ], 2021	$	[ ]	$	[ ]	$	[ ]	$	[ ]
The market price of shares of Old Second common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the West Suburban special meeting and the date the merger is completed and thereafter. The market price of shares of Old Second common stock when received by West Suburban shareholders after the merger is completed could be greater than, less than or the same as the market price of shares of Old Second common stock on the date of this joint proxy statement/prospectus or at the time of the West Suburban special meeting or any adjournment or postponement thereof.
Recommendation of the Old Second Board of Directors (page 51)
The Old Second board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the merger and the issuance of shares of Old Second common stock in the merger, are advisable, fair to and in the best interests of Old Second and its shareholders and unanimously recommends that Old Second shareholders vote “FOR” the Old Second merger proposal and “FOR” the Old Second adjournment proposal. For a more detailed discussion of the Old Second board of directors’ recommendation, see the section entitled “The Merger — Recommendation of the Old Second Board of Directors and Reasons for the Merger” beginning on page (page 51).
Recommendation of the West Suburban Board of Directors (page 53)
The West Suburban board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of West Suburban and its shareholders and unanimously recommends that West Suburban shareholders vote “FOR” the West Suburban merger proposal and “FOR” the West Suburban adjournment proposal. For a more detailed discussion of the West Suburban board of directors’ recommendation, see the section entitled “The Merger — Recommendation of the West Suburban Board of Directors and Reasons for the Merger” beginning on page (page 53).
Opinion of Old Second’s Financial Advisor (page 54)
Old Second engaged Citigroup Global Markets Inc., which we refer to as “Citi,” as a financial advisor in connection with the proposed merger. In connection with this engagement, Citi delivered a written opinion, dated July 25, 2021, to the Old Second board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Old Second of the merger consideration as defined in the merger agreement. The full text of Citi’s written opinion, dated July 25, 2021, to the Old Second board of directors, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Citi’s opinion.
Citi’s opinion was provided for the information of the Old Second board of directors in its evaluation of the merger consideration, as defined in the merger agreement, from a financial point of view to Old Second and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Old Second to effect the merger or enter into the merger agreement, the relative merits of the merger as compared to any alternative business strategies that might exist for Old Second or the effect of any other transaction which Old Second might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.
For further information, see “The Merger — Opinion of Old Second’s Financial Advisor” beginning on page 54.

Opinion of West Suburban’s Financial Advisor (page 61)
In connection with the merger, West Suburban’s financial advisor, Keefe, Bruyette & Woods, Inc., which we refer to as “KBW,” delivered a written opinion, dated July 25, 2021, to the West Suburban board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to holders of West Suburban common stock of the merger consideration in the proposed merger.
The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this joint proxy statement/ prospectus.
The opinion was for the information of, and was directed to, the West Suburban board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of West Suburban to engage in the merger or enter into the merger agreement or constitute a recommendation to the West Suburban board of directors in connection with the merger, and it does not constitute a recommendation to any holder of West Suburban common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter.
For more information, see the section entitled “The Merger — Opinion of West Suburban’s Financial Advisor” beginning on page [•] of this joint proxy statement/prospectus and the copy of the KBW opinion included in this joint proxy statement/prospectus as Annex C.
The Old Second Special Meeting of Shareholders (page 33)
The Old Second special meeting will be held virtually at www.virtualshareholdermeeting.com/OSBC2021SM on [ ], 2021, at [ ] Central Time. At the Old Second special meeting, Old Second shareholders will be asked to approve the Old Second merger proposal and the Old Second adjournment proposal.
The Old Second board of directors has fixed the close of business on [ ], 2021 as the record date for determining the holders of Old Second common stock entitled to receive notice of, and to vote at, the Old Second special meeting. As of the Old Second record date, there were [ ] shares of Old Second common stock outstanding and entitled to vote at the Old Second special meeting held by [ ] holders of record.
Each share of Old Second common stock entitles the holder thereof to one vote on each proposal to be considered at the Old Second special meeting. As of the Old Second record date, directors and executive officers of Old Second and their affiliates owned and were entitled to vote [ ] shares of Old Second common stock, representing approximately [ ]% of the shares of Old Second common stock issued and outstanding on that date. Old Second currently expects that its directors and executive officers will vote their shares in favor of the Old Second merger proposal and the Old Second adjournment proposal, although none of them has entered into any agreements obligating them to do so.
As of the Old Second record date, West Suburban did not beneficially hold any shares of Old Second common stock.
The West Suburban Special Meeting of Shareholders (page 39)
The West Suburban special meeting will be held at 711 South Meyers Road, Lombard, Illinois 60148 on [ ], 2021, at [ ] Central Time. At the West Suburban special meeting, West Suburban shareholders will be asked to approve the West Suburban merger proposal and the West Suburban adjournment proposal.
The West Suburban board of directors has fixed the close of business on [ ], 2021 as the record date for determining the holders of West Suburban common stock entitled to receive notice of, and to vote at, the West Suburban special meeting. As of the West Suburban record date, there were [ ] shares of West Suburban common stock outstanding and entitled to vote at the West Suburban special meeting held by [ ] holders of record.
Each share of West Suburban common stock entitles the holder thereof to one vote on each proposal to be considered at the West Suburban special meeting. As of the West Suburban record date, directors and executive officers of West Suburban and their affiliates owned and were entitled to vote [ ] shares of West

Suburban common stock, representing approximately [ ]% of the shares of West Suburban common stock issued and outstanding on that date.
As of the West Suburban record date, Old Second did not beneficially hold any shares of West Suburban common stock.
West Suburban Voting and Support Agreements (page 96)
In connection with the merger agreement, certain shareholders of West Suburban, including each director of West Suburban and West Suburban Bank, and certain other officers and shareholders of West Suburban, entered into voting and support agreements with Old Second, which we refer to as the “Support Agreements,” in which he or she has agreed, among other things, to vote the shares of West Suburban common stock owned beneficially or of record by such shareholder in favor of the West Suburban merger proposal. As of the West Suburban record date, there were [ ] shares, representing [ ]%, of the West Suburban common stock issued and outstanding subject to Support Agreements.
Interests of West Suburban Directors and Executive Officers in the Merger (page 75)
In considering the recommendation of the West Suburban board of directors with respect to the merger, West Suburban shareholders should be aware that certain of West Suburban’s directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other West Suburban shareholders generally. The West Suburban board of directors was aware of and considered these interests during its deliberations on the merits of the merger and in recommending to West Suburban shareholders that they vote to approve the West Suburban merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger.
These interests include, among others:
•
West Suburban is party to employment agreements with Keith Acker, Duane Debs, David Orr and Matthew Acker and a chairman retention agreement with Kevin Acker, which provide severance benefits to be paid to the executive officer or director upon certain qualifying terminations of service in connection with or following a change in control of West Suburban. Those agreements will be terminated in connection with the completion of the merger, which will result in Messrs. Keith Acker, Debs, Orr, Matthew Acker and Kevin Acker receiving cash payments in the following estimated amounts, respectively: $1,523,746, $1,271,451, $877,362, $817,050, and $760,575.

•
It is anticipated that the nonqualified deferred compensation plan maintained by West Suburban (the “Deferred Compensation Plan”) will be terminated in connection with the merger. Following such termination, West Suburban executive officers and directors who participate in the plan will receive distributions of their existing account balances, none of which will experience accelerated vesting, other enhancements, or additional crediting as a result of the merger.

•
In connection with the execution of the merger agreement, Old Second and Messrs. Keith Acker and Matthew Acker entered into new employment agreements with respect to their proposed employment by Old Second and will be eligible to receive compensation as contemplated in such employment agreements.

•
West Suburban has entered into Life Insurance Agreements with each executive officer and it is anticipated that Old Second will assume and honor the terms of the Life Insurance Agreements as a result of the merger.

•
Messrs. Keith Acker, Keith Kotche and John Williams, Jr. will be appointed to serve as directors of Old Second and its bank subsidiary at the time of the completion of the merger.

•
Pursuant to the terms of the merger agreement, directors and officers of West Suburban will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger.

For a more complete description of these interests, see “The Merger — Interests of West Suburban Directors and Executive Officers in the Merger” beginning on page 75.

Board of Directors and Executive Officers of the Combined Company and the Combined Bank (page 78)
The merger agreement provides that, effective immediately after the effective time of the merger, the boards of directors of Old Second and Old Second National Bank will each be increased in size by three, and three current members of the board of directors of West Suburban or West Suburban Bank, as mutually agreed to by Old Second and West Suburban, will be appointed to fill the resulting vacancies (which, with respect to Old Second, will include one new director in each of Class I, Class II and Class III).
The parties have designated the following directors of West Suburban or West Suburban Bank to be appointed to the Old Second and Old Second National Bank boards of directors immediately after the effective time of the merger: Keith Acker (who will serve as a Class I director), John Williams, Jr. (who will serve as a Class II director) and Keith Kotche (who will serve as a Class III director).
There will be no change in the executive officers of Old Second or Old Second National Bank following the consummation of the merger.
For a more complete description of the board of directors and executive officers following the merger, see “The Merger — Board of Directors and Executive Officers of the Combined Company and the Combined Bank” beginning on page 78.
Regulatory Approvals Required for the Merger (page 79)
Subject to the terms of the merger agreement, both Old Second and West Suburban have agreed to use their reasonable best efforts to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board,” in connection with the merger, and the Office of the Comptroller of the Currency, which we refer to as the “OCC,” in connection with the bank merger. Notifications and/or applications requesting approval for the transactions contemplated by the merger agreement may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. Old Second, West Suburban and/or their respective subsidiaries filed notices and applications to obtain the necessary regulatory approvals on August 20, 2021. The completion of the merger is also subject to the expiration of certain waiting periods and other requirements. Old Second received the OCC’s approval of its application to merge West Suburban Bank with and into Old Second National Bank on September 30, 2021. Although neither Old Second nor West Suburban knows of any reason why it would not be able to obtain the necessary regulatory approvals to complete the merger in a timely manner, neither Old Second nor West Suburban can be certain when or if it will obtain such approvals or, if obtained, whether such approvals will contain terms, conditions or restrictions not currently contemplated that will restrain, prevent or delay the closing of the merger. For more information regarding the regulatory approvals to which completion of the merger and bank merger are subject, see “The Merger — Regulatory Approvals Required for the Merger” beginning on page 79.
Conditions to the Merger (page 93)
The obligations of Old Second and West Suburban to complete the merger are each subject to the satisfaction (or waiver, if permitted) of the following conditions:
•
the approval of the Old Second and West Suburban merger proposals by the Old Second and West Suburban shareholders, as applicable;

•
the receipt of all required regulatory approvals which are necessary to consummate the merger and the bank merger and the expiration of all statutory waiting periods;

•
the receipt of all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party;

•
the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and no proceedings by the SEC to suspend the effectiveness of the registration statement may be pending or threatened;

•
the absence of any injunction, judgment, order or other legal restraint preventing the consummation of the transactions contemplated by the merger agreement or making the consummation of the merger illegal;

•
the authorization for listing on NASDAQ of the shares of Old Second common stock to be issued in the merger;

•
receipt by each party of an opinion from its tax advisor or legal counsel as to certain tax matters;

•
subject to materiality standards in the merger agreement, the accuracy of the representations and warranties of the other party;

•
the prior performance in all material respects by the other party of the obligations required to be performed by it at or before the closing date of the merger;

•
the absence of any event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on the other party since December 31, 2020;

•
the holders of no more than 10% of the issued and outstanding shares of West Suburban common stock will have taken the actions required by the IBCA to exercise dissenters’ rights; and

•
the execution by Keith W. Acker and Matthew R. Acker of the Old Second officer agreements in the forms attached to the merger agreement (and such individuals must not have advised Old Second that they intend to breach any such agreements).

Neither West Suburban nor Old Second can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 93.
Termination (page 94)
The merger agreement may be terminated prior to the effective time under the following circumstances:
•
by mutual written agreement of Old Second or West Suburban;

•
by either Old Second or West Suburban:

•
if, subject to certain cure rights, the other party breaches any representation or warranty, such that it is reasonably likely, in the opinion of the terminating party, to permit such party to refuse to consummate the transactions contemplated by the merger agreement due to the breaching party’s representations and warranties being inaccurate as of the effective date or due to the breaching party’s failure to perform or comply in all material respects with all agreements and covenants required by the merger agreement; provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•
if (a) any required regulatory approval has been denied by final, non-appealable action, (b) any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has become final and non-appealable, or (c) the approval of either the Old Second merger proposal or the West Suburban merger proposal is not obtained; provided; that, the terminating party may not terminate the merger agreement if it has breached any of its related obligations under the merger agreement; and

•
if the merger is not consummated by December 31, 2021, which we refer to as the “termination date,” if the failure to consummate the merger is not caused by any breach of the merger agreement by the terminating party; provided, that, if on the termination date, all other closing conditions are satisfied other than receipt of required regulatory approvals, then the termination date will be extended to March 31, 2022.

•
by Old Second, if (a) the West Suburban board of directors fails to recommend that the West Suburban shareholders approve the West Suburban merger proposal, (b) the West Suburban board of directors has approved, recommended, or proposed publicly to approve or recommend, an acquisition proposal by an entity other than Old Second, (c) the West Suburban board of directors fails to reaffirm its recommendation that the West Suburban shareholders approve the West Suburban merger proposal following the public announcement of an acquisition proposal by an entity other than Old Second within 15 business days after Old Second requests that it reaffirm such recommendation, or (d) West Suburban fails to comply in all material respects with its non-solicitation and shareholder meeting obligations under the merger agreement; provided, that Old Second is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or
•
by West Suburban, prior to obtaining the approval of the West Suburban shareholders of the West Suburban merger proposal, in order to accept an acquisition proposal from a third party involving the acquisition of a majority of the outstanding equity interests in, or all or substantially all of the assets and liabilities of West Suburban with respect to which the West Suburban board of directors has determined in good faith that such proposal, if accepted, is reasonably likely to be consummated on a timely basis, and that such proposal is more favorable to West Suburban shareholders than the merger with Old Second; provided West Suburban has complied in all material respects with its non-solicitation and shareholder meeting obligations under the merger agreement.

Termination Fee (page 95)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the West Suburban board of directors, West Suburban may be required to pay to Old Second a termination fee equal to $11,875,000. This termination fee could discourage other companies from seeking to acquire or merge with West Suburban. For more information, see “The Merger Agreement  — Effect of Termination” on page 95.
West Suburban Shareholders’ Right to Dissent (page 110)
West Suburban shareholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the IBCA, receive cash in the amount of the “fair value” of their shares of West Suburban common stock instead of the merger consideration. This “fair value” could be more than the merger consideration but could also be less. See “West Suburban Shareholders’ Right to Dissent” beginning on page 110.
A copy of the applicable sections of the IBCA are attached as Annex D to this joint proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. Old Second shareholders are not entitled to dissenters’ rights with respect the merger.
Comparison of Rights of West Suburban Shareholders and Old Second Shareholders (page 116)
Following the merger, the rights of West Suburban shareholders who become Old Second shareholders in the merger will no longer be governed by the laws of the State of Illinois and West Suburban’s articles of incorporation and bylaws, and instead will be governed by the laws of the State of Delaware, as well as by Old Second’s certificate of incorporation and bylaws. For more information, see “Comparison of Rights of West Suburban Shareholders and Old Second Shareholders” beginning on page 116.
Risk Factors (page 26)
You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 26.
Accounting Treatment of the Merger (page 82)
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States of America, which we refer to as “GAAP.”

Material U.S. Federal Income Tax Consequences of the Merger (page 97)
The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and it is a condition to the respective obligations of Old Second and West Suburban to complete the merger that each receives a tax opinion to that effect. Therefore, for U.S. federal income tax purposes, “U.S. holders” (as defined in the section of this joint proxy statement/prospectus titled “Material U.S. Federal Income Tax Consequences of the Merger”) of West Suburban common stock will recognize gain, but not loss, for U.S. federal income tax purposes in an amount equal to the lesser of (a) the amount of cash received (other than cash received in lieu of a fractional share of Old Second common stock) and (b) the excess, if any, of (i) the sum of the amount of such cash and the fair market value of the Old Second common stock received in the merger, over (ii) the U.S. holder’s adjusted tax basis in the shares of West Suburban common stock surrendered in the merger. With respect to any cash received in lieu of a fractional share of Old Second common stock, a U.S. holder will recognize gain or loss measured by the difference between the amount of cash received for such fractional share and the U.S. holder’s adjusted tax basis in its shares of West Suburban common stock allocable to that fractional share.
For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 97.
The Parties (page 125)
Old Second Bancorp, Inc.
37 South River Street
Aurora, Illinois 60507
(630) 892-0202
Old Second Bancorp, Inc. is a corporation organized under the laws of the State of Delaware in 1981 that serves as the bank holding company for its wholly-owned subsidiary bank, Old Second National Bank. Old Second National Bank is a national banking association headquartered in Aurora, Illinois, that operates through 29 banking centers located in Cook, DeKalb, DuPage, Kane, Kendall, LaSalle and Will counties in Illinois.
Old Second’s common stock is listed on NASDAQ under the symbol “OSBC.” As of June 30, 2021, Old Second had total consolidated assets of $3.3 billion, total loans, net, of $1.9 billion, total deposits of $2.7 billion and total shareholders’ equity of $315.9 million.
More information about Old Second is available by visiting the “Investor Relations” tab of its website at www.oldsecond.com. Information contained on Old Second’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. For a complete description of Old Second’s business, financial condition, results of operations and other important information, please refer to Old Second’s filings with the SEC that are incorporated by reference into this document, including its Annual Report on Form 10-K for the year ended December 31, 2020. For more information on documents incorporated by reference into this joint proxy statement/prospectus and instructions on how to find copies of these documents, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 159.
West Suburban Bancorp, Inc.
711 South Meyers Road
Lombard, Illinois 60148
(630) 652-2000
West Suburban is a corporation organized under the laws of the State of Illinois in 1986 that serves as the bank holding company for its wholly-owned subsidiary, West Suburban Bank. West Suburban Bank is an Illinois-chartered banking corporation headquartered in Lombard, Illinois, that operates through 35 banking locations across DuPage, Kane, Kendall, and Will counties in Illinois.
West Suburban common stock is quoted on the OTC Pink Open Market, or the “OTC Pink Market,” under the symbol “WNRP.” As of June 30, 2021, West Suburban had consolidated total assets of $2.97 billion, total loans of $1.5 billion, total deposits of $2.6 billion and total shareholders’ equity of $245.0 million.

West Suburban common stock is not registered under the Exchange Act, and, accordingly, the company does not file periodic or current reports with the SEC. More information about West Suburban is available by visiting the “Company Info — Shareholder Information” tab of West Suburban Bank’s website at www.westsuburbanbank.com. Information contained on West Suburban’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA FOR OLD SECOND
The following table summarizes certain selected historical consolidated financial data of Old Second for the periods presented. The selected historical financial data as of and for the six months ended June 30, 2021 and 2020 have been derived from Old Second’s unaudited interim consolidated financial statements, which are incorporated by reference in this joint proxy statement/prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which Old Second’s management considers necessary for a fair presentation of its financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2021 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2021. The unaudited consolidated financial statements as of June 30, 2021 and for the six month periods ended June 30, 2021 and 2020, together with the notes thereto are included in Old Second’s quarterly report on Form 10-Q for the quarter ended June 30, 2021, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical financial data as of and for the years ended December 31, 2020, 2019, 2018, 2017 and 2016 have been derived from Old Second’s audited consolidated financial statements, and Old Second’s audited consolidated financial statements as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 have been incorporated by reference in this joint proxy statement/ prospectus.
	As of and for the six months ended June 30,		As of and for the year ended December 31,
(in thousands, except share and per share data)	2021	2020	2020	2019	2018	2017	2016
Balance sheet items
Total assets	$3,250,634	$2,932,436	$3,040,837	$2,635,545	$2,676,003	$2,383,429	$2,251,188
Total earning assets	3,062,976	2,744,170	2,859,154	2,444,974	2,471,328	2,191,685	2,037,012
Average assets(*)	3,168,758	2,748,065	2,860,770	2,623,443	2,547,806	2,318,798	2,142,748
Loans, gross	1,903,366	2,052,336	2,034,851	1,930,812	1,897,027	1,617,622	1,478,809
Allowance for credit losses on loans	28,639	31,273	33,855	19,789	19,006	17,461	16,158
Deposits	2,682,001	2,451,317	2,537,073	2,126,749	2,116,673	1,922,925	1,866,785
Securities sold under agreement to repurchase	68,566	52,088	66,980	48,693	46,632	29,918	25,715
Other short-term borrowings	—	8,250	—	48,500	149,500	115,000	70,000
Junior subordinated debentures	25,773	25,773	25,773	57,734	57,686	57,639	57,591
Subordinated debt	59,169	—	—	—	—	—	—
Senior notes	44,428	44,323	44,375	44,270	44,158	44,058	43,998
Notes payable and other borrowings	21,234	25,541	23,393	6,673	15,379	—	—
Stockholders’ equity	315,938	282,516	307,087	277,864	229,081	200,350	175,210
Results of operations
Interest and dividend income	$49,585	$53,163	$104,215	$115,594	$107,617	$87,505	$73,379
Interest expense	4,088	7,798	12,464	18,835	16,678	12,626	9,938
Net interest and dividend income	45,497	45,365	91,751	96,759	90,939	74,879	63,441
(Release of) provision for credit losses	(6,500)	10,113	10,413	1,600	1,228	1,800	750
Noninterest income	19,219	17,017	37,487	35,800	31,353	30,372	28,574
Noninterest expense	43,139	39,898	81,417	79,102	77,128	69,149	66,761
Income before taxes	28,077	12,371	37,408	51,857	43,936	34,302	24,504
Provision for income taxes	7,378	2,858	9,583	12,402	9,924	19,164	8,820
Net income available to common stockholders	$20,699	$9,513	$27,825	$39,455	$34,012	$15,138	$15,684

	As of and for the six months ended June 30,		As of and for the year ended December 31,
(in thousands, except share and per share data)	2021	2020	2020	2019	2018	2017	2016
Performance ratio
Return on average total assets	1.32%	0.70%	0.97%	1.50%	1.33%	0.65%	0.73%
Return on average equity	13.39	6.86	9.67	15.37	16.08	7.89	9.43
Average equity to average assets	9.84	10.15	10.06	9.78	8.30	8.28	7.76
Dividend payout ratio	8.45	6.25	4.26	3.03	3.51	7.84	5.66
Per share data
Basic earnings	$0.71	$0.32	$0.94	$1.32	$1.14	$0.51	$0.53
Diluted earnings	0.70	0.31	0.92	1.30	1.12	0.50	0.53
Common book value per share	11.01	9.55	10.47	9.28	7.70	6.76	5.93
Weighted average diluted shares outstanding	29,574,962	30,342,306	30,174,072	30,416,348	30,308,935	30,038,417	29,838,931
Weighted average basic shares outstanding	29,036,354	29,783,665	29,623,333	29,891,046	29,728,308	29,600,702	29,532,510
Shares outstanding at period-end	28,707,737	29,589,341	29,328,723	29,931,809	29,763,078	29,627,086	29,556,216
Loan quality ratios
Allowance for credit losses on loans to total loans at end of the period	1.50%	1.52%	1.66%	1.02%	1.00%	1.08%	1.09%
(Release of) Provision for credit losses on loans to total loans	(0.34)	0.49	0.45	0.08	0.06	0.11	0.05
Net loan (recoveries)/charge-offs to average total loans	(0.03)	0.06	0.05	0.04	(0.02)	0.03	0.07
Nonaccrual loans to total loans at end of the period	1.20	0.89	1.09	0.64	0.72	0.89	1.03
Nonperforming assets to total assets at end of the period	0.77	0.86	0.84	0.79	0.88	1.01	1.24
Allowance for credit losses on loans to nonaccrual loans	125.70	170.49	151.95	159.18	138.32	121.36	105.73

(*)
Average assets are unaudited.

SELECTED HISTORICAL FINANCIAL DATA FOR WEST SUBURBAN
The following table summarizes certain selected historical consolidated financial data of West Suburban for the periods presented. The selected historical financial data as of and for the six months ended June 30, 2021 and 2020 have been derived from West Suburban’s unaudited interim consolidated financial statements, which are included elsewhere in this joint proxy statement/prospectus. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which West Suburban’s management considers necessary for a fair presentation of its financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2021 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2021. The selected historical financial data as of and for the years ended December 31, 2020 and 2019 have been derived from West Suburban’s audited consolidated financial statements, which are included elsewhere in this joint proxy statement/prospectus. West Suburban’s financial information for the years ended December 31, 2018, 2017 and 2016 have been derived from its audited financial statements, which are not included in this joint proxy statement/ prospectus
	As of and for the six months ended June 30,		As of and for the year ended December 31,
(in thousands, except share and per share data)	2021	2020	2020	2019	2018	2017	2016
Balance sheet items
Total assets	$2,972,413	$2,626,211	$2,753,459	$2,305,202	$2,251,719	$2,269,264	$2,244,289
Total earning assets	2,756,006	2,297,108	2,413,671	2,143,524	2,106,373	2,140,028	2,072,568
Average assets	2,891,992	2,437,475	2,553,049	2,283,197	2,253,340	2,280,719	2,217,029
Loans, gross	1,537,041	1,429,196	1,487,330	1,231,013	1,214,881	1,127,000	1,077,000
Allowance for loan losses	19,026	18,371	18,618	14,260	15,335	15,508	16,726
Deposits	2,627,950	2,358,480	2,485,566	2,060,988	2,017,187	2,017,654	2,025,813
Federal Home Loan Bank advances	77,000	4,000	19,000	—	—	25,000	—
Shareholders’ equity	245,029	232,216	234,737	230,587	221,017	215,943	206,723
Results of operations
Interest income	$35,708	$39,549	$74,470	$82,204	$77,451	$72,019	$63,818
Interest expense	2,258	4,435	7,298	13,477	7,685	5,439	5,374
Net interest income	33,450	35,114	67,172	68,727	69,766	66,580	58,444
Provision for loan losses	250	4,573	6,003	—	940	(500)	—
Noninterest income	14,815	5,329	11,450	10,874	10,171	12,526	11,098
Noninterest expense	28,091	30,028	58,913	59,225	55,887	52,188	49,667
Provision for income taxes	5,349	1,254	3,015	4,863	4,915	12,027	6,646
Net income	$14,575	$4,588	$10,691	$15,513	$18,195	$15,391	$13,229
Performance ratio
Return on average total assets	1.02%	0.38%	0.42%	0.68%	0.81%	0.67%	0.60%
Return on average equity	12.29	3.98	4.60	6.84	8.45	7.20	6.36
Average equity to average assets	8.27	9.51	9.11	9.93	9.56	9.37	9.38
Dividend payout ratio	10.63	60.63	29.81	41.93	32.33	30.48	34.81
Net interest margin	2.46	3.08	2.80	3.23	3.34	3.14	2.87
Per share data
Basic and diluted earnings	$37.63	$11.55	$27.15	$38.20	$44.09	$36.92	$31.57
Common book value per share	634.63	588.80	604.28	573.40	533.96	520.01	495.21
Weighted average basic and diluted shares outstanding	387,341	397,369	393,771	406,048	412,654	416,914	418,975
Shares outstanding at period-end	386,097	394,389	388,458	402,139	410,081	415,268	417,447

	As of and for the six months ended June 30,		As of and for the year ended December 31,
(in thousands, except share and per share data)	2021	2020	2020	2019	2018	2017	2016
Loan quality ratios
Allowance for loan losses on loans to total loans at end of the period	1.24%	1.29%	1.25%	1.16%	1.26%	1.38%	1.55%
Provision for loan losses on loans to total loans	0.02	0.32	0.40	0.00	0.08	(0.04)	0.00
Net loans charged-offs to average total loans	(0.02)	0.07	0.12	0.09	0.09	0.07	0.15
Nonaccrual loans to total loans at end of the period	1.48	1.47	1.94	1.33	1.84	1.85	2.01
Allowance for loan losses to nonaccrual loans	0.84	0.88	0.64	0.87	0.69	0.75	0.77

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of Old Second after giving effect to the merger and other pro forma adjustments, for the year ended December 31, 2020 and as of and for the six months ended June 30, 2021.
The selected unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from Old Second’s unaudited interim financial statements as of and for the period ended June 30, 2021 and Old Second’s audited financial statements for the year ended December 31, 2020 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma condensed combined balance sheet information as of June 30, 2021 in the tables below are presented as if the merger occurred on June 30, 2021, and the unaudited pro forma condensed combined statements of income information for the six months ended June 30, 2021 and the year ended December 31, 2020 is presented as if the merger occurred on January 1, 2020.
The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had Old Second and West Suburban actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The selected unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the merger.
The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Statements.”
(in thousands)	For the six months ended June 30, 2021	For the year ended December 31, 2020
Unaudited Pro Forma Condensed Combined Income Statement Information:
Total interest and dividend income	$85,758	$179,616
Total interest expense	6,005	18,982
Net interest income	79,753	160,634
(Benefit from) provision for loan losses	(6,250)	27,216
Noninterest income	34,034	48,937
Noninterest expense	72,292	142,580
Income before income taxes	47,745	39,775
Net income	35,090	30,352
(in thousands)	As of June 30, 2021
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Net loans	$3,382,168
Investment securities	1,796,401
Total assets	6,177,530
Deposits	5,312,551
Borrowings	296,170
Total shareholders’ equity	478,418

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE DATA
The historical per share data for Old Second common stock and West Suburban common stock below has been derived from the unaudited interim consolidated financial statements of each of Old Second and West Suburban as of and for the six months ended June 30, 2021 and the audited consolidated financial statements of each of Old Second and West Suburban as of and for the year ended December 31, 2020, which, with respect to Old Second, is incorporated by reference herein, or with respect to West Suburban, is included with this joint proxy statement/prospectus.
The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2020, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of June 30, 2021, in the case of book value per share data, assuming that each outstanding share of West Suburban common stock had been converted into shares of Old Second common stock based on the exchange ratio of 42.413 shares of Old Second common stock for each share of West Suburban common stock. The unaudited pro forma combined per share data has been derived from the unaudited interim consolidated financial statements for each of Old Second and West Suburban as of and for six months ended June 30, 2021 and the audited consolidated financial statements of each of Old Second and West Suburban as of and for the year ended December 31, 2020.
The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 101 for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of West Suburban at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.
The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of West Suburban common stock.
Comparative Per Share Data	Old Second Historical	West Suburban Historical	Pro Forma Combined	Equivalent Pro Forma Per Share of West Suburban(1)
Book value per share
As of June 30, 2021	$11.01	$634.63	$10.61	$450.08
As of December 31, 2020	10.47	604.28	8.53	361.81
Cash dividends paid(2)
For the six months ended of June 30, 2021	0.06	4.00	0.06	0.06
For the year ended December 31, 2020	0.04	8.00	0.04	0.04
Basic earnings
For the six months ended of June 30, 2021	0.71	37.63	0.77	32.73
For the year ended December 31, 2020	0.94	27.15	0.66	27.79
Diluted earnings
For the six months ended of June 30, 2021	0.70	37.63	0.76	32.34
For the year ended December 31, 2020	0.92	27.15	0.65	27.46

(1)
The pro forma per share amounts of West Suburban were calculated based on pro forma combined amounts multiplied by the 42.413 exchange ratio.

(2)
Pro forma combined cash dividends declared are based upon Old Second’s historical amounts.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements regarding Old Second’s and West Suburban’s outlook or expectations with respect to the merger, including the expected costs to be incurred and cost savings to be realized in connection with the merger, the expected impact of the merger on the combined company’s future financial performance (including anticipated accretion to earnings per share), the assumed purchase accounting adjustments, other key transaction assumptions, the timing of the closing of the merger and consequences of the integration of the businesses and operations of Old Second and West Suburban. Words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made and Old Second and West Suburban assume no duty to update forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Actual results may differ materially from current projections.
In addition to factors previously disclosed in Old Second’s reports filed with the SEC and those identified elsewhere in this joint proxy statement/prospectus (including the “Risk Factors” beginning on page 26), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•
the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction);

•
the failure of either Old Second or West Suburban to obtain the requisite shareholder approvals, or to satisfy any of the other closing conditions to the transaction on a timely basis or at all;

•
the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•
the possibility that the anticipated benefits of the merger, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where Old Second and West Suburban do business or as a result of other unexpected factors or events;

•
the impact of purchase accounting with respect to the merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;

•
diversion of management’s attention from ongoing business operations and opportunities;

•
potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;

•
the integration of the businesses and operations of Old Second and West Suburban, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Old Second’s or West Suburban’s existing businesses;

•
challenges retaining or hiring key personnel, including with respect to new lenders in key markets and the resulting negative impact on our ability to increase lending activities;

•
business disruptions resulting from or following the merger;

•
delay in closing the merger and the bank merger;

•
the outcome of litigation or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•
increased capital requirements, other regulatory requirements or enhanced regulatory supervision;

•
changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action, and other changes pertaining to banking, fair lending, the Community Reinvestment Act, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance and the ability to comply with such changes in a timely manner;

•
the inability to sustain revenue and earnings growth;

•
the inability to efficiently manage operating expenses;

•
changes in interest rates and capital markets;

•
changes in asset quality and credit risk;

•
adverse changes in economic conditions;

•
capital management activities;

•
changes in Old Second’s stock price before closing, including as a result of the financial performance of West Suburban or Old Second prior to closing;

•
the impact of COVID-19 and its variants on Old Second’s and West Suburban’s business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy, and the resulting effect of these items on each party’s operations, liquidity and capital position, and on the financial condition of each party’s borrowers and other customers;

•
customer acceptance of Old Second’s and West Suburban’s products and services;

•
customer borrowing, repayment, investment and deposit practices;

•
the impact, extent and timing of technological changes;

•
changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

•
changes in accounting principles, policies, practices or guidelines;

•
the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, vendors, employees and competitors;

•
failure to attract new customers and retain existing customers in the manner anticipated;

•
any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;

•
natural disasters, war, terrorist activities or new pandemics; and

•
other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Additional factors that could cause Old Second’s results to differ materially from those described in the forward-looking statements can be found in Old Second’s filings with the SEC, including Old Second’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. See also “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page [•].
Risks Relating to the Consummation of the Merger and the Combined Company Following the Merger
Because the exchange ratio is fixed and the market price of shares of Old Second common stock has fluctuated and will continue to fluctuate, West Suburban shareholders cannot be sure of the value of the stock component of the merger consideration they will receive in the merger.
Upon completion of the merger, each share of West Suburban common stock outstanding immediately prior to the effective time of the merger (except for treasury stock or shares owned by Old Second and West Suburban, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by West Suburban shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 42.413 shares of Old Second common stock, which we refer to as the “exchange ratio,” and $271.15 in cash, without interest.
Because the exchange ratio of 42.413 shares of Old Second common stock for each share of West Suburban common stock is fixed, the value of the share consideration will depend on the market price of shares of Old Second common stock at the time the merger is completed. The market price of shares of Old Second common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the West Suburban special meeting and the date the merger is completed and thereafter. Accordingly, at the time of the West Suburban special meeting, West Suburban shareholders will not know or be able to determine the market value of the stock component of the merger consideration they would be entitled to receive upon completion of the merger.
Changes in the market price of Old Second common stock may result from a variety of factors, including, but not limited to, changes in sentiment in the market regarding Old Second’s operations or business prospects, including market sentiment regarding Old Second’s entry into the merger agreement. These risks may also be affected by:
•
operating results that vary from the expectations of Old Second’s management or of securities analysts and investors;

•
developments in Old Second’s business or in the financial services sector generally;

•
the economic consequences of the COVID-19 pandemic, which has resulted, and may continue to result, in significant market volatility, including volatility in the price of Old Second common stock, as well as the market for financial institutions stocks generally and the broader debt and equity markets;

•
regulatory or legislative changes affecting the banking industry generally or Old Second’s business and operations;

•
operating and securities price performance of companies that investors consider to be comparable to Old Second;

•
changes in estimates or recommendations by securities analysts or rating agencies;

•
announcements of strategic developments, acquisitions, dispositions, financings and other material events by Old Second or its competitors; and

•
changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

You should obtain current market quotations for both Old Second common stock and West Suburban common stock as you evaluate the proposed merger.
Because West Suburban common stock is traded infrequently, it is difficult to determine how the fair value of West Suburban common stock compares with the merger consideration.
West Suburban common stock is quoted on the OTC Pink Market. The market for West Suburban common stock has historically been illiquid and irregular. This lack of liquidity makes it difficult to determine the fair value of West Suburban common stock. Because the merger consideration was determined based on negotiations between the parties, it may not be indicative of the fair value of shares of West Suburban common stock.
The market price of the Old Second common stock after the merger may be affected by factors different from those currently affecting the prices of Old Second common stock and West Suburban common stock.
The businesses of Old Second and West Suburban differ in some ways, and accordingly, the results of operations of the combined company and the market price of the shares of Old Second common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Old Second and West Suburban. For a discussion of the businesses of Old Second and of certain factors to consider in connection with its business, see “Where You Can Find Additional Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 159. For a discussion of the businesses of West Suburban and of certain factors to consider in connection with its business see the sections entitled “Information About West Suburban Bancorp, Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of West Suburban Bancorp, Inc.” beginning on pages 126 and 127, respectively, in this joint proxy statement/prospectus.
Old Second shareholders and West Suburban shareholders will each have reduced ownership and voting interest in and will exercise less influence over management of the combined company.
Old Second shareholders currently have the right to vote in the election of the Old Second board of directors and on other matters affecting Old Second, and West Suburban common shareholders currently have the right to vote in the election of the West Suburban board of directors and on other matters affecting West Suburban. When the merger occurs, each West Suburban shareholder will become a shareholder of Old Second, and each West Suburban shareholder and Old Second shareholder will have a percentage ownership in the combined company that is much smaller than the shareholder’s percentage ownership of either West Suburban or Old Second individually. Based on the number of shares of Old Second common stock and West Suburban common stock outstanding at the close of business on the Old Second record date of [ ], 2021, and based on the number of shares of Old Second common stock expected to be issued in the merger, the former holders of West Suburban common stock as a group will receive shares in the merger constituting approximately [ ]% of the outstanding shares of Old Second common stock immediately after the merger. As a result, current shareholders of Old Second as a group will own approximately [ ]% of the outstanding shares of Old Second common stock immediately after the merger. Because of this, each West Suburban shareholder and Old Second shareholder will have less influence on the management and policies of the combined company than each now has on the management and policies of West Suburban or Old Second individually.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the OCC and other regulatory authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals Required for the Merger” beginning on page 79. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership; or impacts and disruptions resulting from the COVID-19 pandemic. Old Second received the OCC’s approval to merge West Suburban Bank with and into Old Second National Bank on September 30, 2021.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or will otherwise reduce the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
The COVID-19 pandemic may delay and adversely affect the completion of the merger.
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of Old Second and West Suburban. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and the financial results of Old Second or West Suburban, or the business operations of Old Second or West Suburban are further disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of Old Second and West Suburban may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and the Federal Reserve Board, the OCC and/or other regulators may impose additional requirements on Old Second or West Suburban that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.
Combining Old Second and West Suburban may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated synergies, operating efficiencies and cost savings from combining the business operations of Old Second and West Suburban. To realize the anticipated benefits and cost savings from the merger, Old Second and West Suburban must integrate and combine their businesses in a manner that permits those benefits and cost savings to be realized, without adversely affecting current revenues and future growth. If Old Second and West Suburban are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, the costs associated with effecting the merger may be more than anticipated and integration may result in additional and unforeseen expenses. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 101.
An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, including the bank merger, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results and financial condition of the combined company, which may adversely affect the value of the common stock of the combined company after the completion of the merger.
Old Second and West Suburban have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key personnel, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Old Second and West Suburban during this transition period and on the combined company for an undetermined period after completion of the merger. Other factors such as the strength of the economy and competitive factors in the areas where Old Second and West Suburban do business may also affect the ability of the combined company to realize the anticipated benefits of the merger.
The combined company may be unable to retain West Suburban personnel successfully after the merger is completed, and the combined company’s ability to implement its growth strategy may be harmed if it is unable to attract additional key personnel.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by West Suburban. It is possible that these employees may decide not to remain with West Suburban while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating West Suburban to hiring suitable replacements, all of which may cause the combined company’s business to suffer.
In addition, the combined company’s continued growth and future success will depend, in part, on its ability to attract, motivate and retain highly qualified senior and middle management and other skilled employees. Competition for employees is intense, and the process of identifying and retaining key personnel with the combination of skills and attributes required to execute the combined company’s business strategy may be lengthy.
For various reasons, including the impact of the COVID-19 pandemic, Old Second may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms, which could cause the combined company’s business to suffer.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (a) the approval of the Old Second merger proposal and West Suburban merger proposal by the requisite vote of each company’s shareholders; (b) the receipt of all required regulatory approvals which are necessary to consummate the merger and the bank merger and the expiration of all statutory waiting periods; (c) the receipt of all consents (other than required regulatory approvals) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party; (d) the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of any pending or threatened proceedings to suspend such effectiveness; (e) the absence of any injunction, judgment, order or other legal restraint preventing the consummation of the transactions contemplated by the merger agreement or making the consummation of the merger illegal; (f) the authorization for listing on NASDAQ of the shares of Old Second common stock to be issued in the merger; (g) receipt by each party of an opinion from its tax advisor or legal counsel as to certain tax matters; (h) subject to materiality standards in the merger agreement, the accuracy of the representations and warranties of the other party; (i) the prior performance in all material respects by the other party of the obligations required to be performed by it at or prior to the closing date of the merger; (j) the absence of any event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on the other party since December 31, 2020; (k) the holders of no more than 10% of the issued and outstanding shares of West Suburban common stock will have taken the actions required by the IBCA to exercise dissenters’ rights; and (l) the execution of the Old Second officer agreements by Keith W. Acker and Matthew R. Acker in the forms attached to the merger agreement (and such individuals must not have advised Old Second that they intend to breach any such agreements).

These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or Old Second or West Suburban may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Effect of Termination” beginning on pages 94 and 95, respectively.
Failure to complete the merger could negatively impact Old Second and West Suburban.
If the merger is not completed for any reason, including as a result of either Old Second shareholders failing to approve the Old Second merger proposal or West Suburban shareholders failing to approve the West Suburban merger proposal, there may be various adverse consequences, and Old Second and/or West Suburban may experience negative reactions from the financial markets and from their respective customers and personnel. For example, Old Second’s or West Suburban’s businesses may have been impacted adversely by the failure to pursue other attractive or otherwise opportunistic or beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Old Second common stock or West Suburban common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. Old Second and/or West Suburban also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against Old Second or West Suburban to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, West Suburban may be required to pay to Old Second a termination fee of $11,875,000.
Additionally, each of Old Second and West Suburban has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, Old Second and West Suburban would have to pay these expenses without realizing the expected benefits of the merger.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the West Suburban identifiable assets acquired and liabilities assumed at fair value, and to record the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of West Suburban as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 101.
Certain of West Suburban’s directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of holders of West Suburban common stock generally.
Holders of West Suburban common stock should be aware that some of West Suburban’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of West Suburban common stock generally. These interests and arrangements may create potential conflicts of interest. The West Suburban board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and merger agreement, and in recommending that shareholders vote to approve the merger agreement. For a more complete description of these interests, please see the section entitled “The Merger — Interests of West Suburban’s Directors and Executive Officers in the Merger” beginning on page 75.
Old Second and West Suburban will be subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.
Uncertainty about the effect of the merger on customers may have an adverse effect on Old Second and/or West Suburban. These uncertainties could cause customers and others that deal with Old Second and/or West Suburban to seek to change existing business relationships with Old Second and/or West Suburban. In addition, subject to certain exceptions, Old Second and West Suburban have each agreed to operate its business in all material respects in the usual, regular and ordinary course and to use commercially reasonable efforts to preserve its business organization and assets and franchise until the merger occurs and to refrain from taking other specified actions without the consent of the other party. These restrictions may prevent Old Second and/or West Suburban from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 87.
The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with West Suburban.
The merger agreement contains provisions that restrict West Suburban’s ability to, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by the West Suburban board of directors, engage in any negotiations concerning, or provide any confidential information relating to, any alternative acquisition proposals. These provisions, which include a $11,875,000 termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of West Suburban from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire West Suburban than it might otherwise have proposed to pay because of West Suburban’s obligation, in connection with termination of the merger agreement under certain circumstances, to pay Old Second the $11,875,000 termination fee. In addition, the merger agreement requires that West Suburban submit the merger proposal to a vote of its shareholders, even if the West Suburban board of directors changes its recommendation in favor of the merger proposal in a manner adverse to Old Second. For more information, see “The Merger Agreement — Covenants and Agreements — Agreement Not to Solicit Other Offers,” “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Effect of Termination” beginning on pages 90, 94 and 95, respectively
The opinions of Old Second’s and West Suburban’s financial advisors delivered to the parties’ respective boards of directors prior to the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinions.
Each of the opinions of Old Second’s and West Suburban’s financial advisors was delivered on, and dated, July 25, 2021. Changes in the operations and prospects of Old Second or West Suburban, general market and economic conditions and other factors that may be beyond the control of Old Second or West Suburban may significantly alter the value of Old Second or West Suburban or the prices of Old Second common stock or West Suburban common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. See “The Merger — Opinion of Old Second’s Financial Advisor” beginning on page 54 and “The Merger — Opinion of West Suburban’s Financial Advisor” beginning on page 61.
West Suburban shareholders will become shareholders of a Delaware corporation and will have their rights as shareholders governed by Old Second’s organizational documents and Delaware law.
As a result of the completion of the merger, West Suburban shareholders will become shareholders of Old Second, and their rights as shareholders of Old Second will be governed by Old Second’s organizational documents and the Delaware General Corporation Law, which we refer to as the “DGCL.” As a result, there will be differences between the rights currently enjoyed by West Suburban shareholders and the rights they expect to have as shareholders of the combined company. See “Comparison of Rights of West Suburban Shareholders and Old Second Shareholders” beginning on page 116.
Old Second and West Suburban will incur transaction and integration costs in connection with the merger.
Old Second and West Suburban have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, the combined company will incur integration costs following the completion of the merger as Old Second and West Suburban integrate the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. Old Second and West Suburban may also incur additional costs to maintain employee morale and to retain key employees. Old Second and West Suburban will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Most of these costs are payable regardless of whether the merger is completed. See “The Merger Agreement — Expenses and Fees” beginning on page 96.
Various factors, including potential shareholder litigation, could prevent or delay the completion of the merger or otherwise negatively impact Old Second’s and/or West Suburban’s business and operations.
The completion of the merger is subject to closing conditions. Various factors, including potential shareholder litigation, could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of the combined company. Old Second and/or West Suburban shareholders may file lawsuits against Old Second and/or West Suburban and/or the directors and officers of Old Second and/or West Suburban in connection with the merger. One of the conditions to the closing is that no order, injunction or similar decree issued by any governmental authority of competent jurisdiction or other legal restraint will prohibit the consummation of the transactions contemplated by the merger agreement. If any plaintiff were successful in obtaining an injunction prohibiting the parties from completing the merger pursuant to the merger agreement, then such injunction may delay or prevent the effectiveness of the merger. If a lawsuit is filed, the parties may incur costs in connection with the defense or settlement of any such lawsuits, which could have an adverse effect on Old Second’s and/or West Suburban’s financial condition and results of operations and could prevent or delay the completion of the merger.
Risks Relating to Old Second’s Business
You should read and consider risk factors specific to Old Second’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2020, Old Second’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 159 for the location of information incorporated by reference into this joint proxy statement/prospectus.

OLD SECOND SPECIAL MEETING OF SHAREHOLDERS
Date, Time and Place of the Old Second Special Meeting
The Old Second special meeting will be held virtually via the Internet on [ ], 2021, at [ ] Central Time. The Old Second special meeting will be held solely via live webcast and there will not be a physical meeting location given the current public health impacts of the COVID-19 pandemic and our desire to promote the health and safety of Old Second shareholders, as well as Old Second directors, officers, employees and other constituents.
Old Second shareholders will be able to attend the Old Second special meeting via the Old Second special meeting website or by proxy, submit questions and vote their shares electronically during the meeting by visiting the Old Second special meeting website at www.virtualshareholdermeeting.com/OSBC2021SM. Old Second shareholders will need the control number found on their proxy card or voting instruction form in order to access the Old Second special meeting website.
Purpose of Old Second Special Meeting
At the Old Second special meeting, Old Second shareholders will be asked to vote on the following:
•
the Old Second merger proposal; and

•
the Old Second adjournment proposal.

Completion of the merger is conditioned on approval of the Old Second merger proposal, but is not conditioned on the approval of the Old Second adjournment proposal.
Recommendation of the Old Second Board of Directors
The Old Second board of directors recommends that Old Second shareholders vote “FOR” the Old Second merger proposal and “FOR” the Old Second adjournment proposal. See “The Merger — Recommendation of the Old Second Board of Directors and Reasons for the Merger” beginning on page 51.
Old Second Record Date; Shareholders Entitled to Vote
The Old Second board of directors has fixed the close of business on [ ], 2021 as the record date for determining the holders of Old Second common stock entitled to receive notice of, and to vote at, the Old Second special meeting. As of the Old Second record date, there were [ ] shares of Old Second common stock outstanding and entitled to vote at the Old Second special meeting held by [ ] holders of record.
Each share of Old Second common stock outstanding on the record date of the Old Second special meeting is entitled to one vote on each proposal and any other matter coming before the Old Second special meeting.
Voting by Old Second’s Directors and Executive Officers
At the close of business on the Old Second record date, Old Second directors and executive officers and their affiliates were entitled to vote [ ] shares of Old Second common stock or approximately [ ]% of the shares of Old Second common stock outstanding on that date. Old Second currently expects that its directors and executive officers will vote their shares in favor of the Old Second merger proposal and the Old Second adjournment proposal, although none of them has entered into any agreements obligating them to do so. As of the Old Second record date, West Suburban beneficially held no shares of Old Second common stock.
Quorum and Adjournment
A quorum is the number of shares that must be present, virtually or by proxy, in order for business to be transacted at the Old Second special meeting. Holders representing a majority of the outstanding shares of Old Second common stock, present virtually or by proxy, are necessary to constitute a quorum. All shares of Old Second common stock represented at the Old Second special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum, but broker non-votes will not be counted for the purposes of determining whether a quorum exists.
If a quorum is not present at the Old Second special meeting, or if the number of shares of common stock present virtually or by proxy and voting in favor of the Old Second merger proposal is insufficient to approve such proposal, the chair of the meeting may move to adjourn, postpone or continue the special meeting in order to continue to solicit additional proxies. In that event, you will be asked to vote at the Old Second special meeting only upon the Old Second adjournment proposal. Approval of the Old Second adjournment proposal requires the affirmative vote of a majority of the shares present virtually or by proxy at the meeting and entitled to vote on the proposal, whether or not a quorum is present.
No notice of an adjourned meeting need be given if the time and place of the adjourned meeting are announced at the Old Second special meeting unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Old Second special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.
Broker Non-Votes
A broker non-vote occurs when a bank, broker or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Broker non-votes only count towards a quorum if at least one proposal is presented with respect to which the bank, broker or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Old Second special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Old Second special meeting. If your bank, broker or other nominee holds your shares of Old Second common stock in “street name,” such entity will vote your shares of Old Second common stock only if you provide instructions on how to vote by complying with the voting instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus.
Required Vote; Treatment of Abstentions and Failure to Vote
Old Second merger proposal:
•
Standard:   Approval of the Old Second merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Old Second common stock entitled to vote on the proposal. Old Second shareholders must approve the Old Second merger proposal in order for the merger to occur. If Old Second shareholders fail to approve the Old Second merger proposal, the merger will not occur.

•
Effect of abstentions and failure to vote:   If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank, broker or other nominee how to vote with respect to the Old Second merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Old Second adjournment proposal:
•
Standard:   Approval of the Old Second adjournment proposal requires the affirmative vote of a majority of the shares present virtually or by proxy at the meeting and entitled to vote on the proposal, whether or not a quorum is present. If Old Second shareholders fail to approve the Old Second adjournment proposal, but approve the Old Second merger proposal, the merger may nonetheless occur.

•
Effect of abstentions and failure to vote:   Because shares voted “ABSTAIN” are counted as present for purposes of determining a quorum, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the Old Second adjournment proposal. If you fail to vote or fail to instruct your bank, broker or other nominee how to vote with respect to the Old Second adjournment proposal, you will be deemed not to be present with respect to the proposal, and it will have no effect on the proposal.
Attending the Virtual Old Second Special Meeting
The Old Second special meeting may be accessed via the Old Second special meeting website, where Old Second shareholders will be able to listen to the Old Second special meeting, submit questions and vote online. You are entitled to attend the Old Second special meeting via the Old Second special meeting website only if you were a shareholder of record at the close of business on the Old Second record date or you held your Old Second shares beneficially in the name of a bank, broker or other nominee as of the Old Second record date, or you hold a valid proxy for the Old Second special meeting.
Access to the Audio Webcast of the Meeting:   The live audio webcast of the Old Second special meeting will begin promptly at [ ] Central Time. Online access to the audio webcast will open approximately 15 minutes before the start of the meeting to allow time for you to log in and test your computer audio system. Old Second shareholders are encouraged to access the meeting before the start time to allow ample time to complete the online check-in process.
Log-in Instructions:   To attend the virtual Old Second special meeting, login at www.virtualshareholdermeeting.com/OSBC2021SM. If you were a shareholder of record at the close of business on the Old Second record date and wish to attend the Old Second special meeting via the Old Second special meeting website, you will need the control number on your proxy card. If a bank, broker or other nominee is the record owner of your shares of Old Second common stock, you will need to obtain your specific control number and further instructions from your bank, broker or other nominee.
Asking Questions During the Old Second Special Meeting
You may submit questions during the live audio webcast of the Old Second special meeting via the Old Second special meeting website. To ensure the Old Second special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the Old Second special meeting’s limited purpose. The Rules of Conduct will be posted at the Old Second special meeting website.
Technical Assistance During the Old Second Special Meeting
Technical assistance will be available for shareholders who experience an issue accessing the Old Second special meeting. Contact information for technical support will appear on the Old Second special meeting website before the start of the Old Second special meeting.
Proxies; Incomplete Proxies
If you were a holder of record of Old Second common stock at the close of business on the Old Second record date, a proxy card is enclosed for your use. You can submit a proxy by using one of the following methods:
•
By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•
Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•
By completing and returning the accompanying proxy card in the enclosed postage-paid envelope (The envelope requires no additional postage if mailed in the United States.).

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the Old Second special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received before the Old Second special meeting.

Old Second requests that holders of Old Second common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Old Second common stock represented by it will be voted at the Old Second special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Old Second merger proposal and “FOR” the Old Second adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important.   Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Old Second special meeting via the Old Second special meeting website. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally via the Old Second special meeting website at the meeting because you may subsequently revoke your proxy.
As of the date hereof, the Old Second board of directors has no knowledge of any business that will be presented for consideration at the Old Second special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Old Second’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the Old Second special meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matter.
Shares Held in Street Name
If you hold shares of Old Second common stock through a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The holder of record of such shares is your bank, broker or other nominee, and not you, and you must provide your bank, broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee.
You may not vote shares held in street name by returning a proxy card directly to Old Second.
Further, banks, brokers or other nominees who hold shares of Old Second common stock on behalf of their customers may not give a proxy to Old Second to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Old Second special meeting.
Revocability of Proxies
If you are a holder of record of Old Second common stock, you may revoke your proxy at any time before it is voted by:
•
timely delivering written notice of revocation to Old Second’s Corporate Secretary, Gary Collins, 37 South River Street, Aurora, Illinois 60507;

•
timely delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•
timely casting a subsequent vote via telephone or the Internet, as described above, before 11:59 p.m., Eastern Time, on the day before the Old Second special meeting; or

•
attending the Old Second special meeting virtually and voting via the Old Second special meeting website. Old Second shareholders will need their specific 16-digit control number which appears on the proxy card (printed in the box and marked by the arrow) and should follow the instructions that accompany this joint proxy statement/prospectus.

If you hold your shares of Old Second common stock through a bank, broker or other nominee, you may change your vote by:

•
contacting your bank, broker or other nominee; or

•
attending and voting your shares at the Old Second special meeting virtually via the Old Second special meeting website if you have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker or other nominee. Please contact your bank, broker or other nominee to obtain further instructions.

Attendance virtually at the Old Second special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Old Second after the deadlines described above will not affect the vote. If the Old Second special meeting is postponed or adjourned, it will not affect the ability of holders of record of Old Second common stock as of the Old Second record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Solicitation of Proxies
Old Second is soliciting proxies for the Old Second special meeting from its shareholders. In accordance with the merger agreement, Old Second will pay its own costs of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Old Second’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.
Old Second will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Old Second common stock. Old Second may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.
Dissenters’ Rights
Old Second shareholders do not have dissenters’ rights with respect to the merger under the DGCL.
Assistance
If you need assistance in completing your proxy card, have questions regarding the Old Second special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Old Second’s Shareholder Relations Manager, Shirley Cantrell, by calling (630) 906-2303, or by email at scantrell@oldsecond.com.

OLD SECOND PROPOSALS
Old Second Proposal 1 — Adoption of the Merger Agreement, the Merger and the Stock to be Issued in the Merger
As discussed elsewhere in this joint proxy statement/prospectus, at the Old Second special meeting, Old Second shareholders will be asked to approve the Old Second merger proposal providing for the merger of West Suburban with and into Old Second and the issuance of up to 16,373,242 shares of Old Second common stock to West Suburban shareholders in the merger. Old Second shareholders must approve the Old Second merger proposal in order for the merger to occur. If Old Second shareholders fail to approve the Old Second merger proposal, the merger will not occur.
Accordingly, Old Second is asking Old Second shareholders to vote to approve the Old Second merger proposal, either by virtually attending the Old Second special meeting and voting via the Old Second special meeting website or by submitting a proxy. Holders of Old Second common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Old Second board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Old Second common stock in the merger, are advisable, fair to and in the best interests of Old Second and its shareholders.
The Old Second board of directors unanimously recommends that Old Second shareholders vote “FOR” the Old Second merger proposal.
Old Second Proposal 2 — Old Second Adjournment Proposal
The Old Second special meeting may be adjourned to another time or place if there are insufficient votes represented at the Old Second special meeting to constitute a quorum necessary to conduct business at the Old Second special meeting or if there are insufficient votes necessary to obtain the approval of
Proposal 1, above.
In the Old Second adjournment proposal, Old Second is asking its shareholders to authorize the holder of any proxy solicited by the Old Second board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Old Second special meeting to another time and/or place for the purpose of soliciting additional proxies. If the Old Second shareholders approve the Old Second adjournment proposal, Old Second could adjourn the Old Second special meeting and any adjourned session of the Old Second special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Old Second shareholders who have previously voted.
The Old Second board of directors unanimously recommends that Old Second shareholders vote “FOR” approval of the Old Second adjournment proposal.

WEST SUBURBAN SPECIAL MEETING OF SHAREHOLDERS
Date, Time and Place of the West Suburban Special Meeting
The West Suburban special meeting will be held at West Suburban’s headquarters located at 711 South Meyers Road, Lombard, Illinois 60148 on [ ], 2021, at [ ] Central Time.
West Suburban shareholders will be able to attend the West Suburban special meeting in person or by proxy, submit questions and vote their shares electronically during the meeting.
Purpose of West Suburban Special Meeting
At the West Suburban special meeting, West Suburban shareholders will be asked to vote on the following:
•
the West Suburban merger proposal; and

•
the West Suburban adjournment proposal.

Completion of the merger is conditioned on approval of both the West Suburban merger proposal, but is not conditioned on the approval of the West Suburban adjournment proposal.
Recommendation of the West Suburban Board of Directors
The West Suburban board of directors recommends that West Suburban shareholders vote “FOR” the West Suburban merger proposal and “FOR” the West Suburban adjournment proposal. See “The Merger — Recommendation of the West Suburban Board of Directors and Reasons for the Merger” beginning on page 53.
West Suburban Record Date; Shareholders Entitled to Vote
The West Suburban board of directors has fixed the close of business on [ ], 2021 as the record date for determining the holders of West Suburban common stock entitled to receive notice of, and to vote at, the West Suburban special meeting. As of the West Suburban record date, there were [ ] shares of West Suburban common stock outstanding and entitled to vote at the West Suburban special meeting held by [ ] holders of record.
Each share of West Suburban common stock outstanding on the record date of the West Suburban special meeting is entitled to one vote on each proposal and any other matter coming before the West Suburban special meeting.
Voting by West Suburban’s Directors and Executive Officers
At the close of business on the record date for the West Suburban special meeting, West Suburban directors and executive officers and their affiliates were entitled to vote [ ] shares of West Suburban common stock or approximately [ ]% of the shares of West Suburban common stock outstanding on that date. Certain shareholders of West Suburban, including each director of West Suburban and West Suburban Bank, and certain other officers and shareholders of West Suburban, entered into voting and support agreements with Old Second, solely in his or her capacity as a West Suburban shareholder, pursuant to which they have agreed to vote in favor of the West Suburban merger proposal and against alternative transactions. For more information regarding the support agreements, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Support Agreements” beginning on page 96. As of the West Suburban record date, Old Second beneficially held no shares of West Suburban common stock.
Quorum and Adjournment
A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the West Suburban special meeting. Holders representing a majority of the outstanding shares of West Suburban common stock, present in person or by proxy, are necessary to constitute a quorum. All shares of West Suburban common stock represented at the West Suburban special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum, but broker non-votes will not be counted for the purposes of determining whether a quorum exists.
If a quorum is not present at the West Suburban special meeting, or if the number of shares of common stock present in person or by proxy and voting in favor of the West Suburban merger proposal is insufficient to approve such proposal, the chair of the meeting may move to adjourn, postpone or continue the annual meeting in order to continue to solicit additional proxies. In that event, you will be asked to vote at the West Suburban special meeting only upon the West Suburban adjournment proposal. Approval of the West Suburban adjournment proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal, whether or not a quorum is present.
No notice of an adjourned meeting need be given if the time and place of the adjourned meeting are announced at the West Suburban special meeting unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the West Suburban special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.
Broker Non-Votes
A broker non-vote occurs when a bank, broker or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker or other nominee has discretionary authority. It is expected that all proposals to be voted on at the West Suburban special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the West Suburban special meeting. If your bank, broker or other nominee holds your shares of West Suburban common stock in “street name,” such entity will vote your shares of West Suburban common stock only if you provide instructions on how to vote by complying with the voting instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus.
Required Vote; Treatment of Abstentions and Failure to Vote
West Suburban merger proposal:
•
Standard:   Approval of the West Suburban merger proposal requires the affirmative vote of at least two-thirds of the issued and outstanding shares of West Suburban common stock entitled to vote on the proposal. West Suburban shareholders must approve the West Suburban merger proposal in order for the merger to occur. If West Suburban shareholders fail to approve the West Suburban merger proposal, the merger will not occur.

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank, broker or other nominee how to vote with respect to the West Suburban merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

West Suburban adjournment proposal:
•
Standard:   Approval of the West Suburban adjournment proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal, whether or not a quorum is present. If West Suburban shareholders fail to approve the West Suburban adjournment proposal, but approve the West Suburban merger proposal, the merger may nonetheless occur.

•
Effect of abstentions and broker non-votes:   Because shares voted “ABSTAIN” are counted as present for purposes of determining a quorum, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the West Suburban adjournment proposal. If you fail to vote or fail to instruct your bank, broker or other nominee how to vote with respect to the West

Suburban adjournment proposal, you will be deemed not to be present with respect to the proposal, and it will have no effect on the proposal.
Proxies; Incomplete Proxies
If you were a holder of record of West Suburban common stock at the close of business on the West Suburban record date, a proxy card is enclosed for your use. You can submit a proxy by using one of the following methods:
•
By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•
Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•
By completing and returning the accompanying proxy card in the enclosed postage-paid envelope (The envelope requires no additional postage if mailed in the United States.).

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the West Suburban special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received before the West Suburban special meeting.
West Suburban requests that holders of West Suburban common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of West Suburban common stock represented by it will be voted at the West Suburban special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the West Suburban merger proposal and “FOR” the West Suburban adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important.   Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the West Suburban special meeting. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares at the West Suburban special meeting because you may subsequently revoke your proxy.
As of the date hereof, the West Suburban board of directors has no knowledge of any business that will be presented for consideration at the West Suburban special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in West Suburban’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the West Suburban special meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matter.
Shares Held in Street Name
If you hold shares of West Suburban common stock through a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The holder of record of such shares is your bank, broker or other nominee, and not you, and you must provide your bank, broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee.
You may not vote shares held in street name by returning a proxy card directly to West Suburban.
Further, banks, brokers or other nominees who hold shares of West Suburban common stock on behalf of their customers may not give a proxy to West Suburban to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the West Suburban special meeting.

Revocability of Proxies
If you are a holder of record of West Suburban common stock, you may revoke your proxy at any time before it is voted by:
•
timely delivering written notice of revocation to West Suburban’s Corporate Secretary, George Ranstead, 711 South Meyers Road, Lombard, Illinois 60148;

•
timely delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•
timely casting a subsequent vote via telephone or the Internet, as described above, before 11:59 p.m., Eastern Time, on the day before the West Suburban special meeting; or

•
attending the West Suburban special meeting and voting in person.

If you hold your shares of West Suburban common stock through a bank, broker or other nominee, you may change your vote by contacting your bank, broker or other nominee. If you are not a holder of record, you must obtain a legal proxy executed in your favor from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the West Suburban special meeting. Please contact your bank, broker or other nominee to obtain further instructions.
Attendance in person at the West Suburban special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by West Suburban after the deadlines described above will not affect the vote. If the West Suburban special meeting is postponed or adjourned, it will not affect the ability of holders of record of West Suburban common stock as of the West Suburban record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Solicitation of Proxies
West Suburban is soliciting proxies for the West Suburban special meeting from its shareholders. In accordance with the merger agreement, West Suburban will pay its own costs of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by West Suburban’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.
West Suburban will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of West Suburban common stock. West Suburban may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.
To help assure the presence in person or by proxy of the largest number of shareholders possible, West Suburban has engaged Georgeson LLC, a proxy solicitation firm, which we refer to as “Georgeson,” to solicit proxies on West Suburban’s behalf. West Suburban has agreed to pay Georgeson a proxy solicitation fee of approximately $14,500 plus certain expenses.
Assistance
If you need assistance in completing your proxy card, have questions regarding the West Suburban special meeting or would like additional copies of this joint proxy statement/prospectus, please contact West Suburban’s proxy solicitor, Georgeson, by calling toll-free at (888) 680-1528.

WEST SUBURBAN PROPOSALS
West Suburban Proposal 1 — Approval and Adoption of the Merger Agreement
As discussed elsewhere in this joint proxy statement/prospectus, at the West Suburban special meeting, West Suburban shareholders will be asked to approve the West Suburban merger proposal providing for the merger of West Suburban with and into Old Second. West Suburban shareholders must approve the West Suburban merger proposal in order for the merger to occur. If West Suburban shareholders fail to approve the West Suburban merger proposal, the merger will not occur.
Accordingly, West Suburban is asking West Suburban shareholders to vote to approve the West Suburban merger proposal, either by attending the West Suburban special meeting and voting in person or by submitting a proxy. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby. In particular, you are urged to read the merger agreement in its entirety, which is attached as Annex A hereto.
After careful consideration, the West Suburban board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of West Suburban common stock in the merger, are advisable, fair to and in the best interests of West Suburban and its shareholders.
The West Suburban board of directors unanimously recommends that West Suburban shareholders vote “FOR” the West Suburban merger proposal.
West Suburban Proposal 2 — West Suburban Adjournment Proposal
The West Suburban special meeting may be adjourned to another time or place if there are insufficient votes represented at the West Suburban special meeting to constitute a quorum necessary to conduct business at the West Suburban special meeting or if there are insufficient votes necessary to obtain the approval of Proposal 1, above.
In the West Suburban adjournment proposal, West Suburban is asking its shareholders to authorize the holder of any proxy solicited by the West Suburban board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the West Suburban special meeting to another time and/or place for the purpose of soliciting additional proxies. If the West Suburban shareholders approve the West Suburban adjournment proposal, West Suburban could adjourn the West Suburban special meeting and any adjourned session of the West Suburban special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from West Suburban shareholders who have previously voted.
The West Suburban board of directors unanimously recommends that West Suburban shareholders vote “FOR” approval of the West Suburban adjournment proposal.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about Old Second into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.
Terms of the Merger
Each of Old Second’s and West Suburban’s respective board of directors has approved the merger agreement. The merger agreement provides that West Suburban will merge with and into Old Second, with Old Second continuing as the surviving corporation. Immediately following the merger, West Suburban Bank will merge with and into Old Second National Bank, with Old Second National Bank as the surviving bank.
In the merger, each outstanding share of West Suburban common stock (except for treasury stock or shares owned by Old Second and West Suburban, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by West Suburban shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 42.413 shares of Old Second common stock and $271.15 in cash, without interest.
Old Second will not issue any fractional shares of Old Second common stock in the merger. Instead, a West Suburban shareholder who otherwise would have received a fraction of a share of Old Second common stock will receive an amount in cash equal to such fraction multiplied by the average closing price of Old Second common stock as quoted on NASDAQ, during the 20 trading days ending on and including the fifth trading day prior to the date the merger is consummated.
Holders of Old Second common stock and holders of West Suburban common stock are being asked to approve and adopt the merger and the merger agreement. As part of their adoption of the merger agreement and the merger, Old Second shareholders are also being asked to approve the issuance of stock in the merger to West Suburban shareholders. See the section entitled “The Merger Agreement” beginning on page 83 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
Each of the Old Second and West Suburban boards of directors and senior management have from time to time separately engaged in reviews and discussions of long-term strategies and objectives and have considered ways to enhance their respective companies’ performance and prospects in light of competitive, regulatory and other relevant developments, all with the goal of increasing long-term value for their respective shareholders. For each of Old Second and West Suburban, these reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives and the potential benefits and risks of any such transactions.
With respect to West Suburban, in recent years, these discussions, among other things, have included discussions regarding potential business combinations, and West Suburban’s performance and prospects in the context of trends and developments in the markets that West Suburban serves, the banking industry generally, the regulatory environment, economies of scale, the competitive landscape (including the technology required to compete effectively against much larger institutions), bank acquisition transactions in the Chicago metropolitan market, and shareholder value benefits that might be achieved if West Suburban were to become part of a larger institution through acquisitions or a merger with a similarly-sized or larger financial institution. From time to time, the West Suburban board has invited representatives of KBW to provide information to facilitate the board’s discussions and/or to participate in the board’s discussions.

In addition, as a part of the above strategic review process, West Suburban senior management and its representatives have maintained an on-going dialogue and, from time to time, have held discussions with management teams from other financial institutions regarding trends in the merger and acquisition market generally as well as each organization’s interest in pursuing strategic discussions with West Suburban.
During the early part of the third quarter of 2020, as the equity markets recovered from the significant declines experienced during the early part of the COVID-19 pandemic, the board directed Kirkland & Ellis LLP, West Suburban’s regular outside legal counsel, which we refer to as “Kirkland,” to provide the board with information regarding the manner in which it could more comprehensively explore its strategic alternatives. The board’s request was motivated, in part, by the more regular requests to discuss strategic transactions that West Suburban had experienced during its interactions with management teams from other financial institutions during the late second quarter of 2020.
At a regular meeting of the West Suburban board held on October 21, 2020, following a discussion regarding West Suburban’s performance and operations, the board undertook a comprehensive discussion regarding strategic matters. At the conclusion of this discussion, the board determined that it would be appropriate to form a working group to lead West Suburban’s review of its strategic alternatives and to explore West Suburban’s potential engagement of a financial advisor. Three outside directors were appointed to serve on the working group and Director Kotche volunteered to lead the working group. The board agreed to meet in mid-November 2020 to evaluate the progress of the working group and to take any actions that may be appropriate.
During the following weeks, the working group met and communicated telephonically on an as-needed basis in order to manage the on-going discussions, as well as to make decisions that would advance West Suburban’s strategic efforts. In addition, the members of the working group and Kirkland had numerous discussions with representatives of KBW regarding a potential engagement of KBW to act as West Suburban’s financial advisor. At the end of the second week of November 2020, the working group and KBW agreed to review the proposed engagement of KBW with the board at an upcoming meeting of the West Suburban board of directors.
On November 18, 2020, the West Suburban board met to discuss the proposed engagement of KBW. At this meeting, Kirkland provided the board with a comprehensive presentation regarding the fiduciary duties of the directors in connection with their review and consideration of strategic matters including the engagement of a financial advisor. Kirkland also led a discussion regarding other preliminary matters that should be considered by the board. Following this discussion, including discussions regarding the views of the working group, and based on KBW’s qualifications, reputation and experience in mergers and acquisitions involving banks, its familiarity with West Suburban and its review and satisfaction with KBW’s disclosure regarding its relationships with potential business combination counterparties, the West Suburban board of directors authorized the engagement of KBW as West Suburban’s financial advisor. After considering, among other things, the requirements of West Suburban’s business operations and initiatives, the current level of community bank merger and acquisition activity, and the advisability of conducting a merger partner exploration process while controlling the risk that such a process could disrupt West Suburban’s business operations or be leaked or otherwise publicly known, the West Suburban board of directors determined that it would be appropriate to convert the working group to a special committee, which we refer to as the “special committee,” that would coordinate the board’s efforts to evaluate West Suburban’s strategic alternatives and work with West Suburban management to commence work, with KBW’s assistance, to refine the group of potential business combination counterparties. At the conclusion of the board’s discussions, the board approved the engagement of KBW on terms that had been reviewed at the board meeting.
During December 2020 and early January 2021, with KBW’s assistance, West Suburban worked to assemble due diligence information that would be placed in a virtual data room and prepared information material to solicit interest from appropriate potential merger partners for West Suburban to approach.
During January 2021, with the concurrence of the West Suburban board and based on the board’s belief, following discussions with West Suburban’s outside advisors, that the institution could have a significant interest in partnering with West Suburban and the financial capacity to complete a possible strategic transaction with West Suburban, a member of the West Suburban board and a member of senior management had discussions with an institution that had previously expressed an interest in entering into a strategic transaction with West Suburban. The institution, which we refer to as “Party A,” indicated that it had retained a financial advisor and was interested in submitting a pre-emptive proposal to partner with West Suburban in a potential merger transaction. At the direction, and with the approval, of the West Suburban board, West Suburban and Party A entered into a confidentiality agreement and Party A was granted early access to a limited amount of due diligence materials, including financial information concerning West Suburban, in order to facilitate the submission of a pre-emptive proposal.
Notwithstanding the ongoing discussions with Party A, West Suburban continued its work, with the assistance of its advisors, to prepare for a merger solicitation process that would allow the board an opportunity to evaluate, in a comprehensive manner, West Suburban’s strategic alternatives. On February 2, 2021, at a meeting of the West Suburban board of directors, representatives of Kirkland reviewed the fiduciary duties of the directors, and representatives of KBW reviewed with the West Suburban board of directors the merger and acquisition environment for banking institutions, potential alternative approaches that West Suburban could pursue in exploring potential merger partners and an overview of potential merger partners, identified in part due to their likely near term interest in and ability to engage in a merger transaction with West Suburban, which included information regarding a number of institutions including Old Second and Party A.
During the month of February 2021, with the assistance of West Suburban’s financial and legal advisors, West Suburban substantially completed the preparation of a Confidential Information Memorandum, which we refer to as the “CIM,” that could be provided to potential merger partners and the establishment of a virtual data room including confidential information regarding West Suburban to be utilized by potential merger partners for the purpose of conducting the preliminary due diligence necessary to prepare non-binding indications of interest. The CIM also included instructions for submitting written expressions of interest with respect to a proposed merger with West Suburban.
On February 23, 2021, Party A submitted a non-binding indication of interest to merge with West Suburban for aggregate consideration of between $258 million to $270 million. On February 25, 2021, the special committee of the West Suburban board met to review the indication of interest submitted by Party A. All of West Suburban’s directors and certain members of West Suburban’s senior management attended this meeting. Prior to discussing the indication of interest received from Party A, the directors reviewed their fiduciary duties with Kirkland and certain other information from KBW. At this meeting, the special committee, with the concurrence of West Suburban’s other directors and senior management that were present at the meeting, determined that West Suburban should continue to undertake a broad evaluation of its strategic alternatives and that the consideration offered by Party A was not sufficient to preempt the solicitation process. At West Suburban’s direction, KBW communicated West Suburban’s decision to Party A.
During early March 2021, the West Suburban board of directors directed KBW to take initial steps to prepare to contact certain identified financial institutions, including Old Second and Party A, to solicit their interest in a potential business combination with West Suburban.
Beginning on March 19, 2021, and at the direction of the West Suburban board of directors, KBW contacted six potential merger partners that had been approved by the board. Each of the parties that had not previously executed a confidentiality agreement was invited to execute a mutual non-disclosure agreement, or “NDA,” as a precondition to learning West Suburban’s identity and receiving confidential information about West Suburban and the strategic opportunity. Each confidentiality agreement and NDA contained mutual non-solicitation provisions, and did not include standstill provisions that would require such party to refrain from pursuing actions related to the acquisition of control of West Suburban. All of the parties that were contacted executed an NDA and received the CIM and access to the virtual data room to conduct preliminary due diligence. In accordance with the instructions included in the CIM, interested parties were directed to submit their written expressions of interest by April 9, 2021.
On March 23, 2021, at a meeting of the Old Second board of directors, Old Second management discussed the opportunity to bid on a potential business combination transaction with West Suburban. The Old Second board of directors determined it would reconvene the board to discuss and consider the terms of any potential non-binding expression of interest before the requested due date of April 9, 2021.

On April 7, 2021, the Old Second board of directors met to review with Old Second management the status of its preliminary due diligence with respect to West Suburban and authorized the delivery by Old Second of a non-binding indication of interest to West Suburban.
On April 9, 2021, five of the six parties, including Old Second and Party A, submitted non-binding indications of interest with respect to a merger with West Suburban.
On April 13, 2021 the sixth institution, Party B, submitted a non-binding indication of interest and Old Second submitted a revised non-binding indication of interest with respect to a merger with West Suburban. The non-binding indications of interest, including the revised non-binding indication of interest from Old Second, were in the format requested in the CIM and reflected the following:
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Party B:   Implied aggregate consideration range of $334 million to $358 million;

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Party C:   Implied aggregate consideration range of $320 million to $330 million;

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Old Second:   Implied aggregate consideration range of $315 million to $325 million;

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Party D:   Implied aggregate consideration range of $305 million to $320 million;

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Party E:   Implied aggregate consideration of $300 million; and

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Party A:   Implied aggregate consideration of $275 million.

On April 16, 2021, the special committee of the West Suburban board met via teleconference, with representatives of KBW and Kirkland also present, to review a summary of the proposals received and to discuss the information that the full board would need to evaluate the proposals.
On April 21, 2021, a meeting of the full board was convened which was attended by representatives of KBW and Kirkland. Following a review by representatives of Kirkland of the board’s fiduciary duties and the review by representatives of KBW of information to assist the board with evaluating the six financial institutions and their proposals, the West Suburban board of directors determined that three parties should be invited to conduct more detailed due diligence on West Suburban and to submit updated, more detailed indications of interest. The West Suburban board directed KBW to invite Party B and Party C to participate in the second round and, based on the reactions from such parties, KBW was directed to contact additional parties in an order determined by the board. In addition, in anticipation of needing to provide more comprehensive information regarding West Suburban and its business and customers, the board authorized senior management to identify the West Suburban officers that would need to interact with the interested parties and determined to provide those identified officers with a stay bonus in accordance with terms that are customary.
On April 22, 2021, Party C informed KBW that it would not proceed in a merger exploration process as one of three parties. Party C indicated that it would consider continuing to participate in the process if West Suburban elected to limit its continuing discussions to only two interested parties. The special committee, with the concurrence of the other members of the West Suburban board of directors, determined that it was not an appropriate time to limit the process to two parties and instructed KBW to invite Old Second to conduct more detailed due diligence on West Suburban and to submit an updated proposal.
On April 22, 2021, at the direction of West Suburban, KBW also informed Party A that it would not be invited to proceed to conduct further due diligence on West Suburban.
On April 23, 2021 Party E submitted a revised non-binding indication of interest to acquire West Suburban for aggregate consideration of $330 million. Following the receipt of this revised non-binding indication of interest, the special committee, with the concurrence of the other members of the West Suburban board of directors, directed KBW to inform Party E that it was invited to conduct more detailed due diligence on West Suburban and to submit an updated proposal. After Party E indicated that it would continue to move forward with the process as invited by West Suburban, Party D was informed that it would not be invited to proceed in the process.
On April 27, 2021, West Suburban senior management began to meet with certain of its senior officers to advise them that West Suburban was evaluating its strategic alternatives and that the officers would be asked to support the process. These officers were each offered the above-referenced stay bonus during these meetings. These meetings were completed over the next week and each officer that was offered a stay bonus agreed to accept the terms of the bonus arrangements.
Throughout the rest of April and during May 2021, Old Second and Parties B and E requested additional information regarding West Suburban and its business. As appropriate, the requested information was provided to Old Second, Party B and Party E through the virtual data room. Old Second conducted on-site credit due diligence on West Suburban from May 17 to May 19, 2021 and conducted virtual management due diligence meetings on May 19, 2021. Party E conducted credit due diligence on May 26 and May 27, 2021.
Despite West Suburban’s efforts to manage the process in a confidential manner, on May 7, 2021, Crains’ Chicago Business published an article indicating that West Suburban had retained KBW to assist West Suburban in evaluating its strategic alternative and citing Party B as a likely interested party.
Throughout May 2021, Director Kotche and the special committee provided direction to West Suburban’s senior management and advisors and provided an update to the entire West Suburban board and senior management regarding the process at a meeting of the entire board held on May 19, 2021. At the meeting on May 19, 2021, the board also reviewed an update provided by KBW. Director Kotche also advised the board that he had been contacted by Old Second and that Old Second requested that he meet with members of Old Second’s senior management, which he had agreed to do.
On May 23, 2021, each of the three parties that were conducting additional due diligence received updated process instructions requesting that final non-binding indications of interest be submitted on June 8, 2021.
On May 30, 2021, Party B informed West Suburban and KBW that it was withdrawing from the merger exploration process and would not be submitting an updated indication of interest due to its decision to pursue other strategic alternatives.
On June 7, 2021, the Old Second board of directors met to discuss with Old Second management, among other things, the status of discussions with West Suburban, including the related due diligence review, and authorized the delivery by Old Second of a revised non-binding indication of interest.
On June 8, 2021, Old Second submitted a revised non-binding indication of interest with respect to a merger with West Suburban for aggregate consideration of $330 million consisting of $105 million in cash and a fixed amount of shares of Old Second common stock to be determined prior to the signing of a definitive agreement. Included in the indication of interest was a required 30-day exclusive negotiating period. A preliminary draft of a definitive merger agreement was also provided with the revised indication of interest.
Also on June 8, 2021, Party E informed KBW that it would not submit a final non-binding indication of interest at that time.
At a board meeting held on June 11, 2021, with representatives of KBW and Kirkland present, following a review of the fiduciary duties of the directors, the West Suburban board reviewed the revised indication of interest (and the provided form of definitive agreement) from Old Second with KBW and Kirkland. At the conclusion of the extensive discussion regarding the Old Second proposal, the West Suburban board approved the terms of the Old Second revised indication of interest, directed KBW, the special committee and management to request an updated indication of interest that included a fixed exchange ratio for the stock portion of the aggregate consideration and authorized West Suburban to enter into exclusive discussions with Old Second.
Old Second submitted a revised indication of interest on June 14, 2021, which included fixed cash consideration of $271.15 per share plus fixed stock consideration of 42.413 shares of Old Second common stock for each outstanding share of West Suburban common stock. West Suburban countersigned the revised indication of interest on June 15, 2021. Consistent with the direction from the West Suburban board, the special committee and senior management then focused on facilitating Old Second’s continuing due diligence efforts, developing a strategy and retaining the resources required to conduct reverse due diligence and the review and negotiation of definitive transaction documents.

During June and early July 2021, Old Second continued to conduct extensive due diligence of non-public information related to West Suburban, including through face-to-face meetings and conference calls between Old Second management and certain directors and selected officers of West Suburban who were responsible for various aspects of West Suburban’s operations.
Beginning in late June 2021, West Suburban began to conduct its reverse due diligence on Old Second. West Suburban, Kirkland and a team from RSM US, LLP, which we refer to as “RSM,” conducted reverse due diligence concerning Old Second, which included meetings with management, accountants, and certain officers of Old Second and on-going documentary due diligence including both non-public and public information. The reverse due diligence efforts also included a comprehensive on-site credit review, a review of Old Second’s publicly filed information and certain disclosure materials regarding Old Second’s business, operations and financial performance that were made available in a virtual data room hosted by Old Second. West Suburban management together with the RSM team conducted virtual reverse due diligence meetings with Old Second’s management team on July 13 and July 14, 2021.
Throughout the months of June and July, the parties negotiated drafts of the definitive transaction documents and Kirkland coordinated the review of the proposed documents by West Suburban, certain of West Suburban’s senior executive officers and directors and West Suburban’s other advisors including RSM and Barack Ferrazzano Kirschbaum & Nagelberg LLP, which we refer to as “Barack Ferrazzano,” West Suburban’s legal advisor with respect to employment, employee benefits and executive compensation matters. As proposed by Old Second, at the time of the execution of the merger agreement, directors and certain executive officers and significant shareholders of West Suburban would be required to agree to non-solicitation arrangements and to voting requirements, transfer and disposition restrictions and standstill arrangements with respect to their respective holdings of West Suburban common stock, as reflected in a form of support agreement to be negotiated by the parties. Similarly, Messrs. Keith Acker and Matthew Acker would be required to enter into employment agreements with Old Second, which include non-compete and non-solicitation obligations relating to their employment with Old Second, in each case, that would become effective concurrently with the completion of the merger with Old Second.
On July 13, 2021, the 30-day exclusivity period included in the indication of interest was extended to July 22, 2021 and on July 21, 2021 the exclusivity period was further extended through July 26 to permit the parties to conclude their negotiations and complete the development of final definitive transaction documents.
On July 21, 2021, the West Suburban board of directors met with representatives of Kirkland and KBW. As an initial matter, Kirkland reviewed the fiduciary duties of directors when considering strategic matters and addressed a number of questions regarding various matters presented by certain of the directors. Representatives of Kirkland then discussed the status of the negotiations of the definitive transaction documents including the merger agreement and the employment agreements and the results of the comprehensive reverse due diligence. Following the discussion led by Kirkland and a comprehensive review of a number of reverse due diligence reports, KBW reviewed the financial aspects of the proposed merger transaction.
On July 21, 2021, the Old Second board of directors held a meeting that was also attended by representatives of Citi and Nelson Mullins Riley & Scarborough LLP, which we refer to as “Nelson Mullins.” Representatives of Nelson Mullins reviewed with the Old Second board of directors, among other things, the directors’ fiduciary duties in connection with the proposed transaction, the status of discussions with West Suburban, the outcome of Old Second’s comprehensive due diligence investigation with respect to West Suburban, the strategic rationale for the merger and the materials provided by Nelson Mullins analyzing the material terms of the current draft merger agreement. Citi reviewed with the Old Second board of directors the materials provided by Citi addressing the lack of any conflicts and describing its financial analyses of a potential merger of Old Second and West Suburban.
Over the course of the next few days, Kirkland, Nelson Mullins and Barrack Ferrazzano continued to engage in negotiations to finalize the terms of the definitive transaction documents.
On July 25, 2021, West Suburban held a board meeting to consider the transaction with Old Second and the definitive transaction documents, including the merger agreement. As an initial matter, Kirkland reviewed with the directors their fiduciary duties in connection with their review and consideration of the transaction and the terms of the proposed merger agreement with Old Second. The board was reminded that this information had been provided and discussed at a number of prior board meetings.
During the meeting, West Suburban management and legal advisors reported on, and the West Suburban board of directors discussed in detail, the reverse due diligence process undertaken by West Suburban and its advisors with respect to Old Second. Management and Director Kotche reported favorably regarding the complementary culture and business objectives of Old Second and West Suburban, noting that their respective customer focus and geographic coverage, and indicated that they believed that the strengths of the organizations would be complementary.
Following this discussion, KBW reviewed with the board the financial aspects of the proposed merger, which included a review of the financial analyses performed by KBW, including those described under “— Opinion of West Suburban’s Financial Advisor.” At this meeting, KBW delivered its opinion to the board (which was initially rendered verbally and confirmed by a written opinion, dated July 25, 2021) to the effect that, as of such date and based upon and subject to procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of West Suburban common stock, as described under “— Opinion of West Suburban’s Financial Advisor.”
After further discussion among members of the board, Kirkland updated the West Suburban board of directors regarding the changes to the merger agreement that had been made since the last board meeting, then led a comprehensive review of the definitive transaction documents, including the merger agreement, and directed the West Suburban board’s attention to a comprehensive summary of the merger agreement, the support agreements, and the employment agreements that had been provided to each member of the board prior to the meeting.
Following extensive discussion at the July 25, 2021 meeting and after considering the foregoing and the proposed terms of the transaction documents, and taking into consideration the factors described under “— Recommendation of the West Suburban Board of Directors and Reasons for the Merger,” the West Suburban board of directors, having determined that the terms of Old Second’s proposal, the related merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of West Suburban and its shareholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the aggregate consideration to be received by West Suburban’s shareholders. The board directed that the merger agreement be submitted to its shareholders for approval, and recommended that the West Suburban shareholders approve the West Suburban merger proposal.
On July 25, 2021, the Old Second board of directors held a meeting that was also attended by representatives of Citi and Nelson Mullins. Representatives of Nelson Mullins reviewed with the Old Second board of directors the final terms of the proposed merger agreement and support agreements. The board then reviewed and discussed the terms of the proposed employment agreements to be entered into by Old Second with Messrs. Keith Acker and Matthew Acker, in connection with and effective upon the closing of the proposed merger. Citi then reviewed and discussed with the Old Second board of directors, among other matters, the financial aspects of the proposed merger and rendered to the Old Second board of directors an opinion, which was initially rendered verbally and confirmed by a written opinion dated July 25, 2021, to the Old Second board of directors, to the effect that, as of that date based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi described in such opinion, the merger consideration, as defined in the merger agreement, to be paid by Old Second pursuant to the merger agreement was fair, from a financial point of view, to Old Second. See “— Opinion of Old Second’s Financial Advisor.” The Old Second board of directors taking into consideration the matters discussed during the meeting and in prior meetings of the Old Second board of directors, including consideration of the factors described under “— Recommendation of the Old Second Board of Directors and Reasons for the Merger,” determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and in the best interests of Old Second and its shareholders and approved the execution, delivery and performance by Old Second of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended that the Old Second shareholders approve the Old Second merger proposal.
The merger agreement and related documents were executed by the parties on July 25, 2021. The transaction was announced on July 26, 2021 through a joint press release and filing of a Current Report Form 8-K by Old Second prior to the opening of the U.S. financial markets.
Recommendation of the Old Second Board of Directors and Reasons for the Merger
After careful consideration, the Old Second board of directors, at a special meeting held on July 25, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Old Second common stock in the merger, are in the best interests of Old Second and its shareholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the Old Second board of directors unanimously recommends that the Old Second shareholders vote “FOR” the Old Second merger proposal and “FOR” the Old Second adjournment proposal.
In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Old Second shareholders approve the Old Second merger proposal and the Old Second adjournment proposal, the Old Second board of directors evaluated the merger and the merger agreement in consultation with Old Second management, as well as Old Second’s financial and legal advisors, and considered a number of factors, including the following principal factors:
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each of Old Second’s, West Suburban’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the Old Second board of directors considered the following:

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its view that West Suburban’s financial condition and asset quality were sound and that West Suburban’s business and operations complemented those of Old Second, which is anticipated to broaden market channels and customers and position the combined company to enhance revenues through increased scale;

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its view that the merger would result in a combined company with a meaningfully larger market presence in the Chicago Metropolitan Statistical Area;

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its view that West Suburban’s highly attractive funding base, including through core deposit funding, and the combined company’s excess liquidity, would create an opportunity and expectation to fund growth and expand the combined company’s lending activities;

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its view that the combined company’s core deposit base and excess liquidity may mitigate certain business risks, including by positioning the combined company for a rising interest rate environment;

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the anticipated cost savings associated with the merger;

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the anticipated long-term earnings per share accretion for Old Second shareholders as a result of the merger; and

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the anticipated impact of the transaction on the combined company, including the expected impact on additional key financial metrics (including tangible book value per share, return on assets, return on equity and return on tangible common equity) and on regulatory capital ratios.

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its understanding of the current and prospective environment in which Old Second and West Suburban operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Old Second both with and without the merger;

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its view that the enhanced scale of the combined company will position it to attract and retain top talent;

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its views with respect to other potential strategic alternatives, including focusing exclusively on organic growth, making smaller acquisitions, pursuing other similarly-sized merger partners and pursuing larger merger partners;

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its review and discussions with Old Second management and advisors concerning the due diligence review of West Suburban;

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its understanding that Old Second shareholders would own approximately 64% of the combined company’s common stock;

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the participation of three directors of West Suburban or West Suburban Bank in the combined company which the Old Second board of directors believed would enhance the likelihood of realizing the strategic benefits that Old Second expects to derive from the merger;

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Old Second’s successful track record of creating shareholder value through its prior acquisitions of ABC Bank in 2018 and the Chicago branch operations of Talmer Bank in 2016, including its proven experience in successfully integrating its business and retaining key personnel, and Old Second management’s belief that Old Second will be able to integrate West Suburban with Old Second successfully;

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its view regarding the compatible nature of the cultures of the two companies, which it believes will help to facilitate integration and implementation of the business combination;

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the regulatory and other approvals required in connection with the merger and the likelihood that that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions;

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the fact that Old Second shareholders will have the opportunity to vote to approve the merger agreement;

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the oral opinion of Citi, subsequently confirmed in Citi’s written opinion dated as of July 25, 2021, to the effect that, as of that date and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi described in such opinion, the merger consideration, as defined in the merger agreement, to be paid by Old Second pursuant to the merger agreement was fair, from a financial point of view, to Old Second; and

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its review with Old Second’s outside legal counsel, Nelson Mullins, of the terms of the merger agreement.

The Old Second board of directors also considered potential risks relating to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included:
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the possibility of encountering difficulties in achieving anticipated cost savings in the amounts estimated or in the time frame contemplated;

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the possibility of encountering difficulties in successfully integrating West Suburban’s business, operations, and workforce with those of Old Second, and retaining staff of the combined organization, especially in light of the competitive workforce environment;

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the possibility of encountering difficulties increasing the lending activities of the combined company;

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the transaction-related restructuring charges and other merger-related costs;

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diversion of management attention and resources from the operation of Old Second’s business towards the completion of the merger; and

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the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions.

This discussion of the information and factors considered by the Old Second board of directors in reaching its conclusions and recommendation includes principal factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Old Second board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Old Second board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger and the other transactions contemplated by the merger agreement. Rather, the Old Second board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Old Second board of directors may have assigned different weights to different factors. The explanation of Old Second’s reasons for the merger includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed above under “Cautionary Statement Regarding Forward-Looking Statements.”
Recommendation of the West Suburban Board of Directors and Reasons for the Merger
After careful consideration, the West Suburban board of directors, at a special meeting held on July 25, 2021, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of West Suburban and its shareholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the West Suburban board of directors unanimously recommends that the West Suburban shareholders vote “FOR” the West Suburban merger proposal and “FOR” the West Suburban adjournment proposal.
In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that West Suburban shareholders approve the West Suburban merger proposal, the West Suburban board of directors evaluated the merger in consultation with West Suburban’s management, as well as West Suburban’s financial and legal advisors, and considered a number of factors, including the following principal factors:
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the approximately $297.3 million implied value of the merger consideration as of July 25, 2021, based on the closing price of Old Second common stock on July 23, 2021 of $11.76;

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the fact that the merger consideration offers West Suburban shareholders the opportunity to participate in the future growth and opportunities of the combined company, and the receipt of the stock portion of the merger consideration will generally be tax-free to West Suburban shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “Material U.S. Federal Income Tax Consequences of the Merger”;

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the opportunity for West Suburban shareholders to have increased liquidity upon receipt of Old Second common stock in exchange for their shares of West Suburban common stock because shares of Old Second common stock are traded on NASDAQ under the symbol “OSBC”;

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the findings of the reverse due diligence conducted on Old Second during the negotiation of the transaction and its understanding of Old Second’s business, operations, financial condition, earnings and prospects;

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the complementary aspects of West Suburban’s and Old Second’s businesses, including customer focus, geographic coverage, business orientation and historical relationships with borrowers and customers;

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the similarity of West Suburban’s and Old Second’s company cultures and their commitments to employees and other constituencies in the communities in which they operate, including the compatibility of the companies’ management and operating styles;

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Old Second’s understanding of West Suburban’s business, operations, financial condition, earnings and prospects and its understanding of the current environment in the financial services industry, including national and regional economic conditions, regulatory environment, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the operations of the combined company;

•
the potential cost saving opportunities in connection with the merger, the related potential impact on the combined company’s earnings, and the fact that West Suburban’s shareholders would receive Old Second common stock, which would allow former West Suburban shareholders to participate as

Old Second shareholders in the benefits of such savings opportunities and the future performance of the combined company generally;
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the West Suburban board’s evaluation, with the assistance of management and West Suburban’s financial and legal advisors, of strategic alternatives available to West Suburban for facilitating liquidity and enhancing value over the long term for West Suburban shareholders and the potential risks, rewards and uncertainties associated with such alternatives, and the West Suburban board’s belief that the proposed merger with Old Second was the best option available to West Suburban and its shareholders;

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the financial presentation of West Suburban’s financial advisor, KBW, dated July 25, 2021, to the West Suburban board of directors and the opinion of KBW, dated July 25, 2021, to the West Suburban board, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of West Suburban common stock of the merger consideration in the merger, as further described under “— Opinion of West Suburban’s Financial Advisor”;

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the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluation of those factors (including Old Second’s record of successfully receiving regulatory approvals for acquisitions), and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions;

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the course of negotiations of the merger agreement, the fiduciary duties of the board in negotiating and entering into the merger agreement, and the terms and conditions of the merger agreement, all of which it reviewed with its outside legal advisor;

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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of West Suburban’s business to the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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the potential risks and costs associated with successfully integrating West Suburban’s business, operations and workforce with those of Old Second, including the impact of the COVID-19 pandemic and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected time frames; and

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the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

This discussion of the information and factors considered by the West Suburban board of directors in reaching its conclusions and recommendation includes principal factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the West Suburban board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the West Suburban board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger and the other transactions contemplated by the merger agreement. Rather, the West Suburban board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the West Suburban board of directors may have assigned different weights to different factors. The explanation of West Suburban’s reasons for the merger includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed above under “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of Old Second’s Financial Advisor
Old Second engaged Citi as its financial advisor in connection with the proposed merger. In connection with this engagement, Old Second requested that Citi evaluate the fairness, from a financial point of view, to Old Second of the merger consideration, as defined in the merger agreement, to be paid by Old Second

(consisting of the right to receive 42.413 shares of Old Second common stock and $271.15 in cash for each outstanding share of West Suburban common stock). On July 25, 2021, at a meeting of the Old Second board of directors held to evaluate the merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated July 25, 2021, to the Old Second board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi described in such opinion, the merger consideration, as defined in the merger agreement, to be paid by Old Second pursuant to the merger agreement was fair, from a financial point of view, to Old Second.
The full text of Citi’s written opinion, dated July 25, 2021, to the Old Second board of directors, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Old Second board of directors in its evaluation of the merger consideration, as defined in the merger agreement, from a financial point of view to Old Second and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Old Second to effect the merger or enter into the merger agreement, the relative merits of the merger as compared to any alternative business strategies that might exist for Old Second or the effect of any other transaction which Old Second might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.
In arriving at its opinion, Citi:
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reviewed a draft, provided to Citi on July 24, 2021, of the merger agreement;

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held discussions with certain senior officers, directors and other representatives and advisors of Old Second concerning the businesses, operations and prospects of Old Second and West Suburban;

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reviewed certain publicly available business and financial information relating to Old Second and West Suburban as well as certain financial forecasts and other information and data relating to Old Second and West Suburban which were provided to or discussed with Citi by the respective managements of Old Second and West Suburban, including adjustment to the forecasts and other information and data relating to West Suburban discussed with Citi by the management of Old Second and information relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Old Second to result from the merger;

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reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and volumes of Old Second common stock; the historical and projected earnings and other operating data of Old Second and West Suburban; and the capitalization and financial condition of Old Second and West Suburban;

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analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Old Second and West Suburban and considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in the evaluating the proposed merger;

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evaluated certain potential pro forma financial effects of the merger on Old Second and West Suburban utilizing the financial forecasts and other information and data relating to Old Second and West Suburban described above; and

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conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Old Second that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi.

With respect to the financial forecasts and other information and data that Citi was directed to utilize in its analyses, including as to the potential strategic implications and financial, operational and tax impacts anticipated by the management of Old Second to result from the proposed merger, Citi was advised by the management of Old Second, and Citi assumed, with Old Second’s consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Old Second as to the future financial performance of Old Second and West Suburban, the potential strategic implications and financial, operational and tax impacts (including the amount, timing and achievability thereof) anticipated by the management of Old Second to result from, and other potential pro forma financial effects of, the merger and the other matters covered thereby and assumed, with the consent of Old Second, that the financial results (including the potential strategic implications and financial, operational and tax impacts anticipated to result from the merger) reflected in such forecasts, pro forma financial effects and other information and data would be realized in the amounts and at the times projected. Citi relied, at Old Second’s direction, upon the assessments of the management of Old Second as to, among other things, (i) the potential impact on Old Second and West Suburban of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the financial services and banking industries, and the views of such management regarding prevailing and future interest rates and capital requirements, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees and other commercial relationships of Old Second and West Suburban and (iii) the ability of Old Second to integrate the businesses of Old Second and West Suburban. Citi assumed, with Old Second’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on Old Second, West Suburban or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion.
Citi assumed, with Old Second’s consent, that the merger would be consummated in accordance with the terms of the merger agreement, and in compliance with all applicable laws, organizational documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the transaction, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on Old Second, West Suburban or the contemplated benefits of the merger or that would otherwise be meaningful in any respect to Citi’s analyses or opinion. Citi also assumed, with Old Second’s consent, that the merger would qualify for the intended tax treatment contemplated by the merger agreement. Citi did not express any opinion as to what the price at which the Old Second common stock, the West Suburban common stock or any other securities would trade at any time, including following the announcement or consummation of the merger. Representatives of Old Second advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi also did not express any opinion with respect to any accounting, tax, regulatory, legal or similar matters and Citi relied, with Old Second’s consent, upon the assessments of representatives of Old Second as to such matters.
For purposes of its opinion, Citi did not make and was not provided with an independent evaluation or appraisal of the assets (or related collateral) or liabilities (contingent, derivative, off-balance sheet or otherwise) of Old Second, West Suburban or any other entity nor did Citi make any physical inspection of the properties or assets of Old Second, West Suburban or any other entity. Citi is not an expert in the evaluation of liabilities, deposit accounts or loan or security portfolios or allowances for losses with respect thereto and Citi assumed no responsibility for conducting a review of individual credit files or loan or security portfolios. Citi expressed no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and Citi assumed that each of Old Second and West Suburban had, and the pro forma combined company would have, appropriate reserves to cover any such losses. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Old Second to effect the merger or enter into the merger agreement, the relative merits of the merger as compared to any alternative business strategies that might exist for Old Second or the effect of any other transaction in which Old Second might engage. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the merger agreement, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Old Second board of directors was aware, the credit, financial and stock markets, and the industries in which Old Second and West Suburban operate, experienced and continued to experience volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Old Second or West Suburban (or their respective businesses) or the merger (including the contemplated benefits thereof).
Citi’s opinion did not address any terms (other than the merger consideration to the extent expressly specified therein), aspects or implications of the merger, including, without limitation, the form or structure of the merger, any alternative transaction method or structure for effecting the merger, the bank merger or any related agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the transaction or otherwise. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.
In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that such analyses and factors must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.
In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Old Second and West Suburban. No company, business or transaction reviewed is identical or directly comparable to Old Second, West Suburban or their respective businesses or the transaction and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed.
The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.
Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between Old Second and West Suburban and the decision to enter into the merger agreement and related documents was solely that of the Old Second board of directors. Citi’s opinion was only one of many factors considered by the Old Second board of directors in its evaluation of the merger and the merger consideration as defined in the merger agreement and should not be viewed as determinative of the views of the Old Second board of directors or management with respect to the merger or the merger consideration payable under the merger agreement.
Financial Analyses
The following is a summary of the material financial analyses presented to the Old Second board of directors in connection with Citi’s opinion, dated July 25, 2021. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Actual results may differ from those indicated by such financial analyses and such differences may be material. For purposes of the financial analyses described below, the term (a) “core deposits” means deposits, less time deposit accounts with balances in excess of  $100,000, foreign deposits and unclassified deposits, and (b) “EPS” means earnings per share. Financial data utilized for West Suburban and Old Second in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management, were based on financial forecasts and other information and data relating to West Suburban and Old Second provided to or discussed with Citi by the respective managements of Old Second and West Suburban. The West Suburban forecasts consist of financial forecasts and other information and data relating to West Suburban prepared by the management of West Suburban for calendar year 2021 and prepared by the management of Old Second for subsequent calendar years, and were used by Citi as directed by Old Second management. See “Certain Unaudited Prospective Financial Information” below.
West Suburban Financial Analyses
Selected Public Companies Analysis.   Citi reviewed certain publicly available financial and stock market information of West Suburban and the following five selected companies that Citi considered generally relevant as publicly traded companies in the financial services and banking industries with operations and scale and serving end-markets generally similar to those of and served by West Suburban, collectively referred to as the “West Suburban selected companies”:
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Wintrust Financial Corporation

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First Busey Corporation

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Byline Bancorp, Inc.

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First Mid Bancshares, Inc.

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Old Second

Citi reviewed, among other things, closing stock prices (as of July 23, 2021, the last trading day prior to the date of the merger agreement) as a multiple of latest quarter tangible book value, and also reviewed latest quarter core deposit premium percentages, calculated by subtracting tangible book value from the market capitalization (calculated according to the closing stock prices as of July 23, 2021) to determine the franchise premium, and dividing such franchise premium by the latest quarter core deposits. Financial data of the West Suburban selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of West Suburban was based on the West Suburban forecasts.
The overall low to high latest quarter tangible book value multiples and latest quarter core deposit premium percentages observed for the West Suburban selected companies were 1.14x to 1.50x (with a median of 1.37x) and 1.7% to 6.3% (with a median of 4.0%), respectively. Citi then applied these selected ranges of latest quarter tangible book value multiples and latest quarter core deposit premium percentages derived from West Suburban selected companies to corresponding data of West Suburban. This analysis indicated the following implied equity value reference ranges for West Suburban:
Implied Equity Value Reference Ranges Based on:
	Low (in millions)	High (in millions)
Latest Quarter Tangible Book Value	$279	$367
Latest Quarter Core Deposits	$287	$404
Selected Transaction Analysis.   Using publicly available information, Citi reviewed financial data relating to the following six selected transactions that Citi considered generally relevant, collectively referred to as the “selected transactions.” While none of the companies that participated in the selected transactions are directly comparable to West Suburban, these transactions were selected, among other reasons, based on Citi’s experience and professional judgment, because the businesses involved in these transactions share similar business characteristics to West Suburban based on business sector participation, operational characteristics and financial metrics.
Announcement Date	Acquiror	Target
January 19, 2021	First Busey Corporation	Cummins-American Corp.
August 22, 2018	First Busey Corporation	The Banc Ed Corp.
November 27, 2017	Byline Bancorp, Inc.	First Evanston Bancorp, Inc.
March 13, 2017	First Busey Corporation	Mid Illinois Bancorp, Inc.
January 26, 2017	Midland States Bancorp, Inc.	Centrue Financial Corporation
June 28, 2016	First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
Citi reviewed, among other information, (i) transaction values of the selected transactions, calculated as the purchase prices paid for the fully diluted equity values of the target companies, based on closing stock prices as of the announcement dates of the relevant transactions, as multiples, to the extent publicly available, of such target companies’ and latest quarter tangible book value as of the announcement dates of the relevant transactions and (ii) core deposit premium percentages paid or proposed to be paid in such transactions based on the transaction values and latest quarter core deposits of the target companies in such transactions as of the announcement dates of the relevant transactions. Financial data of the selected transactions were based on public filings and other publicly available information.
The overall low to high latest quarter tangible book value multiples and latest quarter core deposit premium percentages observed for the selected transactions, to the extent publicly available, were 1.10x to 1.73x and 1.4% to 10.7%, respectively. Citi then applied the low to high ranges of latest quarter tangible book value multiples and latest quarter core deposit premium percentages derived from the selected transactions to the corresponding data of West Suburban. This analysis indicated the following implied equity value reference ranges for West Suburban:
Implied Equity Value Reference Ranges Based On:
Latest Quarter Tangible Book Value (in millions)		Latest Quarter Core Deposits (in millions)
Low	High	Low	High
$268	$422	$276	$516
Dividend Discount Analysis.   Citi performed a dividend discount analysis of West Suburban to calculate the estimated present value of the distributable cash flow that West Suburban was forecasted to generate during the six months ending December 31, 2021 and the fiscal years ending December 31, 2022 through December 31, 2025 based on the West Suburban forecasts. For purposes of this analysis, at the direction of Old Second management, a Common Equity Tier 1 target of 10.0% was assumed and dividend capacity was based on the amount of capital in excess of that required minimum threshold. Citi calculated terminal values for West Suburban by applying to West Suburban’s calendar year 2026 estimated earnings (excluding non-recurring items), based on the West Suburban forecasts, a selected range of terminal price-to-earnings ratio multiples of 9.3x to 13.3x. The present values (as of June 30, 2021) of the distributable cash flow and terminal values were then calculated using a discount rate ranging from 12.2% to 13.4%. This analysis indicated the following implied equity value reference range for West Suburban:
Implied Equity Value Reference Range (in millions)
$192 – $234

Certain Additional Information
Citi observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational purposes, including the following:
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historical trading prices of Old Second common stock and West Suburban common stock during the two-year period ended July 23, 2021, which indicated an average exchange ratio during such period of 47.995x, during the one-year period ending July 23, 2021 of 45.128x and during the period beginning January 1, 2021 to July 23, 2021 of 48.482x;

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utilizing the West Suburban forecasts, public filings and other publicly available information, the overall low to high calendar year 2022 estimated EPS for the West Suburban selected companies of 10.5x to 16.5x (with a median of 11.3x), which indicated, after applying this selected range derived from the West Suburban selected companies to corresponding data of West Suburban based on the West Suburban forecasts, an implied equity value reference range for West Suburban of  $130 million to $205 million;

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utilizing the West Suburban forecasts, public filings and other publicly available information, the overall low to high purchase price to the last twelve months earnings as of the most recent quarter at announcement for the selected transactions of 18.2x to 27.4x, which indicated, after applying this selected range derived from the selected transactions to corresponding data of West Suburban based on the West Suburban forecasts, an implied equity value reference range for West Suburban of  $242 million to $364 million; and

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utilizing the combined company financial forecasts (including the financial and operational impacts anticipated by Old Second management to result from the merger) for a dividend discount analysis of the combined company to calculate the estimated present value of the distributable cash flow that the combined company is forecasted to generate during the fiscal years ending December 31, 2022 through December 31, 2025, assuming, at the direction of Old Second management, a Common Equity Tier 1 target of 10.0% and basing dividend capacity on the amount of capital in excess of that required minimum threshold, calculating terminal values for Old Second by applying to pro forma Old Second’s calendar year 2026 estimated earnings a selected range of EPS multiples of 9.3x to 13.3x and using discount rates ranging from 11.9% to 13.0% to calculate the present values (as of June 30, 2021) of the distributable cash flow and terminal values, which indicated an implied per share equity value reference range for the combined company of $12.07 – $16.58.

Miscellaneous
Old Second has agreed to pay Citi for its services in connection with the proposed merger a fee of  $3 million for the delivery of Citi’s opinion, $600,000 of which was payable upon delivery by Citi of the opinion and the remaining $2.4 million of which is payable contingent upon consummation of the merger. In addition, Old Second has agreed to reimburse Citi for its expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement. As the Old Second board of directors was aware, Citi and its affiliates in the past have not provided, and currently do not provide, investment banking services to Old Second unrelated to the proposed merger, for which services Citi and its affiliates would have received and would expect to receive compensation during the two year period prior to the date of its opinion. Citi and its affiliates did not receive any fees from Old Second during such two-year period for investment banking services. As the Old Second board of directors was also aware, Citi and its affiliates in the past have not provided, and currently do not provide, investment banking services to West Suburban unrelated to the proposed merger, for which services Citi and its affiliates would have received and would expect to receive compensation during the two year period prior to the date of its opinion. Citi and its affiliates did not receive any fees from West Suburban during such two-year period for investment banking services. In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of Old Second, West Suburban and their respective affiliates for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Old Second, West Suburban and their respective affiliates.

Old Second selected Citi as a financial advisor in connection with the proposed merger based on Citi’s reputation, experience and familiarity with the respective businesses of Old Second and West Suburban. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
Opinion of West Suburban’s Financial Advisor
West Suburban engaged KBW to render financial advisory and investment banking services to West Suburban, including an opinion to the West Suburban board of directors as to the fairness, from a financial point of view, to the common shareholders of West Suburban of the merger consideration in the proposed merger. West Suburban selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the West Suburban board of directors held on July 25, 2021, at which the West Suburban board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the West Suburban board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of West Suburban common stock. The West Suburban board of directors approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the West Suburban board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of West Suburban common stock. It did not address the underlying business decision of West Suburban to engage in the merger or enter into the merger agreement or constitute a recommendation to the West Suburban board of directors in connection with the merger, and it does not constitute a recommendation to any holder of West Suburban common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, support, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of West Suburban and Old Second and bearing upon the merger, including, among other things:
•
a draft of the merger agreement dated July 23, 2021 (the most recent draft then made available to KBW);

•
the audited financial statements for the three fiscal years ended December 31, 2020 of West Suburban;

•
the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2021 and June 30, 2021 of West Suburban;

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Old Second;

•
the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 of Old Second;

•
certain unaudited quarterly financial results for the quarter ended June 30, 2021 of Old Second (contained in the Current Report on Form 8-K furnished by Old Second to the SEC on July 21, 2021);

•
certain regulatory filings of West Suburban and Old Second and their respective subsidiaries, including, as applicable, the quarterly reports on Form Y-9C or FR Y-9SP and the quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2020 as well as the quarter ended March 31, 2021;

•
certain other interim reports and other communications of West Suburban and Old Second provided to their respective shareholders; and

•
other financial information concerning the businesses and operations of West Suburban and Old Second furnished to KBW by West Suburban and Old Second or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of West Suburban and Old Second;

•
the assets and liabilities of West Suburban and Old Second;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial information for West Suburban and certain financial and stock market information for Old Second with similar information for certain other companies the securities of which were publicly traded;

•
financial and operating forecasts and projections of West Suburban that were prepared by West Suburban management, provided to KBW and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the West Suburban board of directors;

•
certain publicly available research analysts’ estimates of Old Second, as well as assumed Old Second long-term growth rates that were provided to KBW by Old Second management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of West Suburban management and with the consent of the West Suburban board of directors; and

•
estimates regarding certain pro forma financial effects of the merger on Old Second (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Old Second management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of West Suburban management and with the consent of the West Suburban board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of West Suburban and Old Second regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by West Suburban, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with West Suburban.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of West Suburban as to the reasonableness and achievability of the financial and operating forecasts and projections of West Suburban referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of West Suburban, upon Old Second management as to the reasonableness and achievability of the publicly available research analysts’ estimates of Old Second, the assumed Old Second long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Old Second (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available “street estimates” of Old Second referred to above that such estimates were consistent with, the best currently available estimates and judgments of Old Second management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of West Suburban and Old Second that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available research analysts’ estimates of Old Second referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of West Suburban and Old Second and with the consent of the West Suburban board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on West Suburban and Old Second. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either West Suburban or Old Second since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with West Suburban’s consent, that the aggregate allowances for loan and lease losses for each of West Suburban and Old Second are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of West Suburban or Old Second, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of West Suburban or Old Second under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
that the merger and any related transactions (including, without limitation the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the merger consideration and no other consideration or payments in respect of West Suburban common stock;

•
that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of West Suburban, Old Second or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of West Suburban that West Suburban relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to West Suburban, Old Second, the merger and any related transactions, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration in the merger to the holders of West Suburban common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger and the actions relating to the West Suburban Bank Employee Stock Ownership Plan to be taken prior to or simultaneous with the closing of the merger), including without limitation, the form or structure of the merger (including the form of merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the merger or any such related transaction to West Suburban, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of West Suburban to engage in the merger or any related transactions or enter into the merger agreement;

•
the relative merits of the merger or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by West Suburban or the West Suburban board of directors;

•
the fairness of the amount or nature of any compensation to any of West Suburban’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of West Suburban common stock;

•
the effect of the merger or any related transactions on, or the fairness of the consideration to be received by, holders of any class of securities of West Suburban (other than the holders of West

Suburban common stock, solely with respect to the merger consideration (as described in KBW’s opinion) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Old Second or any other party to any transaction contemplated by the merger agreement;
•
whether Old Second had sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of West Suburban common stock at the closing of the merger;

•
the actual value of Old Second common stock to be issued in the merger;

•
the prices, trading range or volume at which West Suburban common stock or Old Second common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Old Second common stock would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to West Suburban, Old Second, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, West Suburban and Old Second. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the West Suburban board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the West Suburban board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between West Suburban and Old Second and the decision of West Suburban to enter into the merger agreement was solely that of the West Suburban board of directors.
The following is a summary of the material financial analyses presented by KBW to the West Suburban board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the West Suburban board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $769.93 per outstanding share of West Suburban common stock, or approximately $297.3 million in the aggregate, based on the sum of (i) the implied value of the stock consideration of 42.413 shares of Old Second common stock per outstanding share of West Suburban common stock based

Old Second’s closing stock price on July 23, 2021, and (ii) the cash consideration of $271.15 per outstanding share of West Suburban common stock. In addition to the financial analyses described below, KBW reviewed with the West Suburban board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $769.93 per outstanding share of West Suburban common stock) of 23.6x West Suburban’s estimated calendar year 2021 earnings per share (“EPS”) (excluding the impact of a one-time gain on the sale of West Suburban’s VISA B shares) and 17.7x West Suburban’s estimated calendar year 2022 EPS using financial and operating forecasts and projections of West Suburban provided by West Suburban management.
Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Old Second and West Suburban to 20 selected major exchange-traded banks headquartered in the Midwest region of the U.S., with total assets between $2 billion and $5 billion. Two companies were excluded from the selected companies where each of their total assets pro forma for pending acquisitions would exceed $5 billion.
The selected companies were as follows (shown in descending order of total assets)
Mercantile Bank Corporation
First Financial Corporation
Independent Bank Corporation
Equity Bancshares, Inc.
First Internet Bancorp
HBT Financial, Inc.
Sterling Bancorp, Inc. (Southfield, MI)
Farmers National Banc Corp
West Bancorporation, Inc.
Alerus Financial Corporation
Bridgewater Bancshares, Inc.
Civista Bancshares, Inc.
Bank First Corporation
Macatawa Bank Corporation
Southern Missouri Bancorp, Inc.
First Business Financial Services, Inc.
Level One Bancorp, Inc.
Waterstone Financial, Inc.
Ames National Corporation
ChoiceOne Financial Services, Inc.
To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) or the most recent completed fiscal quarter (“MRQ”) available or as of the end of such periods and market price information as of July 23, 2021 (except as noted). KBW also used 2021 and 2022 EPS estimates for Old Second taken from the average of certain publicly available research analysts’ quarterly estimates of Old Second as discussed with Old Second management, 2021 and 2022 EPS estimates for West Suburban taken from financial and operating forecasts and projections of West Suburban provided by West Suburban management and 2021 and 2022 EPS estimates for the selected companies taken from publicly available consensus “street estimates” for the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for two of the selected companies). Where consolidated holding company level financial data for West Suburban and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for one of the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in Old Second and West Suburban’s historical financial statements, or the data presented under the section “The Merger — Opinion of Old Second’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Old Second, West Suburban and the selected companies:

			Selected Companies
	Old Second	West Suburban	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets(1)	1.10%	0.64%	1.20%	1.52%	1.48%	1.68%
MRQ Core Return on Average Tangible Common Equity(1)	12.20%	7.71%	14.55%	16.87%	17.74%	19.29%
MRQ Core Pre-Tax Pre-Provision Return on Average Assets(1)	1.05%	0.92%	1.45%	1.87%	1.76%	2.14%
MRQ Net Interest Margin	2.92%	2.52%	2.82%	3.10%	3.24%	3.39%
MRQ Fee Income / Revenue Ratio(2)	26.5%	16.6%	18.7%	27.2%	25.5%	29.0%
MRQ Efficiency Ratio	70.2%	66.8%	60.2%	56.1%	55.7%	50.5%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill impairment and nonrecurring items as defined by S&P Global.

(2)
Excluded gain on sale of available for sale securities.

KBW’s analysis showed the following concerning the financial condition of Old Second, West Suburban and, to the extent publicly available, the selected companies:
			Selected Companies
	Old Second	West Suburban	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	9.15%	8.22%	8.09%	9.13%	8.72%	9.02%
Total Capital Ratio	17.60%	14.52%	13.93%	16.18%	15.51%	17.40%
Loans / Deposits	71.0%	58.5%	70.4%	81.2%	84.2%	91.1%
Loan Loss Reserves / Loans	1.50%	1.24%	1.17%	1.39%	1.28%	1.63%
Nonperforming Assets / Loans + OREO	1.30%	2.14%	0.96%	1.03%	0.81%	0.69%
Net Charge-offs / Average Loans	0.01%	(0.04)%	0.04%	(0.00)%	(0.01)%	(0.04)%
In addition, KBW’s analysis showed the following concerning the market performance of Old Second, West Suburban and, to the extent publicly available, the selected companies:
			Selected Companies
	Old Second	West Suburban(1)	25th Percentile	Average	Median	75th Percentile
One-Year Stock Price Change	37.9%	92.3%/49.4%	32.6%	49.4%	45.5%	66.5%
One-Year Total Return	38.8%	94.1%/48.4%	38.5%	53.4%	49.5%	69.9%
Year-To-Date Stock Price Change	16.4%	68.5%/39.3%	3.5%	15.9%	10.6%	30.2%
Price / Tangible Book Value per Share	1.14x	1.19x/0.98x	1.14x	1.34x	1.25x	1.46x
Price / 2021 EPS Estimate	9.3x	23.0x(2)/19.0x(2)	7.7x	9.6x	9.5x	10.6x
Price / 2022 EPS Estimate	11.3x	17.3x/14.3x	10.2x	10.9x	10.8x	11.6x
Dividend Yield	1.7%	1.1%	1.1%	2.4%	2.7%	3.6%
LTM Dividend Payout Ratio	15.3%	19.4%	12.6%	22.0%	25.3%	34.3%

(1)
Second statistic based on the closing stock price of West Suburban on May 7, 2021 prior to the publication of the Chicago Crain’s article regarding the potential sale of West Suburban.

(2)
Based on 2021 net income excluding the impact of a one-time gain on the sale of West Suburban’s VISA B shares.

No company used as a comparison in the above selected companies analysis is identical to Old Second or West Suburban. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to 27 selected U.S. whole bank transactions announced since January 1, 2021 with announced deal values between $100 million and $500 million. The acquisition of Marlin Business Services Corp. by funds managed by HPS Investment Partners LLC was excluded from the selected transactions due to there being aspects of the business of Marlin Business Services Corp. that differ significantly from those of traditional community banks.
The 27 selected transactions in this group were as follows:
Acquiror	Acquired Company
Blue Ridge Bankshares, Inc.	FVCBankcorp, Inc.
F.N.B. Corporation	Howard Bancorp, Inc.
Lakeland Bancorp, Inc.	1st Constitution Bancorp
Mid Penn Bancorp, Inc.	Riverview Financial Corporation
Valley National Bancorp	The Westchester Bank Holding Corporation
Columbia Banking System, Inc.	Bank of Commerce Holdings
Farmers National Banc Corp.	Cortland Bancorp
Nicolet Bankshares, Inc.	County Bancorp, Inc.
Simmons First National Corporation	Landmark Community Bank
Simmons First National Corporation	Triumph Bancshares, Inc.
First Foundation Inc.	TGR Financial, Inc.
United Bankshares, Inc.	Community Bankers Trust Corporation
First Bancorp	Select Bancorp, Inc.
United Community Banks, Inc.	Aquesta Financial Holdings, Inc.
FirstSun Capital Bancorp	Pioneer Bancshares, Inc.
Farmers & Merchants Bancorp, Inc.	Perpetual Federal Savings Bank
Enterprise Financial Services Corp	First Choice Bancorp
Bank of Marin Bancorp	American River Bankshares
Nicolet Bankshares, Inc.	Mackinac Financial Corporation
VyStar Credit Union	Heritage Southeast Bancorporation Inc.
Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.
Seacoast Banking Corporation of Florida	Legacy Bank of Florida
Banc of California, Inc.	Pacific Mercantile Bancorp
Shore Bancshares, Inc.	Severn Bancorp, Inc.
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
First Busey Corporation	Cummins-American Corp.
BancorpSouth Bank	FNS Bancshares, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple) in the 25 selected transactions which involved public acquirors where closing stock price to tangible book value multiples where available;

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•
Price per common share to latest 12 months EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

KBW also reviewed the price per common share paid for the acquired company for the 22 selected transactions involving publicly traded acquired companies as a premium to the closing stock price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the merger of $769.93 per outstanding share of West Suburban common stock and using historical financial information for West Suburban for the 12-month period ended or as of June 30, 2021 and the closing price of West Suburban common stock on July 23, 2021 (except as noted).
The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for three of the selected transactions, which multiples were considered not meaningful because they were either greater than 30.0x or less than 0.0x):
		Selected Transactions
	Old Second / West Suburban	25th Percentile	Average	Median	75th Percentile
Price / Tangible Book Value per Share	1.22x	1.41x	1.59x	1.56x	1.73x
Pay to Trade Ratio	106.5%	79.45%	92.6%	90.4%	104.5%
Core Deposit Premium	2.1%	6.6%	8.2%	8.0%	9.1%
Price / LTM EPS	20.7x(1)	14.6x	17.5x	17.2x	18.9x
One-Day Market Premium	2.7%/24.2%(2)	13.8%	34.2%	35.0%	41.6%

(1)
Based on LTM EPS excluding one-time gain on VISA B shares.

(2)
Second statistic based on the closing stock price of West Suburban on May 7, 2021 prior to the publication of the Chicago Crain’s article regarding the potential sale of West Suburban.

No company or transaction used as a comparison in the above selected transaction analysis is identical to West Suburban or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of Old Second and West Suburban to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for Old Second and West Suburban as of June 30, 2021, (ii) the average of certain publicly available research analysts’ quarterly EPS estimates of Old Second as discussed with Old Second management, (iii) financial and operating forecasts and projections of West Suburban provided by West Suburban management, and (iv) market price information as of July 23, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Old Second shareholders and West Suburban shareholders in the combined company based on the 42.413x exchange ratio provided for in the merger agreement and also with the implied pro forma ownership percentages of Old Second shareholders and West Suburban shareholders in the combined company hypothetically assuming 100% stock consideration in the merger for illustrative purposes.

	Old Second % of Total	West Suburban % of Total
Ownership:
Ownership at 42.413x merger exchange ratio:	64%	36%
Illustrative Ownership assuming Hypothetical 100% Stock Consideration	53%	47%
Market Information:
Pre-Transaction Market Capitalization	54%	46%
Balance Sheet:
Assets	52%	48%
Gross Loans Held for Investment	55%	45%
Deposits	51%	49%
Tangible Common Equity	55%	45%
Income Statement:
2021 Estimated Earnings	75%	25%(1)
2022 Estimated Earnings	64%	36%

(1)
Based on 2021 earnings excluding the impact of a one-time gain on the sale of West Suburban’s VISA B shares. Percentage of 2021 estimated earnings contribution would be 34% based on 2021 earnings including the impact of a one-time gain on the sale of West Suburban’s VISA B shares.

Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Old Second and West Suburban. Using (i) closing balance sheet estimates as of December 31, 2021 for Old Second and West Suburban extrapolated from historical data using loan growth rates provided by Old Second management based on certain publicly available research analysts’ estimates of Old Second, (ii) the average of certain publicly available research analysts’ quarterly EPS estimates of Old Second as discussed with Old Second management and assumed Old Second long-term growth rates provided by Old Second management, (iii) financial and operating forecasts and projections of West Suburban provided by Old Second management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Old Second management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Old Second. This analysis indicated the merger could be accretive to Old Second’s estimated 2022 and 2023 EPS and dilutive to Old Second’s estimated tangible book value per share at closing as of December 31, 2021. Furthermore, the analysis indicated that, pro forma for the merger, each of Old Second’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 (CET1) Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing as of December 31, 2021 could be lower. For all of the above analysis, the actual results achieved by Old Second following the merger may vary from the projected results, and the variations may be material.
West Suburban Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of West Suburban to estimate a range for the implied equity value of West Suburban. In this analysis, KBW utilized financial forecasts and projections relating to the net income and assets of West Suburban provided by West Suburban management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that West Suburban could generate over the period from December 31, 2021 through December 31, 2026 as a standalone company, and (ii) the present value of West Suburban’s implied terminal value at the end of such period. KBW assumed that West Suburban would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. KBW derived implied terminal values of West Suburban using two methodologies, one based on estimated 2027 earnings multiples and the other based on estimated December 31, 2026 tangible book value multiples. Using implied terminal values of West Suburban calculated by applying a range of 10.0x to 14.0x West

Suburban’s estimated 2027 earnings, this dividend discount model analysis resulted in a range of implied values per share of West Suburban common stock of $396.27 to $638.36. Using implied terminal values of West Suburban calculated by applying a range of 0.90x to 1.20x West Suburban’s estimated December 31, 2026 tangible book value, this dividend discount model analysis resulted in a range of implied values per share of West Suburban common stock of $445.25 to $687.17.The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of West Suburban.
Old Second Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of Old Second to estimate a range for the implied equity value of Old Second. In this analysis, KBW used the average of certain publicly available research analysts’ quarterly EPS estimates of Old Second as discussed with Old Second management and assumed long-term growth rates for Old Second provided by Old Second management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that Old Second could generate over the period from December 31, 2021 through December 31, 2026 as a standalone company, and (ii) the present value of Old Second’s implied terminal value at the end of such period. KBW assumed that Old Second would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for Old Second, KBW applied a range of 10.0x to 14.0x Old Second’s estimated 2027 earnings. This dividend discount model analysis resulted in a range of implied values per share of Old Second common stock of $11.20 to $16.03.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Old Second or the pro forma combined entity.
Illustrative Pro Forma Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis to estimate an illustrative range for the implied equity value of the pro forma combined entity. In this analysis, KBW utilized (i) the average of certain publicly available research analysts’ quarterly EPS estimates of Old Second as discussed with Old Second management, (ii) assumed long-term growth rates for Old Second provided by Old Second management, (iii) financial and operating forecasts and projections of West Suburban provided by Old Second management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Old Second management. KBW assumed discount rates ranging from 9.0% to 13.0%. The illustrative range of values was derived by adding (i) the present value of implied future excess capital available for dividends that the pro forma combined entity could generate over the period from December 31, 2021 through December 31, 2026, and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying the pro forma assumptions. KBW assumed that the pro forma combined entity would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for the pro forma combined entity, KBW applied a range of 10.0x to 14.0x the pro forma company’s estimated 2027 earnings. This dividend discount model analysis resulted in an illustrative range of implied values per share of the pro forma combined entity common stock of $12.23 to $18.90.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.
Miscellaneous.   KBW acted as financial advisor to West Suburban in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between (i) KBW and West Suburban and (ii) a KBW broker-dealer affiliate and each of West Suburban and Old Second), may from time to time purchase securities from, and sell securities to, West Suburban and Old Second. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Old Second for its and their own accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, West Suburban agreed to pay KBW a cash fee currently estimated to be $3.1 million, $500,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. West Suburban also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to West Suburban. In the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Old Second. KBW acted as sole placement agent in connection with Old Second’s April 2021 private offering of subordinated notes. KBW may in the future provide investment banking and financial advisory services to West Suburban or Old Second and receive compensation for such services.
Certain Unaudited Prospective Financial Information
Old Second and West Suburban do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, financial condition, revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
However, Old Second and West Suburban are including in this joint proxy statement/prospectus certain unaudited prospective financial information for (a) West Suburban, on a standalone basis and without giving effect to the merger, which we refer to as the “West Suburban forecasts,” (b) Old Second, on a standalone basis and without giving effect to the merger, which we refer to as the “Old Second forecasts,” and (c) certain unaudited prospective financial information with respect to the combined company after giving effect to the merger, which we refer to as the “combined company financial forecasts.” We refer to this information collectively as the “financial forecasts.” A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing Old Second shareholders and West Suburban shareholders access to certain non public information made available to Old Second and West Suburban and their respective boards of directors and the respective outside financial advisory firms engaged by Old Second and West Suburban.
The financial forecasts were not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles, or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing Old Second and West Suburban shareholders access to certain nonpublic information made available to each company’s board of directors for purposes of evaluating the proposed merger and to Old Second’s and West Suburban’s respective financial advisors for the purpose of performing financial analyses in connection with their respective opinions.
Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions made by Old Second management or West Suburban management, as applicable, at the time such forecasts were prepared or approved for the use of their respective financial advisors and represents Old Second management’s or West Suburban management’s respective evaluation of Old Second’s expected future financial performance on a stand-alone basis, without reference to the merger, and West Suburban’s expected future financial performance on a stand-alone basis, without reference to the merger, and Old Second management’s evaluation of, among other things, estimated costs savings, expenses, capital transactions and purchase accounting adjustments expected to result or be derived from the merger with respect to the combined company or to be completed prior to or in connection with the closing of the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Old Second and West Suburban operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in this joint proxy statement/prospectus, and in the reports that Old Second files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Old Second and West Suburban and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the management of Old Second or West Suburban could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the financial forecasts should not be regarded as an indication that Old Second, West Suburban or their respective boards of directors or their respective financial advisors considered, or now consider, these projections and financial forecasts to be material information to any holders of Old Second common stock or West Suburban common stock, particularly in light of the inherent risks and uncertainties associated with such projections and financial forecasts.
The financial forecasts are not fact and should not be relied upon as being necessarily indicative of actual future results. The financial forecasts also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if the financial forecasts and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which the combined company would operate after the merger. Neither Old Second, West Suburban nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The financial forecasts included in this document have been prepared by, and are the responsibility of, management of Old Second and West Suburban. Neither Plante & Moran, PLLC, Old Second’s independent registered public accounting firm, nor Crowe LLP, West Suburban’s independent auditor, has audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the financial forecasts and, accordingly, neither Plante & Moran, PLLC nor Crowe LLP has expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the financial forecasts. The reports of Old Second’s independent registered public accounting firm and West Suburban’s independent auditor incorporated by reference into, or included in, this proxy statement/prospectus, as applicable, relate to the historical financial information of Old Second and West Suburban, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the financial forecasts.
In light of the foregoing, and taking into account that the Old Second and West Suburban special meetings will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, Old Second and West Suburban shareholders are strongly cautioned not to place unwarranted reliance on such information.
West Suburban Forecasts
The following table presents West Suburban management projections for West Suburban on a standalone basis (without giving effect to the proposed merger) for 2021. The West Suburban management projections, among other projections, were prepared and provided by West Suburban management and used by KBW, at the direction of West Suburban management, in the financial analyses performed in connection with KBW’s opinion. KBW used the following projections for the year-ended December 31, 2021:
(dollars in millions, except per share data)	At and for the Year Ended December 31, 2021
Net Income to Common	$19
Earnings Per Share	48.95
Total Assets	2,479
Citi, at the direction of Old Second management, used West Suburban’s projections for the year-ended December 31, 2021, as adjusted by Old Second management, by excluding a $9.3 million pre-tax non-recurring net gain realized by West Suburban in the first quarter of 2021, in the financial analyses performed in connection with Citi’s opinion. Citi, at the direction of Old Second management, used the following adjusted projections for the year-ended December 31, 2021:
(dollars in millions, except per share data)	At and for the Year Ended December 31, 2021
Net Income to Common, as adjusted	12
Earnings Per Share, as adjusted	30.64
Risk Weighted Assets	1,478
The following table presents West Suburban management projections for West Suburban on a standalone basis (without giving effect to the proposed merger) for the six months ended December 31, 2021. The West Suburban management projections, among other projections, were prepared and provided by West Suburban management and used by Citi, at the direction of Old Second management, in the financial analyses performed in connection with Citi’s opinion:
(dollars in millions, except per share data)	Six Month Ended December 31, 2021
Net Income	$5
Earnings Per Share	11.97
The following table presents West Suburban management projections for West Suburban on a standalone basis (without giving effect to the proposed merger) for 2022. The West Suburban management projections, among other projections, were prepared and provided by West Suburban management and used by KBW, at the direction of West Suburban management, in the financial analyses performed in connection with KBW’s opinion:
(dollars in millions, except per share data)	At and for the Year Ended December 31, 2022
Net Income to Common	$16.8
Earnings Per Share	$43.43
Total Assets	$2,942
For purposes of extrapolating West Suburban’s financial results, West Suburban management provided KBW (and West Suburban management directed KBW to use), among other things, an estimated long-term growth rate of 10.0% for earnings and assets from 2023 through 2027.
The following table presents Old Second management projections for West Suburban on a standalone basis (without giving effect to the proposed merger) for the years ending December 31, 2022 through December 31, 2025. The Old Second management projections, among other projections, were prepared and provided by Old Second management and used by Citi, at the direction of Old Second management, in the financial analyses performed in connection with Citi’s opinion:

	At or for the Year Ended December 31,
(dollars in millions, except per share data)	2022	2023	2024	2025
Risk Weighted Assets	1,522	1,567	1,614	1,662
Net Income to Common	12	13	14	14
Earnings Per Share	32.17	33.78	35.47	37.24
Old Second Forecasts
The following table presents projections for Old Second on a standalone basis (without giving effect to the proposed merger) for the second half of 2021, and for the years ending December 31, 2022 through December 31, 2025, which were prepared and provided by Old Second management and used by Citi, at the direction of Old Second management, in the financial analyses performed in connection with Citi’s opinion:
		At or for the Year Ended December 31,
(dollars in millions, except per share data)	Six Month Ended December 31, 2021	2022	2023	2024	2025
Earnings Per Share	$0.56	$1.04	$1.09	$1.14	$1.20
Net Income	16	30	32	33	35
Risk Weighted Assets	2,247	2,320	2,434	2,554	2,680
In addition, the following table presents the consensus Wall Street research estimates for Old Second’s 2021 and 2022 earnings per share estimates, taken from the average of certain publicly available research analysts’ quarterly estimates of Old Second as discussed with Old Second management, that were used by KBW, at the direction of West Suburban management, in connection with the financial analyses performed in connection with KBW’s opinion:
	2021E	2022E
Earnings Per Share	$1.27	$1.04
For purposes of extrapolating Old Second financial results, Old Second senior management provided KBW (and West Suburban management directed KBW to use) among other things, estimated long-term annual growth rates of 5.0% for assets and earnings.
Pro Forma Assumptions  —  Estimated Costs Savings and Synergies Resulting or Derived from the Merger
Old Second management developed and provided to its board of directors certain combined company forecasts related to the anticipated cost savings and anticipated synergies to be realized by the combined company beginning in 2022. Such combined company forecasts were (a) provided to Citi and approved by Old Second for Citi’s use and reliance, and (b) provided to KBW and approved by West Suburban for KBW’s use and reliance, in each case in connection with such financial advisory firms’ respective financial analyses and opinions as described in this joint proxy statement/prospectus. The following unaudited prospective pro forma financial information reflecting estimated effects of the merger was provided by senior management of Old Second to Citi and KBW: (i) cost savings of 37% of West Suburban’s non-interest expense, with 50% phased-in during the first twelve months following the closing of the merger, and 100% phased-in the second 12 months following the closing of the merger and thereafter; (ii) an estimated $31 million in one-time pre-tax ($26 million after-tax) merger related costs; (iii) redeployment of $200 million of excess liquidity into loans at an assumed 2.75% annual pre-tax yield; and (iv) certain estimated purchase accounting assumptions with respect to the proposed merger, including an estimated gross credit mark of $24 million on West Suburban’s loans, consisting of a purchased credit deteriorated mark of $13 million and a non-purchase credit deteriorated mark of $11 million, to be accreted through earnings over five years, an estimated additional CECL reserve (day two) of $11 million, and a core deposit intangible of $18 million, to be amortized over ten years utilizing the sum of the years digits methodology.
Interests of West Suburban Directors and Executive Officers in the Merger
In considering the recommendation of the West Suburban board of directors, West Suburban shareholders should be aware that the directors and executive officers of West Suburban have certain interests in the merger that may be different from, or in addition to, the interests of West Suburban shareholders generally. The West Suburban board of directors was aware of these interests and considered them, among other matters, in making its recommendation that the West Suburban shareholders vote to approve the merger proposal.
Anticipated Payments to Directors and Executive Officers
As described in more detail below, certain of West Suburban’s executive officers are parties to employment agreements with West Suburban and the chairman of the board is party to a chairman retention agreement with West Suburban, each of which will be terminated in connection with the merger and the executive officer or director will be entitled to severance benefits or other compensation thereunder. In addition, certain West Suburban executive officers and directors, including the chairman, participate in the Deferred Compensation Plan, the termination of which is anticipated in connection with the merger. Upon termination of such plan, the executive officer and director participants will be entitled to distributions of their account balances. As a result of the anticipated termination of the employment agreements and chairman retention agreement, and the anticipated termination of the Deferred Compensation Plan, West Suburban’s executive officers and chairman will receive the following aggregate estimated payments:
Name	Total Aggregate Payment
Keith Acker	$3,731,404
Duane Debs	2,044,774
David Orr	946,420
Matthew Acker	829,706
Kevin Acker	2,358,915
To the extent that the accounts of any executive officers or directors in the West Suburban ESOP and the West Suburban 401(k) benefit plan are not already fully vested, they will become fully vested in their accounts in connection with the merger. The merger agreement requires the termination of those plans and IRS rules mandate that all participants’ accounts become fully vested upon a plan termination.
Employment Agreements and Other Compensation Arrangements
West Suburban Employment Agreements and Chairman Agreement. West Suburban has entered into employment agreements with Keith Acker, Duane Debs, David Orr and Matthew Acker and a chairman retention agreement with Kevin Acker.
In the event of an involuntary termination or certain voluntary terminations of the executive officer in connection with or following a change in control of West Suburban, as defined under the employment agreements, either West Suburban or its successor must make a lump sum payment equal to three times the sum of (i) the executive officer’s then current annual base salary, plus (ii) the average of the most recent three years’ annual contributions to the Deferred Compensation Plan and all tax-qualified retirement plans sponsored by West Suburban, plus (iii) the average of the most recent three years’ annual bonuses. In addition, each executive is entitled to payment of the value of accumulated and accrued but unused sick time. The employment agreements contain Code Section 280G “best net after taxes” provisions, meaning that in the event that an excise tax under Code Sections 280G and 4999 would be assessed on the payments and benefits received by the executive officer in connection with the merger, he would receive either (a) all the payments and benefits to which he is entitled, subject to the excise tax, or (b) such payments and benefits reduced by the minimum amount necessary so that the excise tax would not apply, if such reduction would result in a greater net after-tax benefit to the executive. It is not expected that any of the executive officers will receive payments that will require reduction or that will result in the imposition of the excise tax, and consequently, it is not expected that there will be any adverse tax consequences for West Suburban or Old Second on account of these payments. At the time of the completion of the merger, Messrs. Keith Acker, Debs, Orr, and Matthew Acker will receive cash payments in the following estimated amounts, respectively: $1,523,746, $1,271,451, $877,362, and $817,050.

In addition, pursuant to the chairman retention agreement, in the event of a change in control of West Suburban (as defined in his former employment agreement with West Suburban, which is in substantially the same form as the other executive officer employment agreements currently in effect), Mr. Kevin Acker is entitled to a lump sum payment calculated in the same manner as the severance payments described above, as if he had been terminated in connection with a change in control on December 31, 2019 (the date of his retirement as Chief Executive Officer of West Suburban), but reduced by the amount of the cash payment he already received upon his retirement. In addition, upon termination of the chairman retention agreement, he is entitled to payment for the remaining fees due for the then current term. Accordingly, at the time of the completion of the merger, Mr. Kevin Acker will receive a cash payment in the following estimated amount: $760,575.
Nonqualified Deferred Compensation.   The Deferred Compensation Plan was established by West Suburban to ensure the continued service of the executive officers with West Suburban and to assist the executive officers and directors in establishing a program to provide supplemental retirement benefits, disability and pre-retirement death benefits. Each participant’s account balance consists of fully vested elective deferrals, fully vested company contributions, or both, and also additional amounts credited to the accounts in accordance with the terms of the plan. Upon the anticipated termination of the Deferred Compensation Plan in connection with the merger, West Suburban’s executive officers and directors will receive distributions of their account balances in the estimated amounts set forth in the table below, none of which will experience accelerated vesting, other enhancements, or additional crediting as a result of the merger:
Name	Total Aggregate Payment
Keith Acker	$2,207,658
Duane Debs	773,323
David Orr	69,058
Matthew Acker	12,656
Kevin Acker	1,598,340
Keith Kotche	302,750
John Williams, Jr.	417,080
Life Insurance Agreements.    Each executive officer has entered into an Amended and Restated Life Insurance Agreement with West Suburban (each a “Life Insurance Agreement”). Under the terms of the Life Insurance Agreements, each executive officer’s named beneficiary will be entitled to a death benefit, the amount of which will vary depending on his employment status at the time of death as follows: (i) if the executive dies while covered under the Life Insurance Agreement and while actively employed by the Company, the executive’s beneficiary will receive a death benefit of $750,000; (ii) if the executive dies while covered under the Life Insurance Agreement but after his retirement, the executive’s beneficiary will receive a death benefit of $375,000; or (iii) if the executive dies while covered under the Life Insurance Agreement and after suffering a disability, the executive’s beneficiary will receive a death benefit of $375,000 if such death occurs on or after the attainment of age 50. All of the named executive officers are over age 50. Although none of the West Suburban executive officers or chairman will receive a benefit under his Life Insurance Agreement as a result of the merger, it is anticipated that Old Second will assume and honor the terms of the Life Insurance Agreements.
Old Second Employment Agreements.    In connection with the merger, Messrs. Keith Acker and Matthew Acker entered into new employment agreements with Old Second, in the forms attached as Exhibit C-1 and C-2, respectively, to the merger agreement which is included as Annex A to this joint proxy statement/prospectus, with terms of one and two years, respectively. Mr. Keith Acker is entitled to an annual base salary of $417,485, and Mr. Matthew Acker is entitled to an annual base salary of $245,105, subject to an increase of no less than three percent in 2023, and also a performance bonus opportunity of $180,000 upon satisfactory attainment of merger-related performance objectives through May and August 2022. The employment agreements further entitle each executive to participate in Old Second’s employee benefit plans on the same basis as similarly-situated executives of Old Second and to reimbursement for certain club dues.

Upon a termination of employment other than for cause or a resignation by the executive for good reason, Mr. Keith Acker is entitled to continued payment of his base salary until the end of the term, and Mr. Matthew Acker is entitled to payment of his performance bonus and a lump-sum cash severance payment equal to the greater of the remaining salary due under his agreement or twelve months of salary. In the event Mr. Matthew Acker’s employment is terminated without cause or he resigns for good reason, in each case within six months before or following a change in control of Old Second during the term, he is entitled to severance benefits generally consistent with those available to Old Second’s executive officers, including a lump-sum cash payment equal to two times the sum of (i) his annual base salary plus (ii) his average annual cash bonus during the prior three years, immediate vesting of all equity and other incentive awards awarded under any Old Second plan, subsidized COBRA coverage for up to 24 months, and outplacement services not to exceed $20,000 for a period of up to one year. In addition, he would receive the unpaid target performance bonus described above, if any amount remains unpaid.
As a condition to the above payments promised under the Old Second employment agreements, each executive is subject to certain confidentiality, non-disclosure, non-competition and non-solicitation restrictions for a period of eighteen months following termination of employment with Old Second for any reason.
Service as Directors of Old Second
Messrs. Keith Acker, Keith Kotche and John Williams, Jr. will be appointed to serve as directors of Old Second and its bank subsidiary at the time of the completion of the merger. Mr. Kotche and Mr. Williams will participate in the Old Second board of director’s standard non-employee director compensation arrangements, as described under “Director Compensation” in Old Second’s definitive proxy statement filed with the SEC on April 16, 2021, which description is incorporated herein by reference, as such arrangements may be amended from time to time. Mr. Acker will not receive additional compensation for his service on the Old Second and Old Second National Bank boards.
Indemnification and Insurance
The merger agreement provides that, upon completion of the merger, Old Second will indemnify, defend and hold harmless the directors and officers of West Suburban and West Suburban Bank (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with West Suburban’s articles of incorporation and amended and restated by-laws to the extent permitted by law.
The merger agreement also provides that for a period of six years after the merger is completed, old Second will maintain directors’ and officers’ liability insurance that provides at least the same coverage and amounts, and contains terms and conditions no less advantageous, as that portion of coverage currently provided by West Suburban that serves to reimburse the present and former officers and directors of West Suburban with respect to claims against such directors and officers arising from facts or events which occurred before the completion of the merger, provided that the total premium therefor is not in excess of 300% of the last annual premium paid prior to the date of the merger agreement.
Board of Directors and Executive Officers of the Combined Company and the Combined Bank
The merger agreement provides that, effective immediately after the effective time of the merger, the boards of directors of Old Second and Old Second National Bank will each be increased in size by three, and three current members of the board of directors of West Suburban or West Suburban Bank, as mutually agreed to by Old Second and West Suburban, will be appointed to fill the resulting vacancies (which, with respect to Old Second, will include one new director in each of Class I, Class II and Class III).
The parties have designated the following directors of West Suburban or West Suburban Bank to be appointed to the Old Second and Old Second National Bank boards of directors immediately after the effective time of the merger: Keith Acker (who will serve as a Class I director), John Williams, Jr. (who will serve as a Class II director) and Keith Kotche (who will serve as a Class III director). The term of the Class I director will expire at Old Second’s 2023 annual meeting, the term of the Class II director will expire at Old Second’s 2024 annual meeting and the term of the Class III director will expire at Old Second’s 2022 annual meeting.

Keith Acker, age 71, has served as Senior Vice President and Chief Operating Officer of West Suburban since 1991 and as President of West Suburban Bank since 1994. He has also served on the West Suburban Bank board of directors since 1984.
John Williams, Jr., age 68, is Vice President and co-owner of Bracing Systems, Inc., a construction and equipment supply company specializing in masonry and concrete, a position he has held since 1976. He has served on the West Suburban Bank board of directors since 1986.
Keith Kotche, age 65, is a partner at the law firm Levato & Kotche, a position he has held since 1984. He has served on the West Suburban Bank board of directors since 2010.
There will be no change in the executive officers of Old Second following the consummation of the merger. Each executive officer of Old Second has waived his right to any payments or benefits resulting from the merger, either alone or in the event his employment terminates prior to or following the merger.
Regulatory Approvals Required for the Merger
Completion of the merger and the bank merger are subject to receipt of certain approvals and consents from applicable governmental and regulatory authorities, without conditions or restrictions, which in the reasonable judgment of the Old Second board of directors would so materially adversely affect the economic or business benefits of the merger that, had such condition or restriction been known, Old Second would not, in its reasonable judgment, have entered into the merger agreement. Subject to the terms and conditions of the merger agreement, Old Second and West Suburban have agreed to use their reasonable best efforts to promptly prepare and file all necessary documentation and applications and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Federal Reserve Board and the OCC. Old Second, West Suburban and/or their respective subsidiaries filed applications and notifications to obtain these regulatory approvals on August 20, 2021.
Federal Reserve Board
Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, which we refer to as the “BHC Act.” In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve Board reviews certain factors, including: (i) the competitive impact of the transaction, (ii) the financial and managerial resources of the bank holding companies and banks involved (including consideration of capital adequacy, liquidity, and earnings performance; the competence, experience, and integrity of the officers, directors, and principal shareholders; and the records of compliance with applicable laws and regulations) and the future prospects of the combined organization (including consideration of the current and projected capital positions and levels of indebtedness), (iii) the convenience and needs of the communities to be served, (iv) the effectiveness of the companies in combating money laundering, and (v) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system.
In considering an application under Section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the “CRA.”
Office of the Comptroller of the Currency
The prior approval of the OCC under the Bank Merger Act is required for the merger of West Suburban Bank with and into Old Second National Bank. In reviewing applications under the Bank Merger Act, the OCC must consider a number of factors, including: (i) the effect of a proposed merger on competition, (ii) financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (iii) convenience and needs of the communities to be served, (iv) the effectiveness of both institutions in combating money laundering, and (v) the risk to the stability of the U.S. banking and financial system. Additionally, the OCC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank, and the effect on the bank’s or savings association’s shareholders, depositors, other creditors and customers.
Additionally, as required by the CRA, and in reviewing the convenience and needs of the communities to be served, the OCC will consider the records of performance of the relevant insured depository institutions under the CRA. Old Second National Bank’s establishment and operation of branches at West Suburban Bank’s existing branch locations is also subject to approval by the OCC. Old Second received the OCC’s approval to merge West Suburban Bank with and into Old Second National Bank on September 30, 2021.
Public Comments and Notice
Furthermore, the BHC Act, the Bank Merger Act, Federal Reserve Board and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board and OCC, as applicable, and authorize the Federal Reserve Board and OCC to hold a public hearing or meeting if the Federal Reserve Board or OCC, as applicable, determines that a hearing or meeting would be appropriate. The Federal Reserve Board and the OCC takes into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve and OCC frequently receive protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the applicable application is under review by the Federal Reserve Board or the OCC. As of their last respective CRA examinations, Old Second National Bank received an overall “outstanding,” and West Suburban Bank received an overall “satisfactory,” regulatory rating with respect to CRA compliance.
Waiting Periods
Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice, which we refer to as the “DOJ,” may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
West Suburban Bank is regulated by the Illinois Department of Financial and Professional Regulation, which we refer to as the “Illinois DFPR.” As required by Illinois law, a notice was filed with the Illinois DFPR advising the agency that West Suburban Bank intends to merge with and into Old Second National Bank.
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
Based on information available to us as of the date hereof, Old Second and West Suburban believe that neither the merger nor the bank merger raises substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither Old Second nor West Suburban can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, each party’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.
If there is an adverse development in either party’s regulatory standing, Old Second or West Suburban may be required to withdraw some or all of its respective applications for approval of the merger and the bank merger, and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

ACCOUNTING TREATMENT
The merger will be accounted for as a business combination by Old Second using the acquisition method of accounting. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of West Suburban as of the effective time will generally be recorded at their respective fair values and added to those of Old Second. Any excess of purchase price over the acquisition accounting values will be recorded as goodwill. Consolidated financial statements of Old Second issued after the merger will reflect these acquisition accounting values and will not be restated retroactively to reflect the historical financial position or results of operations of West Suburban.
PUBLIC TRADING MARKETS
Old Second common stock is listed on NASDAQ under the symbol “OSBC.” West Suburban common stock is quoted on the OTC Pink Market under the symbol “WNRP.” Upon completion of the merger, the West Suburban common stock will no longer be quoted on the OTC Pink Market. Following the merger, shares of Old Second common stock will continue to be traded on NASDAQ.
Under the merger agreement, Old Second will cause the shares of Old Second common stock to be issued in the merger, to be approved for listing on NASDAQ, subject to notice of issuance, and the merger agreement provides that neither Old Second nor West Suburban will be required to complete the merger if such shares are not authorized for listing on NASDAQ.
RESALE OF SHARES OF OLD SECOND COMMON STOCK
All Old Second common stock received by West Suburban shareholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for Old Second common stock received by any West Suburban shareholder who becomes an “affiliate” of Old Second after completion of the merger. This joint proxy statement/prospectus does not cover resales of Old Second common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT
The description of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement carefully and in its entirety as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about Old Second or West Suburban. Factual disclosures about Old Second and West Suburban contained in this joint proxy statement/prospectus may supplement, update or modify the disclosures about Old Second and West Suburban contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for transactions of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about Old Second or West Suburban at the time they were made or otherwise.
Structure of the Merger
The West Suburban board of directors and the Old Second board of directors has approved the merger agreement. The merger agreement provides for the merger of West Suburban with and into Old Second, with Old Second continuing as the surviving entity in the merger. Immediately following the completion of the merger, West Suburban’s wholly-owned subsidiary, West Suburban Bank, an Illinois-chartered banking corporation, will merge with and into Old Second’s wholly-owned subsidiary, Old Second National Bank, a national banking association, with Old Second National Bank as the surviving bank.
Merger Consideration
Each share of West Suburban common stock issued and outstanding immediately prior to the effective time of the merger (except for treasury stock or shares owned by Old Second and West Suburban, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by West Suburban shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 42.413 shares of Old Second common stock, which we refer to as the “exchange ratio” and $271.15 in cash, without interest (together with cash in lieu of fractional shares as discussed below, the “merger consideration”).
If, prior to the effective time of the merger, the number of outstanding shares of Old Second common stock or West Suburban common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio.

Fractional Shares
Old Second will not issue any fractional shares of Old Second common stock in the merger. Instead, a West Suburban shareholder who otherwise would have received a fraction of a share of Old Second common stock will receive an amount in cash (without interest) equal to such fractional part of a share of Old Second common stock multiplied by the average closing price of Old Second common stock as quoted on NASDAQ, during the 20 trading days ending on and including the fifth trading day prior to the date the merger is consummated.
Governing Documents
Old Second’s certificate of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined company until otherwise duly amended or repealed.
Effective Time of the Merger
The merger will become effective upon the filing of and as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware and the articles of merger to be filed with the Secretary of State of the State of Illinois. Subject to the terms of the merger agreement, if the effective time of the merger would occur on or after December 10, 2021, unless otherwise mutually agreed by the parties to the merger agreement, the parties will use their reasonable best efforts to cause the effective time to occur within one business day of the last of the following dates to occur: (a) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger or the bank merger, (b) the date on which the shareholders of West Suburban and Old Second approve the merger agreement, or (c) the satisfaction or, to the extent applicable, waiver of the conditions set forth in the merger agreement. It currently is anticipated that the completion of the merger will occur in the fourth quarter of 2021 subject to the receipt of West Suburban and Old Second shareholder approvals, regulatory approvals and other customary closing conditions, but neither Old Second nor West Suburban can guarantee when or if the merger will be completed.
Exchange of Certificates
Letter of Transmittal
Promptly after the execution of the merger agreement, West Suburban will assist Old Second with the collection of West Suburban’s shareholders’ stock certificates in an effort to minimize the need for the execution and delivery of lost stock affidavits in lieu of the delivery of West Suburban stock certificates. Unless different timing is agreed to by Old Second and West Suburban and to the extent practicable and subject to the agreement with the exchange agent, not later than 20 days prior to the anticipated effective time of the merger, Old Second will cause an exchange agent to mail transmittal materials to each record holder of West Suburban common stock for use in effecting the surrender and cancellation of certificates in exchange for the merger consideration, which will be issued in uncertificated “book entry” form. The transmittal materials will specify that risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to the exchange agent by former West Suburban shareholders and will include a covenant from each West Suburban shareholder that delivers completed transmittal materials prior to the effective time of the merger that such shareholder will not transfer any of their shares of West Suburban common stock without providing email notice to Old Second and the exchange agent of such transfer on the same day of the transfer. Unless different timing is agreed to by Old Second and West Suburban, after receipt of the transmittal materials from the exchange agent, each holder of shares of West Suburban common stock will surrender such shareholder’s certificates or book entry shares to the exchange agent and will promptly after the effective time, or the surrender of such shareholder’s certificates or book entry shares to the exchange agent if later, receive in exchange therefor the merger consideration, without interest together with any undelivered dividends or distributions in respect of such shares. Old Second will not be obligated to deliver the merger consideration or any undelivered dividends to which any former holder of West Suburban common stock is entitled until the holder surrenders the certificate or certificates or book entry shares representing his or her shares for exchange and until the effective time of the merger. The certificate or certificates so surrendered must be duly endorsed as the exchange agent may require. Neither Old Second nor West Suburban will be liable to a holder of West Suburban common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.
Old Second or its exchange agent will maintain a book entry list of Old Second common stock to which each former West Suburban shareholder is entitled. Certificates evidencing Old Second common stock into which West Suburban common stock has been converted will not be issued.
After the effective time of the merger, record holders of certificates or book entry shares that represented outstanding West Suburban common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates or book entry shares other than the right to surrender the certificates and receive in exchange the aggregate number of whole shares of Old Second common stock (issued in book entry form) and the cash consideration to which the holder is entitled pursuant to the merger agreement.
Withholding
Old Second and the exchange agent will be entitled to deduct and withhold from any consideration payable under the merger agreement the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law or by any taxing authority or governmental entity. If any such amounts are deducted or withheld by Old Second or the exchange agent, as the case may be, and paid over to the appropriate governmental entity, these amounts will be treated for all purposes of the merger agreement as having been paid to such person from whom they were deducted or withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to Old Second common stock will be paid to the holder of any unsurrendered certificates or book entry shares of West Suburban common stock until the holder surrenders such certificate or book entry shares in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Old Second common stock that the shares of West Suburban common stock represented by such certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains customary representations and warranties of each of Old Second and West Suburban relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.
The merger agreement contains representations and warranties made by Old Second and/or West Suburban relating to a number of matters, including the following:
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corporate matters, including due organization and qualification and subsidiaries;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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required governmental and other regulatory filings and consents and approvals in connection with the merger;

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capitalization;

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financial statements and absence of undisclosed liabilities;

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the absence of certain changes or events;

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tax matters and the absence of actions that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

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allowance for loan losses, loans and investment portfolios;

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assets, insurance matters and real property;

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intellectual property;

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environmental matters;

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compliance with applicable laws and agreements with regulatory authorities;

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labor relations and employee benefit plan matters;

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certain material contracts;

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fiduciary activities and mortgage banking business;

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privacy of customer information;

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legal proceedings;

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reports to regulatory authorities;

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internal controls;

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loans with executive officers and directors;

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lack of circumstances reasonably likely to impede or delay the receipt of required consents for the merger or such consents containing conditions or restrictions which would materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement;

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inapplicability of takeover statutes;

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broker’s and finder’s fees payable in connection with the merger and the opinion of financial advisors;

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the board of directors’ recommendation regarding the merger;

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material compliance with laws governing programs created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including the Paycheck Protection Program and the Main Street Lending Program, to the extent the party participated in such programs; and

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the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents.

Certain representations and warranties of Old Second and West Suburban are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Old Second or West Suburban, is an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (a) the financial position, property, business, assets or results of operations of such company and its subsidiaries, taken as a whole, or (b) the ability of such company to consummate the merger or the other transactions contemplated by the merger agreement; provided, that a “material adverse effect” shall not be deemed to include the effects of:
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changes in banking and other laws (including any laws, directives, policies, guidelines or recommendations of any governmental entity, which we refer to as “pandemic measures” in response to outbreaks, epidemics or pandemics relating to COVID-19, or any other viruses and the governmental and other responses thereto, which we refer to as the “pandemic”) or regulations of general applicability or interpretations thereof by governmental authorities;

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changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies;

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actions and omissions of such company (or any of its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

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changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent that such company is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry;

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changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the pandemic);

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changes resulting from the public disclosure of the execution of the merger agreement, public disclosure or contemplated consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement or the pendency of the transactions contemplated by the merger agreement; or

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the direct effects of compliance with the merger agreement on the operating performance of such company.

Furthermore, with regard to Old Second, a “material adverse effect” will not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, the trading price of Old Second common stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a “material adverse effect” on Old Second).
Covenants and Agreements
Conduct of Business Prior to the Completion of the Merger
Under the merger agreement, both parties have agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to: (a) operate its business only in the usual, regular, and ordinary course; (b) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; (c) use commercially reasonable efforts to cause its representations and warranties to be correct at all times; (d) with respect to West Suburban only, consult with Old Second prior to entering into or making any loans that exceed regulatory loan to value guidelines; and (e) take no action which would be reasonably likely to (i) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of Old Second would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement such that, had Old Second known of such condition or requirement, it would not, in its reasonable judgment, have entered into the merger agreement, or (ii) materially adversely affect the ability of either party to perform its covenants and agreements under the merger agreement.
Additionally, Old Second and West Suburban have undertaken further covenants. Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, West Suburban may not, and may not permit any of its subsidiaries to, without the prior written consent of Old Second (which consent will not be unreasonably withheld, delayed, or conditioned), undertake the following:
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amend such entity’s articles of incorporation, bylaws or other governing instruments;

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incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of such entity consistent with past practices or grant any lien on any material asset of such entity;

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except for repurchases of West Suburban common stock distributed by the West Suburban employee stock ownership plan, which we refer to as the “West Suburban ESOP,” in the ordinary course and consistent with past practice, repurchase, redeem, or otherwise acquire or exchange directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of such entity;

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issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of West Suburban common stock, any other capital stock of any such entity, or any right thereof;

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declare or pay any dividend or make any other distribution in respect of West Suburban’s capital stock, other than dividends from wholly owned West Suburban subsidiaries to West Suburban, and other than West Suburban’s regular quarterly dividend declared prior to the effective time in an amount not to exceed $6.00 per issued and outstanding share of West Suburban common stock;

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adjust, split, combine or reclassify any capital stock of any such entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of West Suburban common stock, or sell, lease, mortgage or otherwise dispose of (a) any shares of capital stock of any West Suburban subsidiary or (b) any material asset other than in the ordinary course of business;
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except as contemplated by the merger agreement or as may be required by a West Suburban benefit plan, (a) grant any bonus or increase in compensation or benefits to the employees, officers or directors of any West Suburban entity (except for increases in compensation or benefits in accordance with past practice for employees that are not directors or executive officers or as otherwise disclosed on West Suburban’s confidential disclosure memorandum), (b) commit or agree to pay any severance or termination pay (other than severance or termination pay in the ordinary course of business consistent with past practice), or any stay or other bonus to any West Suburban director, officer, employee or other service provider (except as otherwise disclosed on West Suburban’s confidential disclosure memorandum), (c) enter into or amend any severance agreements with officers, employees, directors or other service providers of such entity, (d) change any fees or other compensation or other benefits to directors of such entity, or (e) accelerate or vest or commit or agree to accelerate or vest amounts, benefits or rights payable to any employee, director, officer or other service provider by any such entity under any West Suburban benefit plan;

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enter into or amend any employment contract between such entity and any person (unless such amendment is required by law) that such entity does not have the right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time, except in the case of amendments to comply with Section 409A of the Code;

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except as disclosed on West Suburban’s confidential disclosure memorandum, adopt any new employee benefit plan of such entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans other than any such change that is required by law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or in the ordinary course consistent with past practice;

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make any material change in any tax or accounting practices or methods or in systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in tax laws, regulatory guidelines or GAAP;

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commence any litigation other than in accordance with past practice, or settle any litigation involving any liability of such entity for money damages or restrictions upon the operations of such entity, except as disclosed on West Suburban’s confidential disclosure memorandum;

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except in the ordinary course of business consistent with past practice, enter into, modify, amend, or terminate any material contract that contemplates an annual expenditure in excess of $150,000 or a term greater than 24 months;

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make, renegotiate, renew, increase, extend, modify or purchase any loan, credit equivalent lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, (a) with respect to any extension of credit with an unpaid balance of less than $5,000,000 if secured and $1,000,000 if unsecured, and (b) with respect to any extension of credit a maturity of ten years or less, in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of West Suburban’s deposits and other liabilities; provided, that Old Second shall be deemed to have consented to such extension of credit if Old Second does not object within a review period of three business days following the date of delivery of notice of such transaction by West Suburban to Old Second;

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except for loans or extensions of credit consistent with existing policies and practices and applicable law, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of West Suburban or West Suburban Bank, or any entity controlled, directly or indirectly, by any director or executive officer, other than renewals of existing loans or commitments to loan;

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restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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make any capital expenditures in excess of an aggregate of $150,000 other than pursuant to binding commitments existing on the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

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establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

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knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, or in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

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knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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agree to take, make any commitment to take, or adopt any resolutions of its board in support of, any of the actions set forth above;

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maintain West Suburban Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods inconsistent with past practices of West Suburban Bank; or

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take any action or fail to take any action that is intended to, or would or would be reasonably likely to result in any of the conditions set forth in the merger agreement not being satisfied or prevent or materially delay the consummation of the transactions contemplated by the merger agreement, except as may be required by applicable law.

Old Second may not, and may not permit any of its subsidiaries to, without the prior written consent of West Suburban (which consent will not be unreasonably withheld, delayed, or conditioned), undertake the following:
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amend its certificate of incorporation or bylaws or similar governing documents of any of its subsidiaries in a manner that changes any material term or provision of Old Second common stock or that otherwise would materially and adversely affect the economic benefits of the merger to the holders of West Suburban common stock or would materially impede Old Second’s ability to consummate the transactions contemplated by the merger agreement;

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knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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(a) adjust, split, combine or reclassify any capital stock or other equity interest, (b) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (i) dividends paid in the ordinary course of business by any direct or indirect wholly owned subsidiary of Old Second to Old Second or any other direct or indirect wholly owned subsidiary of Old Second, (ii) quarterly cash dividends on Old Second common stock consistent with past practice, and (iii) dividends in respect of the outstanding trust preferred securities of Old Second as of the date of the merger agreement) or make any other distribution on any shares of its capital stock or other equity interest, or (c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any material subsidiary of Old Second;

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except in the ordinary course of business consistent with past practice or involving less than $25,000,000 in purchase price proceeds, purchase any securities or make any material investment (whether by purchase of stock or securities, contributions to capital, material asset transfers, or purchase of any material assets) in any other person or entity other than a wholly owned subsidiary of Old Second, or otherwise acquire direct or indirect control over any person or entity, other than in connection with foreclosures of loans in the ordinary course of business;

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take any action or fail to take any action that is intended to, or would or would be reasonably likely to result in any of the conditions set forth in the merger agreement not being satisfied or prevent or materially delay the consummation of the transactions contemplated by the merger agreement, except as may be required by applicable law; or
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agree to take, make any commitment to take, or adopt any resolutions of its board in support of, any of the actions set forth above.

In addition, the merger agreement provides that each of Old Second and West Suburban will give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which (a) has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect, as applicable, (b) would cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement, or (c) would reasonably be likely to prevent or materially interfere with the consummation of the merger, and will use its reasonable efforts to prevent or promptly to remedy the same.
Shareholder Meetings and Recommendation of the Board of Directors of Old Second and West Suburban
Each of West Suburban and Old Second have agreed to hold a meeting of their respective shareholders as promptly as reasonably practicable for the purpose of voting upon approval of the merger agreement and the transactions contemplated by the merger agreement. Each of West Suburban and Old Second has agreed to use its reasonable efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the merger agreement and the transactions provided for in the merger agreement. However, in certain limited circumstances, and only if the West Suburban board, after receiving the advice of its outside counsel and financial advisors, determines in good faith that it would be a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then the West Suburban board may withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify its recommendation.
Notwithstanding any change in recommendation by the board of directors of West Suburban, unless the merger agreement has been terminated in accordance with its terms, each of Old Second and West Suburban are required to convene a meeting of their respective shareholders and to submit the merger agreement to such shareholders for the purpose of voting on the approval of the merger agreement.
Agreement Not to Solicit Other Offers
West Suburban has agreed that it will not, and will use its reasonable best efforts to cause its affiliates and representatives not to, directly or indirectly (a) solicit, initiate, or knowingly encourage, induce or facilitate, the making, submission, or announcement of any proposal that constitutes an acquisition proposal, (b) participate in any discussions (except to notify a third party of the existence of these restrictions) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes an acquisition proposal, (c) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement) (referred to in the merger agreement as an “acquisition agreement”) related to any acquisition transaction, or (d) propose or agree to do any of the foregoing.
For purposes of the merger agreement, an “acquisition proposal” means, any proposal for a transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (a) any acquisition or purchase from West Suburban of 50% or more of West Suburban’s common stock, or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 50% or more of West Suburban’s common stock, or any merger, consolidation, business combination or similar transaction involving West Suburban pursuant to which the shareholders of West Suburban immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity, (b) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 50% or more of West Suburban and its subsidiaries’ consolidated assets, or (c) any liquidation or dissolution of West Suburban (such transactions referred to in the merger agreement as “acquisition transactions”).

However, in the event West Suburban receives an unsolicited bona fide written acquisition proposal prior to the approval of the merger agreement by the West Suburban shareholders, it may, furnish nonpublic information or enter into a confidentiality agreement or discussions or negotiations if: (a) neither West Suburban nor any of its representatives or affiliates has violated the non-solicit restrictions in the merger agreement (other than an unintentional or immaterial breach), (b) West Suburban’s board has determined in good faith, after consultation with West Suburban’s financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined in the merger agreement), (c) West Suburban’s board concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to West Suburban and its shareholders, (d) West Suburban gives Old Second prompt (but in event more than 48 hours) notice of West Suburban’s receipt of any acquisition proposal and West Suburban’s furnishing nonpublic information to, or entering into negotiations with such person or group, (e) West Suburban receives an executed confidentiality agreement containing terms no less favorable to West Suburban than the confidentiality terms of the non-disclosure agreement entered into by West Suburban and Old Second in connection with the merger agreement, and (f) contemporaneously with furnishing any such nonpublic information, West Suburban also furnishes such nonpublic information to Old Second.
In addition, West Suburban has agreed to provide Old Second with at least two business days’ prior written notice of its receipt of a superior proposal (as defined in the merger agreement) and its intent to announce an adverse recommendation change which notice will specify the material terms and conditions of the superior proposal, and (a) after providing such notice, West Suburban will negotiate in good faith with Old Second (if requested by Old Second) and provide Old Second reasonable opportunity during the subsequent two business day period to make such adjustments in the terms and conditions of the merger agreement as would enable West Suburban’s board of directors to proceed without an adverse recommendation change; and (b) West Suburban’s board of directors, following such two business day period, again determines in good faith, after consultation with the West Suburban’s financial advisor and outside legal counsel, that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to take such action would violate their fiduciary duties to West Suburban and its shareholders under applicable law.
Except as provided in the merger agreement, West Suburban also agreed to immediately cease, and to use its reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, and representatives to immediately cease, any and all existing activities, discussions, or negotiations with respect to any acquisition proposal and to use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any acquisition proposal.
Regulatory Matters
Old Second and West Suburban have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, which this joint proxy statement/prospectus forms a part, and Old Second has agreed to promptly prepare and file with the SEC a registration statement, in which this joint proxy statement/prospectus will be included as a prospectus. Old Second and West Suburban have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act, and will thereafter as promptly as practicable mail or deliver this joint proxy statement/prospectus to their respective shareholders. Old Second will also take any action required to be taken under any applicable state securities laws in connection with the merger and each of Old Second and West Suburban will furnish all information concerning it and the holders of West Suburban common stock as may be reasonably requested in connection with any such action.
Old Second and West Suburban have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation and applications within 20 business days from the date of the merger agreement, and to effect all applications, notices, petitions and filings, to obtain all consents from regulatory authorities and other third parties which are necessary to or advisable to consummate the transaction contemplated by the merger agreement. Old Second and West Suburban have also agreed to consult with each other with respect to obtaining said consents and each party will keep the other apprised of the status of all matters related to the consummation of the transactions contemplated by the merger agreement, and to advise the other party upon receiving any communication from any regulatory authority or third party whose consent is required which causes such party to believe that a consent or approval will not be obtained or materially delayed.
Employee Benefit Matters
As of the effective time of the merger or the bank merger, as applicable, all employees of West Suburban and West Suburban Bank will become employees of Old Second or Old Second National Bank, which we refer to as a “continuing employee.” Each continuing employee will be employed on the same terms and conditions as similarly situated employees of Old Second National Bank and eligible to participate in each applicable Old Second employee health and benefit plan with full credit for prior service with West Suburban for purposes of eligibility and vesting, and Old Second will make available employer-provided benefits under Old Second’s health and benefit plans to each continuing employee on the same basis as it provides such coverage to similarly situated Old Second or Old Second National Bank employees. Old Second will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a continuing employee or their covered dependents who were covered under a similar West Suburban health or benefit plan at the effective time of the merger.
Old Second has agreed that any continuing employees who are not parties to an employment, change in control, or other type of agreement that provides for severance or other compensation upon a change in control or upon a separation from service following a change in control, who remain employed by Old Second or any of its subsidiaries as of the effective time of the merger, and whose employment is terminated by Old Second or any of its subsidiaries prior to the first anniversary of the effective time of the merger, will receive, subject to such continuing employee’s execution and non-revocation of a general release of claims in a form reasonably satisfactory to Old Second four weeks of base salary for each twelve months of such continuing employee’s prior employment with West Suburban; provided, however, that in no event will the total amount of severance for any single continuing employee be greater than twelve weeks of such base salary.
Old Second has also agreed to pay stay bonuses to certain employees of West Suburban mutually agreed upon by Old Second and West Suburban following completion of the merger. In addition, simultaneously with the execution of the merger agreement, Keith W. Acker and Matthew R. Acker entered into the form of the employment agreement attached to the merger agreement. For a discussion of the employment agreements with Keith W. Acker and Matthew R. Acker see the section entitled “Interests of West Suburban Directors and Executive Officers in the Merger” beginning on page 75 of this joint proxy statement/prospectus.
Prior to seeking shareholder approval of the merger, West Suburban has agreed to engage an independent trustee for the West Suburban ESOP to take any and all appropriate actions in connection with the merger agreement, including reviewing the merger agreement and making a voting recommendation to the participants of the West Suburban ESOP in connection with West Suburban’s shareholders’ meeting and voting, with respect to the merger and the merger agreement, the number of shares of West Suburban common stock held by the West Suburban ESOP in accordance with the merger agreement.
Director and Officer Indemnification and Insurance
The merger agreement provides that the combined company will indemnify, defend and hold harmless, to the fullest extent permitted by applicable law and the governing documents of West Suburban as in effect on the date of the merger agreement (including provisions related to the advancing of expenses incurred in the defense of any litigation), all present and former directors and executive officers of West Suburban and its subsidiaries against any liabilities arising out of actions or omissions arising out of the former executive officer’s or director’s service or services as directors, officers, employees, or agents of West Suburban or, at West Suburban’s request, of another entity or enterprise occurring at or prior to the effective time.
The merger agreement requires Old Second to use its reasonable efforts to purchase an extended reporting period for West Suburban’s existing directors’ and officers’ liability insurance policy with a duration of at least six years after the effective time (provided that Old Second may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the effective time; provided, however, that Old Second shall not be obligated to expend for such “tail” policy (or policies, as applicable) aggregate annual premium payments which exceed 300% of the annual premiums paid by West Suburban for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement; provided, that if any such cost would exceed this limit, then Old Second will instead obtain the most advantageous policy (or policies, as applicable) for a cost equal to such limit.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Old Second to be issued in the merger, access to information, compliance with confidentiality obligations, rights to control or direct operations, and public announcements and public disclosures with respect to the transactions contemplated by the merger agreement.
Conditions to Complete the Merger
The obligations of Old Second and West Suburban to complete the merger are each subject to the satisfaction (or waiver, if permitted) of the following conditions:
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the approval of the Old Second and West Suburban merger proposals by the Old Second and West Suburban shareholders, as applicable;

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the receipt of all required regulatory approvals which are necessary to consummate the merger and the bank merger and the expiration of all statutory waiting periods, without any conditions or requirements that would, in the reasonable judgment of the Old Second board of directors, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had Old Second known about such condition or requirement, it would not, in its reasonable judgment, have entered into the merger agreement, which we refer to herein as a “materially burdensome condition”;

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the receipt of all consents (other than those described in the preceding bullet) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, without any materially burdensome condition;

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the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and no proceedings by the SEC to suspend the effectiveness of the registration statement may be pending or threatened;

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the absence of any injunction, judgment, order or other legal restraint preventing the consummation of the transactions contemplated by the merger agreement or making the consummation of the merger illegal;

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the authorization for listing on NASDAQ of the shares of Old Second common stock to be issued in the merger;

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receipt by each party’s tax advisors of an opinion that (a) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (b) Old Second and West Suburban will each be treated as a party to that reorganization within the meaning of Section 368(b) of the Code;

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subject to materiality standards in the merger agreement, each party’s representations and warranties must remain accurate (and the receipt by such party of an officer’s certificate from the other party to such effect);

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the prior performance in all material respects by the other party of the obligations required to be performed by it at or before the closing date of the merger (and the receipt by such party of an officer’s certificate from the other party to such effect);

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the absence of any event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on the other party since December 31, 2020 to the effective time of the merger;

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the holders of no more than 10% of the issued and outstanding shares of West Suburban common stock will have taken the actions required by the IBCA to exercise dissenters’ rights; and

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the execution by Keith W. Acker and Matthew R. Acker of the Old Second officer agreements in the forms attached to the merger agreement (and such individuals must not have advised Old Second that they intend to breach any such agreements).

Neither Old Second nor West Suburban can provide assurance as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.
Termination of the Merger Agreement
The merger agreement may be terminated at any time notwithstanding the approval of the merger agreement by the shareholders of West Suburban and/or the shareholders of Old Second, but not later than the effective time of the merger:
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by mutual written agreement of Old Second and West Suburban if each of the Old Second and West Suburban boards of directors so determine by a majority vote of the members of their respective boards of directors;

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by either Old Second or West Suburban:

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in the event of a breach by the other party of any representation or warranty contained in the merger agreement which breach cannot be or has not been cured within 30 days after the giving of written notice of the breach and which breach is reasonably likely, in the opinion of the non-breaching party, to permit such party to refuse to consummate the transactions contemplated by the merger agreement due to the breaching party’s representations and warranties being inaccurate as of the effective date or due to the breaching party’s failure to perform or comply in all material respects with all agreements and covenants required by the merger agreement; provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

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if (a) any required regulatory approval has been denied by final, non-appealable action of such authority or any action taken by such authority is not appealed within the time limit for appeal; (b) any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger shall have become final and non-appealable; (c) the approval of the West Suburban shareholders of the West Suburban merger proposal is not obtained at the West Suburban special meeting; or (d) the approval of the Old Second shareholders of the Old Second merger proposal is not obtained at the Old Second special meeting; provided, that the terminating party may not terminate the merger agreement under these circumstances if it has breached any of its related obligations under the merger agreement;

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if the merger is not consummated by December 31, 2021, which we refer to as the “outside date;” provided, that the failure to consummate the merger is not caused by a breach of the merger agreement by the terminating party; provided, however, that (a) the outside date may be extended by the mutual consent of the parties, and (b) if on the outside date all the required regulatory approvals to consummate the merger have not been received but all other conditions to consummate the merger have been satisfied, the outside date will be automatically extended to March 31, 2022, and provided further that right to terminate the merger agreement under these circumstances will not be available to any party if the failure by such party to perform any of its obligations under the merger agreement required to be performed prior to the closing of the merger has been a direct or indirect cause of, or resulted in, the failure of the closing to occur on or before the outside date;

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by Old Second, if (a) the West Suburban board of directors fails to recommend that the West Suburban shareholders approve the West Suburban merger proposal; (b) the West Suburban board of directors has approved, recommended, or proposed publicly to approve or recommend, an acquisition proposal by an entity other than Old Second; (c) the West Suburban board of directors fails to reaffirm its recommendation that the West Suburban shareholders approve the West Suburban merger proposal following the public announcement of an acquisition proposal by an entity other than Old Second and within fifteen business days of Old Second’s request that the West Suburban board of directors reaffirm such recommendation; or (d) West Suburban fails to comply in all material respects with its non-solicitation and shareholder meeting obligations under the merger agreement; provided, that Old Second is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or
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by West Suburban, prior to obtaining the approval of the West Suburban shareholders of the West Suburban merger proposal, in order to accept an acquisition proposal from a third party involving the acquisition of a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of West Suburban with respect to which the West Suburban board has determined in good faith that such proposal, if accepted, is reasonably likely to be consummated on a timely basis, and that such proposal is more favorable to West Suburban shareholders than the merger with Old Second; provided West Suburban has complied in all material respects with its non-solicitation and shareholder meeting obligations under the merger agreement.

Effect of Termination
If the merger agreement is terminated, it will have no further effect, except that neither Old Second nor West Suburban will be relieved or released from any liabilities resulting from a willful and material breach by that party of the merger agreement.
West Suburban will pay Old Second a termination fee of $11,875,000, which we refer to as the “termination fee,” by wire transfer of immediately available funds within five days of such termination, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:
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by Old Second if (a) the West Suburban board fails to recommend to the West Suburban shareholders that they approve the West Suburban merger proposal; (b) the West Suburban board of directors has approved, recommended, or proposed publicly to approve or recommend, an acquisition proposal by an entity other than Old Second; (c) the West Suburban board of directors fails to reaffirm its recommendation that the West Suburban shareholders approve the West Suburban merger proposal following the public announcement of an acquisition proposal by an entity other than Old Second and within 15 business days of Old Second’s request that the West Suburban board of directors reaffirm such recommendation; or (d) West Suburban fails to comply in all material respects with its non-solicitation and shareholder meeting obligations under the merger agreement; provided, that Old Second is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

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by West Suburban, prior to the West Suburban shareholder approval of the merger agreement, in order to enter into an acquisition proposal from a third party involving the acquisition of a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of West Suburban, with respect to which the West Suburban board of directors has determined in good faith that such proposal, if accepted, is reasonably likely to be consummated on a timely basis, and that such proposal is more favorable to the West Suburban shareholders than the merger; provided West Suburban has complied in all material respects with its non-solicitation and shareholder meeting obligations under the merger agreement.

In addition, West Suburban will pay Old Second the termination fee if an acquisition proposal by a third party has been communicated to or otherwise made known to the West Suburban shareholders, senior management or board or directors, or any person other than Old Second has publicly announced an intention to make a proposal to acquire West Suburban and such proposal has not been withdrawn, and thereafter the merger agreement is terminated (a) by either Old Second or West Suburban, if the West Suburban shareholders have not approved the West Suburban merger proposal, (b) by either Old Second or West Suburban, if the merger is not consummated by December 31, 2021, if the West Suburban shareholders have not approved the West Suburban merger proposal, or (c) by Old Second, if West Suburban breaches any representation or warranty contained in the merger agreement which is not cured, and, in each case, within 12 months of such termination West Suburban is acquired by a third party.

Expenses and Fees
The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.
Amendment, Waiver and Extension of the Merger Agreement
To the extent permitted by law, West Suburban and Old Second, may amend the merger agreement by written agreement at any time without the approval of the West Suburban shareholders or Old Second shareholders. However, after the approval of the merger by West Suburban’s shareholders, no amendment may reduce or modify the consideration to be received by the West Suburban shareholders.
Prior to or at the effective time of the merger, either West Suburban or Old Second may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.
Support Agreements
As an inducement to Old Second’s willingness to enter into the merger agreement, the directors of West Suburban and West Suburban Bank, and certain other officers and shareholders of West Suburban entered into voting and support agreements, which we refer to as the “support agreements,” with Old Second. Pursuant to the support agreements, each such holder of West Suburban common stock has agreed, at any meeting of the West Suburban shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions), to:
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use the shareholder’s best efforts to vote (or cause to be voted), and with respect to any of the shareholder’s shares allocated to the shareholder’s account under the West Suburban Bank Employee Stock Ownership Plan, to direct the trustee of said plan to vote, all shares of West Suburban common stock beneficially owned by such holder, or with respect to which such holder has the right to vote, in favor of the merger proposal; and

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vote (or cause to be voted) such holder’s shares against any competing transaction.

Pursuant to the support agreements (and subject to certain exceptions), without the prior written consent of Old Second, each holder has further agreed not to sell or otherwise transfer any shares of West Suburban common stock at any time prior to the West Suburban special meeting in which the West Suburban shareholders approve the West Suburban merger proposal. The holders, however, may sell or otherwise transfer any shares of West Suburban common stock after the West Suburban special meeting and before the consummation of the merger.
For more information about the beneficial ownership of West Suburban common stock by each 5% or greater beneficial owner, each director and executive officer, and directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management of West Suburban.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of West Suburban common stock who exchange their shares of West Suburban common stock for the merger consideration. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service, which we refer to as the “IRS,” and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations.
This summary is limited to U.S. holders (as defined below) that hold their shares of West Suburban common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular West Suburban shareholder or to West Suburban shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of West Suburban; persons who hold West Suburban common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of West Suburban common stock through the exercise of an employee stock option or otherwise as compensation; or holders who exercise dissenters’ rights.
In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any other U.S. federal tax consequences (such as gift or estate taxes). Determining the actual tax consequences of the merger to each West Suburban shareholder may be complex. They will depend on each West Suburban shareholder’s specific situation and on factors that are not within the control of Old Second or West Suburban. Accordingly, each West Suburban shareholder should consult his or her tax advisor with respect to the particular tax consequences of the merger to such holder.
For purposes of this section, the term “U.S. holder” means a beneficial owner of West Suburban common stock that for United States federal income tax purposes is:
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a citizen or resident of the United States;

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a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate that is subject to U.S. federal income tax on its income regardless of its source; or

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a trust (a) the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or (b) that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds West Suburban common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.
In General
Old Second and West Suburban intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon Old Second receiving an opinion from its legal counsel, Nelson Mullins Riley & Scarborough LLP, and upon West Suburban receiving an opinion from its tax advisor, RSM US LLP, each in form reasonably satisfactory to such recipient, dated as of the closing date, both to the effect that, based upon facts, representations and assumptions set forth in such opinions, (i) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Old Second and West Suburban will each be a party to that reorganization within the meaning of Section 368(b) of the Code.
The opinions described in the preceding paragraph is and will be based on, among other things, representation letters from each of Old Second or West Suburban, in each case in form and substance reasonably satisfactory to such counsel or tax advisor, as applicable, and on customary factual assumptions, including, but not limited to, the assumption that the merger will be consummated in accordance with the terms of the merger agreement. If any of the representations or assumptions upon which those opinions are based is incorrect or incomplete, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. None of these opinions of counsel, including the opinions delivered in connection with the filing of this Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, is binding on the IRS or any court. No ruling has been, or will be, sought from the IRS by Old Second or West Suburban as to the U.S. federal income tax consequences of the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. Accordingly, each holder of West Suburban common stock should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder.
Based solely on the information, and subject to the assumptions, qualifications and limitations set forth herein and in their respective federal income tax opinions filed herewith, it is the opinion of Nelson Mullins Riley & Scarborough LLP and RSM US LLP that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and that accordingly the material U.S. federal income tax consequences of the merger generally applicable to U.S. holders of West Suburban common stock who exchange their shares of West Suburban common stock for the merger consideration pursuant to the merger will be those set forth in this section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
Tax Consequences to Old Second and West Suburban
Each of Old Second and West Suburban will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Old Second nor West Suburban will recognize any gain or loss as a result of the merger.
Tax Consequences to West Suburban Shareholders
The material U.S. federal income tax consequences of the merger to U.S. Holders who exchange West Suburban common stock for merger consideration are as follows:
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A U.S. holder will recognize gain, but not loss, in an amount equal to the lesser of (a) the amount of cash received, excluding any cash received in lieu of a fractional share of Old Second common stock (the tax treatment of which is discussed below), and (b) the excess, if any, of (i) the sum of the amount of such cash and the fair market value of the Old Second common stock received over (ii) the U.S. holder’s adjusted tax basis in the shares of West Suburban common stock surrendered.

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Any gain recognized generally will be capital gain, and will be long-term capital gain if, as of the effective date of the merger, the shares of West Suburban common stock were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code (as discussed below), in which case such gain will be treated as dividend income to the extent of the U.S. holder’s ratable share of West Suburban’s current and accumulated earnings and profits as calculated for U.S. federal income tax purposes.

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In general, the determination of whether any gain recognized will be treated as capital gain or a dividend distribution will depend on whether, and to what extent, the merger reduces the U.S. holder’s deemed percentage stock ownership in Old Second, taking into account certain constructive ownership rules. The IRS has indicated in rulings that any reduction in the interest of a shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon a U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders should consult their tax advisors regarding this possibility.
•
A U.S. holder generally will have an aggregate tax basis in the shares of Old Second common stock received by the U.S. holder in the merger (including any fractional share of Old Second common stock deemed received and redeemed for cash, as discussed below) equal to the U.S. holder’s aggregate adjusted tax basis in the shares of West Suburban common stock surrendered, reduced by the amount of cash received (other than cash received in lieu of a fractional share of Old Second common stock), and increased by the amount of any gain recognized or amount treated as a dividend by the U.S. holder (excluding any gain recognized with respect to cash received in lieu of a fractional share of Old Second common stock).

•
The holding period of the shares of Old Second common stock received by a U.S. holder in the merger (including any fractional share of Old Second common stock deemed received and redeemed for cash, as discussed below) will include the holding period of the shares of West Suburban common stock surrendered.

If a U.S. holder exchanges more than one “block” of shares of West Suburban common stock (that is, groups of shares that the U.S. holder acquired at different times or at different prices), the U.S. holder must calculate gain, adjusted tax basis and holding period separately as to each block of shares. Any such U.S. holder should consult with his, her or its own tax advisors regarding the manner in which shares of Old Second common stock and cash received in the merger should be allocated among different blocks of shares of West Suburban common stock for purposes of determining recognized gain and the tax bases and holding periods of the particular shares of Old Second common stock received in the merger.
Cash Received in Lieu of a Fractional Share.   If a U.S. holder receives cash in the merger instead of a fractional share of Old Second common stock, the U.S. holder will be treated as having received such fractional share in the merger, and then as having sold such fractional share for cash. As a result, the U.S. holder will recognize gain or loss equal to the difference between the cash received and the U.S. holder’s adjusted tax basis in the shares of West Suburban common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of West Suburban common stock is more than one year as of the date of the merger, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code (as discussed above). The deductibility of capital losses is subject to limitations.
Medicare Tax on Net Investment Income.   An unearned income Medicare contribution tax of 3.8% could apply to some or all of the gain and any of the proceeds taxable as a dividend that a noncorporate U.S. holder recognizes in the merger, depending on the U.S. holder’s level of modified adjusted gross income (or adjusted gross income in the case of a trust or estate) and the other provisions of Section 1411 of the Code. The unearned income Medicare contribution tax applies to “net investment income” of a U.S. holder, which may include capital gains or dividends recognized by U.S. holders as a result of the merger. U.S. holders should consult their individual tax advisors regarding the potential applicability of the unearned income Medicare contribution tax.
Backup Withholding.   Backup withholding on any cash payments received at the applicable rate (currently at a rate of 24%) may, under certain circumstances, apply unless a U.S. holder (a) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder who does not provide his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules are not an additional tax and generally may be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS.
Reporting Requirements.   A U.S. holder will be required to retain records pertaining to the merger and will be required to file with such U.S. holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. In addition, each U.S. holder who is a “significant holder” that receives Old Second common stock in the merger will be required to file a statement with his, her or its U.S. federal income tax return setting forth his, her or its adjusted tax basis in the West Suburban common stock surrendered and the fair market value of the Old Second common stock and cash received in the merger. A “significant holder” is a holder of West Suburban common stock who receives Old Second common stock in the merger and who, immediately before the merger, owned at least one percent (by vote or value) of the outstanding shares of West Suburban common stock or owned West Suburban securities with an adjusted tax basis of at least $1.0 million
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL INCOME TAX EFFECTS RELEVANT THERETO OR A DISCUSSION OF ANY OTHER TYPE OF TAXES. WEST SUBURBAN SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show the condensed combined financial information for each of Old Second and West Suburban, as well as unaudited pro forma condensed combined financial information for Old Second and West Suburban reflecting the merger, for the year ended December 31, 2020 and as of and for the six months ended June 30, 2021, and pro forma adjustments described in the accompanying notes.
Except as otherwise noted in the footnotes to the tables, (a) the financial information included under the “Old Second Historical” column is derived from Old Second’s historical unaudited interim financial statements and accompanying notes included in Old Second’s Quarterly Report on Form 10-Q for the period ended June 30, 2021, and Old Second’s historical audited financial statements and accompanying notes included in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2020, each of which is incorporated by reference herein, and (b) the financial information under the “West Suburban Historical” column is derived from West Suburban’s historical unaudited condensed financial statements and accompanying notes for the period ended June 30, 2021, and West Suburban’s historical audited financial statements and accompanying for the year ended December 31, 2020, each of which is included elsewhere in this joint proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:
•
The acquisition of West Suburban by Old Second under the provision of Financial Accounting Standard Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the sale of assets and liability of West Suburban will be recorded by Old Second at their respective fair values as of the date the merger is completed;

•
The distribution of shares of Old Second common stock to West Suburban shareholders in exchange for shares of West Suburban common stock (based on a 42.413 exchange ratio) and $271.15 in cash per share, without interest;

•
Certain reclassifications to conform historical West Suburban financial information presentation to Old Second; and

•
Transaction costs in connection with the merger.

The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical consolidated balance sheets of Old Second and West Suburban, presenting the merger as if it had been consummated on June 30, 2021. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2021, and for the year ended December 31, 2020, combine the historical consolidated income statements of Old Second and West Suburban, presenting the merger as if it had been consummated on January 1, 2020. You should read such information in conjunction with Old Second’s and West Suburban’s consolidated financial statements for the six months ended June 30, 2021 and the year ended December 31, 2020 and related notes, which for Old Second are incorporated by reference into this joint proxy statement/prospectus, and for West Suburban are included elsewhere in this joint proxy statement/prospectus. You should also read the accompanying Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet and Income Statements.
The unaudited pro forma combined condensed financial information is presented for illustrative purposes only, and does not necessarily indicate the financial results of the combined company had Old Second and West Suburban actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods of the future financial position of the combined entities, which could differ materially from those shown in this information. The unaudited pro forma condensed combined financial information does not reflect the benefits of expected synergies, anticipated cost savings, or other factors that may result as a consequence of the merger. The unaudited pro forma condensed combined financial information also does not consider any potential effect of changes in market conditions or interest rates on revenues or the impact of changes in Old Second’s stock price. As explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
As of the date of this joint proxy statement/prospectus, Old Second has not yet completed the valuation analysis and calculations at the level of detail required to obtain the necessary estimates of the fair market values of the West Suburban assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and liabilities. Therefore, certain West Suburban assets and liabilities are presented at their respective carrying amounts and should be considered preliminary values. Final determination of the fair values of West Suburban assets and liabilities will be obtained based on actual West Suburban asset and liabilities as of the closing date and therefore cannot be known prior to completion of the merger.
Due to the preliminary estimates for the pro forma purchase price and valuation analysis as noted above, the pro forma adjustments presented are to be considered preliminary and subject to change as additional information becomes available, and the final closing balances are known. The preliminary pro forma adjustments have been presented solely for the purpose of providing the unaudited pro forma condensed combined financial information.
Upon completion of the merger, a final determination of the fair values of West Suburban assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase price as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill, deferred taxes, and other assets and liabilities, and may impact the combined company’s statement of income.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
	As of June 30, 2021
			Purchase Accounting Adjustments
(in thousands)	Historical Old Second	Historical West Suburban	Fair Value Marks	Other, including Financing	Note 3	Proforma Combined
Assets
Cash and cash equivalents	$592,760	$117,676	—	$(104,690)	A	$605,746
Investment securities	579,948	1,217,053	(600)	—	B	1,796,401
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	9,917	3,340	—	—		13,257
Loans held-for-sale	6,814	—	—	—		6,814
Loans	1,903,366	1,537,041	(5,500)	—	C	3,434,907
Less: allowance for credit losses on loans	28,639	19,026	(5,726)	10,800	D, E	52,739
Net loans	1,874,727	1,518,015	226	(10,800)		3,382,168
Premises and equipment, net	44,544	52,184	(8,800)	—	F	87,928
Goodwill and core deposit intangible	20,546	713	64,443	—	G, H	85,702
Bank-owned life insurance (“BOLI”)	63,859	39,973	—	—		103,832
Other assets	57,519	23,459	3,000	11,704	I	95,682
Total assets	$3,250,634	$2,972,413	58,269	$(103,786)		$6,177,530
Liabilities
Noninterest bearing deposits	$1,028,558	$386,324	$—	$—	J	$1,414,882
Interest bearing deposits	1,653,443	2,241,626	2,600	—		3,897,669
Total deposits	2,682,001	2,627,950	2,600	—		5,312,551
Short-term borrowings	68,566	77,000	—	—		145,566
Long-term debt	150,604	—	—	—		150,604
Other liabilities	33,525	22,434	3,432	31,000	K	90,391
Total liabilities	2,934,696	2,727,384	6,032	31,000		5,699,112
Stockholders’ Equity
Common stock	$34,957	$3,087	$(3,087)	$10,378	A, L	$45,335
Additional paid-in capital	120,572	12,114	(12,114)	78,698	M	199,270
Retained earnings	255,536	226,233	(226,233)	(30,096)	N, O	225,440
Accumulated other comprehensive income	14,433	3,595	(3,595)	—	N	14,433
Treasury stock	(109,560)	—	—	103,500	L	(6,060)
Total stockholders’ equity	315,938	245,029	(245,029)	162,480		478,418
Total liabilities and stockholders’ equity	$3,250,634	$2,972,413	$(238,997)	$193,480		$6,177,530
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
	For the Six Months Ended June 30, 2021
(in thousands, except per share data)	Historical Old Second	Historical West Suburban	Fair Value Marks	Note 3	Pro forma Combined
Interest and dividend income
Loans, including fees	$43,022	$28,493	$465	P	$71,980
Loans held-for-sale	93	—	—		93
Investment securities	6,013	7,157	—		13,170
Other	457	58	—		515
Total interest and dividend income	49,585	35,708	465		85,758
Interest expense
Deposits	1,367	2,232	(341)	Q	3,258
Borrowings	2,721	26	—		2,747
Total interest expense	4,088	2,258	(341)		6,005
Net interest and dividend income	45,497	33,450	806		79,753
Provision for credit losses	(6,500)	250	—	E	(6,250)
Net interest and dividend income after provision for credit losses	51,997	33,200	806		86,003
Noninterest income
Trust income	4,540	633	—		5,173
Service charges on deposits	2,416	1,257	—		3,673
Mortgage banking revenue	7,364	—	—		7,364
BOLI-related income	757	299	—		1,056
Card related income	3,113	2,362	—		5,475
Other income, including securities gains/(losses), net	1,029	10,264	—		11,293
Total noninterest income	19,219	14,815	—		34,034
Noninterest Expense
Salaries and employee benefits	26,402	14,283	—		40,685
Occupancy, furniture and equipment	4,770	6,140	—		10,910
Computer and data processing	2,602	2,503	—		5,105
Other expense	9,365	5,165	1,062	R	15,592
Total noninterest expense	43,139	28,091	1,062		72,292
Income before income taxes	28,077	19,924	(256)		47,745
Provision for income taxes	7,378	5,349	(72)	S	12,655
Net income	$20,699	$14,575	$(184)		$35,090
Basic earnings per share	$0.71	$37.63			$0.77
Diluted earnings per share	0.70	37.63			0.76
Dividends declared per share	0.06	4.00			0.06
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
	For the Year Ended December 31, 2020
(in thousands, except per share data)	Historical Old Second	Historical West Suburban	Fair Value Marks	Other	Note 3	Proforma Combined
Interest and dividend income
Loans, including fees	$90,923	$60,296	$931	$—	P	$152,150
Loans held-for-sale	306	—	—	—		306
Investment securities	12,244	13,878	—	—		26,122
Other	742	296	—	—		1,038
Total interest and dividend income	104,215	74,470	931	—		179,616
Interest expense
Deposits	6,602	7,296	(780)	—	Q	13,118
Borrowings	5,862	2	—	—		5,864
Total interest expense	12,464	7,298	(780)	—		18,982
Net interest and dividend income	91,751	67,172	1,711	—		160,634
Provision for credit losses	10,413	6,003	—	10,800	E	27,216
Net interest and dividend income after provision for credit losses	81,338	61,169	1,711	(10,800)		133,418
Noninterest income
Trust income	6,409	912	—	—		7,321
Service charges on deposits	5,512	2,202	—	—		7,714
Mortgage banking revenue	15,124	—	—	—		15,124
BOLI-related income	1,290	1,320	—	—		2,610
Card related income	5,532	4,072	—	—		9,604
Other income, including securities gains/(losses), net	3,620	2,944	—	—		6,564
Total noninterest income	37,487	11,450	—	—		48,937
Noninterest Expense
Salaries and employee benefits	49,547	31,834	—	—		81,381
Occupancy, furniture and equipment	8,498	12,730	—	—		21,228
Computer and data processing	5,143	4,831	—	—		9,974
Other expense	18,229	9,518	2,250	—	R	29,997
Total noninterest expense	81,417	58,913	2,250	—		142,580
Income before income taxes	37,408	13,706	(539)	(10,800)		39,775
Provision for income taxes	9,583	3,015	(151)	(3,024)	S	9,423
Net income	$27,825	$10,691	$(388)	$(7,776)		$30,352
Basic earnings per share	$0.94	$27.15				$0.66
Diluted earnings per share	0.92	27.15				0.65
Dividends declared per share	0.04	8.00				0.04
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1:    Basis of Presentation
The proforma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with Old Second as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition or results of the combined companies had the companies actually been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of West Suburban, as of the effective date of the merger, will be recorded by Old Second at their respective fair values and the excess of the merger consideration over the fair value of West Suburban’s net assets will be allocated to goodwill.
The merger, which is currently expected to be completed in the fourth quarter of 2021, and is subject to the satisfaction of customary closing conditions, provides that West Suburban shareholders will receive (a) $271.15 cash consideration for each share of West Suburban common stock they hold immediately prior to the merger, and (b) 42.413 shares of Old Second common stock for each share of West Suburban common stock they hold immediately prior to the merger. The implied value of the merger consideration to West Suburban shareholders is $769.93 per share, or a total of $297.3 million, based on the closing stock price of Old Second common stock of $11.76 per share as of July 23, 2021.
The pro forma allocation of the purchase price presented in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is consummated. Adjustments may include, but are not limited to, changes in (a) West Suburban’s balance sheet and operating results through the effective time of the merger; (b) the aggregate value of the merger consideration paid if the share price of the Old Second common stock varies from the assumed $11.76 per share; (c) total merger related expenses and implementation costs vary from currently estimated amounts included herein; and (d) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.
Note 2:    Preliminary Purchase Price
The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial statement are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and a 10% decrease in in the price per share of Old Second common stock from the July 23, 2021, baseline price, and its impact on the preliminary goodwill estimate.
	July 23, 2021	10% Increase	10% Decrease
Stock Consideration:
Common shares of West Suburban	386,097	386,097	386,097
Exchange ratio	42.413	42.413	42.413
Old Second common shares issued	16,375,532	16,375,532	16,375,532
Price per share of Old Second common stock as of July 23, 2021	$11.76	$12.936	$10.584
Preliminary fair value of consideration for common stock	$192,576,257	$211,833,883	$173,318,631
Cash Consideration:
Common shares of West Suburban	386,097	386,097	386,097
Fixed cash consideration rate per share	$271.15	$271.15	$271.15
Preliminary fair value of cash consideration	$104,690,202	$104,690,202	$104,690,202
Total pro forma purchase price consideration	$297,266,459	$316,524,084	$278,008,833
Preliminary goodwill	$50,156,000	$69,413,626	$30,898,374
West Suburban Net Assets at Fair Value
(in thousands)
Cash and cash equivalents	$117,676
Investment securities	1,216,453
FHLBC and FRBC stock	3,340
Loans held-for-sale	—
Net loans	1,518,242
Premises and equipment, net	43,384
Core deposit intangible	15,000
BOLI	39,973
Other assets	26,458
Total assets acquired	$2,980,526
Liabilities
Noninterest bearing deposits	$386,324
Interest bearing deposits	2,244,226
Total deposits	2,630,550
Short-term borrowings	77,000
Long-term debt	—
Other liabilities	25,866
Total liabilities assumed	2,733,416
Net assets acquired	$247,110
Preliminary goodwill	$50,156
Note 3:    Pro Forma Adjustments to Unaudited Condensed Combined Financial Information
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

(A)
Adjustments to cash to reflect the estimated cash component of the merger consideration of $104.7 million, based on 386,097 shares of West Suburban common stock outstanding as of July 25, 2021.

(B)
Adjustment to West Suburban held-to-maturity investment securities to reflect the estimated fair value based on estimates of expected cash flows and current interest rates.

(C)
Adjustment to West Suburban loans reflects estimated fair value adjustments, which include the adjustment for the credit component of the loan portfolio, the purchased credit deteriorated (“PCD”) loan CECL gross up, and the adjustment related to current interest rates and liquidity. There were no unaccreted discounts or premiums on acquired loans on West Suburban’s books to reverse. The adjustment includes the following:

(in thousands)	June 30, 2021
Estimate of fair value adjustments for the credit component on acquired loans	$(24,100)
Estimate of PCD loan CECL gross-up	13,300
Estimate of fair value related to current interest rates and liquidity	5,300
Net fair value pro forma loan adjustments	$(5,500)

(D)
Adjustments to allowance for credit losses include the following:

(in thousands)	June 30, 2021
Reversal of historical West Suburban allowance for loan and lease losses	$(19,026)
Increase in allowance for credit losses for gross-up for estimate of lifetime credit losses for PCD loans	13,300
Total fair value adjustments to allowance for credit losses	(5,726)
Provision for estimated lifetime credit losses for non-PCD loans	10,800
Total transaction accounting adjustments to allowance for credit losses	$5,074

(E)
Provision for estimated lifetime credit losses for non-PCD loans of $10.8 million to be recorded immediately following the consummation of the merger.

(F)
Adjustment to reflect preliminary estimate of fair value of premises and equipment.

(G)
Adjustment to eliminate the historical goodwill of West Suburban of $713,000 and to record estimated goodwill associated with the merger of $50.2 million.

(H)
Adjustment to record an estimated core deposit intangible $15.0 million associated with the merger.

(I)
Adjustments to deferred tax assets to reflect the effects of the acquisition accounting adjustments, the $10.8 million provision for credit losses for non-PCD loans and $31.0 million estimated professional, legal and other contractually-obligated merger expenses. The tax effect of acquisition related adjustments is calculated at a 28% tax rate.

(J)
Adjustment to reflect preliminary estimate of fair value of interest-bearing deposits with maturities.

(K)
Adjustment to other liabilities to reflect estimated deferred tax liabilities related to the effects of acquisition adjustments, as well as estimated accruals for merger-related professional, legal and other contractually obligated merger expenses expected to be incurred.

(L)
Adjustment of $(3.1 million) to eliminate historical West Suburban common stock and to record the issuance of 10.4 million shares of newly issued Old Second common stock, at $1.00 par value per share, and 6.0 million shares of Old Second common stock held in treasury at a historical cost of $103.5 million, to holders of West Suburban common stock, based on 386,097 shares of West Suburban common stock outstanding on July 25, 2021, multiplied by the exchange ratio of 42.413 shares of Old Second common stock for each share of West Suburban common stock.

Shares to be issued from treasury stock	5,997,911
Shares to be issued from common stock	10,377,621
Total Old Second common stock to be issued	16,375,532

(M)
Adjustment to eliminate West Suburban additional paid-in capital of $12.1 million and to reflect the issuance of Old Second common stock in excess of par value of $78.7 million.

(N)
Adjustment to eliminate the retained earnings and the accumulated other comprehensive income of West Suburban.

(O)
Adjustment to reflect the after-tax impact to retained earnings of the day two provision for credit losses, as well as the estimated accruals for merger-related professional, legal and other contractually obligated merger expenses expected to be incurred.

(P)
Adjustments to record estimated accretion of discounts on loans associated with the merger.

(Q)
Adjustments to record estimated amortization of premiums on interest-bearing deposits associated with the merger.

(R)
Adjustments to record estimated amortization of core deposit premium associated with the merger.

(S)
Adjustments due to the tax effect of the day two provision for credit losses, as well as the estimated accruals for merger-related professional, legal and other contractually obligated merger expenses expected to be incurred, calculated at a 28% tax rate.

WEST SUBURBAN SHAREHOLDERS’ RIGHT TO DISSENT
The following discussion is a summary of the material statutory procedures to be followed by a holder of West Suburban common stock in order to dissent from the merger. If a holder of West Suburban common stock wants to dissent from the merger, the holder should review carefully Sections 11.65 and 11.70 of the IBCA and is urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such dissenters’ rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the IBCA, which are reprinted in their entirety as Annex D to this joint proxy statement/prospectus.
General
Under Illinois law, holders of West Suburban common stock are entitled to exercise dissenters’ rights and obtain a cash payment for their shares as a result of the merger, provided that the shareholders comply with the provisions of Sections 11.65 and 11.70 of the IBCA. If a holder of West Suburban common stock complies with the provisions of Section 11.70 of the IBCA, then upon completion of the merger, the holder is entitled to receive payment in cash from Old Second for the fair value of its shares of West Suburban common stock, with accrued interest. The term “fair value” means the value of the shares immediately before the closing of the merger excluding any appreciation or depreciation in anticipation of the merger, unless the exclusion would be inequitable. If Old Second and a dissenting holder of West Suburban common stock cannot agree on the fair value of the shares of West Suburban common stock or the accrued interest, then the IBCA provides for a judicial determination of these amounts. The value determined by an Illinois court may be more, the same as or less than the value of the consideration a holder of West Suburban common stock is entitled to receive under the merger agreement.
If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Section 11.65 and 11.70 of the IBCA, a copy of which is attached to this joint proxy statement/prospectus as Annex D and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully. Holders of West Suburban common stock seeking to exercise dissenters’ rights must strictly comply with these provisions.
How Holders of West Suburban Common Stock Can Exercise and Perfect the Right to Dissent
A holder of West Suburban common stock wishing to exercise the rights to seek an appraisal of its shares must do ALL of the following:
•
before the vote on the West Suburban merger proposal is taken, deliver to Old Second or West Suburban a written demand for payment;

•
not vote in favor of the West Suburban merger proposal; note, however, that a vote, in person or by proxy, against approval of the West Suburban merger proposal will not constitute a written demand for appraisal; and

•
continue to hold the shares of West Suburban common stock through the effective time of the merger.

The failure by a holder of West Suburban common stock to vote against the West Suburban merger proposal will constitute a waiver of the holder’s dissenters’ rights under the IBCA. However, a vote against approval of the West Suburban merger proposal will not by itself be sufficient to satisfy the obligations of a holder of West Suburban common stock if the holder is seeking an appraisal. The holder of West Suburban common stock must follow the procedures set forth in Section 11.70 of the IBCA to obtain dissenters’ rights.
Each outstanding share of West Suburban common stock for which a legally sufficient demand in accordance with Section 11.70 of the IBCA has been made and that was not voted in favor of approval of the merger proposal will, after the effective time of the merger, represent only the rights of a dissenting shareholder under the IBCA. This includes the right to obtain payment for the fair value of those shares as provided under the IBCA.

If the dissenting holder of West Suburban common stock makes a legally sufficient demand, within ten days after the effective date of the merger or 30 days after the holder of West Suburban common stock has delivered its written demand for payment, whichever is later, Old Second, as the surviving corporation, will send the dissenting holder of West Suburban common stock a statement setting forth its opinion as to the fair value of the shares of West Suburban common stock at issue, as well as certain financial statements and a commitment to pay to the holder of West Suburban common stock the estimated fair value for the shares of West Suburban common stock. If the holder of West Suburban common stock does not agree with the opinion of Old Second as to the estimated fair value of the shares or the amount of interest due, then within 30 days from the delivery of Old Second’s valuation statement, the holder of West Suburban common stock must notify Old Second in writing of the estimated fair value of the contested shares of West Suburban common stock and the amount of interest due and demand the difference between the estimated fair value and the amount of the proposed payment by Old Second.
If within 60 days from delivery of Old Second’s notice to the dissenting shareholder, the dissenting holder of West Suburban common stock and Old Second have not agreed in writing to the fair value of the shares of West Suburban common stock and interest due, Old Second either will pay the difference in value demanded by the dissenting holder of West Suburban common stock, or file a petition in the circuit court requesting the court to determine the fair value of the shares and interest due. Old Second will then be required to make all dissenters to the merger parties to this proceeding. If Old Second does not commence the action, the dissenting holder of West Suburban common stock is permitted by law to commence an action.
In a proceeding brought by Old Second to determine value, the court will determine the costs of the proceeding, including the reasonable compensation and expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties. If the fair value of the shares of West Suburban common stock as determined by the court materially exceeds the price that Old Second estimated to be the fair value of the shares or if no estimate was given, then all or any part of the costs may be assessed against Old Second, as successor corporation to West Suburban. If the amount that any dissenter estimated to be the fair value of the shares of West Suburban common stock materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The costs may also be awarded to the dissenter if the court finds that Old Second did not substantially comply with the procedure to dissent in the statute. In addition, costs can be assessed against either party if the court finds that that party acted arbitrarily, vexatiously or not in good faith with respect to the dissenters’ rights.
A share for which a dissenting holder of West Suburban common stock has properly exercised its dissenters’ rights and followed the correct procedures in the IBCA will not be converted into, or represent, a right to receive Old Second common stock as provided under the merger agreement. None of these dissenting shares after the effective time of the merger will be entitled to vote for any purpose or receive any dividends or other distributions. If, however, a holder of West Suburban common stock fails to properly perfect its dissenters’ rights, or effectively withdraws, waives, loses or otherwise becomes ineligible to exercise its dissenters’ rights under the IBCA, then at that time the shares held by the dissenting holder of West Suburban common stock will be converted into Old Second common stock, as provided in the merger agreement.
All written communications from holders of West Suburban common stock with respect to the exercise of dissenters’ rights should be mailed to:
West Suburban Bancorp, Inc.
711 South Meyers Road
Lombard, Illinois 60148
(630) 652-2000
West Suburban recommends that such communications be sent by registered or certified mail, return receipt requested.

DESCRIPTION OF OLD SECOND CAPITAL STOCK
As a result of the merger, West Suburban shareholders who receive shares of Old Second common stock in the merger will become Old Second shareholders. Your rights as Old Second shareholders will be governed by Delaware law and the Old Second certificate of incorporation and the Old Second bylaws. The following provides a description of the material terms of Old Second capital stock, including the Old Second common stock to be issued in connection with the merger, and reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of Delaware law, the Old Second certificate of incorporation and the Old Second bylaws and federal law governing bank holding companies carefully and in their entirety because they describe your rights as a holder of Old Second common stock.
Authorized Shares of Capital Stock
The Old Second certificate of incorporation, which we refer to as the “Old Second charter,” authorizes Old Second to issue up to 60,000,000 shares of common stock, $1.00 par value per share, and 300,000 shares of preferred stock, $1.00 par value per share.
Common Stock
General.   The Old Second charter provides that we may issue up to 60,000,000 shares of common stock, $1.00 par value per share. As of June 30, 2021, we had 28,707,737 shares of common stock issued and outstanding and there were 521,809 shares of our common stock underlying restricted stock unit awards pursuant to Old Second equity incentive plans and 1,420,020 shares of our common stock remaining available for future grant under the Old Second Bancorp, Inc. 2019 Equity Incentive Plan, as amended and restated through May 21, 2021. All outstanding shares of Old Second common stock are fully paid and nonassessable.
Old Second common stock is listed on the NASDAQ Global Select Market under the symbol “OSBC.”
Dividend Rights.   Subject to any rights to receive dividends to which the holders of any outstanding preferred stock may be entitled, holders of Old Second common stock are entitled to receive any cash dividends that may be declared by the Old Second board of directors. Old Second is subject to certain restrictions on dividend payments under the DGCL as well as restrictions under certain banking laws, regulations and policies. Subject to these restrictions, the declaration and payment of future dividends to holders of Old Second common stock will be at the discretion of the Old Second board of directors and will depend upon Old Second’s earnings and financial condition, its capital requirements and those of its subsidiaries, regulatory conditions and considerations and other factors as the Old Second board of directors may deem relevant.
Voting Rights.   Each outstanding share of Old Second common stock shall entitle the holder thereof to one vote, and, except as otherwise stated or expressed in a resolution or resolutions adopted by the Old Second board of directors providing for the issue of any preferred stock or as otherwise provided by law, the exclusive voting power for all purposes shall be vested in the holders of common stock. The holders of Old Second common stock have no cumulative voting rights. When a quorum is present at any meeting, the vote of a majority of the shares present in person or represented by proxy will decide the election of directors, unless the number of director nominees exceeds the number of directors to be elected at such meeting, in which case, the directors will be elected by a plurality vote. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares having voting power present in person or represented by proxy, except when the matter requires a different vote under applicable Delaware law, the Old Second charter or the Old Second bylaws. The Old Second charter provides certain provisions that may limit shareholders’ ability to effect a change in control as described under the section below entitled “— Antitakeover Provisions — Charter; Bylaws.”
Liquidation Rights.   In the event of any liquidation, dissolution or winding up of Old Second, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Old Second and the preferential amounts to which the holders of any outstanding preferred stock shall be entitled, the holders of Old Second common stock shall be entitled to share ratably in the remaining assets of Old Second. The merger or consolidation of Old Second into or with any other corporation, or the merger of any other corporation into it, or a sale of all or substantially all of the assets of Old Second, or, any purchase or redemption of shares of stock of Old Second of any class, shall not be deemed to be a liquidation, dissolution or winding up of Old Second.
Preemptive Rights.   The holders of Old Second common stock have no preemptive rights.
Miscellaneous.   Shares of Old Second common stock are not convertible into shares of any other class of capital stock.
Preferred Stock
Old Second may issue up to 300,000 shares of preferred stock, $1.00 par value per share, from time to time in one or more series. The Old Second board of directors, without further approval of Old Second shareholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Old Second common stock.
The authorization of preferred stock could have the effect of impeding the acquisition of control of Old Second by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors. See “— Antitakeover Provisions — Charter; Bylaws.”
As of June 30, 2021, Old Second had no shares of preferred stock issued and outstanding.
Anti-Takeover Provisions
General.    Certain provisions of the Old Second charter, the Old Second bylaws and the DGCL may have the effect of impeding the acquisition of control of Old Second by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by the Old Second board of directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Old Second board of directors but which individual shareholders may deem to be in their best interests or in which Old Second shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Old Second board of directors or management more difficult.
Charter; Bylaws.   These provisions of the Old Second charter and the Old Second bylaws include the following:
•
The Old Second board of directors may issue additional authorized shares of Old Second capital stock to deter future attempts to gain control of Old Second, and has the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Old Second board of directors has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;

•
The Old Second charter provides for the division of the Old Second board of directors into three classes of directors of approximately equal size, which is referred to as a “classified board.” Old Second directors are elected for three-year terms. Consequently, only one-third of Old Second’s directors are up for election in any given year. Old Second’s classified board, therefore, may make it more difficult for a shareholder to acquire immediate control of Old Second and immediately remove the incumbent management through a proxy contest. Because the terms of only approximately one-third of the incumbent directors expire each year, at least two annual elections are required before a majority of Old Second’s directors can be replaced. In distinction, if Old Second had a non-classified board, a majority of its directors could theoretically be replaced at one annual meeting;

•
The Old Second charter does not provide for cumulative voting for any purpose, and the Old Second charter also provides that any action required or permitted to be taken by shareholders may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting;

•
Certain transactions with interested shareholders (including any merger or consolidation, the sale, lease or exchange of all of substantially all assets, any issuance or transfer of any voting securities to in exchange for cash, assets or securities) must be approved by at least 75% of Old Second’s outstanding voting stock, unless approved by not less than a majority of Old Second’s disinterested directors;

•
When evaluating a proposal by another person to make a tender or exchange offer for an equity security, to merge or consolidate with Old Second or to purchase or otherwise acquire all or substantially all of Old Second’s assets, the Old Second charter allows the board of directors to give consideration to all relevant factors, including: the adequacy of the amount of consideration to be paid; the social and economic effect of the transaction on Old Second and its employees, depositors, customers and creditors and those of its subsidiaries and the communities in which Old Second and its subsidiaries operate or are located; the business and financial condition and prospects of the acquiring party, and the possible effect of such conditions on Old Second, its subsidiaries and other elements of the communities in which Old Second and its subsidiaries operate or are located; the competence, experience and integrity of the acquiring person and/or its management; and any antitrust or other legal or regulatory issues raised by the transaction; and

•
Generally, an amendment of the Old Second charter must be approved by a majority vote of the board of directors and also by a majority vote of the outstanding shares of Old Second common stock; provided, however, that an affirmative vote of at least 75% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the Old Second charter, including provisions (a) concerning directors, (b) governing the purchase by Old Second of its voting stock, (c) relating to considerations of the board of directions in evaluating acquisition proposals, (d) limiting business combinations with interested shareholders, (e) limiting Old Second shareholders’ ability to act by written consent, and (f) regarding amendment of the foregoing supermajority provisions of our Charter. The Old Second bylaws may be amended by vote of a majority of the board of directors.

Delaware Law.   Old Second has not elected to opt out of the applicability of Section 203 of the DGCL in its Charter. Under Section 203 of the DGCL, subject to exceptions, Old Second is prohibited from engaging in any business combination with any interested shareholder for a period of three years following the time that the shareholder became an interested shareholder. For this purpose, an “interested shareholder” generally includes current and certain former holders of 15% or more of Old Second outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring Old Second to negotiate in advance with the Old Second board of directors. These provisions may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.
Banking Laws.   The ability of a third party to acquire Old Second is also subject to applicable banking laws and regulations. The Bank Holding Company Act of 1956 and the regulations thereunder require any “bank holding company” (as defined therein) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of the outstanding shares of a class of Old Second voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of the outstanding shares of a class of Old Second voting stock under the Change in Bank Control Act of 1978. Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. On January 30, 2020, the Federal Reserve Board issued a final rule (which became effective September 30, 2020) that clarified and codified the Federal Reserve Board’s standards for determining whether one company has control over another. The final rule established four categories of tiered presumptions of control that are based on the percentage of voting shares held by the investor (less than 5%, 5-9.9%, 10-14.9% and 15-24.9%) and the presence of other indicia of control. As the percentage of ownership increases, fewer indicia of control are permitted without falling outside of the presumption of noncontrol. These indicia of control include nonvoting equity ownership, director representation, management interlocks, business relationships and restrictive contractual covenants. Under the final rule, investors can hold up to 24.9% of the voting securities and up to 33% of the total equity of a company without necessarily having a controlling influence. For purposes of calculating ownership thresholds under these banking regulations, bank regulators would likely at least take the position that the minimum number of shares, and could take the position that the maximum number of shares, of a company’s common stock that a holder is entitled to receive pursuant to securities convertible into or settled in such company’s common stock, including pursuant to warrants to purchase such company’s common stock held by such holder, must be taken into account in calculating a shareholder’s aggregate holdings of a such company’s common stock.

COMPARISON OF RIGHTS OF WEST SUBURBAN SHAREHOLDERS AND OLD SECOND SHAREHOLDERS
General
West Suburban is incorporated under the laws of the State of Illinois and the rights of West Suburban shareholders are governed by the laws of the State of Illinois, including the ICBA, the West Suburban articles of incorporation, which we refer to as the “West Suburban articles,” and the West Suburban bylaws. As a result of the merger, West Suburban shareholders who receive shares of Old Second common stock will become Old Second shareholders. Old Second is incorporated under the laws of the State of Delaware and the rights of Old Second shareholders are governed by the laws of the State of Delaware, including the DGCL, the Old Second certificate of incorporation, which we refer to as the “Old Second charter,” and the Old Second bylaws. Thus, following the merger, the rights of West Suburban shareholders who become Old Second shareholders in the merger will no longer be governed by the laws of the State of Illinois, the West Suburban articles and the West Suburban bylaws and instead will be governed by the laws of the State of Delaware, as well as by the Old Second charter and the Old Second bylaws.
Comparison of Rights of West Suburban Shareholders and Old Second Shareholders
Set forth below is a summary comparison of material differences between the rights of West Suburban shareholders under the West Suburban articles and the West Suburban bylaws (left column) and the rights of Old Second shareholders under Delaware law, the Old Second charter and the Old Second bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Old Second charter, the Old Second bylaws, the West Suburban articles, the West Suburban bylaws and the other documents or agreements referenced below, as well as the relevant provisions of the IBCA and the DGCL. Copies of Old Second’s governing documents are filed as exhibits to the reports of Old Second as incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 159.
	WEST SUBURBAN	OLD SECOND
Authorized Capital Stock	The West Suburban articles authorize West Suburban to issue 15,000,000 shares of common stock, no par value per share. As of the West Suburban record date, there were [ ] shares of West Suburban common stock outstanding.	The Old Second charter authorizes Old Second to issue 60,000,000 shares of common stock, par value $1.00 per share, and 300,000 shares of preferred stock, $1.00 par value per share. As of the Old Second record date, there were [ ] shares of Old Second common stock outstanding and no shares of Old Second preferred stock outstanding.
Issuance of Additional Shares	The West Suburban board of directors may issue additional shares of West Suburban common stock up to the amounts authorized in the West Suburban articles, without shareholder approval, subject only to the restrictions of the IBCA and the West Suburban articles.	The Old Second board of directors may issue additional shares of Old Second common stock up to the amounts authorized in the Old Second charter, without shareholder approval, subject only to the restrictions of the DGCL and the Old Second charter.

	WEST SUBURBAN	OLD SECOND
The Old Second board of directors may authorize the issuance of shares of Old Second’s preferred stock up to the amounts specified in the Old Second charter, without shareholder approval, subject only to the restrictions of the DGCL and the Old Second charter.
Voting Rights	The holders of West Suburban common stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of the shareholders, including the election of directors. Holders of West Suburban common stock do not have cumulative voting rights in the election of directors	The holders of Old Second common stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of the shareholders, including the election of directors. Holders of Old Second common stock do not have cumulative voting rights in the election of directors
Dividends	The holders of common stock are entitled to receive dividends if and when declared payable from time to time by the board of directors from any funds legally available therefor.
The Old Second charter provides that, subject to provisions of the preferences of any preferred stock, the holders of common stock are entitled to receive dividends if and when declared payable from time to time by the board of directors from any funds legally available therefor.
The Old Second bylaws provide that dividends may be declared by the board of directors out of surplus or, if there is no such surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, no dividend will be declared or paid which would impair Old Second’s capital.

Number and Classification of Directors	Under the West Suburban bylaws, the board of directors must not be less than four nor more than five members. The West Suburban board of directors is currently comprised of five members.
Under the Old Second charter and bylaws, the Old Second board of directors must not be less than five nor more than 25 members. The Old Second board of directors is currently comprised of 14 members.
Under the Old Second charter and bylaws, the Old Second board of directors is divided into

	WEST SUBURBAN	OLD SECOND
three classes with each class consisting of an equal number of directors, or as nearly equal as possible.
Election of Directors	Under the West Suburban bylaws, directors are elected by a majority of the shares having voting power present in person or represented by proxy at the meeting.
Under the Old Second charter and bylaws, each director generally is elected to serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.
Under the Old Second bylaws, directors are elected by a majority of the shares having voting power present in person or represented by proxy at the meeting; provided that if the number of nominees exceeds the number of directors to be elected at such meeting, then directors will be elected by a plurality vote.

Removal of Directors	Under the West Suburban bylaws, a director may be removed from office with or without cause, by the holders of shares having at least a majority of the voting power of all outstanding capital stock of West Suburban entitled to vote thereon if the notice of the meeting names the director or directors to be removed.	Under the Old Second charter and bylaws, a director may be removed from office only for cause and by the affirmative vote of the holders of shares having at least 66 2/3% of the voting power of all outstanding capital stock of Old Second entitled to vote thereon.
Vacancies on the Board of Directors	Under the West Suburban bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next meeting of shareholders at which directors are to be elected or until his or her successor shall have been elected and qualified.	Under the Old Second charter and bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen will hold office until the next election of the class for which such directors have been chosen, and until their successors are elected and qualified.
Shareholder Action by Written Consent	The West Suburban bylaws permit the shareholders to act by written consent if the consent, setting forth the action so taken,	The Old Second charter provides that any action required or permitted to be taken by shareholders may be taken only at

	WEST SUBURBAN	OLD SECOND
	is signed (a) if (i) at least five days prior notice of the proposed action is given in writing to all of the shareholders entitled to vote with respect to the subject matter thereof and (ii) after the effective date of the consent, prompt notice of the taking of the action without a meeting by less than unanimous written consent is delivered in writing to those shareholders who have not consented in writing, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting or (b) by all of the shareholders entitled to vote with respect to the subject matter thereof.	an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.
Nomination of Director Candidates by Shareholders	Under the West Suburban bylaws nominations of candidates for election as directors at any meeting of shareholders may be made (a) by, or at the direction of, a majority of the board of directors, or (b) by any shareholder of record entitled to vote at the meeting; provided that persons are nominated in accordance with procedures set forth in the West Suburban bylaws. Nominations, other than those made by, or at the direction of, the board of directors, may only be made pursuant to timely notice in writing to the secretary of West Suburban. To be timely, a shareholder’s notice shall be delivered to, or mailed and received by the secretary of West Suburban, for an annual meeting, not less than 90 days nor more than 120 days in advance of the first anniversary date (month and day) of the previous year’s annual meeting, and for a special meeting, not less than 90 days nor more than 120 days in advance of the date (month and day) of the	Under the Old Second charter, a shareholder may nominate a candidate for election at a shareholder meeting by giving written notice, delivered to or mailed, to the Corporate Secretary, not fewer than 14 days nor more than 60 days before any meeting of the shareholders called for the election of directors. If notice of the meeting is given to shareholders less than 21 days before the date of the meeting, such written nomination must be delivered or mailed, as prescribed, to the Corporate Secretary, not later than the close of business on the seventh day following the day on which notice of the meeting was mailed. Each written nomination must set forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such written nomination; (b) the principal occupation or employment of each such nominee for the past five years and (c) the number of shares of Old Second stock

	WEST SUBURBAN	OLD SECOND
	special meeting, regardless of any postponement or adjournments of that meeting to a later date. The shareholder notice is required to include all of the information identified in the West Suburban bylaws.	beneficially owned by each such nominee and by the nominating shareholder.
Notice of Shareholder Meeting	The West Suburban bylaws provide that written notice of an annual or special meeting must be provided no less than ten nor more than 60 days before the meeting. If the notice relates to a meeting at which a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets will be considered, the notice must be provided no less than 20 nor more than 60 days before the meeting.	The Old Second bylaws provide that written notice of an annual meeting must be provided no less than ten nor more than 50 days before the meeting, while notice of a special meeting must be provided no less than ten nor more than 60 days before the meeting.
Amendment of Charter/Articles and Bylaws
Generally, an amendment of the West Suburban articles must be approved by a majority vote of the board of directors and also by a majority vote of the outstanding shares of West Suburban common stock.
Generally, the West Suburban bylaws may be amended by a majority of the board of directors, or by a majority of the holders of shares of West Suburban common stock acting in accordance with the bylaws and the IBCA.

Generally, an amendment of the Old Second charter must be approved by a majority vote of the board of directors and also by a majority vote of the outstanding shares of Old Second common stock; provided, however, that an affirmative vote of at least 75% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the Old Second charter, including provisions (a) concerning directors, (b) governing the purchase by Old Second of its voting stock, (c) relating to considerations of the board of directions in evaluating acquisition proposals, (d) limiting business combinations with interested shareholders, (e) limiting Old Second shareholders’ ability to act by written consent, and (f) regarding amendment of the foregoing supermajority provisions of the charter.
The Old Second bylaws may be amended by a majority of the

	WEST SUBURBAN	OLD SECOND
board of directors, or by the Old Second shareholders in accordance with the DGCL.
Special Meeting of Shareholders	Under the West Suburban bylaws, special meetings of the shareholders may be called by the president of West Suburban, the board of directors or at the request of shareholders owning at least 50% of the issued and outstanding shares of West Suburban common stock.	Under the Old Second bylaws, special meetings of the shareholders, unless otherwise prescribed by law or the Old Second charter, may be called by the Chairman of the board, President or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of shareholders owning at least 50% of the issued and outstanding shares entitled to vote.
Shareholder Proposals	Under the West Suburban bylaws, a shareholder seeking to present any business at an annual or special meeting must present the proposal in accordance with the rules governing the conduct of business at the meeting as well as the West Suburban articles, bylaws and the IBCA.
Under the Old Second bylaws, a shareholder seeking to present any business at an annual meeting must submit a notice in writing to the Corporate Secretary not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided that, if the date of the annual meeting is moved to more than 30 days before or more than 60 days after the anniversary date of the previous year’s meeting, for notice by the shareholder to be timely it must be delivered to Old Second not earlier than 120 days prior to the date of such annual meeting and not later than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then the tenth day following the day on which public announcement of the date of such meeting is first made by Old Second.
The Old Second bylaws require the shareholder’s notice to include, among other things, (a) the shareholder’s name and address; (b) information about the shareholder’s stock ownership

	WEST SUBURBAN	OLD SECOND
in Old Second and certain interests and relationships; and (c) a description of the business the shareholder desires to bring before the meeting.
Quorum and Adjournment
The West Suburban bylaws provide that a majority of the shares issued and outstanding and entitled to vote, present in person or by proxy, is required to constitute a quorum.
If, however, a quorum is not present at any meeting, shareholders holding a majority of the shares present in person or by proxy, have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting. At the meeting following the adjournment at which a quorum is present or represented by proxy, any business may be transacted that could have been transacted at the meeting as originally notified.

The Old Second bylaws provide that a majority of the shares issued and outstanding and entitled to vote, present in person or by proxy, is required to constitute a quorum.
If, however, such quorum is not present at any meeting, the shareholders entitled to vote thereat, present in person or by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Indemnification of Directors and Officers	The West Suburban bylaws provide for substantially similar indemnification provisions as Section 8.75 of the IBCA.
The Old Second charter provides that Old Second will, to the fullest extent permitted by Section 145 of the DGCL, indemnify each person who may be indemnified pursuant thereto, which includes each person who is or was a director, officer, employee or agent of Old Second.
The Old Second bylaws provide for substantially similar indemnification provisions as Section 145 of the DGCL.

Certain Business Combinations with Interested Shareholders	The West Suburban articles do not limit transactions with interested shareholders.	The Old Second charter provides that certain transactions with interested shareholders (including any merger or consolidation, the sale, lease or exchange of all of substantially all assets, any issuance or transfer of any voting securities to in exchange for cash, assets or securities) must be approved by at least 75% of Old Second’s outstanding voting

	WEST SUBURBAN	OLD SECOND
stock, unless approved by not less than a majority of Old Second’s disinterested directors.
Exclusive Forum	West Suburban does not have a forum selection clause in its bylaws.	The Old Second bylaws provide that, unless Old Second consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of Old Second to Old Second or its shareholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Old Second charter or the bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
Appraisal Rights	Under Section 11.65 and 11.70 of the IBCA, a shareholder may dissent from, and receive payments in cash for, the fair value of his or her shares in the event of certain mergers and consolidations.	Under Section 262 of the DGCL, a shareholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Delaware Court of Chancery in the event of certain mergers and consolidations. However, shareholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of shareholders entitled to vote at the meeting of shareholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders. Further, no appraisal rights are available to shareholders of the surviving

WEST SUBURBAN	OLD SECOND
corporation if the merger did not require the vote of the shareholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if shareholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i) — (iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

INFORMATION ABOUT OLD SECOND BANCORP, INC.
Old Second Bancorp, Inc. is a corporation organized under the laws of the State of Delaware in 1981 that serves as the bank holding company for its wholly-owned subsidiary bank, Old Second National Bank. Old Second National Bank is a national banking association headquartered in Aurora, Illinois, that operates through 29 banking centers located in Cook, DeKalb, DuPage, Kane, Kendall, LaSalle and Will counties in Illinois.
Old Second’s common stock is listed on NASDAQ under the symbol “OSBC.” As of June 30, 2021, Old Second had total consolidated assets of $3.3 billion, total loans, net, of $1.9 billion, total deposits of $2.7 billion and total shareholders’ equity of $315.9 million.
Old Second National Bank is a full-service banking business offering a broad range of deposit products, trust and wealth management services, and lending services, including demand, NOW, money market, savings, time deposit and individual retirement accounts; commercial, industrial, consumer and real estate lending, including installment loans, agricultural loans, lines of credit and overdraft checking; safe deposit operations, and an extensive variety of additional services tailored to the needs of individual customers, such as the acquisition of U.S. Treasury notes and bonds, money orders, cashiers’ checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services. Old Second National Bank’s lending activities include making commercial and consumer loans, primarily on a secured basis. Commercial lending focuses on business, capital, construction, inventory and real estate lending. Installment lending includes direct and indirect loans to consumers and commercial customers.
Old Second National Bank also offers a full complement of electronic banking services such as online and mobile banking and corporate cash management products including remote deposit capture, mobile deposit capture, investment sweep accounts, zero balance accounts, automated tax payments, ATM access, telephone banking, lockbox accounts, automated clearing house transactions, account reconciliation, controlled disbursement, detail and general information reporting, foreign and domestic wire transfers, vault services for currency and coin, and checking accounts. Additionally, Old Second National Bank provides a wide range of wealth management, investment, agency, and custodial services for individual, corporate, and not-for-profit clients. These services include the administration of estates and personal trusts, as well as the management of investment accounts for individuals, employee benefit plans, and charitable foundations. Old Second National Bank also originates residential mortgages, offering a wide range of mortgage products including conventional, government, and jumbo loans, and also handles secondary marketing of those mortgages.
Old Second is headquartered at 37 South River Street, Aurora, Illinois 60507. More information about Old Second is available by visiting the “Investor Relations” tab of its website at www.oldsecond.com. Information contained on Old Second’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. For a complete description of Old Second’s business, financial condition, results of operations and other important information, please refer to Old Second’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2020. For instructions on how to find copies of these documents, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

INFORMATION ABOUT WEST SUBURBAN BANCORP, INC.
West Suburban is a corporation organized under the laws of the State of Illinois in 1986 that serves as the bank holding company for its wholly-owned subsidiary, West Suburban Bank. West Suburban Bank is an Illinois-chartered banking corporation headquartered in Lombard, Illinois, that operates through 35 banking locations across DuPage, Kane, Kendall, and Will counties in Illinois.
West Suburban Bank engages in a general full service retail banking business and offers a broad variety of consumer and commercial products and services, including deposit accounts and secured and unsecured loans. For all customers, the bank offers checking, savings and money market accounts, as well as time deposits. The transaction accounts and time deposits are tailored to the bank’s market area at rates competitive with those offered in the western suburbs of Chicago. West Suburban Bank focuses on traditional, retail deposits from residents and businesses in its market area. As of June 30, 2021, in accordance with applicable regulatory call report instructions, West Suburban Bank reported that it had no brokered deposits. In addition, for consumers, West Suburban Bank offers installment and real estate loans and lines of credit, including home equity lines of credit and loans and lines of credit offered under credit card accounts. For commercial clients, West Suburban Bank provides loans for a variety of general commercial purposes, including financing for commercial and industrial projects, income producing commercial real estate, owner-occupied real estate and construction and development.
West Suburban Bank also offers insurance services through West Suburban Insurance Services, Inc., land trust services and safe deposit box rentals. West Suburban Bank provides extended banking hours, including Sunday hours and 24-hour banking through a proprietary network of automated interactive teller machines and online banking at www.westsuburbanbank.com.
As of June 30, 2021, West Suburban had consolidated total assets of $2.97 billion, total loans of $1.5 billion, total deposits of $2.6 billion and total shareholders’ equity of $245.0 million.
West Suburban is headquartered at 711 South Meyers Road, Lombard, Illinois 60148. More information about West Suburban is available by visiting the “Shareholder Information” tab of the West Suburban Bank website at www.westsuburbanbank.com. Information contained on West Suburban Bank’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WEST SUBURBAN
In this section, unless the context suggests otherwise, references to “we,” “us,” and “our” mean the combined business of West Suburban and its wholly-owned subsidiary, West Suburban Bank.
The following discussion provides additional information regarding our operations for the twelve-month periods ended December 31, 2020 and 2019, three and six months ended June 30, 2021 and 2020, and financial condition at December 31, 2020 and 2019, and June 30, 2021 and should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this joint proxy statement/prospectus. Our historical results of operations and the percentage relationships among any amounts included, and any trends that may appear, may not indicate trends in operations or results of operations for any future periods.
West Suburban has made, and will continue to make, various forward-looking statements with respect to financial and business matters. Comments regarding our business that are not historical facts are considered forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements.
COVID-19 Pandemic
The COVID-19 pandemic continues to create extensive disruptions to the global economy and financial markets and to businesses and the lives of individuals throughout the world. In particular, the COVID-19 pandemic has severely restricted the level of economic activity in our markets. Federal and state governments have taken, and may continue to take, unprecedented actions to contain the spread of the disease, including quarantines, travel bans, shelter-in-place orders, closures of businesses and schools, fiscal stimulus, and legislation designed to deliver monetary aid and other relief to businesses and individuals impacted by the pandemic. Although in various locations certain activity restrictions have been relaxed and businesses and schools have reopened with some level of success, in many states and localities the number of individuals diagnosed with COVID-19 has increased significantly, which may cause a freezing or, in certain cases, a reversal of previously announced relaxation of activity restrictions and may prompt the need for additional aid and other forms of relief.
In response to the pandemic, West Suburban has taken a number of steps to protect our employees, customers and communities. In March 2020, as part of our efforts to exercise social distancing, we closed all of our banking lobbies (other than by appointment) and conducted most of our business through drive-thru tellers and through electronic and online means. At this time, the majority of our lobbies have been reopened, but we encourage customers to use drive-thru or electronic means to conduct their banking, and are following social distancing and personal protective protocols as directed by the Center for Disease Control and Prevention. West Suburban expects these measures to continue through 2021 and into 2022.
West Suburban also participated in the CARES Act by originating loans under the Payroll Protection Program (PPP), which are guaranteed by the Small Business Administration (SBA). Included in commercial loans were $125.3 million and $212.1 million of PPP loans as of June 30, 2021 and December 31, 2020, respectively. These loans have a term of 24 months to 60 months but are eligible for forgiveness sooner by the SBA.
West Suburban is working with borrowers impacted by COVID-19 and providing modifications to include deferral of interest and/or principal payments for up to six months. Certain borrowers may have an extended deferral period. These modifications are excluded from troubled debt restructuring classification under Section 4013 of the CARES Act and under applicable interagency guidance of federal banking regulators. In 2020, we provided 225 borrowers with payment deferrals on loans with a total principal balance of $201.2 million, or 13.5%, of total loans. For the six months ended June 30, 2021, three loans totaling $495,000 received a first time deferral under the CARES Act and nine loans totaling $6.4 million received extensions of previous deferrals. As of June 30, 2021, there were $8.4 million of loans in an active deferral period. As of December 31, 2020, $18.2 million of loans were in an active deferral period, $5.4 million of loans had the deferral expire and the borrower is delinquent, and the remaining loans had the deferral period expire.

Financial overview
West Suburban recorded net income of $4.6 million, or $12.00 per fully diluted share, for the three months ended June 30, 2021 compared to $2.9 million, or $7.37 per fully diluted share, for the three months ended June 30, 2020. Net income increased primarily due to less provision for loan losses recorded in the second quarter of 2021, compared to the second quarter of 2020, partly offset by a decrease in net interest income.
Net income was $14.6 million, or $37.63 per fully diluted share, for the six months ended June 30, 2021 compared to $4.6 million, or $11.55 per fully diluted share, for the six months ended June 30, 2020. Net income increased in the first half of 2021 primarily due to a $9.5 million gain recognized on the sale of Visa B shares that were acquired at no cost, as well as a decrease of $4.3 million in provision for loan losses. As a member of Visa U.S.A., West Suburban received the Visa B shares as part of a restructuring and initial public offering of Visa U.S.A. in 2007.
Net income was $10.7 million, or $27.15 per fully diluted share, for the year ended December 31, 2020 compared to $15.5 million, or $38.20 per fully diluted share, for the year ended December 31, 2019. Net income decreased mainly due to an increase of $6.0 million in provision for loan losses.
Critical accounting policies
Our consolidated financial statements are prepared based on the application of accounting policies in accordance with generally accepted accounting principles (“GAAP”) and follow general practices within the banking industry. These policies require the reliance on estimates, assumptions and judgements, which may prove inaccurate or are subject to variations. Changes in underlying factors, estimates, assumptions or judgements could have a material impact on our future financial condition and results of operations.
Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported. West Suburban has identified the determination of the allowance for loan losses and fair value measurements to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new or additional information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates. Therefore, West Suburban considers these policies, discussed below, to be critical accounting estimates and discuss them directly with the Audit Committee of our board of directors.
Our significant accounting policies are presented in Note 1 of our consolidated financial statements included elsewhere in this joint proxy statement/prospectus. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 1 of our consolidated financial statements.
Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. The allowance is increased by a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan has been established. Subsequent recoveries, if any, are credited to the allowance. The allowance consists of specific and general components. The specific component relates to specific loans that are individually classified as impaired. The allowance for loan losses is evaluated monthly based on management’s periodic review of loan collectability in light of historical loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values and prevailing economic conditions. Although allocations of the allowance may be made for specific loans, the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Management’s evaluation of loan collectability is inherently subjective as it requires estimates that are subject to significant revision as more information becomes available or as relevant circumstances change.

We evaluate commercial, commercial real estate, construction and development and residential real estate (mortgage and home equity) loans monthly for impairment. A loan is considered impaired when, based on current information and events, full payment under the loan terms is not expected. Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings (“TDRs”) and classified as impaired. Impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the loan’s collateral, if repayment of the loan is collateral dependent. A valuation allowance is maintained for the amount of impairment. Generally, loans 90 days or more past due and loans classified as nonaccrual status are considered for impairment. Impairment is considered on an entire category basis for smaller-balance loans of similar nature such as residential real estate and consumer loans, and on an individual basis for other loans. In general, consumer and credit card loans are charged-off no later than 120 days after a consumer or credit card loan becomes past due.
The general component covers pools of other loans not classified as impaired and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a rolling three year net charge-off history. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These factors include consideration of the following: levels and trends in past dues; trends in charge-offs and recoveries; trends in volume and terms of loans; effects of collateral deterioration; experience, ability and depth of lending management and other relevant staff; national and local economic trends; and trends in impaired loans including impaired loans, without specific allowance for loan losses.
Fair Value Measurements
West Suburban determines the fair value of its assets and liabilities in accordance with ASC 820. ASC 820 establishes a standard framework for measuring and disclosing fair value under GAAP. The use of fair values is required in determining the carrying values of certain assets and liabilities, as well as for specific disclosures. Fair value is an estimate of the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction (i.e., not a forced transaction, such as a liquidation or distressed sale) between market participants at the measurement date and is based on the assumptions market participants would use when pricing an asset or liability.
In determining the fair value of financial instruments, market prices of the same or similar instruments are used whenever such prices are available. If observable market prices are unavailable or impracticable to obtain, West Suburban is required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument. Fair value is estimated using modeling techniques and incorporates assumptions about interest rates, duration, prepayment speeds, risks inherent in a particular valuation technique and the risk of nonperformance. These assumptions are inherently subjective as they require material estimates, all of which may be susceptible to significant change.
Income Taxes
Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. We recognize interest and/or penalties related to income tax matters in income tax expense.
Non-GAAP Financial Measures
This discussion contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the presentation of net interest income and net interest margin on a tax equivalent (“TE”) basis. Management believes that the presentation of these non-GAAP financial measures (a) provides important supplemental information that contributes to a proper understanding of our operating performance, (b) enables a more complete understanding of factors and trends affecting our business, and (c) allows investors to evaluate our performance in a manner similar to management, the financial services industry, bank stock analysts, and bank regulators. These disclosures should not be considered an alternative to GAAP results. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is presented alongside the first instance where each non-GAAP financial measure is used.
Results of operations
Net interest income
Net interest income, which is our primary source of earnings, is the difference between interest income earned on interest-earning assets, such as loans and investment securities and interest incurred on interest-bearing liabilities, such as deposits and borrowings. Net interest income depends upon the relative mix of interest-earning assets and interest-bearing liabilities, the ratio of interest-earning assets to total assets and of interest-bearing liabilities to total funding sources, and movements in market interest rates. Our net interest income can be significantly influenced by a variety of factors, including overall loan demand, economic conditions, credit risk, the amount of nonearning assets including nonperforming loans, the amounts of and rates at which assets and liabilities reprice, variances in prepayment of loans and securities, early withdrawal of deposits, exercise of call options on borrowings or securities, a general rise or decline in interest rates, changes in the slope of the yield-curve, and balance sheet growth or contraction. Our asset and liability committee seeks to manage interest rate risk under a variety of rate environments by structuring the balance sheet and off-balance sheet positions.
The following tables set forth certain information relating to our average consolidated balance sheets and reflects the yield on average interest earning assets and cost of average interest bearing liabilities for the periods indicated obtained by dividing the related interest by the average balance of assets or liabilities. Average balances are derived from daily balances.

	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020
(dollars in thousands)	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Cash and due from banks	$72,611	$13	0.07%	$140,346	$32	0.09%
Investment securities:
Taxable	1,227,577	3,677	1.20%	846,578	3,252	1.54%
Exempt from federal income tax(1)	29,200	255	3.50%	45,426	353	3.12%
Total securities	1,256,777	3,932	1.25%	892,004	3,605	1.62%
Loans(2)	1,503,656	14,603	3.90%	1,377,289	16,852	4.91%
Total interest-earning assets	2,833,043	18,548	2.63%	2,409,640	20,489	3.41%
Noninterest earning cash	19,703			18,885
Allowance for loan and losses	(18,724)			(15,761)
Accrued interest and other assets	136,730			140,455
Total assets	$2,970,751			$2,553,219
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$667,162	$2	0.00%	$568,407	$3	0.00%
Money market checking	671,943	353	0.21%	571,867	510	0.36%
Savings	688,718	86	0.05%	584,788	103	0.07%
Subtotal checking and savings	2,027,823	441	0.09%	1,725,062	616	0.14%
Time deposits:
Less than $250,000	189,757	532	1.12%	211,090	994	1.89%
$250,000 and greater	36,914	116	1.26%	28,478	110	1.55%
Total interest-bearing deposits	2,254,495	1,089	0.19%	1,964,631	1,720	0.35%
Other interest-bearing liabilities	57,137	25	0.18%	8,000	1	0.05%
Total interest-bearing liabilities	2,311,633	1,114	0.19%	1,972,631	1,721	0.35%
Nointerest-bearing deposits	401,918			336,137
Other liabilities	14,356			12,330
Shareholders’ equity	242,845			232,121
Total liabilities and shareholders’ equity	$2,970,751			$2,553,219
Net interest income (non-GAAP)		$17,434			$18,768
Less: tax equivalent adjustment		85			108
Net interest income, as reported (GAAP)		$17,349			$18,660
Net interest spread			2.43%			3.06%
Net interest margin (GAAP)			2.46%			3.11%
Tax equivalent (TE) adjustment			0.01%			0.01%
Net interest margin (TE) (non-GAAP)			2.47%			3.12%

(1)
Income on tax-exempt investment securities is presented on a fully taxable equivalent basis, using a 21% federal tax rate.

(2)
Income on tax-exempt loans is presented on a fully taxable equivalent basis, using a 21% federal tax rate.

Net interest income decreased by $1.3 million, or 7.0%, to $17.4 million during the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Our net interest margin was 2.46% for the second quarter of 2021 compared to 3.11% for the second quarter of 2020. The decrease in the second quarter of 2021 was primarily due to lower rates earned on loans during the period partly offset by an increase in average loan balances and a decrease in the cost of deposits.
	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020
(dollars in thousands)	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Cash and due from banks	$79,090	$33	0.08%	$101,523	$190	0.38%
Investment securities:
Taxable	1,152,970	6,761	1.18%	854,422	7,384	1.73%
Exempt from federal income tax(1)	30,872	533	3.48%	46,083	714	3.11%
Total securities	1,183,842	7,294	1.24%	900,505	8,098	1.80%
Loans(2)	1,493,074	28,554	3.86%	1,295,081	31,480	4.87%
Total interest-earning assets	2,756,006	35,881	2.63%	2,297,109	39,768	3.47%
Noninterest earning cash	17,379			17,153
Allowance for loan and losses	(18,672)			(14,978)
Accrued interest and other assets	137,279			138,191
Total assets	$2,891,992			$2,437,475
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$648,616	$5	0.00%	$542,213	$55	0.02%
Money market checking	663,762	693	0.21%	559,476	1,662	0.60%
Savings	672,065	166	0.05%	565,664	391	0.14%
Subtotal checking and savings	1,984,443	864	0.09%	1,667,353	2,108	0.25%
Time deposits:
Less than $250,000	192,142	1,130	1.19%	213,774	2,016	1.89%
$250,000 and greater	37,329	238	1.29%	28,478	310	2.17%
Total interest-bearing deposits	2,213,914	2,232	0.20%	1,909,605	4,434	0.47%
Other interest-bearing liabilities	33,917	26	0.15%	7,153	1	0.03%
Total interest-bearing liabilities	2,247,831	2,258	0.20%	1,916,758	4,435	0.46%
Nointerest-bearing deposits	393,103			278,623
Other liabilities	11,828			10,373
Shareholders’ equity	239,230			231,721
Total liabilities and shareholders’ equity	$2,891,992			$2,437,475
Net interest income (non-GAAP)		$33,623			$35,333
Less: tax equivalent adjustment		173			219
Net interest income, as reported (GAAP)		$33,450			$35,114
Net interest spread			2.42%			3.01%
Net interest margin (GAAP)			2.45%			3.07%
Tax equivalent (TE) adjustment			0.01%			0.01%
Net interest margin (TE) (non-GAAP)			2.46%			3.08%

(1)
Income on tax-exempt investment securities is presented on a fully taxable equivalent basis, using a 21% federal tax rate.

(2)
Income on tax-exempt loans is presented on a fully taxable equivalent basis, using a 21% federal tax rate.

Net interest income decreased by $1.7 million, or 4.7%, to $33.5 million during the six months ended June 30, 2021 compared to the same period in 2020. Our net interest margin was 2.45% for the first half of 2021 compared to 3.07% for the first half of 2020. The decrease in the first six months of 2021 was primarily due to lower rates earned on loans during the period partly offset by an increase in average loan balances and a decrease in the cost of deposits.

	Year Ended December 31, 2020			Year Ended December 31, 2019
(dollars in thousands)	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Cash and due from banks	$101,993	$240	0.24%	$101,382	$2,037	2.01%
Investment securities:
Taxable	908,358	12,860	1.42%	788,095	16,948	2.15%
Exempt from federal income tax(1)	43,158	1,360	3.15%	64,118	1,903	2.97%
Total securities	951,516	14,220	1.49%	852,213	18,851	2.21%
Loans(2)	1,360,162	60,428	4.44%	1,189,929	61,872	5.20%
Total interest-earning assets	2,413,671	74,888	3.10%	2,143,524	82,760	3.86%
Noninterest earning cash	16,341			15,442
Allowance for loan and losses	(17,014)			(15,144)
Accrued interest and other assets	140,051			139,375
Total assets	$2,553,049			$2,283,197
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$562,916	$64	0.01%	$495,798	$276	0.06%
Money market checking	587,712	2,478	0.42%	530,202	6,488	1.22%
Savings	589,293	569	0.10%	539,647	1,917	0.36%
Subtotal checking and savings	1,739,921	3,111	0.18%	1,565,647	8,681	0.55%
Time deposits:
Less than $250,000	203,379	3,658	1.80%	219,490	4,166	1.90%
$250,000 and greater	37,940	527	1.39%	28,659	630	2.20%
Total interest-bearing deposits	1,981,240	7,296	0.37%	1,813,796	13,477	0.74%
Other interest-bearing liabilities	8,414	2	0.02%	4,982	—	0.00%
Total interest-bearing liabilities	1,989,654	7,298	0.37%	1,818,778	13,477	0.74%
Nointerest-bearing deposits	320,279			226,815
Other liabilities	10,649			10,927
Shareholders’ equity	232,468			226,677
Total liabilities and shareholders’ equity	$2,553,049			$2,283,197
Net interest income (non-GAAP)		$67,590			$69,283
Less: tax equivalent adjustment		418			556
Net interest income, as reported (GAAP)		$67,172			$68,727
Net interest spread			2.74%			3.12%
Net interest margin (GAAP)			2.78%			3.21%
Tax equivalent (TE) adjustment			0.02%			0.02%
Net interest margin (TE) (non-GAAP)			2.80%			3.23%

(1)
Income on tax-exempt investment securities is presented on a fully taxable equivalent basis, using a 21% federal tax rate.

(2)
Income on tax-exempt loans is presented on a fully taxable equivalent basis, using a 21% federal tax rate.

Net interest income decreased by $1.6 million, or 2.3%, to $67.2 million during the year ended December 31, 2020 compared to the year ended December 31, 2019. Our net interest margin was 2.78% in 2020 compared to 3.21% in 2019. The decrease in 2020 was primarily due to lower yields on investment securities and loans during the period partly offset by an increase in average investment securities and loan balances and a decrease in the cost of deposits.
The following tables allocate the changes in net interest income to changes in either average balances or average rates for interest earning assets and interest bearing liabilities. Interest income is measured on a tax-equivalent basis using a 21% marginal rate for all periods presented. Interest income not yet received on nonaccrual loans is reversed upon transfer to nonaccrual status; future receipt of interest income is a reduction to principal while in nonaccrual status.
Analysis of Changes in Net Interest Income
	For the Three Months Ended June 30, 2021 to June 30, 2020
(dollars in thousands)	Change due to:		Total Change
	Volume	Rate
Interest Income
Cash and due from banks	$(12)	$(7)	$(19)
Securities	1,141	(814)	327
Loans	1,227	(3,476)	(2,249)
Total interest income	2,356	(4,297)	(1,941)
Interest Expense
Interest-bearing deposits	140	(772)	(632)
Other interest-bearing liabilities	21	3	24
Total interest expense	161	(769)	(608)
Net interest income (non-GAAP)	$2,195	$(3,528)	$(1,333)
	For the Six Months Ended June 30, 2021 to June 30, 2020
(dollars in thousands)	Change due to:		Total Change
	Volume	Rate
Interest Income
Cash and due from banks	$(9)	$(148)	$(157)
Securities	1,746	(2,550)	(804)
Loans	3,786	(6,712)	(2,926)
Total interest income	5,523	(9,410)	(3,887)
Interest Expense
Interest-bearing deposits	305	(2,507)	(2,202)
Other interest-bearing liabilities	(10)	35	25
Total interest expense	295	(2,472)	(2,177)
Net interest income (non-GAAP)	$5,228	$(6,938)	$(1,710)

	For the Year Ended December 31, 2020 to December 31, 2019
(dollars in thousands)	Change due to:		Total Change
	Volume	Rate
Interest Income
Cash and due from banks	$1	$(1,798)	$(1,797)
Securities	1,484	(6,115)	(4,631)
Loans	7,563	(9,007)	(1,444)
Total interest income	9,048	(16,920)	(7,872)
Interest Expense
Interest-bearing deposits	617	(6,798)	(6,181)
Other interest-bearing liabilities	(30)	32	2
Total interest expense	587	(6,766)	(6,179)
Net interest income (non-GAAP)	$8,461	$(10,154)	$(1,693)
Provision for loan losses
We established an allowance for loan losses through a provision for loan losses charged as an expense in our consolidated statements of income. The provision for loan losses is the amount of expense that, based on our judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses incurred in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under GAAP.
West Suburban recorded a provision for loan losses of $250,000 for the three and six months ended June 30, 2021 compared to $3.7 million and $4.6 million for the three and six months ended June 30, 2020, respectively. The provision for loan losses was $6.0 million for the year-ended 2020 compared to no provision expense for the year-ended 2019.
Noninterest income
The following table sets forth our noninterest income for the three months ended June 30, 2021 and 2020:
	Three Months Ended June 30,		Increase/ (Decrease)	Percentage Change
(dollars in thousands)	2021	2020
Service fees on deposit accounts	$630	$420	$210	50.0%
Debit card fees	1,047	756	291	38.5%
Bank-owned life insurance	153	173	(20)	-11.6%
Net realized gains on securities transactions	—	1,065	(1,065)	-100.0%
Other	830	615	215	35.0%
Total noninterest income	$2,660	$3,029	$(369)	-12.2%
Noninterest income for the three months ended June 30, 2021 decreased by $369,000, or 12.0%, to $2.7 million compared to the same period in 2020. The decrease was primarily due to $1.1 million in net realized gains on securities transactions recognized in the prior year period. This decrease was partly offset by an increase of $291,000 in debit card fees due to increased transactions volume and an increase of $210,000 in service fees on deposit accounts due to fee schedule adjustments and lower earnings credit rate.

The following table sets forth our noninterest income for the six months ended June 30, 2021 and 2020:
	Six Months Ended June 30,		Increase/ (Decrease)	Percentage Change
(dollars in thousands)	2021	2020
Service fees on deposit accounts	$1,257	$1,018	$239	23.5%
Debit card fees	1,934	1,489	445	29.9%
Bank-owned life insurance	299	359	(60)	-16.7%
Net realized gains on securities transactions	—	1,065	(1,065)	-100.0%
Gain on sale of Visa B shares	9,515	—	9,515	100.0%
Other	1,810	1,398	412	29.5%
Total noninterest income	$14,815	$5,329	$9,486	178.0%
Noninterest income for the six months ended June 30, 2021 increased by $9.5 million, or 178.0%, to $14.8 million compared to the same period in 2020. The increase was mainly due to the $9.5 million gain on sale of Visa B shares that we acquired at no cost, partly offset by a $1.1 million decrease in net realized gains on securities transactions. As a member of Visa U.S.A., West Suburban received the Visa B shares as part of a restructuring and initial public offering of Visa U.S.A. in 2007.
The following table sets forth our noninterest income for the years ended December 31, 2020 and 2019:
	Year Ended December 31,		Increase/ (Decrease)	Percentage Change
(dollars in thousands)	2020	2019
Service fees on deposit accounts	$2,202	$2,575	$(373)	-14.5%
Debit card fees	3,230	3,279	(49)	-1.5%
Bank-owned life insurance	1,320	750	570	76.0%
Net realized gains on securities transactions	1,607	—	1,607	100.0%
Other	3,091	4,270	(1,179)	-27.6%
Total noninterest income	$11,450	$10,874	$576	5.3%
Noninterest income for the year ended December 31, 2020 increased by $576,000, or 5.3%, to $11.5 million compared to the year ended December 31, 2019. The increase was mainly due to the $1.6 million increase in net realized gains on securities transactions partly offset by a $1.2 million decrease in other noninterest income as a result of decreased earnings on the cash surrender value of life insurance policies.

Noninterest expense
The following table sets forth our noninterest expense for the three months ended June 30, 2021 and 2020:
	Three Months Ended June 30,		Increase/ (Decrease)	Percentage Change
(dollars in thousands)	2021	2020
Salaries and employee benefits	$6,779	$7,732	$(953)	-12.3%
Occupancy	1,826	1,830	(4)	-0.2%
Furniture and equipment	2,227	2,263	(36)	-1.6%
Other real estate owned expense	6	36	(30)	-83.3%
FDIC assessments	310	171	139	81.3%
Loan administration	75	97	(22)	-22.7%
Professional fees	485	363	122	33.6%
Advertising and promotion	214	254	(40)	-15.7%
Other	1,609	1,423	186	13.1%
Total noninterest expense	$13,531	$14,169	$(638)	-4.5%
Noninterest expense for the three months ended June 30, 2021 decreased by $638,000, or 4.5%, to $13.5 million compared to the same period in 2020. The decrease was primarily due to the $953,000 decrease in salaries and employee benefits for the three months ended June 30, 2021, a result of 67 fewer full-time equivalent employees.
The following table sets forth our noninterest expense for the six months ended June 30, 2021 and 2020:
	Six Months Ended June 30,		Increase/ (Decrease)	Percentage Change
(dollars in thousands)	2021	2020
Salaries and employee benefits	$14,283	$16,626	$(2,343)	-14.1%
Occupancy	3,899	3,776	123	3.3%
Furniture and equipment	4,350	4,645	(295)	-6.4%
Other real estate owned expense	16	85	(69)	-81.2%
FDIC assessments	615	180	435	241.7%
Loan administration	160	247	(87)	-35.2%
Professional fees	888	880	8	0.9%
Advertising and promotion	379	570	(191)	-33.5%
Other	3,501	3,019	482	16.0%
Total noninterest expense	$28,091	$30,028	$(1,937)	-6.5%
Noninterest expense for the six months ended June 30, 2021 decreased by $1.9 million, or 6.5%, to $28.1 million compared to the same period in 2020. The decrease was primarily due to the $2.3 million decrease in salaries and employee benefits for the six months ended June 30, 2021, reflecting 67 fewer full-time equivalent employees. This decrease was partly offset by an increase in FDIC assessments expense of $435,000 during the first six months of 2021, as a result of increased deposit balances.

The following table sets forth our noninterest expense for the years ended December 31, 2020 and 2019:
	Year Ended December 31,		Increase/ (Decrease)	Percentage Change
(dollars in thousands)	2020	2019
Salaries and employee benefits	$31,834	$32,822	$(988)	-3.0%
Occupancy	7,430	7,215	215	3.0%
Furniture and equipment	9,256	8,962	294	3.3%
Other real estate owned expense	639	1,469	(830)	-56.5%
FDIC assessments	724	341	383	112.3%
Loan administration	489	439	50	11.4%
Professional fees	1,585	1,077	508	47.2%
Advertising and promotion	991	1,209	(218)	-18.0%
Other	5,965	5,691	274	4.8%
Total noninterest expense	$58,913	$59,225	$(312)	-0.5%
Noninterest expense for the year ended December 31, 2020 decreased by $312,000, or 0.5%, to $58.9 million compared to the year ended December 31, 2019. This decrease was primarily driven by decreases in salaries and employee benefits and other real estate owned expenses of $988,000 and $830,000, respectively, partly offset by an increase of $508,000 in professional fees. Salaries and employee benefits expense decrease during 2020 due to 55 fewer full-time equivalent employees. Other real estate expense decreased as a result of fewer properties owned in 2020 as well as write-downs in 2019. Professional fees increased in 2020 due to increased problem loan workouts and strategic initiatives.
Income taxes
West Suburban’s provision for income taxes includes both federal and state income tax expense. Income tax expense totaled $1.6 million for the three months ended June 30, 2021 compared to $918,000 for the three months ended June 30, 2020. Income tax expense was $5.3 million and $1.3 million for the six months ended June 30, 2021 and 2020, respectively. The increase in tax expense for the three and six months ended June 30, 2021 compared to the same periods in the prior year was due to the increase in taxable income. Income tax expense for the years ended December 31, 2020 and 2019 was $3.0 million and $4.9 million, respectively.
West Suburban’s effective tax rate was 25.5% and 26.8% for the three and six months ended June 30, 2021, respectively, compared to 24.0% and 21.5% for the three and six months ended June 30, 2020, respectively. Our effective tax rate was 22.0% and 23.9% for the years ended December 31, 2020 and 2019.
Financial condition
General
Total assets were $3.0 billion at June 30, 2021 compared to $2.8 billion at December 31, 2020. This $219.0 million, or 8.0%, increase in assets was primarily due to an increase in securities and loans during the six months ended June 30, 2021. Securities increased by $143.8 million, or 13.4%, to $1.2 billion at June 30, 2021 compared to year end 2020 mainly due to purchases of mortgage-backed securities in the held to maturity portfolio. Loans grew by $49.7 million, or 3.3%, to $1.5 billion at June 30, 2021, compared to December 31, 2020, driven by growth in the commercial real estate loan portfolio. As of June 30, 2021, included in commercial loans were $125.3 million of loans made under the Payroll Protection Program (PPP), which are guaranteed by the Small Business Administration (SBA).
Total liabilities were $2.7 billion at June 30, 2021, a $208.7 million, or 8.3%, increase compared to $2.5 billion at December 31, 2020. The increase in total liabilities was mainly due to an increase in deposits and FHLB advances. Total deposits increased by $142.4 million, or 5.7%, during the first six months of 2021 as a result of growth in noninterest-bearing demand, NOW, money market checking and savings accounts. FHLB advances increase by $58.0 million to $77.0 million at June 30, 2021, compared to December 31, 2020.
Total shareholders’ equity was $245.0 million at June 30, 2021 compared to $234.7 million at December 31, 2020. The increase in total shareholders’ equity was due to an increase in net income less dividends declared during the first six months of 2021.
Total assets were $2.8 billion at December 31, 2020 compared to $2.3 billion at December 31, 2019. This $448.3 million, or 19.4%, increase in assets was primarily due to an increase in securities and loans during the year ended December 31, 2020. Securities increased by $192.3 million, or 21.7%, to $1.1 billion at December 31, 2020, compared to year end 2019, mainly due to purchases of mortgage-backed securities in the held to maturity portfolio. Loans grew by $256.3 million, or 20.8%, to $1.5 billion at December 31, 2020 compared to $1.2 billion at December 31, 2019 driven by growth in the commercial and commercial real estate loan portfolios. As of December 31, 2020, included in commercial loans were $212.1 million of loans made under the PPP
Total liabilities were $2.5 billion at December 31, 2020, a $444.1 million, or 21.4%, increase compared to $2.1 billion at December 31, 2019. The increase in total liabilities was mainly due to an increase in deposits and FHLB advances. Total deposits increased by $424.6 million, or 20.6%, during 2020 as a result of growth in noninterest-bearing demand, NOW, money market checking and savings accounts. FHLB advances increase by $19.0 million to $19.0 million at December 31, 2020, compared to December 31, 2019.
Total shareholders’ equity was $234.7 million at December 31, 2020 compared to $230.6 million at December 31, 2019. The increase in total shareholders’ equity was due to an increase in net income less dividends declared during 2020.
Investments
The following table sets forth the amortized cost and fair value of securities, by type of security, as of the dates indicated:
	June 30, 2021		December 31, 2020		December 31, 2019
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available for Sale
U.S. Treasuries	$9,928	$9,517	$9,924	$9,967	$—	$—
U.S. government sponsored enterprises	—	—	—	—	10,000	9,974
Mortgage-backed: residential	367,740	373,094	478,846	485,561	451,570	451,857
States and political subdivisions	11,781	11,866	17,862	18,034	28,869	29,092
Corporate	—	—	—	—	5,025	5,025
Total Available for Sale	389,449	394,477	506,632	513,562	495,464	495,948
Held to Maturity
U.S. Treasuries	—	—	10,001	10,040	10,017	10,219
U.S. government sponsored enterprises	74,336	74,322	20,475	20,455	14,600	14,583
Mortgage-backed: residential	732,365	733,032	512,980	521,543	342,674	345,133
States and political subdivisions	15,875	16,683	17,197	18,157	18,592	19,226
Total Held to Maturity	822,576	824,037	560,653	570,195	385,883	389,161
Total	$1,212,025	$1,218,514	$1,067,285	$1,083,757	$881,347	$885,109

The following table sets forth the carrying value and certain information regarding contractual maturities and the weighted average yields of securities at June 30, 2021:
	Due in One Year or Less		Due After One Year Through Five Years		Due After Five Years Through Ten Years		Due After Ten Years
(dollars in thousands)	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield
Available for Sale
U.S. Treasuries	$—	0.00%	$—	0.00%	$9,517	0.88%	$—	0.00%
Mortgage-backed: residential	1,749	3.21%	3,325	2.95%	40,590	2.12%	327,430	1.20%
States and political subdivisions	7,940	2.60%	3,926	2.77%	—	0.00%	—	0.00%
Total Available for Sale	9,689	2.71%	7,251	2.85%	50,107	1.88%	327,430	1.20%
Held to Maturity
U.S. government sponsored enterprises	—	0.00%	—	0.00%	70,350	1.72%	3,986	1.50%
Mortgage-backed: residential	—	0.00%	—	0.00%	12,003	2.99%	720,362	1.94%
States and political subdivisions	2,232	0.92%	4,690	1.01%	693	3.48%	8,260	3.38%
Total Held to Maturity	2,232	0.92%	4,690	1.01%	83,046	1.92%	732,608	1.95%
Total	$11,921	2.38%	$11,941	2.13%	$133,153	1.90%	$1,060,038	1.72%
The following table sets forth the carrying value and certain information regarding contractual maturities and the weighted average yields of securities at December 31, 2020:
	Due in One Year or Less		Due After One Year Through Five Years		Due After Five Years Through Ten Years		Due After Ten Years
(dollars in thousands)	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield
Available for Sale
U.S. Treasuries	$—	0.00%	$—	0.00%	$9,967	0.88%	$—	0.00%
U.S. government sponsored enterprises	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Mortgage-backed: residential	5,449	3.21%	111	2.24%	49,314	2.22%	430,687	1.41%
States and political subdivisions	9,431	2.72%	8,603	2.65%	—	0.00%	—	0.00%
Corporate	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Total Available for Sale	14,880	2.90%	8,714	2.64%	59,281	1.99%	430,687	1.41%
Held to Maturity
U.S. Treasuries	10,001	3.62%	—	0.00%	—	0.00%	—	0.00%
U.S. government sponsored enterprises	—	0.00%	1,500	0.52%	14,990	1.47%	3,985	1.50%
Mortgage-backed: residential	—	0.00%	—	0.00%	12,437	2.99%	500,543	2.20%
States and political subdivisions	3,005	1.50%	4,915	1.04%	1,016	3.52%	8,261	3.38%
Total Held to Maturity	13,006	3.13%	6,415	0.92%	28,443	2.21%	512,789	2.21%
Total	$27,886	3.01%	$15,129	1.91%	$87,724	2.06%	$943,476	1.85%

Loans
The following table presents the composition of our loan portfolio at the periods indicated:
	June 30, 2021		December 31, 2020		December 31, 2019
(dollars in thousands)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial	$546,656	35.5%	$587,637	39.5%	$378,462	30.7%
Commercial real estate	694,250	45.2%	626,573	42.1%	549,396	44.6%
Construction and development	98,314	6.4%	73,422	5.0%	83,469	6.8%
Residential real estate:
Mortgage	134,040	8.7%	127,973	8.6%	135,135	11.0%
Home equity	53,178	3.5%	61,424	4.1%	73,750	6.0%
Consumer	10,603	0.7%	10,301	0.7%	10,801	0.9%
Total	1,537,041	100.0%	1,487,330	100.0%	1,231,013	100.0%
Allowance for loan losses	(19,026)		(18,618)		(14,260)
Loans, net	$1,518,015		$1,468,712		$1,216,753
West Suburban’s total loans were $1.5 billion as of June 30, 2021, an increase of $49.7 million, or 3.3%, from December 31, 2020. The increase in loans was primarily attributable to our organic growth initiatives. The increase in the first six months of 2021, compared to December 31, 2020, was primarily due to increases of $67.7 million in commercial real estate loans, $25.0 million in construction and development loans and $6.1 million in residential real estate mortgage loans, partly offset by decreases of $41.0 million in commercial loans and $8.2 million in home equity loans. Included in commercial loans are $125.3 million and $212.1 million of loans made under the PPP as of June 30, 2021 and December 31, 2020, respectively.
West Suburban’s total loans were $1.5 billion as of December 31, 2020, an increase of $256.3 million, or 20.8%, from $1.2 billion as of December 31, 2019. The increase in loans was principally due to our participation in the PPP in commercial loans as noted above as well as growth in commercial real estate loans of $77.2 million.
The following table sets forth the remaining contractual maturities for the specified loan categories as of June 30, 2021:
	Maturity and Rate Sensitivity of Loans to Changes in Interest Rate
	Over 1 Year Through 5 Years			Over 5 Years
(dollars in thousands)	One Year or Less	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Total
Commercial	$165,682	$166,289	$174,943	$37,876	$1,866	$546,656
Commercial real estate	65,817	253,216	158,360	109,118	107,739	694,250
Construction and development	46,356	7,470	42,147	1,367	974	98,314
Residential real estate:
Mortgage	1,909	10,437	237	116,274	5,183	134,040
Home equity	3,168	—	15,943	889	33,178	53,178
Consumer	5,439	5,057	—	105	2	10,603
Total	$288,371	$442,469	$391,630	$265,629	$148,942	$1,537,041

Asset Quality
The following table sets forth the amounts of nonperforming assets at the dates indicated:
(dollars in thousands)	June 30, 2021	December 31, 2020	December 31, 2019
Nonaccrual loans	$22,693	$28,905	$16,378
Performing troubled debt restructured loans accruing interest	4,041	4,610	7,816
Loans past due 90 days or more and still accruing interest	1	7	8
Total nonperforming loans	26,735	33,522	24,202
Other real estate owned	5,578	5,578	7,781
Total nonperforming assets	$32,313	$39,100	$31,983
Nonperforming loans to total loans	1.74%	2.25%	1.97%
Nonperforming assets to total assets	1.09%	1.42%	1.39%
Nonperforming loans consist of nonaccrual loans, performing restructured accruing loans and loans 90 days or greater past due and still accruing interest. Remediation work continues in all segments. West Suburban’s management believes that the full impacts of the COVID-19 pandemic are not yet known. The fiscal stimulus and relief programs appear to have delayed any materially adverse financial impact to West Suburban Bank. Once these stimulus programs have been exhausted, however, West Suburban believes its credit metrics could worsen and loan losses could ultimately materialize. Any potential loan losses will be contingent upon a number of factors beyond our control, such as the resurgence of the virus, including any new strains, offset by the potency of vaccines along with their extensive distribution, and the ability for customers and businesses to return to, and remain in, their pre-pandemic routines.
Nonperforming loans decreased by $6.8 million to $26.7 million at June 30, 2021, from $33.5 million at December 31, 2020. Nonperforming assets, which includes nonperforming loans plus other real estate owned, totaled $32.3 million as of June 30, 2021, compared to $39.1 million as of December 31, 2020. Credit metrics continue to be relatively stable regarding nonperforming loan levels, and management is carefully monitoring loans considered to be in a classified status. Nonperforming loans as a percent of total loans decreased to 1.74% as of June 30, 2021 from 2.25% as of December 31, 2020.
Nonperforming loans increased by $9.3 million to $33.5 million at December 31, 2020 from $24.2 million at December 31, 2019. Nonperforming assets totaled $39.1 million as of December 31, 2020 compared to $32.0 million as of December 31, 2019. Nonperforming loans as a percent of total loans increased to 2.25% as of December 31, 2020 from 1.97% as of December 31, 2019.
The distribution of our nonperforming loans at the dates indicated is shown in the following table.
(in thousands)	June 30, 2021	December 31, 2020	December 31, 2019
Commercial	$11,003	$12,842	$9,349
Commercial real estate	9,297	13,815	8,169
Construction and development	650	1,368	—
Residential real estate:
Mortgage	5,572	5,324	6,323
Home equity	212	170	353
Consumer	1	3	8
Total	$26,735	$33,522	$24,202
Total past due loans, including accruing and nonaccrual loans, totaled $12.4 million at June 30, 2021, a $7.5 million decrease from $19.9 million at December 31, 2020. Past due loans to total loans decreased to 0.81% at June 30, 2021 compared to 1.34% at December 31, 2020. Refer to Note 3, “Loans”, in our unaudited consolidated financial statements included elsewhere in this joint proxy statement/prospectus for further detail of past due loans by classification as of June 30, 2021 and December 31, 2020.
Total past due loans, including accruing and nonaccrual loans, totaled $19.9 million at December 31, 2020, a $5.6 million decrease from $25.5 million at December 31, 2019. Past due loans to total loans decreased to 1.34% at December 31, 2020 compared to 2.07% at December 31, 2019. Refer to Note 3, “Loans”, in our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus for further detail of past due loans by classification as of December 31, 2020 and December 31, 2019.
West Suburban categorizes its non-homogeneous loans into risk categories based on relevant information about the ability of borrowers to service their debt such as, among other factors: current financial information; historical payment experience; credit documentation; public information; and current economic trends. We analyze loans individually by classifying the loans as to credit risk. This analysis includes certain non-homogeneous loans, such as commercial, commercial real estate and construction and development loans. This analysis is done continually on a loan by loan basis. We use the following definitions for classified risk ratings:
•
Substandard:   Loans designated as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

•
Doubtful:   Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

Loans meeting the criteria above are considered classified rated loans. Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.
The following table shows classified loans by segment for the dates indicated:
(in thousands)	June 30, 2021	December 31, 2020	December 31, 2019
Commercial	$31,000	$33,553	$24,952
Commercial real estate	11,867	17,336	13,441
Construction and development	220	1,364	—
Total classified loans	$43,087	$52,253	$38,393
Total classified loans as of June 30, 2021 decreased from the level at December 31, 2020, primarily due to continued remediation efforts and the high level of pay downs and payoffs West Suburban has experienced due to increased borrower liquidity stemming from federal stimulus funds received by borrowers and other COVID-19 relief funding, such as PPP loans.
Total classified loans increased as of December 31, 2020 compared to December 31, 2019, primarily due to the impact of COVID-19 on our commercial loans and owner occupied commercial real estate loans.
Potential Problem Loans
West Suburban utilizes an internal asset classification system as a means of reporting problem and potential problem assets. At the scheduled board of directors meetings of West Suburban Bank, loan listings are presented, which show significant loan relationships listed as “Special Mention,” “Substandard,” and “Doubtful.” Loans classified as Substandard include those that have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that West Suburban will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent as those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets that do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention, are deemed to be Special Mention, which are not considered classified assets.
Management defines potential problem loans as performing loans rated Substandard that do not meet the definition of a nonperforming loan. These potential problem loans carry a higher probability of default and require additional attention by management. A more detailed description of these loans can be found in Note 3 to our unaudited consolidated financial statements and Note 3 to our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus, as listed in the credit quality indicators discussion.
Allowance for Loan losses
The following tables summarize the activity in our allowance for loan losses (ALL or allowance) for the periods indicated.
	Three months ended June 30,		Six months ended June 30,

(dollars in thousands)	2021	2020	2021	2020
Allowance for loan losses, beginning of period	$18,619	$14,739	$18,618	$14,260
Charge offs:
Commerical	25	—	25	—
Commerical real estate	—	—	—	410
Construction and development	—	—	—	—
Residential real estate	—	162	—	162
Consumer	18	23	33	60
Total charge-offs	43	185	58	632
Recoveries:
Commerical	166	15	168	22
Commerical real estate	—	5	2	25
Construction and development	—	—	—	—
Residential real estate	25	92	34	99
Consumer	9	5	12	24
Total recoveries	200	117	216	170
Net (recoveries) charge-offs	(157)	68	(158)	462
Provision for loan losses	250	3,700	250	4,573
Allowance for loan losses, end of period	$19,026	$18,371	$19,026	$18,371
Net (recoveries) charge-offs to average loans (annualized)	(0.04)%	0.02%	(0.02)%	0.07%

	Year ended December 31,

(dollars in thousands)	2020	2019
Allowance for loan losses, beginning of period	$14,260	$15,335
Charge offs:
Commerical	1,142	1,520
Commerical real estate	416	19
Construction and development	198	—
Residential real estate	115	147
Consumer	—	223
Total charge-offs	1,871	1,909
Recoveries:
Commerical	29	539
Commerical real estate	25	—
Construction and development	—	—
Residential real estate	118	187
Consumer	54	108
Total recoveries	226	834
Net charge-offs	1,645	1,075
Provision for loan losses	6,003	—
Allowance for loan losses, end of period	$18,618	$14,260
Net charge-offs to average loans (annualized)	0.12%	0.09%
West Suburban’s ALL was $19.0 million at June 30, 2021 compared to $18.6 million at December 31, 2020. One measure of the adequacy of the ALL is the ratio of the ALL on loans to total loans. The allowance as a percentage of total loans was 1.24% as of June 30, 2021 and 1.25% as of December 31, 2020. In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that losses will not exceed the estimated amounts in the future. To the extent actual outcomes differs from management estimates, additional provision for credit losses could be required that could adversely affect West Suburban’s earnings or financial position in future periods.
West Suburban’s ALL was $18.6 million at December 31, 2020 compared to $14.3 million at December 31, 2019. The allowance as a percentage of total loans was 1.25% as of December 31, 2020 and 1.16% as of December 31, 2019. In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that losses will not exceed the estimated amounts in the future. To the extent actual outcomes differs from management estimates, additional provision for credit losses could be required that could adversely affect West Suburban’s earnings or financial position in future periods.
In light of the COVID-19 pandemic, West Suburban adjusted certain of the qualitative factors it measures and monitors related to the overall determination of the allowance, by adjusting the factor relating to economics and adding a new factor for COVID-19. The economic factor increased 12 basis points to 37 basis points from December 31, 2020 compared to the prior year period, due primarily to sharp increase in unemployment. As the economy recovered this factor decreased 6 basis points to 31 basis points at June 30, 2021. At December 31, 2020, a new COVID-19 qualitative factor of 20 basis points was established. The factor decreased 2 basis points to 18 basis points at June 30, 2021.
The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s estimate of probable incurred credit losses inherent in the loan portfolio. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.
The allowance for loan losses is based on an estimation computed pursuant to the requirements of Financial Accounting Standards Board guidance and rules stating that the analysis of the allowance for loan losses consists of three components:
•
Specific Component.   The specific credit allocation component is based on an analysis of individual impaired loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification for which the recorded investment in the loan exceeds its fair value. The fair value of the loan is determined based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the market price of the loan, or, if the loan is collateral dependent, the fair value of the underlying collateral less cost of sale. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values;

•
Historical Loss Component.   The historical loss component is mathematically based using a modified loss migration analysis that examines historical loan loss experience for each loan category. The loss migration is performed quarterly and loss factors are updated regularly based on actual experience. The general portfolio allocation element of the allowance for loan losses also includes consideration of the amounts necessary for concentrations and changes in portfolio mix and volume. The methodology utilized by management to calculate the historical loss portion of the allowance adequacy analysis is based on historical losses. This historical loss period is based on a weighted twelve-quarter average (3 years); and

•
Qualitative Component.   The qualitative component requires qualitative judgment and estimates reserves based on general economic conditions as well as specific economic factors believed to be relevant to the markets in which the Company operates. The process for determining the allowance (which management believes adequately considers all of the potential factors which might possibly result in credit losses) includes subjective elements and, therefore, may be susceptible to significant change.

To the extent actual outcomes differs from management estimates, additional provision for credit losses could be required that could adversely affect our earnings or financial position in future periods.
The following table sets forth the allocation of the allowance for loan losses as of the dates presented and the percentage of loans in each category to total loans. The purpose of this allocation is only for internal analysis of the adequacy of the allowance and is not an indication of expected or anticipated losses:
	June 30, 2021		December 31, 2020		December 31, 2019
(dollars in thousands)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial	$8,485	35.5%	$8,049	39.5%	$6,381	30.7%
Commercial real estate	7,724	45.2%	7,552	42.1%	4,530	44.6%
Construction and development	978	6.4%	943	5.0%	1,087	6.8%
Residential real estate	1,653	12.2%	1,875	12.7%	2,055	17.0%
Consumer	186	0.7%	199	0.7%	207	0.9%
Total	$19,026	100.0%	$18,618	100.0%	$14,260	100.0%
Other Real Estate Owned
Other real estate owned (OREO) was $5.6 million as of June 30, 2021 and December 31, 2020. The OREO balance consists of two construction properties at June 30, 2021 and December 31, 2020.
Deposits
Total deposits increased by $142.4 million, or 5.73%, to a total of $2.6 billion at June 30, 2021 compared to $2.5 billion at year-end 2020 due primarily to the federal stimulus funds received by our customers from the U.S. government in response to the COVID-19 pandemic as well as an increased rate of savings.

Total deposits increased by $260.9 million, or 12.8%, to a total of $2.3 billion at December 31, 2020 compared to $2.0 billion at year-end 2019 due primarily to the federal stimulus funds received by our customers from the U.S. government in response to the COVID-19 pandemic as well as an increased rate of savings.
The following table sets forth the average balance and rates paid on deposits for the periods indicated:
	Six Months Ended		Year Ended
	June 30, 2021		December 31, 2020		December 31, 2019
(dollars in thousands)	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Nointerest-bearing deposits	$393,103	0.00%	$320,279	0.00%	$226,815	0.00%
Interest-bearing deposits:
NOW accounts	648,616	0.00%	562,916	0.01%	495,798	0.06%
Money market checking	663,762	0.21%	587,712	0.42%	530,202	1.22%
Savings	672,065	0.05%	589,293	0.10%	539,647	0.36%
Time deposits	229,471	1.20%	241,319	1.73%	248,149	1.93%
Total	$2,607,017		$2,301,519		$2,040,611
The following table sets forth the amounts and maturities of time deposits of $100,000 or more at the dates indicated:
(in thousands)	June 30, 2021	December 31, 2020
Three months or less	$26,625	$8,233
More than three months through six months	9,829	11,846
More than six months through twelve months	19,473	48,237
More than twelve months	41,106	33,387
Total	$97,033	$101,703
Borrowings
In addition to deposits, West Suburban used other liquidity sources for its funding needs such as short-term borrowings with the Federal Home Loan Bank (FHLB). Our borrowings at the FHLB require West Suburban Bank to be a member and invest in the stock of the FHLB, and total borrowings are generally limited to eligible collateral that has a lending value to its required collateral.
The following table sets forth certain information regarding our FHLB advances at the dates and for the periods indicated:
	At or For the Six Months Ended	At or For the Year Ended December 31,
(dollars in thousands)	June 30, 2021	2020	2019
Average balance outstanding	$28,254	$3,033	$—
Maximum outstanding at any month-end during the period	77,000	19,000	—
Balance outstanding at end of period	77,000	19,000	—
Weighted average interest rate during the period	0.19%	0.07%	—
Weighted average interest rate at the end of the period	0.20%	0.20%	—
West Suburban has a line of credit with a correspondent bank, subject to certain terms and conditions, up to $10,000. The line of credit matures on June 9, 2022. There was no outstanding balance during six months ended June 30, 2021 and the years ended December 31, 2020 and 2019. Interest on the line of credit facility is payable monthly at the Prime Rate plus 25 basis points, floating.
Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
Commitments.   We are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include financial standby, performance standby and commercial letters of credit, and unused lines of credit. Loan commitments and guarantees written that are unused and have not expired have off-balance-sheet risk because they may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet, which include origination fees and accruals for probable losses. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that collateral or other security is of no value. For additional information, see Note 11 “Off-Balance Sheet Risk, Contingent Liabilities and Guarantees” in our audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. For additional information as of and for the period ended June 30, 2021, see Note 5 “Off-Balance Sheet Risk, Contingent Liabilities and Guarantees” in our unaudited consolidated financial statements, also included elsewhere in this joint proxy statement/prospectus.
Contractual Obligations.   We have various financial obligations that may require future cash payments.
The following table presents, as of June 30, 2021, significant fixed and determinable contractual obligations to third parties by payment date:
(in thousands)	Within One Year	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity	$2,404,534	$—	$—	$—	$2,404,534
Certificates of deposit	152,313	59,874	7,717	3,512	223,416
FHLB advances	77,000	—	—	—	77,000
Operating leases	113	380	245	—	738
Total	$2,633,960	$60,254	$7,962	$3,512	$2,705,688
The following table presents, as of December 31, 2020, significant fixed and determinable contractual obligations to third parties by payment date:
(in thousands)	Within One Year	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity	$2,249,609	$—	$—	$—	$2,249,609
Certificates of deposit	172,479	54,981	8,497	—	235,957
FHLB advances	19,000	—	—	—	19,000
Operating leases	225	380	245	—	850
Total	$2,441,313	$55,361	$8,742	$—	$2,505,416
Liquidity
Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, federal funds sold, investments and loans maturing within one year. West Suburban’s ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of West Suburban’s management of liquid assets and the ability to generate liquidity through liability funding, West Suburban’s management believes that West Suburban maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.
Additional sources of liquidity available to West Suburban include, but are not limited to, proceeds from principal and interest payments on loans and securities, the availability of federal funds lines from various correspondent banks and the ability to obtain deposits through the adjustment of interest rates. Growth in deposits and advances from the FHLB have been sufficient to fund the majority of West Suburban’s net increase in loans and investment securities.
West Suburban monitors and manages its liquidity position on several basis, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, investment portfolio maturities or calls, and anticipated depository buildups or runoffs.
West Suburban’s cash flows are comprised of three classifications: (1) cash flows from operating activities, (2) cash flows from investing activities, and (3) cash flows from financing activities. Cash flows provided by operating and financing activities offset by cash flows used in investing activities resulted in a net increase in cash and cash equivalents of $23.1 million from June 30, 2021 to December 31, 2020.
During the six months ended June 30, 2021, we had net cash inflows from financing activities of $197.5 million, compared to $293.4 million for the six months ended June 30, 2020, primarily due to a decrease in the growth in deposits. During the six months ended June 30, 2021, we used net cash outflows of $189.5 million in investing activities, compared to $205.8 million for the six months ended June 30, 2020, due to a decrease in the net outflows for loans, partially offset by an increase in the purchase of securities. During the six months ended June 30, 2021, we had net cash inflows from operating activities of $15.2 million, compared to $18.7 million for the six months ended June 30, 2020.
During the year ended December 31, 2020, we had net cash inflows from financing activities of $432.4 million, compared to $31.9 million for the year ended December 31, 2019, primarily due to growth in deposits. During the year ended December 31, 2020, we had net cash outflows of $452.1 million in investing activities, compared to $96.0 million for the year ended December 31, 2019, due to the purchase of securities and an overall increase in net loans. During the year ended December 31, 2020, we had net cash inflows from operating activities of $29.0 million, compared to $31.2 million for the year ended December 31, 2019.
Capital
Regulatory capital rules adopted in July 2013 and fully-phased in as of January 1, 2019, refers to as the “Basel III rules,” impose minimum capital requirements for bank holding companies and banks. The Basel III rules apply to all national and state banks and savings associations regardless of size and bank holding companies and savings and loan holding companies other than “small bank holding companies,” which are generally holding companies with consolidated assets of less than $3 billion, such as West Suburban. In order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a “capital conservation buffer” on top of its minimum risk-based capital requirements. This buffer must consist solely of Common Equity Tier 1 (CET1) capital, but the buffer applies to all three measurements (CET1, Tier 1 capital and total capital). The capital conservation buffer consists of an additional amount of common equity equal to 2.5% of risk-weighted assets. At June 30, 2021 and December 31, 2020, the most recent regulatory notifications categorized West Suburban Bank as well capitalized under the regulatory framework for prompt corrective action.
The following table shows the regulatory capital ratios for West Suburban Bank and the current minimum and well capitalized regulatory requirements at the dates indicated:
	Actual		Minimum For Capital Adequacy Purposes(a)		Minumum To Be Well- Capitalized(a)
(dollars in thousand)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2021
Total capital (to risk-weighted assets)	$258,859	13.84%	$149,675	8.00%	$187,094	10.00%
Common Equity Tier 1 (to risk-weighted assets)	239,833	12.82%	84,192	4.50%	121,611	6.50%
Tier 1 capital (to risk-weighted assets)	239,833	12.82%	112,256	6.00%	149,675	8.00%
Tier 1 capital (to average assets)	239,833	8.09%	118,577	4.00%	148,221	5.00%
As of December 31, 2020
Total capital (to risk-weighted assets)	$246,225	14.89%	$132,329	8.00%	$165,411	10.00%
Common Equity Tier 1 (to risk-weighted assets)	227,607	13.76%	74,435	4.50%	107,517	6.50%
Tier 1 capital (to risk-weighted assets)	227,607	13.76%	99,246	6.00%	132,329	8.00%
Tier 1 capital (to average assets)	227,607	8.47%	107,522	4.00%	134,403	5.00%

(a) The capital conservation buffer is not presented in these amounts or ratios.

Quantitative and Qualitative Disclosures about Market Risk Interest Rate Risk
West Suburban, like other financial institutions, is subject to direct and indirect market risk. Direct market risk exists from changes in interest rates. West Suburban’s net income is significantly dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.
In an attempt to manage its exposure to changes in interest rates, West Suburban’s management closely monitors West Suburban’s interest rate risk. One component of West Suburban’s monitoring process is performing a net interest income analysis. A net interest income analysis measures the change in net interest income over a one-year horizon in the event of hypothetical changes in interest rates. This analysis assesses the risk of change in net interest income in the event of a sudden and sustained 100 and 200 basis point increase and decrease in market interest rates. The table below presents West Suburban’s projected changes in net interest income for the various rate shock levels at June 30, 2021 and December 31, 2020. The assumptions used in the interest rate sensitivity simulation discussed above are inherently uncertain and, as a result, the simulations cannot precisely measure net interest income or precisely predict the impact of changes in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.
	Changes in Net Interest Income Over One Year Horizon
(dollars in thousands)	At June 30, 2021		At December 31, 2020
	Dollar Change	Percentage Change	Dollar Change	Percentage Change
Changes in Levels of Interest Rates
+2.00%	$13,264	22.3%	$13,993	23.3%
+1.00%	6,430	10.8%	6,823	11.4%
-1.00%	384	0.6%	(565)	-0.9%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF WEST SUBURBAN
The following table sets forth, as of [ ], 2021, holdings of West Suburban common stock by (a) each present director of West Suburban, (b) the principal executive officer and two other most highly compensated executive officers of West Suburban, (c) each person who is known to West Suburban to beneficially own more than 5% of the outstanding shares of West Suburban common stock and (d) all present directors and executive officers of West Suburban as a group, in each case, based on 386,043 shares of West Suburban common stock outstanding. The address for each director and executive officer listed below is c/o West Suburban Bancorp, Inc., 711 South Meyers Road, Lombard, Illinois 60148.
Except as indicated by the footnotes below, West Suburban believes, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of West Suburban common stock that they beneficially own, subject to applicable community property laws.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned
Directors and Executive Officers:
Keith Acker(2)	31,161	8.07%
Kevin Acker(3)	14,509	3.76%
Duane Debs(4)	2,235	*
Charles Howard(5)	480	*
Keith Kotche	3,729	*
Peggy LoCicero(6)	14,306	3.71%
David Orr(7)	794	*
John Williams, Jr.(8)	1,022	*
Matthew Acker(9)	420	*
Directors and Executive Officers as a group (9 persons)	68,656	17.78%

Principal Shareholders:
Craig Acker(10)	19,584	5.07%
Alana Acker(11)	10,627	2.75%
Acker Family(12)	76,301	19.76%
West Suburban Bank Employee Stock Ownership Plan(13)	51,481	13.34%

*
Less than 1.0%

(1)
For purposes of this table, (i) “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any of any shares of West Suburban common stock that such person or group has the right to acquire within 60 days after [ ], 2021 and (ii) the number of shares presented includes shares held directly or in a fiduciary capacity, shares held by certain members of the named individuals’ families over which shares of the named individuals may be deemed to have shared voting and investment power and shares beneficially owned through the ESOP. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2)
Consists of 18,680 shares held in the K&R Acker Family Ltd., a family limited partnership, and 12,481 shares beneficially owned through the West Suburban Bank Employee Stock Ownership Plan (“ESOP”).

(3)
Consists of 14,369 shares held in K J Acker Family Ltd., a family limited partnership, and 140 shares held directly by Mr. Kevin Acker.

(4)
Consists of 1,880 shares beneficially owned through the West Suburban Bank ESOP and 355 shares held in joint tenancy with his wife.

(5)
Consists of 437 shares held in a trust for the benefit of Mr. Howard’s wife and 43 shares held in a trust for the benefit of Mr. Howard.

(6)
Consists of (i) 11,622 shares held in a trust for the benefit of Ms. LoCicero, (ii) 1,365 shares held directly by Ms. LoCicero, (iii) 42 shares held in an individual retirement account for the benefit of Ms. LoCicero, (iv) 187 shares held in retirement accounts for the benefit of Ms. LoCicero’s husband and (v) 1,096 shares held in trusts for the benefit of Ms. LoCicero’s adult children for which Ms. LoCiciero serves as trustee.

(7)
Consists of 650 shares beneficially owned through the West Suburban ESOP and 144 shares in beneficially owned by Mr. Orr’s wife through the West Suburban Bank ESOP.

(8)
Consists of (i) 698 shares held in a trust for the benefit of Mr. Williams, (ii) 300 shares held in joint tenancy with his wife, (iii) 14 shares held in an individual retirement account for the benefit of Mr. Williams and (iv) 10 shares held directly by Mr. Williams.

(9)
Consists of 356 shares held directly by Mr. Matthew Acker and 64 shares beneficially owned through the West Suburban Bank ESOP.

(10)
Consists of (i) 15,327 shares held in Acker Family Ltd., a family limited partnership, (ii) 3,871 shares beneficially owned through the West Suburban Bank ESOP, (iii) 246 shares held in joint tenancy with his wife and (iv) 140 shares owned directly.

(11)
Consists of 9,812 shares held in a trust for the benefit of Ms. Acker and 815 shares beneficially owned through the West Suburban Bank ESOP.

(12)
Consists of the following individuals: Keith Acker, Kevin Acker, Matthew Acker, Craig Acker, and Alana Acker. The disclosure of this group ownership information does not constitute an admission that the identified individuals act as, or constitute, a group.

(13)
Includes the following shares disclosed by other individuals in this table: (i) 12,481 shares held for the benefit of Mr. Keith Acker; (ii) 1,880 shares held for the benefit of Mr. Debs; (iii) 650 shares held for the benefit of Mr. Orr and 144 shares held for the benefit of Mr. Orr’s wife; (iv) 3,871 shares held for the benefit of Mr. Craig Acker; and (v) 815 shares held for the benefit of Ms. Acker.

EXPERTS
The consolidated financial statements of Old Second as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Plante & Moran, PLLC, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of West Suburban Bancorp, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, included herein have been audited by Crowe LLP, an independent auditor, as stated in their reports thereon and included in the registration statement of which this joint proxy statement/prospectus is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
Certain U.S. federal income tax consequences relating to the merger will also be passed upon for West Suburban by RSM US LLP.

LEGAL OPINIONS
The validity of the Old Second common stock to be issued in connection with the merger will be passed upon for Old Second by Nelson Mullins Riley & Scarborough LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Old Second by Nelson Mullins Riley & Scarborough LLP.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to Old Second shareholders residing at the same address, unless such shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
If you are an Old Second shareholder, Old Second will promptly deliver a separate copy of this joint proxy statement/prospectus to you if you direct your request to Old Second’s Shareholder Relations Manager, Shirley Cantrell at Old Second Bancorp, Inc., 37 South River Street, Aurora, Illinois 60507 or by calling (630) 906-2303. If you want to receive separate copies of an Old Second proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Old Second at the above address and telephone number.

OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the Old Second board of directors nor the West Suburban board of directors knows of any matters that will be presented for consideration at their respective meetings of shareholders, other than as described in this joint proxy statement/prospectus. If any other matters properly come before the Old Second special meeting or the West Suburban special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxies as to any of these matters.

OLD SECOND ANNUAL MEETING SHAREHOLDER PROPOSALS
A shareholder seeking to present any business at Old Second’s annual meeting of shareholders must submit a notice in writing to the Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting; provide that, if the date of the annual meeting is moved to more than 30 days before or more than 60 days after the anniversary date of the previous year’s meeting, for notice by the shareholder to be timely it must be delivered to us not earlier than 120 days prior to the date of such annual meeting and not later than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then the tenth day following the day on which public announcement of the date of such meeting is first made by Old Second.
A shareholder seeking to include a proposal in Old Second’s proxy statement and form of proxy relating to a meeting of shareholders must submit the proposal to Old Second in accordance with SEC Rule 14a-8. With respect to Old Second’s 2022 Annual Meeting of Shareholders, the deadline to submit a notice of a proposal and to include a proposal in Old Second’s proxy statement and form of proxy related to the meeting is December 17, 2021.
Under the Old Second charter, an Old Second shareholder seeking to nominate an individual for election as a director of Old Second must give written notice, delivered to the Corporate Secretary, at 37 South River Street, Aurora, Illinois 60507, not fewer than 14 days nor more than 60 days before any meeting of the shareholders called for the election of directors. If notice of the meeting is given to shareholders less than 21 days before the date of the meeting, such written nomination must be delivered or mailed, as prescribed, to our Corporate Secretary, not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to shareholders.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Old Second to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information contained directly in this joint proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about Old Second and its financial condition and you should read this joint proxy statement/prospectus together with any other documents incorporated by reference in this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Old Second (Central Index Key 00000357173), other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules:
Old Second SEC Filings	Period or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2020
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2021 and June 30, 2021
Current Reports on Form 8-K	Filed on January 4, 2021, January 19, 2021, February 18, 2021, March 19, 2021, April 1, 2021, April 8, 2021, April 20, 2021, May 19, 2021, July 8, 2021, July 20, 2021, July 26, 2021 and August 17, 2021 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed April 16, 2021
Old Second also incorporates by reference the description of Old Second capital stock contained as Exhibit 4.5 to Old Second’s Annual Report on Form 10-K for the year ended December 31, 2020, and any amendment or report filed for the purpose of updating such description.
In addition, Old Second also incorporates by reference additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Old Second special meeting and West Suburban special meeting, as applicable, provided, however, that Old Second is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
Old Second files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Old Second files with the SEC without charge by following the instructions in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

WEST SUBURBAN BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)
	June 30, 2021	December 31, 2020
Assets
Cash and due from banks	$117,676	$94,562
Total cash and cash equivalents	117,676	94,562
Securities
Available for sale (amortized cost of $389,449 at June 30, 2021 and $506,632 at December 31, 2020)	394,477	513,562
Held to maturity (fair value of $824,037 at June 30, 2021 and $570,195 at December 31, 2020)	822,576	560,653
Federal Home Loan Bank stock	3,340	2,377
Total securities	1,220,393	1,076,592
Loans, less allowance for loan losses of $19,026 at June 30, 2021 and $18,618 at December 31, 2020	1,518,015	1,468,712
Bank-owned life insurance	39,973	39,674
Premises and equipment, net	52,184	55,331
Other real estate owned, net	5,578	5,578
Accrued interest and other assets	18,594	13,010
Total assets	$2,972,413	$2,753,459
Liabilities and shareholders’ equity
Deposits
Demand-noninterest-bearing	$386,324	$359,078
Interest-bearing	2,241,626	2,126,488
Total deposits	2,627,950	2,485,566
Federal Home Loan Bank advances	77,000	19,000
Accrued interest and other liabilities	22,434	14,156
Total liabilities	2,727,384	2,518,722
Shareholders’ equity
Common stock, no par value; 15,000,000 shares authorized; 386,097 shares issued and outstanding at June 30, 2021; 388,458 at December 31, 2020	3,087	3,105
Surplus	12,114	13,469
Retained earnings	226,233	213,209
Accumulated other comprehensive income	3,595	4,954
Total shareholders’ equity	245,029	234,737
Total liabilities and shareholders’ equity	$2,972,413	$2,753,459
See accompanying notes to unaudited consolidated financial statements.

WEST SUBURBAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest income
Loans, including fees	$14,572	$16,818	$28,493	$31,411
Securities
Taxable	3,677	3,252	6,761	7,384
Exempt from federal income tax	201	279	421	564
Interest income on balance due from depository institutions	13	32	33	190
Total interest income	18,463	20,381	35,708	39,549
Interest expense
Deposits	1,089	1,720	2,232	4,434
Other	25	1	26	1
Total interest expense	1,114	1,721	2,258	4,435
Net interest income	17,349	18,660	33,450	35,114
Provision for loan losses	250	3,700	250	4,573
Net interest income after provision for loan losses	17,099	14,960	33,200	30,541
Noninterest income
Service fees on deposit accounts	630	420	1,257	1,018
Debit card fees	1,047	756	1,934	1,489
Bank-owned life insurance	153	173	299	359
Net realized gains on securities transactions	—	1,065	—	1,065
Gain on sale of Visa B shares	—	—	9,515	—
Other	830	615	1,810	1,398
Total noninterest income	2,660	3,029	14,815	5,329
Noninterest expense
Salaries and employee benefits	6,779	7,732	14,283	16,626
Occupancy	1,826	1,830	3,899	3,776
Furniture and equipment	2,227	2,263	4,350	4,645
Other real estate owned expense	6	36	16	85
FDIC assessments	310	171	615	180
Loan administration	75	97	160	247
Professional fees	485	363	888	880
Advertising and promotion	214	254	379	570
Other	1,609	1,423	3,501	3,019
Total noninterest expense	13,531	14,169	28,091	30,028
Income before income taxes	6,228	3,820	19,924	5,842
Income tax expense	1,590	918	5,349	1,254
Net income	$4,638	$2,902	$14,575	$4,588
Basic and diluted earnings per share	$12.00	$7.37	$37.63	$11.55
See accompanying notes to unaudited consolidated financial statements.

WEST SUBURBAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Income	$4,638	$2,902	$14,575	$4,588
Other comprehensive income (loss)
Unrealized gains (loss) on available for sale securities:
Unrealized holding gains (loss) arising during the period	(548)	(129)	(1,902)	8,288
Reclassification adjustments for gains included in net income	—	(1,065)	—	(1,065)
Tax effect	156	340	543	(2,059)
Total other comprehensive income (loss)	(392)	(854)	(1,359)	5,164
Total comprehensive income	$4,246	$2,048	$13,216	$9,752
See accompanying notes to unaudited consolidated financial statements.

WEST SUBURBAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020
(Dollars in thousands, except per share data) (Unaudited)
	Common Stock and Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, April 1, 2020	$19,350	$205,384	$6,363	$231,097
Repurchase and retirement of 231 shares of common stock	(141)	—	—	(141)
Net income	—	2,902	—	2,902
Cash dividends paid – $2.00 per share	—	(788)	—	(788)
Total other comprehensive loss	—	—	(854)	(854)
Balance, June 30, 2020	$19,209	$207,498	$5,509	$232,216
Balance, January 1, 2020	$24,536	$205,706	$345	$230,587
Repurchase and retirement of 7,750 shares of common stock	(5,327)	—	—	(5,327)
Net income	—	4,588	—	4,588
Cash dividends paid – $7.00 per share	—	(2,796)	—	(2,796)
Total other comprehensive income	—	—	5,164	5,164
Balance, June 30, 2020	$19,209	$207,498	$5,509	$232,216
Balance, April 1, 2021	$15,874	$222,367	$3,987	$242,228
Repurchase and retirement of 1,136 shares of common stock	(673)	—	—	(673)
Net income	—	4,638	—	4,638
Cash dividends paid – $2.00 per share	—	(772)	—	(772)
Total other comprehensive loss	—	—	(392)	(392)
Balance, June 30, 2021	$15,201	$226,233	$3,595	$245,029
Balance, January 1, 2021	$16,574	$213,209	$4,954	$234,737
Repurchase and retirement of 2,361 shares of common stock	(1,373)	—	—	(1,373)
Net income	—	14,575	—	14,575
Cash dividends paid – $4.00 per share	—	(1,551)	—	(1,551)
Total other comprehensive loss	—	—	(1,359)	(1,359)
Balance, June 30, 2021	$15,201	$226,233	$3,595	$245,029
See accompanying notes to unaudited consolidated financial statements.

WEST SUBURBAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income	$14,575	$4,588
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	3,589	3,732
Provision for loan losses	250	4,573
Net premium amortization of securities	3,195	3,946
Net realized gain on securities transactions	—	(1,065)
Earnings on bank-owned life insurance	(299)	(359)
Gain on sales of Visa B shares	(9,515)	—
Net loss on sales of premises and equipment	161	—
Net loss on sales of other real estate owned	—	33
Increase in accrued interest and other assets	(5,041)	(14,592)
Increase in accrued interest and other liabilities	8,278	17,888
Net cash provided by operating activities	15,193	18,743
Cash flows from investing activities
Securities available for sale
Sales	—	33,144
Maturities, calls and principal payments	116,166	97,490
Purchases	—	(160,821)
Securities held to maturity
Maturities, calls and principal payments	106,961	75,296
Purchases	(371,062)	(49,381)
(Purchase) redemption of FHLB stock	(963)	100
Net increase in loans	(49,552)	(198,647)
Sale of Visa B shares	9,515	—
Purchases of premises and equipment	(634)	(3,521)
Sales of premises and equipment	31	—
Sales of other real estate owned	—	499
Net cash used in investing activities	(189,539)	(205,842)
Cash flows from financing activities
Net increase in deposits	142,384	297,493
Proceeds from FHLB advances	166,000	24,000
Repayments of FHLB advances	(108,000)	(20,000)
Repurchase and retirement of common stock	(1,373)	(5,327)
Dividends paid	(1,551)	(2,796)
Net cash provided by financing activities	197,460	293,370
Net increase in cash and cash equivalents	23,114	106,272
Beginning cash and cash equivalents	94,562	85,287
Ending cash and cash equivalents	$117,676	$191,559
Supplemental disclosures
Cash paid for interest	$2,745	$5,012
Cash paid for income taxes	3,482	—
See accompanying notes to unaudited consolidated financial statements.

WEST SUBURBAN BANCORP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)
Note 1 — Nature of Business and Summary of Significant Accounting Policies
West Suburban Bancorp, Inc. (“West Suburban”) through the branch network of its subsidiary, West Suburban Bank (the “Bank” and, together with West Suburban, the “Company”), operates 35 full-service branches and four departments providing insurance, land trust, financial and other services for the convenience of the customers of the Bank throughout DuPage, Kane, Kendall and Will Counties in Illinois. Customers in these areas are the primary consumers of the Company’s loan and deposit products and services. Although borrower cash flow is expected to be the primary source of repayment for the Company’s loans, the loans are generally secured by various forms of collateral or security, including real estate, business assets, consumer goods, personal guarantees and other items.
Principles of Consolidation
The unaudited consolidated financial statements include the accounts of West Suburban and the Bank. Significant intercompany accounts and transactions have been eliminated.
These interim financial statements do not include all the information and footnotes required by generally accepted accounting principles for the complete financial statements and should be read in conjunction with the Company’s most recent annual financial statements. The consolidated financial statements have not been audited by an independent auditor, but in the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of financial statements, have been reflected herein. The results for the three and six months ended June 30, 2021 are not necessarily indicative of the results expected for the year ending December 31, 2021 or for any other future time period.
Subsequent Events
The Company has evaluated subsequent events for recognition and disclosure through October 1, 2021, which is the date the financial statements were available to be issued. (See Note 8 in the Unaudited Consolidated Financial Statements for more specific disclosure.)
A strain of the coronavirus spread around the world with resulting business and social disruption. The coronavirus was declared a Public Health Emergency of International Concern by the World Health Organization. The Company’s operating area experienced periodic closures of business, restrictions on personal contact, and requests by government officials to stay in isolation. The operations and business results of the Company could be materially adversely effected. Significant estimates as disclosed in Note 1, including the allowance for loan losses, valuation of securities, and the carrying value of other real estate owned may be materially adversely impacted by national and local events designed to contain the coronavirus.
Use of Estimates
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions, which are subject to change, based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.
Securities
Debt securities are classified into two categories: “available for sale” and “held to maturity.” Available for sale securities are carried at fair value with net unrealized gains and losses (net of deferred tax) reported in accumulated other comprehensive income as a separate component of shareholders’ equity. Held to maturity securities are carried at amortized cost as the Company has both the ability and positive intent to hold them to maturity. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method. The Company does not engage in trading activities.
Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement, and (2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.
Federal Home Loan Bank (FHLB) Stock
The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs and an allowance for loan losses. Interest income is accrued on the unpaid balance of the Company’s loans and includes amortization of net deferred loan fees and costs over the loan term. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.
Accrual of interest is generally discontinued on loans 90 days past due, or on an earlier date, if management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of principal or interest is doubtful. In some circumstances, a loan more than 90 days past due may continue to accrue interest if it is fully secured and in the process of collection. When a loan is classified as nonaccrual, interest previously accrued but not collected is charged back to interest income. When payments are received on nonaccrual loans they are first applied to principal, then to interest income and finally to expenses incurred for collection.
Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. The allowance is increased by a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the un-collectability of a loan has been established. Subsequent recoveries, if any, are credited to the allowance. The allowance consists of specific and general components. The specific component relates to specific loans that are individually classified as impaired. The allowance for loan losses is evaluated monthly based on management’s periodic review of loan collectability in light of historical loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values and prevailing economic conditions. Although allocations of the allowance may be made for specific loans, the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Management’s evaluation of loan collectability is inherently subjective as it requires estimates that are subject to significant revision as more information becomes available or as relevant circumstances change.
The Company evaluates commercial, commercial real estate, construction and development and residential real estate (mortgage and home equity) loans monthly for impairment. A loan is considered impaired when, based on current information and events, full payment under the loan terms is not expected. Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings (“TDRs”) and classified as impaired. Impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the loan’s collateral, if repayment of the loan is collateral dependent. A valuation allowance is maintained for the amount of impairment. Generally, loans 90 days or more past due and loans classified as nonaccrual status are considered for impairment. Impairment is considered on an entire category basis for smaller-balance loans of similar nature such as residential real estate and consumer loans, and on an individual basis for other loans. In general, consumer and credit card loans are charged-off no later than 120 days after a consumer or credit card loan becomes past due.
The general component covers pools of other loans not classified as impaired and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a rolling three year net charge-off history. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These factors include consideration of the following: levels and trends in past dues; trends in charge-offs and recoveries; trends in volume and terms of loans; effects of collateral deterioration; experience, ability and depth of lending management and other relevant staff; national and local economic trends; and trends in impaired loans including impaired loans, without specific allowance for loan losses. The following portfolio segments have been identified: commercial, commercial real estate, construction and development, residential real estate (mortgage and home equity) and consumer loans.
Commercial loans are made based primarily on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is accounts receivable, inventory, equipment or real estate. Repayment is primarily dependent upon the borrower’s ability to service the debt based upon the cash flows generated from the underlying business. Secondary support involves liquidation of the pledged collateral and enforcement of a personal guarantee, if a guarantee is obtained.
Commercial real estate lending typically involves higher loan principal amounts, and the repayment of the loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Economic events or governmental regulations outside of the control of the borrower or the Company may negatively impact the future cash flow and market values of the affected properties.
Construction and development lending involves additional risks because funds are advanced based upon values associated with the completed project, which are uncertain. Because of the uncertainties inherent in evaluating the construction cost estimates that the Company receives from its customers and other third parties, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction and development loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest.
Residential real estate (mortgage and home equity) lending consists primarily of loans secured by first or second mortgages on primary residences. The loans are collateralized by owner-occupied properties located in the Company’s market area. Mortgage title insurance is normally required on first mortgages and second mortgages $100,000 and greater. Hazard insurance is normally required on first and second mortgages.
The Company’s consumer loans are primarily made up of credit card lines and installment loans. Credit card lines present inherent risk due to the unsecured nature of the product. The installment loans represent a relatively small portion of the Company’s loan portfolio and are primarily secured by automobiles.
Bank-Owned Life Insurance (“BOLI”)
The Company has purchased life insurance policies on certain officers and directors. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is generally computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the useful life or lease term.
Other Real Estate Owned
Other real estate owned are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of real estate property collateralizing a mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.
Loan Commitments and Related Financial Instruments
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are issued.
Income Taxes
Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Company recognizes interest and/or penalties related to income tax matters in income tax expense.
401(k) Profit Sharing Plan, Employee Stock Ownership Plan (ESOP) and Other Retirement Plans
The Bank maintains the West Suburban Bank 401(k) Profit Sharing Plan to assist the Company in recruiting and retaining its personnel. Participation in the plan is subject to certain age and service requirements. Although the Company currently intends to match a percentage of the contributions that each employee voluntarily makes to the plan, all contributions by the Company are discretionary and subject to review by the Bank’s Board of Directors from time to time. The plan is also intended to enable long time employees of the Company that also participate in the ESOP to diversify their retirement savings.
The Bank also maintains an ESOP, which is a noncontributory tax qualified retirement plan that covers employees who have satisfied specific service requirements. Subject to review by the Bank’s Board of Directors, the Bank may make contributions to the ESOP for the benefit of the participants from time to time. Dividends declared on common stock owned by the ESOP are charged against retained earnings. Dividends paid on ESOP shares are passed through to participants, who have the option to receive cash or reinvest in the plan. Earned and allocated ESOP shares are voted by the respective participants.
The Company has deferred compensation arrangements with certain former and current executive officers and directors. Deferred compensation expense allocates the benefits over years of service.
Earnings per Share
Basic and diluted earnings per share was $12.00 and $7.37 for the three months ended June 30, 2021 and 2020, respectively, and $37.63 and $11.55 for the six months ended June 30, 2021 and 2020, respectively.

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock during the period. There are no dilutive shares outstanding during 2021 or 2020. The weighted average outstanding shares were 386,438 and 394,478 for the three months ended June 30, 2021 and 2020, respectively, and 387,341 and 397,369 for the six months ended June 30, 2021 and 2020, respectively.
Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. Net cash flows are reported for customer loan and deposit transactions.
Comprehensive Income
Comprehensive income includes net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on available for sale securities, net of reclassification adjustments and deferred tax effects.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Dividend Restrictions
Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to West Suburban or by West Suburban to shareholders. (See Note 7 in the Unaudited Consolidated Financial Statements for more specific disclosure.)
Fair Value of Financial Instruments
Fair value of financial instruments are estimated using relevant market information and other assumptions. (See Note 6 in the Unaudited Consolidated Financial Statements for more specific disclosure.) Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Reclassifications
Certain reclassifications have been made in prior years’ financial statements to conform to the current year’s presentation.
New Accounting Pronouncements
ASU 2017-03 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended. The FASB issued new guidance (Topic 326) to replace the incurred loss model for loans and other financial assets with an expected model, which is referred to as the current expected credit loss (CECL) model. The CECL Model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as loan commitments, standby letters of credit, financial guarantees, and other similar instruments and net investments recognized by a lessor. In addition, the amendments in Topic 326 require credit losses on available-for-sale to be presented as a valuation allowance rather than as a direct write-down. In October 2019, the FASB approved a change in the effective dates for CECL which delayed the effective date to fiscal years beginning after December 15, 2022 for Public Business Entities (PBE’s) and smaller reporting companies. Because the Company is a

PBE, the proposed delay is applicable to the Company, and the Company plans to delay the implementation of CECL until January 1, 2023.
Management has initiated an implementation committee that has implemented a process to collect the data and is utilizing a vendor solution for the new standard. Initial assessment indicates an increase to the allowance for loan losses upon adoption. However, the magnitude of the increase is uncertain at this time. The internal controls over financial reporting specifically related to CECL are in the design stage and are currently being evaluated.
ASU 2020-04 — Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In May 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. Reference rate reform relates to the effects undertaken to eliminate certain reference rates such as the London Interbank Offered Rate (“LIBOR”) and introduce new reference rates that may be based on larger or more liquid observations and transactions. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other contracts. Generally, ASU 2020-04 would allow entities to consider contract modifications due to reference rate reform to be a continuation of an existing contract; thus, the Company would not have to determine if the modification is considered insignificant. The Company is in the process of reviewing loan documentation, along with the transition procedures it will need in order to implement reference rate reform. While the Company has yet to adopt ASU 2020-04, the standard was effective upon issuance and terminates December 31, 2022 such that changes made to contracts beginning on or after January 1, 2023 would not apply. The adoption of ASU 2020-04 is not expected to have a material effect on the Company’s operating results or financial condition.
Note 2 — Securities
The amortized cost, unrealized gains and losses and fair value of securities available for sale are as follows at the dates indicated:
	June 30, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$9,928	$—	$(411)	$9,517
Mortgage-backed: residential	367,740	5,463	(109)	373,094
States and political subdivisions	11,781	85	—	11,866
Total	$389,449	$5,548	$(520)	$394,477
	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$9,924	$43	$—	$9,967
Mortgage-backed: residential	478,846	6,911	(196)	485,561
States and political subdivisions	17,862	172	—	18,034
Total	$506,632	$7,126	$(196)	$513,562

The amortized cost, unrecognized gains and losses and fair value of securities held to maturity are as follows at the dates indicated:
	June 30, 2021
	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
U.S. Treasuries	$—	$—	$—	$—
U.S. government sponsored enterprises	74,336	243	(257)	74,322
Mortgage-backed: residential	732,365	6,960	(6,293)	733,032
States and political subdivisions	15,875	808	—	16,683
Total	$822,576	$8,011	$(6,550)	$824,037
	December 31, 2020
	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
U.S. Treasuries	$10,001	$39	$—	$10,040
U.S. government sponsored enterprises	20,475	13	(33)	20,455
Mortgage-backed: residential	512,980	8,900	(337)	521,543
States and political subdivisions	17,197	960	—	18,157
Total	$560,653	$9,912	$(370)	$570,195
U.S. government sponsored enterprises securities and mortgage-backed: residential securities consist of residential mortgage-backed securities issued by U.S. government sponsored enterprises and agencies, including primarily Fannie Mae, Freddie Mac and Ginnie Mae, each an enterprise that the government has affirmed its commitment to support.
The amortized cost and fair value of debt securities available for sale and held to maturity at June 30, 2021 are shown by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities with an amortized cost of approximately $32,844 are callable in 2021. Securities not due at a single maturity date are shown separately.
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less	$7,898	$7,940	$2,232	$2,253
Due after 1 year through 5 years	3,883	3,926	4,690	4,985
Due after 5 years through 10 years	9,928	9,517	71,043	71,193
Due after 10 years	—	—	12,246	12,574
Mortgage-backed: residential	367,740	373,094	732,365	733,032
Total	$389,449	$394,477	$822,576	$824,037
Sales of securities available for sale were as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Proceeds from sales	$—	$33,144	$—	$33,144
Gross realized gains	—	1,065	—	1,065
Gross realized losses	—	—	—	—

Securities with a carrying value of approximately $83,358 and $90,763 at June 30, 2021 and December 31, 2020, respectively, were pledged to secure public deposits, fiduciary activities and for other purposes required or permitted by law.
At June 30, 2021 and December 31, 2020, the Company did not hold any securities of any single issuer in excess of 10% of the Company’s shareholders’ equity, except from U.S. government sponsored enterprises.
Securities with unrealized losses at June 30, 2021 and December 31, 2020 not recognized in income are presented below by the length of time the securities have been in a continuous unrealized loss position:
	June 30, 2021
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasuries	$9,517	$(411)	$—	$—	$9,517	$(411)
U.S. government sponsored
enterprises	10,721	(257)	—	—	10,721	(257)
Mortgage-backed: residential	468,896	(6,383)	3,211	(19)	472,107	(6,402)
Total temporarily impaired	$489,134	$(7,051)	$3,211	$(19)	$492,345	$(7,070)
	December 31, 2020
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. government sponsored
enterprises	$5,953	$(33)	$—	$—	$5,953	$(33)
Mortgage-backed: residential	174,811	(518)	1,109	(15)	175,920	(533)
Total temporarily impaired	$180,764	$(551)	$1,109	$(15)	$181,873	$(566)
The unrealized losses at June 30, 2021 were in U.S. Treasuries, U.S. government sponsored enterprise securities and mortgage-backed: residential. Because the decline in fair value on the debt securities is primarily due to changes in market interest rates and because the Company has the ability and intent to hold these securities to maturity, the Company does not consider these securities to be other-than-temporarily impaired at June 30, 2021.
Note 3 — Loans
The Company makes commercial, residential real estate and consumer loans primarily to customers throughout the western suburbs of Chicago. From time to time, the Company will make loans outside of its market area. Major classifications of loans were as follows as of the dates indicated (in thousands):
	June 30, 2021	December 31, 2020
Commercial	$546,656	$587,637
Commercial real estate	694,250	626,573
Construction and development	98,314	73,422
Residential real estate:
Mortgage	134,040	127,973
Home equity	53,178	61,424
Consumer	10,603	10,301
Total	1,537,041	1,487,330
Allowance for loan losses	(19,026)	(18,618)
Loans, net	$1,518,015	$1,468,712

Included in commercial loans are $125,346 and $212,100 of loans made under the Payroll Protection Program (PPP) as of June 30, 2021 and December 31, 2020, respectively. These loans are guaranteed by the Small Business Administration (SBA). The loans have a term of 24 months to 60 months but are eligible for forgiveness by the SBA.
Changes in the allowance for loan losses by portfolio segment for the three and six months ended as of dates indicated were as follows (in thousands):
	Commercial	Commercial Real Estate	Construction and Development	Residential Real Estate	Consumer	Total
Three months ended June 30, 2021
Balance, beginning of period	$8,051	$7,554	$943	$1,884	$187	$18,619
Provisision for (recovery of) loan losses	293	170	35	(256)	8	250
Charge-offs	(25)	—	—	—	(18)	(43)
Recoveries	166	—	—	25	9	200
Balance, June 30, 2021	$8,485	$7,724	$978	$1,653	$186	$19,026
Six months ended June 30, 2021
Balance, beginning of period	$8,049	$7,552	$943	$1,875	$199	18,618
Provisision for (recovery of) loan losses	293	170	35	(256)	8	250
Charge-offs	(25)	—	—	—	(33)	(58)
Recoveries	168	2	—	34	12	216
Balance, June 30, 2021	$8,485	$7,724	$978	$1,653	$186	$19,026
	Commercial	Commercial Real Estate	Construction and Development	Residential Real Estate	Consumer	Total
Three months ended June 30, 2020
Balance, beginning of period	$6,956	$4,445	$1,108	$2,035	$195	$14,739
Provisision for loan losses	579	2,523	154	400	44	3,700
Charge-offs	—	—	—	(162)	(23)	(185)
Recoveries	15	5	—	92	5	117
Balance, June 30, 2020	$7,550	$6,973	$1,262	$2,365	$221	$18,371
Six months ended June 30, 2020
Balance, beginning of period	$6,381	$4,530	$1,087	$2,055	$207	14,260
Provisision for loan losses	1,147	2,828	175	373	50	4,573
Charge-offs	—	(410)	—	(162)	(60)	(632)
Recoveries	22	25	—	99	24	170
Balance, June 30, 2020	$7,550	$6,973	$1,262	$2,365	$221	$18,371

The balance of the allowance for loan losses and the recorded investment (which does not include accrued interest) in loans by portfolio segment and based on impairment method as of the dates indicated were as follows (in thousands):
	Commercial	Commercial Real Estate	Construction and Development	Residential Real Estate	Consumer	Total
June 30, 2021
Allowance for loan losses attributable to loans:
Individually evaluated for impairment	$958	$1,079	$—	$306	$—	$2,343
Collectively evaluated for impairment	7,527	6,645	978	1,347	186	16,683
Total ending allowance balance	$8,485	$7,724	$978	$1,653	$186	$19,026
Loans:
Individually evaluated for impairment	$11,003	$9,297	$650	$6,075	$—	$27,025
Collectively evaluated for impairment	535,653	684,953	97,664	181,143	10,603	1,510,016
Total ending loan balance	$546,656	$694,250	$98,314	$187,218	$10,603	$1,537,041
December 31, 2020
Allowance for loan losses attributable to loans:
Individually evaluated for impairment	$808	$934	$—	$352	$—	$2,094
Collectively evaluated for impairment	7,241	6,618	943	1,523	199	16,524
Total ending allowance balance	$8,049	$7,552	$943	$1,875	$199	$18,618
Loans:
Individually evaluated for impairment	$12,946	$13,814	$1,364	$5,834	$—	$33,958
Collectively evaluated for impairment	574,691	612,759	72,058	183,563	10,301	1,453,372
Total ending loan balance	$587,637	$626,573	$73,422	$189,397	$10,301	$1,487,330

Loans individually evaluated for impairment by class of loans at the dates indicated were as follows (in thousands):
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
June 30, 2021
With no related allowance recorded:
Commercial	$7,836	$6,509	$—
Commercial real estate	4,847	4,637	—
Construction and development	662	650	—
Residential real estate:
Mortgage	3,086	3,048	—
Home equity	305	283	—
Consumer	—	—	—
With an allowance recorded:
Commercial	5,289	4,494	958
Commercial real estate	4,854	4,660	1,079
Construction and development	—	—	—
Residential real estate:
Mortgage	2,744	2,744	306
Home equity	—	—	—
Consumer	—	—	—
Total	$29,623	$27,025	$2,343
December 31, 2020
With no related allowance recorded:
Commercial	$10,602	$8,877	$—
Commercial real estate	9,227	8,981	—
Construction and development	1,368	1,364	—
Residential real estate:
Mortgage	2,587	2,555	—
Home equity	259	242	—
Consumer	—	—	—
With an allowance recorded:
Commercial	4,160	4,069	808
Commercial real estate	5,039	4,833	934
Construction and development	—	—	—
Residential real estate:
Mortgage	3,037	3,037	352
Home equity	—	—	—
Consumer	—	—	—
Total	$36,279	$33,958	$2,094

Average impaired loans by class were as follows at the dates indicated (in thousands):
	June 30, 2021	December 31, 2020
Commercial	$11,877	$9,667
Commercial real estate	10,183	6,051
Construction and development	831	329
Residential real estate:
Mortgage	5,510	4,868
Home equity	531	22
Consumer	—	—
Total	$28,932	$20,937
Interest income recognized during impairment was $48 and $61 for the three months ended June 30, 2021 and 2020. Interest income recognized during impairment was $101 and $152 for the six months ended June 30, 2021 and 2020, respectively.
Nonperforming loans and loans past due 90 days or more still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
The recorded investment in nonaccrual and loans past due 90 days or more still on accrual by class of loans at the dates indicated was as follows (in thousands):
	Nonaccrual	Loans Past Due 90 Days or More Still on Accrual
June 30, 2021
Commercial	$11,003	$—
Commercial real estate	8,902	—
Construction and development	650	—
Residential real estate:
Mortgage	1,926	—
Home equity	212	—
Consumer	—	1
Total	$22,693	$1
	Nonaccrual	Loans Past Due 90 Days or More Still on Accrual
December 31, 2020
Commercial	$12,842	$—
Commercial real estate	13,408	—
Construction and development	1,364	4
Residential real estate:
Mortgage	1,121	—
Home equity	170	—
Consumer	—	3
Total	$28,905	$7
Loans past due 90 days or more still on accrual are generally considered to be well-collateralized and in the process of collection. There were $1 of loans past due 90 days or more still on accrual as of June 30, 2021 and $7 as of December 31, 2020.

The aging of the recorded investment in past due loans were as follows (in thousands):
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Past Due	Loans Not Past Due	Total
June 30, 2021
Commercial	$2,584	$799	$1,371	$4,754	$541,902	$546,656
Commercial real estate	1,293	—	2,059	3,352	690,898	694,250
Construction and development	—	1,262	220	1,482	96,832	98,314
Residential real estate:
Mortgage	1,526	—	1,001	2,527	131,513	134,040
Home equity	—	—	147	147	53,031	53,178
Consumer	97	18	1	116	10,487	10,603
Total	$5,500	$2,079	$4,799	$12,378	$1,524,663	$1,537,041
December 31, 2020
Commercial	$7,925	$18	$4,071	$12,014	$575,623	$587,637
Commercial real estate	189	144	2,425	2,758	623,815	626,573
Construction and development	472	700	224	1,396	72,026	73,422
Residential real estate:
Mortgage	2,346	159	850	3,355	124,618	127,973
Home equity	—	40	143	183	61,241	61,424
Consumer	213	4	3	220	10,081	10,301
Total	$11,145	$1,065	$7,716	$19,926	$1,467,404	$1,487,330
During the three and six months ended June 30, 2021, the terms of one loan was modified as a TDR with a pre and post modification balance of $1,838. The modification of the terms of such loan included rate and term concessions. As of December 31, 2019 a loan totaling $1,649 was considered a TDR. During the six months ended June 30, 2020, there were no loans modified as a TDR. There were no loans modified as a TDR within the past 12 months that defaulted during the six months ended June 30, 2021 and 2020. A loan is considered to be in payment default once it is 90 days past due under the modified contractual terms. Loans less than $100 will not be evaluated for impairment under TDR accounting guidance.
At June 30, 2021, the Company had $10,579 of loans considered TDRs, which are considered impaired loans, compared to $9,404 as of December 31, 2020. As of June 30, 2021 and December 31, 2020, the Company has specifically allocated allowance for loan losses of $1,086 to loans considered to be TDRs with a principal balance of $6,567 and $1,183 to loans considered to be TDRs with a principal balance of $5,042, respectively. The remaining TDRs did not have impaired cash flows or are considered to be collateral dependent and do not have specific allocations of the allowance due to partial charge-offs and the loans being well-collateralized. Management has not committed to lend additional amounts to customers with outstanding loans that are classified as TDRs.
During the six months ended June 30, 2021, there were no TDRs modified for which there was a payment default following modification. There were no increases to the allowance for loan losses and no charge-offs for the TDRs that subsequently defaulted in the six months ended June 30, 2021.
A loan is considered to be in payment default once it is 90 days past due under the modified contractual terms. Loans less than $100 will not be evaluated for impairment under TDR accounting guidance.
The Company is working with borrowers impacted by COVID-19 and providing modifications to include deferral of interest and/or principal payments for up to six months. Certain borrowers may have an extended deferral period. These modifications are excluded from troubled debt restructuring classification under Section 4013 of the CARES Act or under applicable interagency guidance of federal banking regulators. In 2020, the Company provided 225 borrowers with payment deferrals on loans with a total principal balance of $201,157, or 13.5%, of total loans. For the six months ended June 30, 2021, three loans totaling $495 received a first time deferral under CARES and nine loans totaling $6,398 received extensions of previous deferrals. As of June 30, 2021, there were $8,352 of loans in an active deferral. As of December 31, 2020, $18,236 of loans were in an active deferral period, $5,448 of loans have had the deferral expire and the borrower is delinquent, and the remaining loans have had the deferral period expire.
In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.
The Company categorizes its non-homogeneous loans into risk categories based on relevant information about the ability of borrowers to service their debt such as, among other factors: current financial information; historical payment experience; credit documentation; public information; and current economic trends. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes certain non-homogeneous loans, such as commercial, commercial real estate and construction and development loans. This analysis is done continually on a loan by loan basis. The Company uses the following definitions for classified risk ratings:
Substandard:   Loans designated as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful:   Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.
Loans meeting the criteria above are considered classified rated loans. Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. The risk categories of loans were as follows (in thousands):
	Classified	Pass	Total
June 30, 2021
Commercial	$31,000	$515,656	$546,656
Commercial real estate	11,867	682,383	694,250
Construction and development	220	98,094	98,314
Total	$43,087	$1,296,133	$1,339,220
December 31, 2020
Commercial	$33,553	$554,084	$587,637
Commercial real estate	17,336	609,237	626,573
Construction and development	1,364	72,058	73,422
Total	$52,253	$1,235,379	$1,287,632
The Company utilizes payment status as a means of identifying and reporting problem and potential problem loans. The Company considers nonaccrual loans and loans past due greater than 90 days and still accruing interest to be non-performing.
Note 4 — FHLB Advances
Advances from the FHLB totaled $77,000 and $19,000 at June 30, 2021 and December 31, 2020, respectively. At June 30, 2021, the FHLB advances consist of $37,000 of .21% maturing on July 27, 2021, $35,000 of .21% maturing on August 30, 2021 and $5,000 of 0% maturing on May 9, 2022. At December 31, 2020, the FHLB advances consist of $15,000 of .25% maturing on January 6, 2021 and $4,000 of 0% that mature on May 3, 2021.

Although no loans are specifically pledged, the FHLB requires the Bank to maintain eligible collateral (qualifying loans and investments securities) that has a lending value at least equal to its required collateral. At June 30, 2021, there was a blanket pledge on the Bank’s one-to-four family first lien loans and one-to-four family home equity lines of credit of $126,143 with a borrowing capacity of $49,143. At December 31, 2020 there was a blanket pledge on the Bank’s one-to-four family first lien loans and one-to-four family home equity lines of credit of $120,927 with a borrowing capacity of $101,927. The available borrowing capacity with the FHLB is collateral based, and the Bank’s ability to borrow is subject to maintaining collateral that meets the eligibility requirements. The borrowing capacity is not committed and is subject to FHLB credit requirements and policies. In addition, the Bank must maintain a restricted investment in FHLB stock to maintain access to borrowings.
Note 5 — Off-Balance Sheet Risk, Contingent Liabilities and Guarantees
The Company is a party to off-balance sheet financial instruments to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risks. Such financial instruments are recorded when funded.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. These commitments primarily consist of unused lines of credit, undrawn portions of construction and development loans and commitments to make new loans. Commitments generally have fixed expiration dates or other termination provisions and may require the payment of a fee. Since many of the commitments are expected to expire without being exercised or drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
The Company’s exposure to credit risk in connection with commitments to extend credit and standby letters of credit is the contractual amount of those instruments before considering customer collateral or ability to repay. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company generally requires collateral or other security to support financial instruments with credit risk. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, is based on management’s credit evaluation of the customer. Collateral held varies and may include accounts receivable, inventory and equipment or commercial or residential properties.
A summary of the contractual exposure to off-balance sheet risk as of the indicated dates follows:
	June 30, 2021	December 31, 2020
Commercial loans and lines of credit	$497,633	$420,887
Check credit lines of credit	603	594
Home equity lines of credit	93,313	98,370
Letters of credit	11,487	9,438
Credit card lines of credit	31,757	31,508
Smartline of credit	127	15
Total	$634,920	$560,812
Note 6 — Fair Value of Financial Instruments
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The Company used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:
Securities:   The fair value of securities is determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair value is calculated based on market prices of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair value is calculated using discounted cash flows or other market indicators (Level 3).
Impaired Loans:   The fair value of impaired loans secured by real estate with specific allocations of the allowance for loan losses is based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches, including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available for similar loans and collateral underlying such loans. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted in accordance with the allowance policy.
Other Real Estate Owned:   Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are generally updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Assets and liabilities measured at fair value on a recurring basis, are as follows as off the dates indicated (in thousands):
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis – June 30, 2021
Financial assets
U.S. Treasuries	$9,517	$—	$9,517	$—
Mortgage-backed: residential	373,094	—	373,094	—
State and political subdivisions	11,866	—	11,866	—
Total securities available for sale	$394,477	$—	$394,477	$—
Measured on a recurring basis – December 31, 2020
Financial assets
U.S. Treasuries	$9,967	$—	$9,967	$—
Mortgage-backed: residential	485,561	—	485,561	—
State and political subdivisions	18,034	—	18,034	—
Total securities available for sale	$513,562	$—	$513,562	$—
Fair value changes in the financial assets shown above are adjusted through comprehensive income. There were no transfers between Level 1 and Level 2 during the three and six months ended June 30, 2021 and during the year ended December 31, 2020.
The Company had no securities where the fair value was determined using Level 3 inputs during the three and six months ended June 30, 2021 and the year ended December 31, 2020.
Assets and liabilities measured at fair value on a non-recurring basis are as follows as of the date indicated (in thousands):
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a non-recurring basis – December 31, 2020
Impaired loans
Commercial	$531	$—	$—	$531
Commercial real estate	1,517	—	—	1,517
Construction and development	—	—	—	—
Other real estate owned
Construction and development	4,523	—	—	4,523
At June 30, 2021, there were no impaired loans measured for impairment using the fair value of the collateral for collateral dependent loans. At December 31, 2020, impaired loans had a carrying amount of $2,048 with a valuation allowance of $870. There was no provision for loan losses made for these loans for 2020.
Other real estate owned are carried at the lower of cost or fair value less costs to sell. At June 30, 2021, there was no other real estate owned with valuation allowances. At December 31, 2020, other real estate owned had a carrying amount of $4,523. There were no write-downs on the other real estate owned during the six months ended June 30, 2021 and 2020, respectively.
The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis:

	Fair Value	Valuation Techniques	Range
Measured on a non-recurring basis – December 31, 2020
Impaired loans
Commercial	$531	Sales comparison	—
Commercial real estate	1,517	Sales comparison	(20)% – 69%
Construction and development	—	Sales comparison	—
Other real estate owned
Construction and development	4,523	Sales comparison	5% – 112%
Unobservable inputs related to the income approach valuation technique include adjustments for differences in net operating income expectations, and unobservable inputs for the sales comparison valuation technique include adjustments for differences between comparable sales.
Carrying values and estimated fair values of the Company’s financial instruments as of the dates indicated are set forth in the table below:
		Fair Value Measurements at June 30, 2021
	Carrying Value	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and cash equivalents	$117,676	$117,676	$—	$—	$117,676
Securities
Available for sale	394,477	—	394,477	—	394,477
Held to maturity	822,576	—	824,037	—	824,037
Federal Home Loan Bank stock	3,340	N/A	N/A	N/A	N/A
Loans, less allowance for loan losses	1,518,015	—	—	1,524,198	1,524,198
Accrued interest receivable	5,965	—	—	5,965	5,965
Financial liabilities
Deposits	2,627,950	—	—	2,483,161	2,483,161
Accrued interest payable	1,048	—	—	1,048	1,048

		Fair Value Measurements at December 31, 2020
	Carrying Value	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and cash equivalents	$94,562	$94,562	$—	$—	$94,562
Securities
Available for sale	513,562	—	513,562	—	513,562
Held to maturity	560,653	—	570,195	—	570,195
Federal Home Loan Bank stock	2,377	N/A	N/A	N/A	N/A
Loans, less allowance for loan losses	1,468,712	—	—	1,486,948	1,486,948
Accrued interest receivable	6,208	—	—	6,208	6,208
Financial liabilities
Deposits	2,485,566	—	—	2,490,465	2,490,465
Accrued interest payable	1,535	—	—	1,535	1,535
Note 7 — Capital Requirements
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. Banks (Basel III rules) became effectives for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer fully phased in to 2.5% by December 31, 2019. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of June 30, 2021 and December 31, 2020, the Company and Bank meet all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At June 30, 2021 and December 31, 2020, the most recent regulatory notifications categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The capital amounts and ratios of the Bank are presented in the table below:
	Actual		Minimum For Capital Adequacy Purposes(a)		Minumum To Be Well- Capitalized(a)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2021
Total capital (to risk-weighted assets)	$258,859	13.84%	$149,675	8.00%	$187,094	10.00%
Common Equity Tier 1 (to risk-weighted assets)	239,833	12.82%	84,192	4.50%	121,611	6.50%
Tier 1 capital (to risk-weighted assets)	239,833	12.82%	112,256	6.00%	149,675	8.00%
Tier 1 capital (to average assets)	239,833	8.09%	118,577	4.00%	148,221	5.00%
As of December 31, 2020
Total capital (to risk-weighted assets)	$246,225	14.89%	$132,329	8.00%	$165,411	10.00%
Common Equity Tier 1 (to risk-weighted assets)	227,607	13.76%	74,435	4.50%	107,517	6.50%
Tier 1 capital (to risk-weighted assets)	227,607	13.76%	99,246	6.00%	132,329	8.00%
Tier 1 capital (to average assets)	227,607	8.47%	107,522	4.00%	134,403	5.00%

(a)
The capital conservation buffer is not presented in these amounts or ratios.

Note 8 — Subsequent Event
On July 26, 2021, the Company and Old Second Bancorp, Inc. (“Old Second”) jointly announced the signing of an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) under which Old Second will acquire the Company in a cash and stock transaction. Under the terms of the Merger Agreement, which was unanimously approved by the boards of directors of both companies, the Company will merge into Old Second. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each shareholder of the Company will receive, 42.413 shares of the Old Second’s common stock and $271.15 in cash for each share of the Company’s common stock owned by the shareholder.
Subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, including approval of both Old Second stockholders and West Suburban shareholders, the transaction is anticipated to close in the fourth quarter of 2021. The Merger Agreement provides certain termination rights for both Old Second and West Suburban and further provides that a termination fee of $11,875 will be payable by West Suburban to Old Second upon termination of the Merger Agreement under certain circumstances.

INDEPENDENT AUDITOR’S REPORT
Board of Directors
West Suburban Bancorp, Inc.
Lombard, Illinois
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of West Suburban Bancorp, Inc., which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Suburban Bancorp, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Other Legal and Regulatory Requirements
We also have audited in accordance with auditing standards generally accepted in the United States of America, West Suburban Bancorp, Inc.’s internal control over financial reporting as of December 31, 2020, based on criteria established in the Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) relevant to reporting objectives for the express purpose of meeting the regulatory requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) and our report dated March 8, 2021 expressed unmodified opinion.
Crowe LLP
Oak Brook, Illinois
March 8, 2021, except for Note 17, as to which the date is September 20, 2021

WEST SUBURBAN BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2020 AND 2019
(Dollars in thousands)
	2020	2019
Assets
Cash and due from banks	$94,562	$85,287
Total cash and cash equivalents	94,562	85,287
Securities
Available for sale (amortized cost of $506,632 in 2020 and $495,464 in 2019)	513,562	495,948
Held to maturity (fair value of $570,195 in 2020 and $389,161 in 2019)	560,653	385,883
Federal Home Loan Bank stock	2,377	2,477
Total securities	1,076,592	884,308
Loans, less allowance for loan losses of $18,618 in 2020 and $14,260 in 2019	1,468,712	1,216,753
Bank-owned life insurance	39,674	40,658
Premises and equipment, net	55,331	56,909
Other real estate owned, net	5,578	7,781
Accrued interest and other assets	13,010	13,506
Total assets	$2,753,459	$2,305,202
Liabilities and shareholders’ equity
Deposits
Demand-noninterest-bearing	$359,078	$218,195
Interest-bearing	2,126,488	1,842,793
Total deposits	2,485,566	2,060,988
Federal Home Loan Bank advances	19,000	—
Accrued interest and other liabilities	14,156	13,627
Total liabilities	2,518,722	2,074,615
Shareholders’ equity
Common stock, no par value; 15,000,000 shares authorized; 388,458 shares issued and outstanding at December 31, 2020; 402,139 at December 31, 2019	3,105	3,215
Surplus	13,469	21,321
Retained earnings	213,209	205,706
Accumulated other comprehensive income	4,954	345
Total shareholders’ equity	234,737	230,587
Total liabilities and shareholders’ equity	$2,753,459	$2,305,202
See accompanying notes to consolidated financial statements

WEST SUBURBAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2020 AND 2019
(Dollars in thousands)
	2020	2019
Interest income
Loans, including fees	$60,296	$61,716
Securities
Taxable	12,860	16,948
Exempt from federal income tax	1,074	1,503
Interest income on balance due from depositiory institutions	240	2,037
Total interest income	74,470	82,204
Interest expense
Deposits	7,296	13,477
Other	2	—
Total interest expense	7,298	13,477
Net interest income	67,172	68,727
Provision for loan losses	6,003	—
Net interest income after provision for loan losses	61,169	68,727
Noninterest income
Service fees on deposit accounts	2,202	2,575
Debit card fees	3,230	3,279
Bank-owned life insurance	1,320	750
Net realized gains on securities transactions	1,607	—
Other	3,091	4,270
Total noninterest income	11,450	10,874
Noninterest expense
Salaries and employee benefits	31,834	32,822
Occupancy	7,430	7,215
Furniture and equipment	9,256	8,962
Other real estate owned expense	639	1,469
FDIC assessments	724	341
Loan administration	489	439
Professional fees	1,585	1,077
Advertising and promotion	991	1,209
Other	5,965	5,691
Total noninterest expense	58,913	59,225
Income before income taxes	13,706	20,376
Income tax expense	3,015	4,863
Net income	$10,691	$15,513
Basic and dilated earings per share	$27.15	$38.20
See accompanying notes to consolidated financial statements

WEST SUBURBAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2020 AND 2019
(Dollars in thousands)
	2020	2019
Net Income	$10,691	$15,513
Other comprehensive income (loss)
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period	8,053	8,326
Reclassification adjustments for gains included in net income	(1,607)	—
Tax effect	(1,837)	(2,375)
Total other comprehensive income	4,609	5,951
Total comprehensive income	$15,300	$21,464
See accompanying notes to consolidated financial statements

WEST SUBURBAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2020 AND 2019
(Dollars in thousands, except per share data)
	Common Stock and Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, January 1, 2019	$29,926	$196,697	$(5,606)	$221,017
Repurchase and retirement of 7,942 shares of common stock	(5,390)	—	—	(5,390)
Net income	—	15,513	—	15,513
Cash dividends paid – $16.00 per share	—	(6,504)	—	(6,504)
Total other comprehensive income	—	—	5,951	5,951
Balance, December 31, 2019	$24,536	$205,706	$345	$230,587
Repurchase and retirement of 13,681 shares of common stock	(7,962)	—	—	(7,962)
Net income	—	10,691	—	10,691
Cash dividends paid – $8.00 per share	—	(3,188)	—	(3,188)
Total other comprehensive income	—	—	4,609	4,609
Balance, December 31, 2020	$16,574	$213,209	$4,954	$234,737
See accompanying notes to consolidated financial statements

WEST SUBURBAN BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2020 AND 2019
(Dollars in thousands)
	2020	2019
Cash flows from operating activities
Net income	$10,691	$15,513
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	7,459	6,880
Provision for loan losses	6,003	—
Net premium amortization of securities	7,931	6,318
Net realized gain on securities transactions	(1,607)	—
Earnings on bank-owned life insurance	(1,320)	(750)
Net loss (gains) on sales of premises and equipment	1	(5)
Net loss (gains) on sales of other real estate owned	98	(237)
Write down of other real estate owned	526	1,173
(Increase) decrease in accrued interest and other assets	(1,342)	2,216
Increase in accrued interest and other liabilities	529	112
Net cash provided by operating activities	28,969	31,220
Cash flows from investing activities
Securities available for sale
Sales	50,804	—
Maturities, calls and principal payments	239,630	114,668
Purchases	(304,055)	(183,117)
Securities held to maturity
Maturities, calls and principal payments	173,355	91,935
Purchases	(351,995)	(90,744)
Redemption of FHLB stock	100	266
Mortality proceeds on bank-owned life insurance	2,304	—
Termination of derivative	—	(3,638)
Net increase in loans	(258,150)	(18,577)
Purchases of premises and equipment	(5,882)	(8,449)
Sales of premises and equipment	—	7
Sales of other real estate owned	1,767	1,640
Net cash used in investing activities	(452,122)	(96,009)
Cash flows from financing activities
Net increase in deposits	424,578	43,801
Proceeds from FHLB advances	39,000	8,000
Repayment of FHLB advances	(20,000)	(8,000)
Repurchase and retirement of common stock	(7,962)	(5,390)
Dividends paid	(3,188)	(6,504)
Net cash provided by financing activities	432,428	31,907
Net increase (decrease) in cash and cash equivalents	9,275	(32,882)
Beginning cash and cash equivalents	85,287	118,169
Ending cash and cash equivalents	$94,562	$85,287
Supplemental disclosures
Cash paid for interest	$8,109	$12,541
Cash paid for income taxes	3,795	3,754
Other real estate acquired through or instead of loan foreclosure	188	1,371
See accompanying notes to consolidated financial statements

WEST SUBURBAN BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)
Note 1 — Nature of Business and Summary of Significant Accounting Policies
West Suburban Bancorp, Inc. (“West Suburban”) through the branch network of its subsidiary, West Suburban Bank (the “Bank” and, together with West Suburban, the “Company”), operates 35 full-service branches and four departments providing insurance, land trust, financial and other services for the convenience of the customers of the Bank throughout DuPage, Kane, Kendall and Will Counties in Illinois. Customers in these areas are the primary consumers of the Company’s loan and deposit products and services. Although borrower cash flow is expected to be the primary source of repayment for the Company’s loans, the loans are generally secured by various forms of collateral or security, including real estate, business assets, consumer goods, personal guarantees and other items.
Principles of Consolidation
The consolidated financial statements include the accounts of West Suburban and the Bank. Significant intercompany accounts and transactions have been eliminated.
Subsequent Events
The Company has evaluated subsequent events for recognition and disclosure through March 8, 2021, which is the date the financial statements were available to be issued.
A strain of the coronavirus spread around the world with resulting business and social disruption. The coronavirus was declared a Public Health Emergency of International Concern by the World Health Organization. The Company’s operating area experienced periodic closures of business, restrictions on personal contact, and requests by government officials to stay in isolation. The operations and business results of the Company could be materially adversely effected. Significant estimates as disclosed in Note 1, including the allowance for loan losses, valuation of securities, and the carrying value of other real estate owned may be materially adversely impacted by national and local events designed to contain the coronavirus.
Use of Estimates
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions, which are subject to change, based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.
Securities
Debt securities are classified into two categories: “available for sale” and “held to maturity.” Available for sale securities are carried at fair value with net unrealized gains and losses (net of deferred tax) reported in accumulated other comprehensive income as a separate component of shareholders’ equity. Held to maturity securities are carried at amortized cost as the Company has both the ability and positive intent to hold them to maturity. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method. The Company does not engage in trading activities.
Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement, and (2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.
Derivatives
At the inception of a derivative contract, the Company designates the derivative based on three types of hedges. These are (1) a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment (fair value hedge), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized assets or liability (cash flow hedge), or (3) an instrument with no hedging (stand-alone derivative). The gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. Changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as non-interest income.
Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the items being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in non-interest income.
The Company formally documents the relationship between the derivative and hedged items, as well as the risk-management objective and the strategy for undertaking the hedge transaction at the inception of the hedging relationship. This documentation includes linking fair value hedges to specific assets on the balance sheet. The Company also formally assesses both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value of the hedged item, the derivative is settled or terminates, or treatment of the derivative as a hedge is no longer appropriate or intended.
When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability.
The fair value of the derivative is reflected in other liabilities, the fair value of the hedged item is reflected is securities available for sale with changes reflected in securities interest income.
During 2019 the Company terminated all derivative contracts and as of December 31, 2020 and 2019, the Company has no open derivatives.
Federal Home Loan Bank (FHLB) Stock
The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs and an allowance for loan losses. Interest income is accrued on the unpaid balance of the Company’s loans and includes amortization of net deferred loan fees and costs over the loan term. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Accrual of interest is generally discontinued on loans 90 days past due, or on an earlier date, if management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of principal or interest is doubtful. In some circumstances, a loan more than 90 days past due may continue to accrue interest if it is fully secured and in the process of collection. When a loan is classified as nonaccrual, interest previously accrued but not collected is charged back to interest income. When payments are received on nonaccrual loans they are first applied to principal, then to interest income and finally to expenses incurred for collection.
Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. The allowance is increased by a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the un-collectability of a loan has been established. Subsequent recoveries, if any, are credited to the allowance. The allowance consists of specific and general components. The specific component relates to specific loans that are individually classified as impaired. The allowance for loan losses is evaluated monthly based on management’s periodic review of loan collectability in light of historical loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values and prevailing economic conditions. Although allocations of the allowance may be made for specific loans, the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Management’s evaluation of loan collectability is inherently subjective as it requires estimates that are subject to significant revision as more information becomes available or as relevant circumstances change.
The Company evaluates commercial, commercial real estate, construction and development and residential real estate (mortgage and home equity) loans monthly for impairment. A loan is considered impaired when, based on current information and events, full payment under the loan terms is not expected. Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings (“TDRs”) and classified as impaired. Impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the loan’s collateral, if repayment of the loan is collateral dependent. A valuation allowance is maintained for the amount of impairment. Generally, loans 90 days or more past due and loans classified as nonaccrual status are considered for impairment. Impairment is considered on an entire category basis for smaller-balance loans of similar nature such as residential real estate and consumer loans, and on an individual basis for other loans. In general, consumer and credit card loans are charged-off no later than 120 days after a consumer or credit card loan becomes past due.
The general component covers pools of other loans not classified as impaired and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a rolling three year net charge-off history. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These factors include consideration of the following: levels and trends in past dues; trends in charge-offs and recoveries; trends in volume and terms of loans; effects of collateral deterioration; experience, ability and depth of lending management and other relevant staff; national and local economic trends; and trends in impaired loans including impaired loans, without specific allowance for loan losses. The following portfolio segments have been identified: commercial, commercial real estate, construction and development, residential real estate (mortgage and home equity) and consumer loans.
Commercial loans are made based primarily on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is accounts receivable, inventory, equipment or real estate. Repayment is primarily dependent upon the borrower’s ability to service the debt based upon the cash flows generated from the underlying business. Secondary support involves liquidation of the pledged collateral and enforcement of a personal guarantee, if a guarantee is obtained.
Commercial real estate lending typically involves higher loan principal amounts, and the repayment of the loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Economic events or governmental regulations outside of the control of the borrower or the Company may negatively impact the future cash flow and market values of the affected properties.

Construction and development lending involves additional risks because funds are advanced based upon values associated with the completed project, which are uncertain. Because of the uncertainties inherent in evaluating the construction cost estimates that the Company receives from its customers and other third parties, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction and development loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest.
Residential real estate (mortgage and home equity) lending consists primarily of loans secured by first or second mortgages on primary residences. The loans are collateralized by owner-occupied properties located in the Company’s market area. Mortgage title insurance is normally required on first mortgages and second mortgages $100,000 and greater. Hazard insurance is normally required on first and second mortgages.
The Company’s consumer loans are primarily made up of credit card lines and installment loans. Credit card lines present inherent risk due to the unsecured nature of the product. The installment loans represent a relatively small portion of the Company’s loan portfolio and are primarily secured by automobiles.
Bank-Owned Life Insurance (“BOLI”)
The Company has purchased life insurance policies on certain officers and directors. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is generally computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the useful life or lease term.
Other Real Estate Owned
Other real estate owned are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of real estate property collateralizing a mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.
Loan Commitments and Related Financial Instruments
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are issued.
Income Taxes
Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Company recognizes interest and/or penalties related to income tax matters in income tax expense.
401(k) Profit Sharing Plan, Employee Stock Ownership Plan (ESOP) and Other Retirement Plans
The Bank maintains the West Suburban Bank 401(k) Profit Sharing Plan to assist the Company in recruiting and retaining its personnel. Participation in the plan is subject to certain age and service requirements. Although the Company currently intends to match a percentage of the contributions that each employee voluntarily makes to the plan, all contributions by the Company are discretionary and subject to review by the Bank’s Board of Directors from time to time. The plan is also intended to enable long time employees of the Company that also participate in the ESOP to diversify their retirement savings.
The Bank also maintains an ESOP, which is a noncontributory tax qualified retirement plan that covers employees who have satisfied specific service requirements. Subject to review by the Bank’s Board of Directors, the Bank may make contributions to the ESOP for the benefit of the participants from time to time. Dividends declared on common stock owned by the ESOP are charged against retained earnings. Dividends paid on ESOP shares are passed through to participants, who have the option to receive cash or reinvest in the plan. Earned and allocated ESOP shares are voted by the respective participants.
The Company has deferred compensation arrangements with certain former and current executive officers and directors. Deferred compensation expense allocates the benefits over years of service.
Earnings per Share
Basic and diluted earnings per share was $27.15 and $38.20 for the years ended December 31, 2020 and 2019, respectively. Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock during the period. There are no dilutive shares outstanding during 2020 or 2019. The weighted average outstanding shares were 393,771 and 406,048 for the years ended December 31, 2020 and 2019, respectively.
Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. Net cash flows are reported for customer loan and deposit transactions.
Comprehensive Income
Comprehensive income includes net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on available for sale securities, net of reclassification adjustments and deferred tax effects.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Restrictions on Cash
On March 15, 2020, the Board of Governors of the Federal Reserve System announced an interim final rule amending Regulation D to lower all transaction account reserve requirement ratios to zero percent, thereby eliminating all reserve requirements. The Board’s interim final rule was published on March 24, 2020. Cash on hand or on deposit with the Federal Reserve Bank of $13,077 was required to meet regulatory reserve and clearing requirements at year-end 2019.

Dividend Restrictions
Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to West Suburban or by West Suburban to shareholders. (See Note 14 in the Consolidated Financial Statements for more specific disclosure.)
Fair Value of Financial Instruments
Fair value of financial instruments are estimated using relevant market information and other assumptions. (See Note 12 in the Consolidated Financial Statements for more specific disclosure.) Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Reclassifications
Certain reclassifications have been made in prior years’ financial statements to conform to the current year’s presentation.
New Accounting Pronouncements
ASU 2017-03 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended. The FASB issued new guidance (Topic 326) to replace the incurred loss model for loans and other financial assets with an expected model, which is referred to as the current expected credit loss (CECL) model. The CECL Model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as loan commitments, standby letters of credit, financial guarantees, and other similar instruments and net investments recognized by a lessor. In addition, the amendments in Topic 326 require credit losses on available-for-sale to be presented as a valuation allowance rather than as a direct write-down. In October 2019, the FASB approved a change in the effective dates for CECL which delayed the effective date to fiscal years beginning after December 15, 2022 for Public Business Entities (PBE’s) and smaller reporting companies. Because the Company is a PBE, the proposed delay is applicable to the Company, and the Company plans to delay the implementation of CECL until January 1, 2023.
Management has initiated an implementation committee that has implemented a process to collect the data and is utilizing a vendor solution for the new standard. Initial assessment indicates an increase to the allowance for loan losses upon adoption. However, the magnitude of the increase is uncertain at this time. The internal controls over financial reporting specifically related to CECL are in the design stage and are currently being evaluated.
ASU 2020-04 — Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In May 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. Reference rate reform relates to the effects undertaken to eliminate certain reference rates such as the London Interbank Offered Rate (“LIBOR”) and introduce new reference rates that may be based on larger or more liquid observations and transactions. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other contracts. Generally, ASU 2020-04 would allow entities to consider contract modifications due to reference rate reform to be a continuation of an existing contract; thus, the Company would not have to determine if the modification is considered insignificant. The Company is in the process of reviewing loan documentation, along with the transition procedures it will need in order to implement reference rate reform. While the Company has yet to adopt ASU 2020-04, the standard was effective upon issuance and terminates December 31, 2022 such that changes made to contracts beginning on or after January 1, 2023 would not apply. The adoption of ASU 2020-04 is not expected to have a material effect on the Company’s operating results or financial condition.

Note 2 — Securities
The amortized cost, unrealized gains and losses and fair value of securities available for sale are as follows at December 31:
	2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$9,924	$43	$—	$9,967
U.S. government sponsored enterprises	—	—	—	—
Mortgage-backed: residential	478,846	6,911	(196)	485,561
States and political subdivisions	17,862	172	—	18,034
Corporate	—	—	—	—
Total	$506,632	$7,126	$(196)	$513,562
	2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$—	$—	$—	$—
U.S. government sponsored enterprises	10,000	—	(26)	9,974
Mortgage-backed: residential	451,570	2,458	(2,171)	451,857
States and political subdivisions	28,869	223	—	29,092
Corporate	5,025	—	—	5,025
Total	$495,464	$2,681	$(2,197)	$495,948
The amortized cost, unrecognized gains and losses and fair value of securities held to maturity are as follows at December 31:
	2020
	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
U.S. Treasuries	$10,001	$39	$—	$10,040
U.S. government sponsored enterprises	20,475	13	(33)	20,455
Mortgage-backed: residential	512,980	8,900	(337)	521,543
States and political subdivisions	17,197	960	—	18,157
Total	$560,653	$9,912	$(370)	$570,195
	2019
	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
U.S. Treasuries	$10,017	$202	$—	$10,219
U.S. government sponsored enterprises	14,600	—	(17)	14,583
Mortgage-backed: residential	342,674	2,904	(445)	345,133
States and political subdivisions	18,592	634	—	19,226
Total	$385,883	$3,740	$(462)	$389,161
U.S. government sponsored enterprises securities and mortgage-backed: residential securities consist of residential mortgage-backed securities issued by U.S. government sponsored enterprises and agencies, including primarily Fannie Mae, Freddie Mac and Ginnie Mae, each an enterprise that the government has affirmed its commitment to support.
The amortized cost and fair value of debt securities available for sale and held to maturity at December 31, 2020 are shown by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities with an amortized cost of approximately $28,945 are callable in 2021. Securities not due at a single maturity date are shown separately.
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less	$9,353	$9,431	$13,007	$13,091
Due after 1 year through 5 years	8,509	8,603	6,415	6,760
Due after 5 years through 10 years	9,924	9,967	16,005	16,027
Due after 10 years	—	—	12,246	12,774
Mortgage-backed: residential	478,846	485,561	512,980	521,543
Total	$506,632	$513,562	$560,653	$570,195
Sales of securities available for sale were as follows:
	2020	2019
Proceeds from sales	$50,804	$—
Gross realized gains	1,607	—
Gross realized losses	—	—
Securities with a carrying value of approximately $90,763 and $88,359 at December 31, 2020 and 2019, respectively, were pledged to secure public deposits, fiduciary activities and for other purposes required or permitted by law.
At December 31, 2020 and 2019, the Company did not hold any securities of any single issuer in excess of 10% of the Company’s shareholders’ equity, except from U.S. government sponsored enterprises.
Securities with unrealized losses at year-end 2020 and 2019 not recognized in income are presented below by the length of time the securities have been in a continuous unrealized loss position:
	2020
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. government sponsored enterprises	$5,953	$(33)	$—	$—	$5,953	$(33)
Mortgage-backed: residential	174,811	(518)	1,109	(15)	175,920	(533)
Corporate	—	—	—	—	—	—
Total temporarily impaired	$180,764	$(551)	$1,109	$(15)	$181,873	$(566)
	2019
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. government sponsored enterprises	$19,558	$(43)	$—	$—	$19,558	$(43)
Mortgage-backed: residential	240,127	(1,711)	55,920	(905)	296,047	(2,616)
Corporate	5,025	—	—	—	5,025	—
Total temporarily impaired	$264,710	$(1,754)	$55,920	$(905)	$320,630	$(2,659)

The unrealized losses at December 31, 2020 were in U.S. government sponsored enterprise securities and mortgage-backed: residential. Because the decline in fair value on the debt securities is primarily due to changes in market interest rates and because the Company has the ability and intent to hold these securities to maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2020.
Note 3 — Loans
The Company makes commercial, residential real estate and consumer loans primarily to customers throughout the western suburbs of Chicago. From time to time, the Company will make loans outside of its market area. Major classifications of loans were as follows at December 31:
	2020	2019
Commercial	$587,637	$378,462
Commercial real estate	626,573	549,396
Construction and development	73,422	83,469
Residential real estate:
Mortgage	127,973	135,135
Home equity	61,424	73,750
Consumer	10,301	10,801
Total	1,487,330	1,231,013
Allowance for loan losses	(18,618)	(14,260)
Loans, net	$1,468,712	$1,216,753
Included in commercial loans are $212,100 of loans made under the Payroll Protection Program (PPP), which are guaranteed by the Small Business Administration (SBA). The loans have a term of 24 months to 60 months but are eligible for forgiveness by the SBA. The company recognized $6,215 of PPP loan fee income and has $1,319 deferred income as of December 31, 2020 that will be accreted to income based on the terms of the loan. The fee income is recognized through interest income and the deferred income is reported in other liabilities.
Changes in the allowance for loan losses by portfolio segment were as follows:
	Commercial	Commercial Real Estate	Construction and Development	Residential Real Estate	Consumer	Total
December 31, 2020
Balance, beginning of year	$6,381	$4,530	$1,087	$2,055	$207	$14,260
Provisision for (recovery of) loan losses	2,781	3,413	(144)	(100)	53	6,003
Charge-offs	(1,142)	(416)	—	(198)	(115)	(1,871)
Recoveries	29	25	—	118	54	226
Balance, end of year	$8,049	$7,552	$943	$1,875	$199	$18,618
December 31, 2019
Balance, beginning of year	$7,321	$4,068	$1,336	$2,409	$201	15,335
Provisision for (recovery of) loan losses	41	481	(249)	(394)	121	—
Charge-offs	(1,520)	(19)	—	(147)	(223)	(1,909)
Recoveries	539	—	—	187	108	834
Balance, end of year	$6,381	$4,530	$1,087	$2,055	$207	$14,260

The balance of the allowance for loan losses and the recorded investment (which does not include accrued interest) in loans by portfolio segment and based on impairment method were as follows:
	Commercial	Commercial Real Estate	Construction and Development	Residential Real Estate	Consumer	Total
December 31, 2020
Allowance for loan losses attributable to loans:
Individually evaluated for impairment	$808	$934	$—	$352	$—	$2,094
Collectively evaluated for impairment	7,241	6,618	943	1,523	199	16,524
Total ending allowance balance	$8,049	$7,552	$943	$1,875	$199	$18,618
Loans:
Individually evaluated for impairment	$12,946	$13,814	$1,364	$5,834	$—	$33,958
Collectively evaluated for impairment	574,691	612,759	72,058	183,563	10,301	1,453,372
Total ending loan balance	$587,637	$626,573	$73,422	$189,397	$10,301	$1,487,330
December 31, 2019
Allowance for loan losses attributable to loans:
Individually evaluated for impairment	$1,009	$809	$—	$430	$—	$2,248
Collectively evaluated for impairment	5,372	3,721	1,087	1,625	207	12,012
Total ending allowance balance	$6,381	$4,530	$1,087	$2,055	$207	$14,260
Loans:
Individually evaluated for impairment	$9,341	$6,930	$—	$5,530	$—	$21,801
Collectively evaluated for impairment	369,121	542,466	83,469	203,355	10,801	1,209,212
Total ending loan balance	$378,462	$549,396	$83,469	$208,885	$10,801	$1,231,013

Loans individually evaluated for impairment by class of loans were as follows:
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
December 31, 2020
With no related allowance recorded:
Commercial	$10,602	$8,877	$—
Commercial real estate	9,227	8,981	—
Construction and development	1,368	1,364	—
Residential real estate:
Mortgage	2,587	2,555	—
Home equity	259	242	—
Consumer	—	—	—
With an allowance recorded:
Commercial	4,160	4,069	808
Commercial real estate	5,039	4,833	934
Construction and development	—	—	—
Residential real estate:
Mortgage	3,037	3,037	352
Home equity	—	—	—
Consumer	—	—	—
Total	$36,279	$33,958	$2,094
December 31, 2019
With no related allowance recorded:
Commercial	$963	$852	$—
Commercial real estate	4,302	4,255	—
Construction and development	—	—	—
Residential real estate:
Mortgage	1,532	1,510	—
Home equity	356	356	—
Consumer	—	—	—
With an allowance recorded:
Commercial	9,969	8,489	1,009
Commercial real estate	2,788	2,675	809
Construction and development	—	—	—
Residential real estate:
Mortgage	3,664	3,664	430
Home equity	—	—	—
Consumer	—	—	—
Total	$23,574	$21,801	$2,248

Average impaired loans by class were as follows at December 31:
	2020	2019
Commercial	$9,667	$12,788
Commercial real estate	6,051	8,721
Construction and development	329	2,136
Residential real estate:
Mortgage	4,868	5,872
Home equity	22	356
Consumer	—	34
Total	$20,937	$29,907
Interest income recognized during impairment was $486 and $483 for the years ended December 31, 2020 and 2019, respectively.
Nonperforming loans and loans past due 90 days or more still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
The recorded investment in nonaccrual and loans past due 90 days or more still on accrual by class of loans was as follows:
	Nonaccrual	Loans Past Due 90 Days or More Still on Accrual
December 31, 2020
Commercial	$12,842	$—
Commercial real estate	13,408	—
Construction and development	1,364	4
Residential real estate:
Mortgage	1,121	—
Home equity	170	—
Consumer	—	3
Total	$28,905	$7
	Nonaccrual	Loans Past Due 90 Days or More Still on Accrual
December 31, 2019
Commercial	$9,069	$—
Commercial real estate	6,634	—
Construction and development	—	—
Residential real estate:
Mortgage	322	—
Home equity	353	—
Consumer	—	8
Total	$16,378	$8
Loans past due 90 days or more still on accrual are generally considered to be well-collateralized and in the process of collection. There were $7 loans past due 90 days or more still on accrual as of December 31, 2020 and $8 as of December 31, 2019.

The aging of the recorded investment in past due loans were as follows:
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or More Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2020
Commercial	$7,925	$18	$4,071	$12,014	$575,623	$587,637
Commercial real estate	189	144	2,425	2,758	623,815	626,573
Construction and development	472	700	224	1,396	72,026	73,422
Residential real estate:
Mortgage	2,346	159	850	3,355	124,618	127,973
Home equity	—	40	143	183	61,241	61,424
Consumer	213	4	3	220	10,081	10,301
Total	$11,145	$1,065	$7,716	$19,926	$1,467,404	$1,487,330
December 31, 2019
Commercial	$15,214	$438	$931	16,583	$361,879	$378,462
Commercial real estate	2,094	246	4,354	6,694	542,702	549,396
Construction and development	—	—	—	—	83,469	83,469
Residential real estate:
Mortgage	1,915	—	—	1,915	133,220	135,135
Home equity	—	98	181	279	73,471	73,750
Consumer	25	32	8	65	10,736	10,801
Total	$19,248	$814	$5,474	$25,536	$1,205,477	$1,231,013
During the year ended December 31, 2020 the terms of one loan was modified as a TDR with a pre and post modification balance of $776. The modification of the terms of such loan included a period of interest only payments. No loans were modified as TDRs in 2019. TDRs for the year ended December 2020 increased the allowance for loan losses by $0 during 2020.
At December 31, 2020, the Company had $9,404 of loans considered TDRs, which are considered impaired loans, compared to $12,530 as of December 31, 2019. As of December 31, 2020 and 2019, the Company has specifically allocated allowance for loan losses of $1,183 to loans considered to be TDRs with a principal balance of $5,042 and $1,044 to loans considered to be TDRs with a principal balance of $5,804, respectively. The remaining TDRs did not have impaired cash flows or are considered to be collateral dependent and do not have specific allocations of the allowance due to partial charge-offs and the loans being well-collateralized. Management has not committed to lend additional amounts to customers with outstanding loans that are classified as TDRs.
During 2020 there were no TDRs modified for which there was a payment default following modification. There were no TDRs and no payment defaults during 2019. There were no increases to the allowance for loan losses and no charge-offs for the TDRs that subsequently defaulted in the years ended December 31, 2020 and 2019.
A loan is considered to be in payment default once it is 90 days past due under the modified contractual terms. Loans less than $100 will not be evaluated for impairment under TDR accounting guidance.
The Company is working with borrowers impacted by COVID-19 and providing modifications to include deferral of interest and/or principal payments for up to 6 months. Certain borrowers may have an extended deferral period. These modifications are excluded from troubled debt restructuring classification under Section 4013 of the CARES Act or under applicable interagency guidance of federal banking regulators. The Company provided 225 borrowers with payment deferrals on loans with a total principal balance of $201,157, or 13.5%, of total loans. As of December 31, 2020, $177,473 of the deferrals have expired and the borrower is making payments as agreed, $5,448 of the deferrals have expired and the borrower is delinquent, and $18,236 are in active deferral period. The majority of active deferrals expire during the first quarter of 2021.
In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.
The Company categorizes its non-homogeneous loans into risk categories based on relevant information about the ability of borrowers to service their debt such as, among other factors: current financial information; historical payment experience; credit documentation; public information; and current economic trends. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes certain non-homogeneous loans, such as commercial, commercial real estate and construction and development loans. This analysis is done continually on a loan by loan basis. The Company uses the following definitions for classified risk ratings:
Substandard:   Loans designated as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful:   Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.
Loans meeting the criteria above are considered classified rated loans. Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. The risk categories of loans were as follows:
	Classified	Pass	Total
December 31, 2020
Commercial	$33,553	$554,084	$587,637
Commercial real estate	17,336	609,237	626,573
Construction and development	1,364	72,058	73,422
Total	$52,253	$1,235,379	$1,287,632
December 31, 2019
Commercial	$24,952	$353,510	$378,462
Commercial real estate	13,441	535,955	549,396
Construction and development	—	83,469	83,469
Total	$38,393	$972,934	$1,011,327
Management has identified two sectors as continuing to be susceptible to immediate increased credit risk from the impact of COVID-19: Other Construction Loans and Owner Occupied CRE. The Company’s year-end 2020 total loans in these two sectors totaled $316,312, which represents 21.3% of total loans.

Note 4 — Premises and Equipment
Major classifications of assets comprising premises and equipment are summarized as follows at December 31:
	2020	2019
Land	$15,510	$15,510
Premises	80,576	76,630
Furniture and equipment	72,869	72,378
Total	168,955	164,518
Less accumulated depreciation	(113,624)	(107,609)
Premises and equipment, net	$55,331	$56,909
Rent commitments before considering renewal options that generally are present, are summarized as follows:
2021	$225
2022	201
2023	179
2024	147
2025	98
Total	$850
The Company has recorded a right of use asset and lease liability of approximately $775 and $0 included in other assets and other liabilities on the balance sheet at December 31, 2020 and 2019.
Note 5 — Other Real Estate Owned
Activity in other real estate owned was as follows at December 31:
	2020	2019
Beginning balance	$7,781	$8,987
Acquired through or instead of loan foreclosure	188	1,371
Reductions from sales	(1,865)	(1,404)
Write-downs	(526)	(1,173)
Ending balance	$5,578	$7,781
At December 31, 2020 and 2019, the balance of real estate owned includes $0 and $512, respectively of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. At December 31, 2020 and 2019, the recorded investment of loans secured by residential real estate in which formal foreclosure proceeds are in process was $0 and $356, respectively.
There was no valuation allowance on other real estate owned at December 31, 2020 and 2019, respectively. Expenses, excluding write-downs relating to other real estate owned, for 2020 and 2019 were $113 and $296, respectively.

Note 6 — Deposits
The major categories of deposits are summarized as follows at December 31:
	2020	2019
Demand-noninterest-bearing	$359,078	$218,195
NOW	36,990	40,032
Money market checking	635,448	545,712
Savings	1,218,093	1,009,464
Time deposits
Less than $250,000	197,658	218,783
$250,000 and greater	38,299	28,802
Total	$2,485,566	$2,060,988
At December 31, 2020, the scheduled maturities of time deposits were as follows:
2021	$129,522
2022	42,957
2023	31,454
2024	23,527
2025	8,497
Total	$235,957
Note 7 — Income Taxes
Income tax expense is as follows for the years ended December 31:
	2020	2019
Current tax expense
Federal	$2,890	$2,279
State	1,442	1,640
Deferred (Prepaid) tax expense	(1,317)	944
Total	$3,015	$4,863
The Company’s effective tax rate is lower than the statutory federal and state tax rate of 21% in 2020 and 2019 primarily due to tax-exempt income, ESOP dividends, earnings from bank-owned life insurance, and state taxes, net of federal benefit.

The temporary differences which created deferred tax assets and liabilities at December 31 are summarized below:
	2020	2019
Deferred tax assets
Allowance for loan losses	$5,255	$4,025
Deferred compensation	1,586	1,465
Bad debt conformity recoveries	318	335
Other real estate owned	1,423	1,499
Operating lease laibility	219	—
Total deferred tax assets	8,801	7,324
Deferred tax liabilities
Depreciation	2,800	2,805
Deferred loan costs	529	555
Federal Home Loan Bank stock dividends	107	107
Deposit base intangible	201	201
Qualified prepaid expenses	405	432
Operating lease right of use asset	219	—
Net unrealized gain on securities available for sale	1,975	138
Total deferred tax liabilities	6,236	4,238
Net deferred tax assets	$2,565	$3,086
Management believes it is more likely than not that the deferred tax assets as of December 31, 2020 and 2019, will be realized. Therefore, no valuation allowance has been established.
There were no unrecognized tax benefits as of December 31, 2020 and 2019. The Company does not expect a significant change in the unrecognized tax benefit in the next twelve months. During 2020 and 2019, the Company did not record any interest or penalties related to income tax matters in income tax expense. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the State of Illinois. The Company is no longer subject to examination by taxing authorities for years before 2017.
Note 8 — Benefit Plans
The Bank maintains the West Suburban Bank 401(k) Profit Sharing Plan (the “401(k) Plan”), which currently serves as the Company’s principal retirement plan. The 401(k) Plan was established to address the limited availability of West Suburban common stock for acquisition by the ESOP and to offer participants an avenue to diversify their retirement savings. The Company recorded expenses totaling $889 and $775 during 2020 and 2019, respectively, for contributions to the 401(k) Plan.
The Bank also maintains an ESOP, which is a noncontributory tax qualified retirement plan that covers employees who have satisfied specific service requirements. The ESOP provides incentives to employees by granting participants an interest in West Suburban common stock, which represents the ESOP’s primary investment.
At December 31, 2020 and 2019, the ESOP held 53,919 and 63,563 shares of West Suburban common stock, respectively, that were allocated to ESOP participants. Upon termination of their employment, participants who elect to receive their benefit distributions in the form of West Suburban common stock may request the Company to purchase, when the Company is legally permitted to purchase its common stock, the common stock distributed at the appraised fair value during two 60-day periods. The first purchase period begins on the date the benefit is distributed and the second purchase period begins on the first anniversary of the distribution date. The estimated fair value of the common stock allocated to the ESOP participants was $30,842 and $44,367 at December 31, 2020 and 2019, respectively.

During 2020 and 2019, the ESOP distributed $6,722 and $5,064, respectively, in cash representing the interests of participants. In addition, the ESOP distributed 44 shares of West Suburban common stock in 2020 and 116 shares in 2019. The Company recorded expenses totaling $417 and $398 during 2020 and 2019, respectively, for contributions to the ESOP Plan.
An individual account is established for each participant under the 401(k) Plan and the ESOP, and the benefits payable upon retirement, termination, disability or death are based upon service, the amount of the employer’s, and for the 401(k) Plan, the applicable participant’s, contributions to such retirement plans and any income, expenses, gains and losses and forfeitures allocated to the participant’s account.
The Company maintains deferred compensation arrangements with certain former and current executive officers and certain members of the Bank’s Board of Directors. The deferred compensation was $75 for each of the years ended December 31, 2020 and 2019. Executive officers can elect to defer the payment of a percentage of their salaries and cash bonuses, if any, and members of the Bank’s Board of Directors can elect to defer the payment of their directors’ fees. In addition, the Company can elect to make annual contributions for the benefit of current participants in the Company’s deferred compensation arrangements. The annual contributions for certain senior executive officers were $75 in both 2020 and 2019 or $25 per officer.
The total accumulated liability for all deferred compensation arrangements was $5,620 and $5,191 at December 31, 2020 and 2019, respectively. These amounts are included in accrued interest and other liabilities in the consolidated balance sheets.
Note 9 — FHLB Advances
Advances from the FHLB totaled $19,000 at December 31, 2020 and $0 at 2019. The FHLB advances consist of $15,000 of .25% maturing on January 6, 2021 and $4,000 of 0% that mature on May 3, 2021.
Although no loans are specifically pledged, the FHLB requires the Bank to maintain eligible collateral (qualifying loans and investments securities) that has a lending value at least equal to its required collateral. At December 31, 2020 there was a blanket pledge on the Bank’s one-to-four family first lien loans and one-to-four family home equity lines of credit of $120,927 with a borrowing capacity of $101,927. At December 31, 2019 there was a blanket pledge on the Bank’s one-to-four family first lien loans with a borrowing capacity of $96,735. The available borrowing capacity with the FHLB is collateral based, and the Bank’s ability to borrow is subject to maintaining collateral that meets the eligibility requirements. The borrowing capacity is not committed and is subject to FHLB credit requirements and policies. In addition, the Bank must maintain a restricted investment in FHLB stock to maintain access to borrowings.
Note 10 — Line of Credit
The Company has a line of credit with a correspondent bank, subject to certain terms and conditions, up to $10,000. The line of credit matures on June 10, 2021. There was no outstanding balance during 2020. Interest on the line of credit facility is payable monthly at the Prime Rate plus 25 basis points, floating. There was no interest expense related to the line of credit during 2020 and 2019. The Company is subject to certain financial covenants, such as Tier 1 Capital minimum requirement of $170,000, Tier 1 Leverage Ratio minimum requirement of 8.25%, Total Capital/Risk Weighted Assets minimum requirement of 13.00%, and nonperforming loans to primary capital maximum of 20.00%.
As of December 31, 2020, the Company was in compliance with the financial covenants.
Note 11 — Off-Balance Sheet Risk, Contingent Liabilities and Guarantees
The Company is a party to off-balance sheet financial instruments to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risks. Such financial instruments are recorded when funded.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. These commitments primarily consist of unused lines of credit, undrawn portions of construction and development loans and commitments to make new loans. Commitments generally have fixed expiration dates or other termination provisions and may require the payment of a fee. Since many of the commitments are expected to expire without being exercised or drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
The Company’s exposure to credit risk in connection with commitments to extend credit and standby letters of credit is the contractual amount of those instruments before considering customer collateral or ability to repay. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company generally requires collateral or other security to support financial instruments with credit risk. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, is based on management’s credit evaluation of the customer. Collateral held varies and may include accounts receivable, inventory and equipment or commercial or residential properties.
A summary of the contractual exposure to off-balance sheet risk as of December 31 follows:
	2020	2019
Commercial loans and lines of credit	$420,887	$292,840
Check credit lines of credit	594	604
Home equity lines of credit	98,370	101,611
Letters of credit	9,438	11,504
Credit card lines of credit	31,508	20,939
Smartline of credit	15	8
Total	$560,812	$427,506
Note 12 — Fair Value of Financial Instruments
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The Company used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:
Securities:   The fair value of securities is determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair value is calculated based on market prices of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair value is calculated using discounted cash flows or other market indicators (Level 3).
Impaired Loans: The fair value of impaired loans secured by real estate with specific allocations of the allowance for loan losses is based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches, including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available for similar loans and collateral underlying such loans. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted in accordance with the allowance policy.
Other Real Estate Owned:   Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are generally updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.
Assets and liabilities measured at fair value on a recurring basis, are as follows at year-end:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2020 Recurring basis
Financial assets
U.S. government sponsored enterprises	$9,967	$—	$9,967	$—
Mortgage-backed: residential	485,561	—	485,561	—
State and political subdivisions	18,034	—	18,034	—
Corporate	—	—	—	—
Total securities available for sale	$513,562	$—	$513,562	$—
2019 Recurring basis
Financial assets
U.S. government sponsored enterprises	$9,974	$—	$9,974	$—
Mortgage-backed: residential	451,857	—	451,857	—
State and political subdivisions	29,092	—	29,092	—
Corporate	5,025	—	5,025
Total securities available for sale	$495,948	$—	$495,948	$—
There were no transfers between Level 1 and Level 2 during 2020 and 2019.
During 2020 and 2019, the Company had no securities where the fair value was determined using Level 3 inputs.

Assets and liabilities measured at fair value on a non-recurring basis are as follows:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
2020 Non-recurring basis
Impaired loans
Commercial	$531	$—	$—	$531
Commercial real estate	1,517	—	—	1,517
Construction and development	—	—	—	—
Other real estate owned
Construction and development	4,523	—	—	4,523
Residential real estate	—	—	—	—
2019 Non-recurring basis
Impaired loans
Commercial	$2,357	$—	$—	$2,357
Commercial real estate	340	—	—	340
Construction and development	—	—	—	—
Other real estate owned
Construction and development	6,290	—	—	6,290
Residential real estate	387	—	—	387
Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $2,048 with a valuation allowance of $870 at December 31, 2020. At December 31, 2019, impaired loans had a carrying amount of $2,697 with a valuation allowance of $423. The provision for loan losses made for these loans for 2020 and 2019 was $0 and $0, respectively.
Other real estate owned, which are at fair value less costs to sell, had a carrying amount of $4,523 at December 31, 2020. At December 31, 2019, other real estate owned had a carrying amount of $6,677. Write-downs on the other real estate owned totaled $526 and $1,173 during 2020 and 2019, respectively. There was no valuation allowance at the end of December 31, 2020 and December 31, 2019.

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis:
	Fair Value	Valuation Techniques	Range
2020 Non-recurring basis
Impaired loans
Commercial	$531	Sales comparison	—
Commercial real estate	1,517	Sales comparison	(20)% – 69%
Construction and development	—	Sales comparison	—
Other real estate owned
Construction and development	4,523	Sales comparison	5% – 112%
Residential real estate	—	Sales comparison	—
2019 Non-recurring basis
Impaired loans
Commercial	$2,357	Sales comparison	(11)% – 74%
Commercial real estate	340	Sales comparison	(2)% – 60%
Construction and development	—	Sales comparison	—
Other real estate owned
Construction and development	6,290	Sales comparison	(41)% – 14%
Residential real estate	387	Sales comparison	13% – 95%
Unobservable inputs related to the income approach valuation technique include adjustments for differences in net operating income expectations, and unobservable inputs for the sales comparison valuation technique include adjustments for differences between comparable sales.
Carrying values and estimated fair values of the Company’s financial instruments as of December 31 are set forth in the table below:
		Fair Value Measurements at December 31, 2020
	Carrying Value	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and cash equivalents	$94,562	$94,562	$—	$—	$94,562
Securities
Available for sale	513,562	—	513,562	—	513,562
Held to maturity	560,653	—	570,195	—	570,195
Federal Home Loan Bank stock	2,377	N/A	N/A	N/A	N/A
Loans, less allowance for loan losses	1,468,712	—	—	1,486,948	1,486,948
Accrued interest receivable	6,208	—	—	6,208	6,208
Financial liabilities
Deposits	2,485,566	—	—	2,490,465	2,490,465
Accrued interest payable	1,535	—	—	1,535	1,535

		Fair Value Measurements at December 31, 2019
	Carrying Value	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Financial assets
Cash and cash equivalents	$85,287	$85,287	$—	$—	$85,287
Securities
Available for sale	495,948	—	495,948	—	495,948
Held to maturity	385,883	—	389,161	—	389,161
Federal Home Loan Bank stock	2,477	N/A	N/A	N/A	N/A
Loans, less allowance for loan losses	1,216,753	—	—	1,219,628	1,219,628
Accrued interest receivable	5,261	—	—	5,261	5,261
Financial liabilities
Deposits	2,060,988	—	—	2,063,255	2,063,255
Accrued interest payable	2,347	—	—	2,347	2,347
Note 13 — Related Party Transactions
Loans to principal officers, directors, and their affiliates during 2020 were as follows:
Beginning balance	$41,629
New loans	1,294
Effects of changes in composition of related parties	(21,237)
Repayments	(1,662)
Ending balance	$20,024
Deposits from principal officers, directors, and their affiliates at year-end 2020 and 2019 were $23,782 and $30,928, respectively.
Note 14 — Capital Requirements
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. Banks (Basel III rules) became effectives for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer fully phased in to 2.5% by December 31, 2019. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2020, the Company and Bank meet all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2020 and 2019, the most recent regulatory notifications categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The capital amounts and ratios of the Bank are presented in the table below:
	Actual		Minimum For Capital Adequacy Purposes(a)		Minumum To Be Well-Capitalized(a)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020
Total capital (to risk-weighted assets)	$246,225	14.89%	$132,329	8.00%	$165,411	10.00%
Common Equity Tier 1 (to risk-weighted assets)	227,607	13.76%	74,435	4.50%	107,517	6.50%
Tier 1 capital (to risk-weighted assets)	227,607	13.76%	99,246	6.00%	132,329	8.00%
Tier 1 capital (to average assets)	227,607	8.47%	107,522	4.00%	134,403	5.00%
As of December 31, 2019
Total capital (to risk-weighted assets)	$232,358	15.02%	$123,741	8.00%	$154,677	10.00%
Common Equity Tier 1 (to risk-weighted assets)	218,098	14.10%	69,605	4.50%	100,540	6.50%
Tier 1 capital (to risk-weighted assets)	218,098	14.10%	92,806	6.00%	123,741	8.00%
Tier 1 capital (to average assets)	218,098	9.50%	91,796	4.00%	114,745	5.00%

(a)
The capital conservation buffer is not presented in these amounts or ratios.

Note 15 — Revenue from Contracts with Customers
All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within Non-Interest Income. The following table presents the Company’s sources on Non-Interest Income for the twelve months ended December 31, 2020 and 2019.
	Years Ended December 31,
	2020	2019
Non-interest income
Service fees on deposit accounts	$2,202	$2,575
Debit card fees	3,230	3,279
Bank owned life insurance(a)	1,320	750
Net gains (losses) on sales of securities(a)	1,607	—
Other wealth management fees	801	784
Other interchange income	528	955
Other fees on deposits	1,044	1,187
Other	718	1,344
Total non-interest income	$11,450	$10,874

(a)
Not within the scope of ASC 606

A description of the Company’s significant revenue streams accounted for under ASC 606 follows:
Service Fees on Deposit Accounts:   The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.
Debit Card Fees:   The Company earns interchange fees from ATM and Debit cardholder transactions conducted through the Visa and other payment networks. Interchange fees from ATM and Debit cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.
Other Wealth Management Fees:   The Company earns fees from investment brokerage services provided to its customers by a third party service provider. The company receives commissions from the third-party service provider on a monthly basis based upon customer activity for the month. The fees are recognized monthly and a receivable is recorded until commissions are generally paid by the 15th of the following month. The Company (i) acts as an agent in arranging the relationship between the customer and the third-party service provider and (ii) does not control the services rendered to the customers.
Other Interchange Income:   The Company earns interchange fees from credit cardholder transactions conducted through the Visa and other payment networks. Interchange fees from credit cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.
Other Fees on Deposits:   The Company earns fees from its deposit customers on services for customers which are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer request. Examples of deposit fees can be check printing, cash advances, wire fees, levy or citation fees etc. Deposit fees are withdrawn from the customer’s account balance.
Note 16 — Quarterly Financial Data (Unaudited)
				Earnings Per Share
	Interest Income	Net Interest Income	Net Income	Basic	Diluted
2020
First quarter	$19,168	$16,454	$1,686	$4.22	$4.22
Second quarter	17,026	15,305	2,902	7.37	7.37
Third quarter	16,111	14,517	2,799	7.16	7.16
Fourth quarter	22,165	20,896	3,304	8.47	8.47
2019
First quarter	$21,856	$18,510	$4,785	$11.73	$11.73
Second quarter	20,786	17,232	4,050	9.95	9.95
Third quarter	20,026	16,622	2,938	7.25	7.25
Fourth quarter	19,536	16,363	3,740	9.28	9.28
Note 17 — Parent Company Condensed Financial Information
Condensed Balance Sheets for the years ended December 31, were as follows:
	2020	2019
Assets
Noninterest bearing deposit with bank subsidiary	$1,785	$11,748
Investment in subsidiaries	232,561	218,443
Other Assets	549	545
Total assets	$234,895	$230,736
Liabilities and Stockholders’ Equity
Other Liabilities	$158	$149
Stockholders’ Equity	234,737	230,587
Total liabilities and stockholders’ equity	$234,895	$230,736

Condensed Statements of Income for the years ended December 31 were as follows:
	2020	2019
Interest Income	$11	$55
Dividends from subsidiary	1,500	15,000
Total operating income	1,511	15,055
Operating Expenses
Other expenses	454	342
Total operating expenses	454	342
Income before income taxes and undistributed subsidiary income	1,057	14,713
Income tax benefit	(126)	(47)
Equity in undistributed subsidiary income	9,508	753
Net income	$10,691	$15,513
Comprehensive income	$10,691	$15,513
Condensed statements of cash flows for the years ended December 31 were as follows:
	2020	2019
Cash flows from operating income
Net income	$10,691	$15,513
Adjustment
Equity in undistributed subsidiary income	(9,508)	(753)
Change in other assets	(5)	169
Change in other liabilities	9	(128)
Net cash from operating income	1,187	14,801
Cash flows from investing activities
Investments in subsidiaries	—	—
Other	—	—
Net cash from investing activities	—	—
Cash flows financial activiities
Purchase of common stock	(7,962)	(5,390)
Dividend paid	(3,188)	(6,504)
Net cash from financing activitites	(11,150)	(11,894)
Net changes in cash and cash equivalents	(9,963)	2,907
Beginning cash and cash equivalents	11,748	8,841
Ending cash and cash equivalents	$1,785	$11,748
Note 18 — Events Subsequent to Original Issuance of Consolidated Financial Statements (Unaudited)
The Company has evaluated subsequent events from March 8, 2021 through September 20, 2021, the date the financial statements were available for reissuance. The following disclosure relates to transactions occurring during the aforementioned subsequent event period.
On July 26, 2021, the Company and Old Second Bancorp, Inc. (“Old Second”) jointly announced the signing of an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) under which Old Second will acquire the Company in a cash and stock transaction. Under the terms of the Merger Agreement, which was unanimously approved by the boards of directors of both companies, the Company will merge into Old Second. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each shareholder of the Company will receive, 42.413 shares of the Old Second’s common stock and $271.15 in cash for each share of the Company’s common stock owned by the shareholder.

Subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, including approval of Old Second’s stockholders and West Suburban’s shareholders, the transaction is anticipated to close in the fourth quarter of 2021. The Merger Agreement provides certain termination rights for both Old Second and West Suburban and further provides that a termination fee of $11,875 will be payable by West Suburban to Old Second upon termination of the Merger Agreement under certain circumstances.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and between
OLD SECOND BANCORP, INC.
and
WEST SUBURBAN BANCORP, INC.
Dated as of July 25, 2021

A-i

A-ii

A-iii

LIST OF EXHIBITS
Exhibit	Description
A	Form of Bank Merger Agreement
B	Form of Voting and Support Agreement
C	Officer Agreements

A-iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of July 25, 2021, is by and between Old Second Bancorp, Inc., a Delaware corporation (“Buyer”), and West Suburban Bancorp, Inc., an Illinois corporation (“West Suburban”). Capitalized terms used in this Agreement but not defined elsewhere herein shall have the meanings assigned to them in Section 10.1 hereof.
RECITALS
WHEREAS, the board of directors of West Suburban has unanimously (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are in the best interests of West Suburban and West Suburban’s shareholders, and (ii) approved the execution, delivery and performance by West Suburban of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the board of directors of Buyer has unanimously (i) determined that this Agreement and the Merger and other transactions contemplated hereby are in the best interests of Buyer and Buyer’s stockholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the board of directors of West Suburban, subject to the terms of this Agreement, has agreed to recommend that West Suburban’s shareholders approve this Agreement and the transactions contemplated hereby (the “West Suburban Recommendation”);
WHEREAS, the board of directors of Buyer, subject to the terms of this Agreement, has agreed to recommend that Buyer’s stockholders adopt this Agreement and the transactions contemplated hereby;
WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors of West Suburban and West Suburban Bank, and certain other officers and shareholders of West Suburban, have entered into a voting and support agreement with Buyer as of the date hereof (each a “Support Agreement” and collectively, the “Support Agreements”), in the form attached hereto as Exhibit B, pursuant to which each such person has agreed, among other things, to vote all shares of West Suburban Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Merger and the transactions contemplated hereby are subject to the approvals of the shareholders of West Suburban, the stockholders of Buyer, certain regulatory agencies, and the satisfaction (or waiver, where legally permissible) of certain other conditions set forth in this Agreement;
WHEREAS, Buyer and West Suburban desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger; and
WHEREAS, Buyer and West Suburban intend, (i) for federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that Buyer and West Suburban will each be a “party to the reorganization” within the meaning of Section 368(a) of the Code.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
THE MERGER
1.1   Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, West Suburban shall merge with and into Buyer (the “Merger”) pursuant to and in accordance with the Illinois Business Corporation Act of 1983 (the “IBCA”) and the Delaware General Corporation Law (the “DGCL”). Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated in accordance with the terms and subject to the conditions of this Agreement.
1.2   Time and Place of Closing.   The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.
1.3   Effective Time.   The Merger shall be consummated by filing articles of merger and a certificate of merger reflecting the Merger (the “Articles of Merger”) with the Illinois Secretary of State and with the Secretary of State of the State of Delaware, and if applicable, any federal or state bank regulatory agencies. The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been filed with the Illinois Secretary of State and with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed upon by Buyer and West Suburban and specified in the Articles of Merger. Subject to the terms and conditions hereof, if the Effective Time would occur on or after December 10, 2021, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable best efforts to cause the Effective Time to occur within one (1) business day of the last of the following dates to occur: (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger or the Bank Merger, (b) the date on which the shareholders of West Suburban and the stockholders of Buyer approve this Agreement, or (c) the satisfaction or, to the extent applicable, waiver of the conditions precedent set forth in Article 8.
1.4   Restructure of Transactions.   Buyer shall have the right to structure of the Merger contemplated by this Agreement by merging a subsidiary of Buyer with and into West Suburban, provided, that no such revision to the structure of the Merger (a) shall result in any changes in the amount or type of consideration which the holders of shares of West Suburban Common Stock are entitled to receive under this Agreement, (b) would impede or delay consummation of the Merger or the delivery of the opinions contemplated in Section 8.1(g), or (c) imposes any less favorable terms or conditions on West Suburban, West Suburban Bank or the shareholders of West Suburban. In such event, Buyer shall provide written notice to West Suburban in the manner provided in Section 10.7, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger and Reorganization, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change and West Suburban shall evaluate any such proposal promptly and respond to such proposal within five (5) business days.
1.5   Bank Merger.   Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Old Second National Bank (“Buyer Bank”), a national banking association and wholly owned subsidiary of Buyer, and West Suburban Bank (“West Suburban Bank”), an Illinois-chartered banking corporation and wholly owned subsidiary of West Suburban, shall enter into the Bank Merger Agreement, in the form attached hereto as Exhibit A, with such changes thereto as Buyer and West Suburban shall mutually agree (the “Bank Merger Agreement”), pursuant to which West Suburban Bank will merge with and into Buyer Bank (the “Bank Merger”), with Buyer Bank as the surviving bank in the Bank Merger. The Bank Merger shall occur immediately following the Merger.
1.6   Tax Treatment of the Merger.   It is intended by the Parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.
ARTICLE 2
SURVIVING CORPORATION IN THE MERGER
2.1   Certificate of Incorporation.   The certificate of incorporation of Buyer in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until otherwise duly amended or repealed.
2.2   Bylaws.   The bylaws of Buyer in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.
2.3   Directors and Officers.   The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons that the Buyer has agreed to appoint pursuant to this Agreement and as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons that the Buyer has agreed to appoint pursuant to this Agreement and as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.
ARTICLE 3
MANNER OF CONVERTING SHARES
3.1   Effect on West Suburban Common Stock.
(a)    At the Effective Time, in each case subject to Sections 3.1(d) and Section 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of West Suburban Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares and Dissenting Shares, if any) shall be converted into the right to receive (i) cash in the amount of $271.15, without interest (the “Cash Consideration”); and (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (items (i) and (ii) are referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”). The “Exchange Ratio” shall be 42.413 shares of Buyer Common Stock per share of West Suburban Common Stock.
(b)     At the Effective Time, all shares of West Suburban Common Stock shall no longer be deemed to be outstanding, shall automatically be cancelled and retired, and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of West Suburban Common Stock (the “Certificates”) and each non-certificated share of West Suburban Common Stock (the “West Suburban Book-Entry Shares”) shall thereafter represent only the right to receive the Per Share Purchase Price; provided, that any Dissenting Shares shall thereafter represent only the right to receive payment as set forth in Section 3.6.
(c)    If, prior to the Effective Time, the outstanding shares of West Suburban Common Stock or the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.
(d)    Each share of West Suburban Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of West Suburban Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist (the “Extinguished Shares”).
3.2    Exchange Procedures.
(a)    On the Closing Date, Buyer shall deposit with an exchange agent selected by Buyer and reasonably acceptable to West Suburban (the “Exchange Agent”), for exchange in accordance with this Section 3.2, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of West Suburban Common Stock may be entitled pursuant to Section 3.5 (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.5), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Buyer Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.2 and Section 3.5, the Exchange Fund will not be used for any other purpose.
(b)    Promptly after the execution of this Agreement, West Suburban shall assist Buyer with the collection of West Suburban’s shareholders’ Certificate or Certificates representing such shareholders’ shares in an effort to minimize the need for the execution and delivery of lost stock affidavits in lieu of the delivery of Certificates with applicable letters of transmittal that will be delivered to the Exchange Agent as provided herein. Unless different timing is agreed to by Buyer and West Suburban, to the extent practicable and subject to the terms of the Exchange Agent Agreement, not later than 20 days prior to the anticipated the Effective Time, Buyer shall cause the Exchange Agent to mail to the shareholders of West Suburban appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or other instruments theretofore representing shares of West Suburban Common Stock shall pass, only upon proper delivery of such Certificates or other instruments to the Exchange Agent, and which shall include a covenant from each shareholder that delivers completed transmittal materials prior to the Effective Time that such shareholder shall not transfer any of their shares of West Suburban Common Stock without providing email notice to the Buyer and the Exchange Agent of such transfer on the same day thereof). In the event of a transfer of ownership of shares of West Suburban Common Stock represented by one or more Certificates or West Suburban Book-Entry Shares that are not registered in the transfer records of West Suburban, the Per Share Purchase Price payable for such shares as provided in Section 3.1 may be issued to a transferee if the Certificate or Certificates or West Suburban Book-Entry Shares representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any Certificate or West Suburban Book-Entry Shares representing West Suburban Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or West Suburban Book-Entry Shares to be lost, stolen, mutilated, destroyed or are otherwise missing, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Certificate or West Suburban Book-Entry Shares the Per Share Purchase Price as provided for in Section 3.1; provided that, if the circumstances of the lack of delivery of a Certificate, following consultation with Buyer and West Suburban, reasonably merit utilization of an indemnity bond; Buyer, in coordination with West Suburban, will work with the Exchange Agent to obtain such indemnity bond for the minimal reasonable cost as indemnity against any claim that may be made against it with respect to such Certificate. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration as provided in Section 3.1. Buyer or its Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of West Suburban Common Stock is entitled. Certificates evidencing Buyer Common Stock into which West Suburban Common Stock has been converted will not be issued. The shares of Buyer Common Stock to which each former holder of West Suburban Common Stock is entitled will not be restricted securities, as such term is used in Rule 144 promulgated under the Securities Act, and the shares of Buyer Common Stock into which West Suburban Common Stock has been converted will not require a restrictive legend under the Securities Act.

(c)    Unless different timing is agreed to by Buyer and West Suburban, after receipt of the transmittal materials from the Exchange Agent, each holder of shares of West Suburban Common Stock (other than Extinguished Shares) issued and outstanding shall surrender the Certificate or Certificates or West Suburban Book-Entry Shares representing such shares to the Exchange Agent and shall promptly after the Effective Time, or the surrender of such Certificate or Certificates (or affidavit of loss and, subject to Section 3.2(b), indemnity bond in lieu thereof as provided in Section 3.2(b)) or West Suburban Book-Entry Shares representing such shares (or affidavit of loss in lieu thereof as provided in Section 3.2(b)) to the Exchange Agent if later, receive in exchange therefor the Merger Consideration provided in Section 3.1, without interest, pursuant to this Section 3.2. The Certificate or Certificates of West Suburban Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Buyer shall not be obligated to deliver the Merger Consideration to which any former holder of West Suburban Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates (or affidavit of loss and, subject to Section 3.2(b), indemnity bond in lieu thereof as provided in Section 3.2(b)) or West Suburban Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 3.2(b)) for exchange as provided in this Section 3.2. Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates or West Suburban Book-Entry Shares until such Certificate or Certificates (or affidavit of loss and, subject to Section 3.2(b), indemnity bond in lieu thereof as provided in Section 3.2(b)) or West Suburban Book-Entry Shares (or affidavit of loss in lieu thereof as provided in Section 3.2(b)) are surrendered for exchange as provided in this Section 3.2. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any West Suburban Entity, nor the Exchange Agent shall be liable to any holder of West Suburban Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law. Notwithstanding anything in Sections 3.2(b) or (c), to the extent any terms and conditions provided for in an agreement between Buyer and the Exchange Agent (the “Exchange Agent Agreement”) require a modification of or differ from the procedures provided in Sections 3.2(b) or (c), said terms and conditions contained in the Exchange Agent Agreement shall control, subject to West Suburban’s consent to said terms and conditions of the Exchange Agent Agreement, which consent shall not be unreasonably withheld or delayed.
(d)    Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of West Suburban Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Governmental Authority. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of West Suburban Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.
(e)    Any portion of the Merger Consideration delivered to the Exchange Agent by Buyer pursuant to Section 3.2(a) that remains unclaimed by the holder of shares of West Suburban Common Stock for nine (9) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any holder of shares of West Suburban Common Stock who has not theretofore complied with Section 3.2(c) shall thereafter look only to Buyer for the consideration deliverable in respect of each share of West Suburban Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of West Suburban Common Stock or West Suburban Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of stock represented by any Certificate or West Suburban Book-Entry Shares for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of West Suburban to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates or West Suburban Book-Entry Shares, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
3.3   Effect on Buyer Common Stock.   At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
3.4   Rights of Former West Suburban Shareholders.   At the Effective Time, the stock transfer books of West Suburban shall be closed as to holders of West Suburban Common Stock and no transfer of West Suburban Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2, each Certificate or West Suburban Book Entry Shares theretofore representing shares of West Suburban Common Stock (other than Certificates or West Suburban Book Entry Shares representing Extinguished Shares and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in this Article 3.
3.5   Fractional Shares.   Notwithstanding any other provision of this Agreement, each holder of shares of West Suburban Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates and West Suburban Book-Entry Shares delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Buyer Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
3.6   Dissenters’ Rights.   Notwithstanding anything in this Agreement to the contrary, shares of West Suburban Common Stock issued and outstanding immediately prior to the Effective Time as to which the holder of such shares shall have (a) not voted in favor of the Merger nor consented thereto in writing, (b) properly complied with the provisions of Chapter 805, Act 5, Article 11 of the IBCA and any other applicable Law as to dissenters’ rights and (c) not effectively withdrawn or lost such holder’s rights to dissent (each, a “Dissenting Share”), if any, shall not be converted into the right to receive the Per Share Purchase Price payable pursuant to Section 3.1, but instead at the Effective Time shall become the right to payment, solely from the Buyer, of the fair value of such shares plus accrued interest in accordance with the provisions of the IBCA. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder (i) fails to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the IBCA, (ii) fails to establish its entitlement to dissenter’s rights as provided in the IBCA, or (iii) fails to take any action the consequence of which is that such holder is not entitled to payment for its shares under the IBCA, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the IBCA, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under the IBCA shall be forfeited and cease and if such forfeiture shall occur following the Closing Date, each of such holder’s Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Per Share Purchase Price pursuant to Section 3.1. The Joint Proxy Statement/Prospectus shall include the notification required by the IBCA, and West Suburban shall deliver prompt notice to Buyer of any demands for appraisal of any shares of West Suburban Common Stock. West Suburban shall provide Buyer with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the IBCA. Prior to the Effective Time, West Suburban shall not, without the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF WEST SUBURBAN
West Suburban represents and warrants to Buyer, except as set forth on the West Suburban Disclosure Memorandum, as follows:

4.1   Organization, Standing, and Power.   West Suburban is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Illinois and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHCA”). West Suburban Bank is an Illinois-chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Each of West Suburban and West Suburban Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of West Suburban and West Suburban Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a West Suburban Material Adverse Effect. The articles of incorporation, as amended, of West Suburban and the charter, as amended, of West Suburban Bank and the bylaws of West Suburban and West Suburban Bank have been made available to Buyer for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect all amendments thereto. West Suburban Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder, and the deposits held by West Suburban Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.
4.2   Authority of West Suburban; No Breach By Agreement.
(a)    West Suburban has the corporate power and authority necessary to execute and deliver this Agreement, and subject to the shareholder and other approvals and actions described in this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of West Suburban, subject to the approval of this Agreement by the holders of a two-thirds of the outstanding shares of West Suburban Common Stock in accordance with the terms of the articles of incorporation, as amended, and bylaws of West Suburban, which is the only West Suburban shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite West Suburban Shareholder Approval”). Subject to any approvals referred to in Sections 8.1(a) and 8.1(b), this Agreement represents a legal, valid, and binding obligation of West Suburban, enforceable against West Suburban in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and the availability of the equitable remedies).
(b)    Neither the execution and delivery of this Agreement by West Suburban, nor the consummation by West Suburban and West Suburban Bank of the transactions contemplated hereby, nor compliance by West Suburban and West Suburban Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation, as amended, or bylaws of West Suburban or the articles of incorporation (or equivalent document) or bylaws of any West Suburban Subsidiary or any resolution adopted by the board of directors or the shareholders of any West Suburban Entity, or (ii) except as disclosed in Section 4.2(b) of the West Suburban Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any West Suburban Entity under, any West Suburban Contract or any material Permit of any West Suburban Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any West Suburban Entity or any of their respective material Assets.
(c)    Except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the OCC, the FDIC, the Illinois Department of Financial and Professional Regulation, Division of Banking, and any state Regulatory Authority having jurisdiction over Buyer Bank, and (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other Regulatory Authorities, self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices set forth on Section 4.2(c) of the West Suburban Disclosure Memorandum, (iii) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of Buyer’s stockholders’ and West Suburban’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and of the registration statement on Form S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus, to be filed with the SEC by Buyer in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration by the SEC of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Illinois Secretary of State and Secretary of State of the State of Delaware, (v) the filing of applications, filings and notices, as applicable, with NASDAQ and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states, (vi) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the Nasdaq Stock Market, (vii) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (viii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by West Suburban and West Suburban Bank of the Merger and the other transactions contemplated by this Agreement.
4.3   Capital Stock.
(a)    The authorized capital stock of West Suburban consists of 15,000,000 shares of West Suburban Common Stock, of which 386,097 shares are issued and outstanding as of the date of this Agreement and no shares are held as treasury stock. All of the issued and outstanding shares of capital stock of West Suburban are duly and validly issued and outstanding and are fully paid and nonassessable. To the Knowledge of West Suburban none of the outstanding shares of capital stock of West Suburban has been issued in violation of any preemptive rights of the current or past shareholders of West Suburban.
(b)    There are no shares of capital stock or other equity securities of West Suburban reserved for issuance, and no outstanding Rights with respect to any West Suburban securities or any right or privilege (whether preemptive or contractual) capable of becoming a Right for the purchase, subscription, exchange, or issuance of any securities of West Suburban.
4.4   West Suburban Subsidiaries.   West Suburban has no Subsidiaries except as set forth in Section 4.4 of the West Suburban Disclosure Memorandum, and West Suburban owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another West Suburban Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another West Suburban Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any West Suburban Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another West Suburban Entity). There are no Contracts relating to the Rights of any West Suburban Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by West Suburban free and clear of any Lien except as set forth in Section 4.4 of the West Suburban Disclosure Memorandum. Each Subsidiary is duly qualified or licensed to transact business in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a West Suburban Material Adverse Effect. The articles of incorporation, bylaws and other organizational documents for the Subsidiaries have been made available to Buyer for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto.
4.5   Financial Statements.
(a)    Each of the audited West Suburban Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved

(except as may be indicated in the notes to such financial statements), fairly presented in accordance with GAAP the consolidated financial position of West Suburban and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated. The unaudited West Suburban Financial Statements were or are subject to normal and recurring year-end adjustments and, except to the extent that any such financial statement has been amended, such financial statements do not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the financial statement not misleading. The financial reports and statements of West Suburban and West Suburban Bank filed with any Regulatory Authority since or for any period ending December 31, 2019 or later (giving effect to any amendment filed prior to the date hereof) were prepared in accordance with the Laws applicable to such financial reports and statements.
(b)    West Suburban’s independent registered public accountants, which have expressed their opinion with respect to the audited West Suburban Financial Statements and its Subsidiaries (including the related notes), have audited West Suburban’s year-end financial statements that are included in the West Suburban Financial Statements.
4.6   Absence of Undisclosed Liabilities.   Neither West Suburban nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among West Suburban and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, West Suburban or any of its Subsidiaries in West Suburban’s or such Subsidiary’s financial statements.
4.7   Absence of Certain Changes or Events.   Except as disclosed in the West Suburban Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the West Suburban Disclosure Memorandum, from December 31, 2020 through the date of this Agreement (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a West Suburban Material Adverse Effect, and (ii) since December 31, 2020, the West Suburban Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term “ordinary course,” with respect to either the West Suburban Entities or the Buyer Entities, shall take into account the commercially reasonable actions taken by such party in response to the Pandemic and the Pandemic Measures.
4.8   Tax Matters.   Except as set forth in Section 4.8 of the West Suburban Disclosure Memorandum:
(a)    All West Suburban Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the West Suburban Entities is the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes of the West Suburban Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the West Suburban Entities. No written claim has ever been made by any Taxing Authority in a jurisdiction where any West Suburban Entity does not file a Tax Return that such West Suburban Entity may be subject to Taxes by that jurisdiction.
(b)    None of the West Suburban Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending Tax disputes, claims, audits, or examinations regarding any Taxes of any West Suburban Entity, any Tax Returns of any West Suburban Entity, or the assets of any West Suburban Entity. No officer or employee responsible for Tax matters of any West Suburban Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any West Suburban Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of the West Suburban Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c)    Each West Suburban Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.
(d)    The unpaid Taxes of each West Suburban Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such West Suburban Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the West Suburban Entities in filing their Tax Returns.
(e)    Except as described in Section 4.8(e) of the West Suburban Disclosure Memorandum, none of the West Suburban Entities is a party to any Tax allocation or sharing agreement, and none of the West Suburban Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was West Suburban) or has any Tax Liability of any Person (other than West Suburban or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.
(f)    During the five-year period ending on the date hereof, none of the West Suburban Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.
(g)    Neither West Suburban nor West Suburban Bank has taken any action, failed to take any action, or has Knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(h)    Except as disclosed in Section 4.8(h) of the West Suburban Disclosure Memorandum, none of the West Suburban Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 162(m) or 404 of the Code, or which could be subject to withholding under Section 4999 of the Code. None of the West Suburban Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no material taxable income of West Suburban that will be required under applicable Tax Law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the West Suburban Entities disclosed in Section 4.8(h) of the West Suburban Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.
(i)    Each West Suburban Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(j)   No West Suburban Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(k)    No property owned by any West Suburban Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.
(l)    No West Suburban Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(m)     West Suburban has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(n)    No West Suburban Entity has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).
(o)    West Suburban has made available to Buyer complete copies of (i) all federal, state, local, and foreign income or franchise Tax Returns of the West Suburban Entities relating to the taxable periods since December 31, 2017, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the West Suburban Entities.
(p)    No West Suburban Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any West Suburban Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the West Suburban Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
(q)     No West Suburban Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
(r)    No West Suburban Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
For purposes of this Section 4.8, any reference to West Suburban or any West Suburban Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with West Suburban or a West Suburban Entity prior to the Effective Time.
4.9   Allowance for Loan Losses; Loan and Investment Portfolio, etc.
(a)     West Suburban’s allowance for loan losses is, and has been since January 1, 2021, in material compliance with West Suburban’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.
(b)    As of the date hereof, all loans, discounts and leases (in which any West Suburban Entity is lessor) reflected on the West Suburban Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and, to the Knowledge of West Suburban, are the legal and binding obligations of the obligors thereof (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and limitations on the availability of equitable remedies), (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (iii) to the extent secured, have, to the Knowledge of West Suburban, been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts, other real estate owned, and financing leases as of December 31, 2020 and on a monthly basis thereafter, and of the investment portfolios of each West Suburban Entity as of such date, have been or will be made available to Buyer. Except as specifically set forth in Section 4.9(b) of the West Suburban Disclosure Memorandum, neither West Suburban nor West Suburban Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (A) delinquent by more than ninety (90) days in the payment of principal or interest, (B) otherwise in material Default for more than ninety (90) days, (C) classified as “special mention,” “substandard,” “doubtful,” “charged-off,” or any equivalent classification by West Suburban or by any applicable Regulatory Authority, (D) subject to reduction in the interest rate and/or the maturity dates had been extended subsequent to the agreement under which the loan was originally created or subsequent to the date West Suburban or one of its Subsidiaries acquired the loan, in each case, due to concerns regarding the borrower’s ability to pay in accordance with such initial terms (excluding for purposes of clauses (A) and (D) above, loans granted deferments which comply in all respects with the terms of either (x) the April 7, 2020 Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus, or (y) Section 4013 of the CARES Act (each, a “West Suburban Deferred Loan” and collectively the “West Suburban Deferred Loans”)), or (E) an obligation of any director, executive officer or ten percent (10%) shareholder of any West Suburban Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (F) in material violation of any Law. With regard to West Suburban Deferred Loans, Section 4.9(b) of the West Suburban Disclosure Memorandum contains a list of all West Suburban Deferred Loans, identified by borrower and listing the principal amount and the amount of accrued but unpaid interest on each such West Suburban Deferred Loan.
(c)    All securities held by West Suburban or West Suburban Bank, as reflected in the consolidated balance sheets of West Suburban included in the West Suburban Financial Statements, are carried in accordance with GAAP. Except as disclosed in Section 4.9(c) of the West Suburban Disclosure Memorandum and except for pledges to secure public deposits, borrowings from the Federal Reserve, and Federal Home Loan Bank advances, to the Knowledge of West Suburban, none of the securities reflected in the West Suburban Financial Statements as of December 31, 2020, and none of the securities since acquired by West Suburban or West Suburban Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of West Suburban or West Suburban Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with any Law.
(d)    West Suburban is not a party to, for West Suburban’s own account, or for the account of West Suburban Bank or its customers, any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk arraignments.
4.10    Assets.
(a)    Except as disclosed in Section 4.10(a) of the West Suburban Disclosure Memorandum or as disclosed or reserved against in the West Suburban Financial Statements delivered prior to the date of this Agreement, the West Suburban Entities have good and marketable title, free and clear of all Liens except those permitted in Section 4.10(d), to all of their respective Assets. In addition, to the Knowledge of West Suburban, all material tangible properties used in the businesses of the West Suburban Entities are in operating condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with West Suburban’s past practices.
(b)    The West Suburban Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of West Suburban has reasonably determined to be prudent. None of the West Suburban Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any West Suburban Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any

West Suburban Entity will not be covered by such insurance or bond. Except as disclosed in Section 4.10(b) of the West Suburban Disclosure Memorandum, there are presently no claims for amounts exceeding $50,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any West Suburban Entity under such policies. West Suburban has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.
(c)    The Assets of the West Suburban Entities include all material Assets required by the West Suburban Entities to operate the business of the West Suburban Entities as presently conducted. All real and personal property which is material to the business of the West Suburban Entities that is leased or licensed by them is held pursuant to leases (the “West Suburban Leases”) or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and the availability of the equitable remedies) and, to the Knowledge of West Suburban, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby. To the Knowledge of West Suburban, all improved real property owned or leased by the West Suburban Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.
(d)    Each West Suburban Entity has fee simple title to all the real property assets listed in Section 4.10(d) of the West Suburban Disclosure Memorandum and reflected in the latest audited balance sheet included in the West Suburban Financial Statements as being owned by a West Suburban Entity (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “West Suburban Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) the rights of landlords under the West Suburban Leases; (iv) the rights of tenants in possession under any lease agreements affecting any real estate owned included among the West Suburban Realty; (v) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a West Suburban Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a West Suburban Entity on the date hereof and (vi) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.
(e)    To the Knowledge of West Suburban, the West Suburban Realty is in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three (3) years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the West Suburban Realty or its uses. West Suburban has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the West Suburban Realty which may materially and adversely affect the West Suburban Realty or the current use by a West Suburban Entity thereof.
(f)     To the Knowledge of West Suburban, the West Suburban Realty and the real property with respect to which a West Suburban Entity is the lessee, sublessee or licensee (the “West Suburban Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allows under applicable zoning ordinances) and other applicable Laws and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three (3) years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the West Suburban Realty, the West Suburban Leased Real Properties, or their uses. West Suburban has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the West Suburban Realty or the West Suburban Leased Real Properties which may materially and adversely affect the West Suburban Realty or the West Suburban Leased Real Properties or the current use by a West Suburban Entity thereof.

4.11   Intellectual Property.   Except as disclosed in Section 4.11 of the West Suburban Disclosure Memorandum, each West Suburban Entity owns or has a license to use all of the Intellectual Property used by such West Suburban Entity in the course of its business, including sufficient rights in each copy possessed by each West Suburban Entity except where any such failure would not be material to West Suburban and its Subsidiaries, taken as a whole. Each West Suburban Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such West Suburban Entity in connection with such West Suburban Entity’s business operations, and such West Suburban Entity has the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of West Suburban, no West Suburban Entity is in material Default under any of its Intellectual Property licenses except where such Default would not be material to West Suburban and its Subsidiaries, taken as a whole. No proceedings have been instituted, or are pending or to the Knowledge of West Suburban threatened, which challenge the rights of any West Suburban Entity with respect to Intellectual Property used, sold, or licensed by such West Suburban Entity in the course of its business, nor has any person claimed or alleged that any West Suburban Entity has misappropriated any rights to such Intellectual Property. To the Knowledge of West Suburban, the conduct of the business of the West Suburban Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the West Suburban Disclosure Memorandum, no West Suburban Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party. Except as disclosed in Section 4.11 of the West Suburban Disclosure Memorandum, West Suburban does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a West Suburban Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a West Suburban Entity.
4.12   Environmental Matters.
(a)     West Suburban has delivered, or caused to be delivered or made available to Buyer true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot, or other improvement, and other environmental reports and studies as they exist in the possession of any West Suburban Entity relating to its Operating Properties. Except as disclosed in Section 4.12 of the West Suburban Disclosure Memorandum, to the Knowledge of West Suburban, there are no material violations of Environmental Laws on properties that secure loans made by West Suburban or West Suburban Bank.
(b)    Each West Suburban Entity and its Operating Properties are, and have been in compliance with Environmental Laws and Permits in all material respects.
(c)    There is no Litigation pending, and West Suburban has received no written notice of any threatened environmental enforcement action, investigation, or Litigation before any Governmental Authority or other forum in which any West Suburban Entity or any of its Operating Properties (or West Suburban in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any West Suburban Entity or any of its Operating Properties.
(d)    To the Knowledge of West Suburban, during and prior to the period of (i) any West Suburban Entity’s ownership or operation of any of their respective current properties, (ii) any West Suburban Entity’s participation in the management of any of their respective current properties, or (iii) any West Suburban Entity’s holding of ownership or operation of, any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties. To the Knowledge of West Suburban, during and prior to the period of (i) West Suburban Entity’s ownership or operation of any of their respective current properties, or (ii) any West Suburban Entity’s participation in the management of any of their respective current properties, there have been no material violations of any Environmental Laws with respect to such properties.
(e)    Notwithstanding any other provision herein, the representations and warranties contained in Section 4.12(a) to (d) above constitute the sole representations and warranties of each West Suburban

Entity with respect to their compliance, or the compliance of any properties now or previously owned or operated, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.
4.13   Compliance with Laws.
(a)    Each of the West Suburban Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of West Suburban, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses, except in each case where the failure to hold such Permit or make such filling, application, or registration or such Default would not be material to West Suburban and its Subsidiaries, taken as a whole.
(b)    To the Knowledge of West Suburban, none of the West Suburban Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.
(c)    None of the West Suburban Entities has received any notification or communication from any Regulatory Authority or other Governmental Authority (i) asserting that West Suburban or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, or (ii) threatening to revoke any Permits.
(d)    Neither West Suburban nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since January 1, 2019 has adopted any board resolutions at the request of, any Governmental Authority (each a “West Suburban Regulatory Agreement”), nor has West Suburban or any of its Subsidiaries been advised since January 1, 2019 and prior to the date hereof by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such West Suburban Regulatory Agreement.
(e)    Except as disclosed in Section 4.13(e) of the West Suburban Disclosure Memorandum, there (i) is no material unresolved violation of Law with respect to any report or statement relating to any examinations or inspections of West Suburban or any of its Subsidiaries, (ii) since January 1, 2018, are no material written notices or correspondence received by West Suburban with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to West Suburban’s or any of West Suburban’s Subsidiaries’ business, operations, policies, or procedures, and (iii) is not any pending or, to the Knowledge of West Suburban, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of it or any of its Subsidiaries.
(f)    None of the West Suburban Entities nor, to the Knowledge of West Suburban, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.
(g)    Each West Suburban Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each West Suburban Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.
(h)    Each West Suburban Entity’s collection and use of individually identifiable personal information relating to an identifiable or identified natural person (“IIPI”) complies in all material respects with applicable privacy or data security requirements of the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act, including implementing regulations.

4.14   Labor Relations.
(a)    No West Suburban Entity is the subject of any Litigation asserting that it or any other West Suburban Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other West Suburban Entity to bargain with any labor organization, trade union, workers council, or other employee representative as to wages or conditions of employment, nor is any West Suburban Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, legally binding commitment, or other Order relating to any West Suburban Entity’s relationship or dealings with its employees, any labor organization, trade union, workers council, or any other employee representative. There is no strike, slowdown, lockout, work stoppage, or other job action or labor dispute involving any West Suburban Entity pending or, to the Knowledge of West Suburban, threatened, and there have been no such actions or disputes in the past five (5) years. To the Knowledge of West Suburban, there has not been any attempt by any West Suburban Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any West Suburban Entity.
(b)    Except as disclosed in Section 4.14(b) of the West Suburban Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each West Suburban Entity is terminable at will by the relevant West Suburban Entity without (i) any penalty, liability, or severance obligation incurred by any West Suburban Entity, (ii) and in all cases without prior consent by any Governmental Authority. No West Suburban Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, sick leave, and mileage reimbursement obligations incurred, properly recorded in West Suburban’s books and records, and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement, except as disclosed in Section 4.14(b) of the West Suburban Disclosure Memorandum.
(c)    All of the employees employed by any West Suburban Entity in the United States are either United States citizens or are, to the Knowledge of West Suburban, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each West Suburban Entity has complied with E-Verify and any comparable Law.
(d)    No West Suburban Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any West Suburban Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any West Suburban Entity; and no West Suburban Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.
(e)    Section 4.14(e) of the West Suburban Disclosure Memorandum contains a list of all independent contractors of each West Suburban Entity (separately listed by West Suburban Entity), and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such Person is an employee of any West Suburban Entity under any applicable Law.
(f)     All West Suburban Entities are and for the past three (3) years have been in material compliance with all applicable Laws pertaining to employment and employment practices with respect to the employees of West Suburban Entities, including but not limited to all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the Knowledge of West Suburban, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.

4.15   Employee Benefit Plans.
(a)    West Suburban has disclosed in Section 4.15(a) of the West Suburban Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any West Suburban Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries or under which employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries are eligible to participate (each, a “West Suburban Benefit Plan,” and collectively, the “West Suburban Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any West Suburban Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of the West Suburban Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “West Suburban ERISA Plan.”
(b)    West Suburban has delivered or made available to Buyer prior to the execution of this Agreement, to the extent applicable, (i) the governing plan documents for all West Suburban Benefit Plans, including all trust agreements, life insurance contracts, and other funding arrangements, and all amendments thereto (or, if such West Suburban Benefit Plan is not written, an accurate description of the material terms thereof) (ii) the most recent favorable determination letters or opinion letters for each West Suburban ERISA Plan intended to be qualified under Section 401(a) of the Code, and all rulings, information letters, or advisory opinions issued to any West Suburban Benefit Plan during this calendar year or any of the preceding three (3) calendar years, each as issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”), (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2019-19 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any West Suburban Benefit Plan for the current plan year and the three (3) preceding plan years, (v) the most recent summary plan description for each West Suburban Benefit Plan and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC regarding any West Suburban Benefit Plan received or sent during this calendar year or any of the preceding three (3) calendar years.
(c)    Each West Suburban Benefit Plan is in material compliance with the terms of such West Suburban Benefit Plan and, in material compliance with the requirements of all applicable Laws, including the Code and ERISA. Each West Suburban ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or, in the alternative, appropriately relies upon an opinion letter issued to a prototype plan under which the West Suburban ERISA Plan has been adopted and, to the Knowledge of West Suburban, there exist no circumstances likely to result in revocation of any such favorable determination or opinion letter. West Suburban has not received any written communication from any Governmental Authority questioning or challenging the compliance of any West Suburban Benefit Plan with applicable Laws. No West Suburban Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the West Suburban Benefit Plan failed to comply with applicable Laws.
(d)    To the Knowledge of West Suburban, there has been no material oral or written representation or communication made by or on behalf of West Suburban with respect to any material aspect of any West Suburban Benefit Plan which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither West Suburban, any West Suburban Entity, nor, to the Knowledge of West Suburban, any administrator or fiduciary of any West Suburban Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject West Suburban, any West Suburban Entity, or Buyer, to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, West Suburban Benefit Plans other than routine claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any West Suburban Benefit Plan other than routine claims for benefits.
(e)    All West Suburban Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the West Suburban Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or PBGC, and have been distributed to participants of the West Suburban Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.
(f)    To the Knowledge of West Suburban, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any West Suburban Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).
(g)     Each West Suburban Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and to the Knowledge of West Suburban, no event has occurred nor circumstances exist that could reasonably be expected to cause any West Suburban Entity to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. Each West Suburban Entity has complied with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.
(h)    No West Suburban Entity has ever sponsored or contributed to, or could reasonably be expected to have any Liability with respect to, any employee pension benefit plan that is subject to Title IV of ERISA.
(i)    Except as disclosed in Section 4.15(i) of the West Suburban Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no West Suburban Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the West Suburban Benefit Plans, or other plan or arrangement. With respect to any arrangement disclosed in Section 4.15(i) of the West Suburban Disclosure Memorandum, except as specifically noted in such disclosure, there are no restrictions on the Rights of such West Suburban Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or life benefit plan without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any West Suburban Benefit Plan or other plan or arrangement, and to the Knowledge of West Suburban, no circumstance exists that could give rise to such Taxes.
(j)    Except as disclosed in Section 4.15(j) of the West Suburban Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) to any current or former employee or service provider (or beneficiary thereof) becoming due from any West Suburban Entity or under any West Suburban Benefit Plan, (ii) increase any benefits otherwise payable under any West Suburban Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any West Suburban Entity or the Rights of any West Suburban Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any West Suburban Entity, or change any Rights or obligations of any West Suburban Entity with respect to such insurance.
(k)    Section 4.15(k) of the West Suburban Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the estimated amount of all payments and benefits payable by any West Suburban Entity to any current or former employee or other service provider (as determined based on the valuation principles described in Section 280G of the Code and the Treasury Regulations promulgated thereunder), pursuant to any employment, salary continuation, bonus, change in control, or other agreements, plans or arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement.
(l)    Except as disclosed in Section 4.15(l) of the West Suburban Disclosure Memorandum, no West Suburban Entity has sponsored or maintained, and no West Suburban Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of current employees and former employees of any West Suburban Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the West Suburban Financial Statements in all material respects to the extent required by and in accordance with GAAP.
(m)    Each West Suburban Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been at all times in material compliance both as to form and operation with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.
(n)    All individuals who render services to any West Suburban Entity and who participate in a West Suburban Benefit Plan pursuant to the terms of such West Suburban Benefit Plan are in fact eligible to and authorized to participate in such West Suburban Benefit Plan. All West Suburban Entities have, for purposes of the West Suburban Benefit Plans and all other purposes, correctly classified all individuals performing services for such West Suburban Entity as common law employees, independent contractors, or agents, as applicable.
(o)    Neither West Suburban nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.
(p)    Except as disclosed in Section 4.15(p) of the West Suburban Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as West Suburban presently holds. Each West Suburban Entity will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.
(q)    Each West Suburban Benefit Plan may be amended or terminated by West Suburban without the consent of any Person.
(r)    Except as disclosed in Section 4.15(r) of the West Suburban Disclosure Memorandum, no West Suburban ERISA Plan is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.
4.16   Material Contracts.
(a)    Except as disclosed in Section 4.16(a) of the West Suburban Disclosure Memorandum or otherwise reflected in the West Suburban Financial Statements, as of the date of this Agreement, none of the West Suburban Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any West Suburban Entity, or the guarantee by any West Suburban Entity of any such obligation (Contracts evidencing the creation of deposit liabilities, endorsements or guarantees in connection with presentation of items for collection (e.g., personal or business checks do not relate to the borrowing of money), purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, and advances of depository institution Subsidiaries incurred in the ordinary course of West Suburban’s business, (iii) any Contract which prohibits or restricts any West Suburban Entity or any personnel of a West Suburban Entity from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any West Suburban Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $150,000 per annum), or (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet (collectively, the “West Suburban Contracts”).
(b)    With respect to each West Suburban Contract and except as disclosed in Section 4.16(b) of the West Suburban Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no West Suburban Entity is in material Default thereunder; (iii) no West Suburban Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is in Default in any respect or has repudiated or waived each material provision thereunder; (v) no other party to any such Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any such Contract as a result of a Pandemic or the Pandemic Measures; and (vi) no Consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the West Suburban Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $250,000. All of the indebtedness of any West Suburban Entity for money borrowed (other than purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, other advances of depository institution Subsidiaries incurred in the ordinary course of West Suburban’s business, and Contracts relating to borrowings or guarantees made in the ordinary course of West Suburban’s business) is prepayable at any time by such West Suburban Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the West Suburban Disclosure Memorandum.
4.17   Fiduciary Activities.    Except as would not reasonably be expected to have a West Suburban Material Adverse Effect, each of West Suburban and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Except as would not reasonably be expected to have a West Suburban Material Adverse Effect, none of West Suburban or any of its Subsidiaries, or any director, officer or employee thereof, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
4.18   Mortgage Banking Business.
Except where any such failure would not be material to West Suburban and its Subsidiaries, taken as a whole:
(a)    West Suburban and its Subsidiaries have complied with in all material respects, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by West Suburban and its Subsidiaries and satisfied in all material respects, (i) all applicable Laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between West Suburban and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and
(b)    Since January 1, 2018, no Agency, Loan Investor or Insurer has (i) claimed in writing that West Suburban or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by West Suburban or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of West Suburban or its Subsidiaries or (iii) indicated in writing to West Suburban or its Subsidiaries that it has terminated or intends to terminate its relationship with West Suburban or its Subsidiaries for poor performance, poor loan quality or concern with respect to West Suburban’s or its Subsidiaries’ compliance with laws.
4.19   Privacy of Customer Information.    For the purposes contemplated by this Agreement, each West Suburban Entity has valid rights to use all IIPI relating to customers, former customers, and prospective customers.
4.20   Legal Proceedings.   Section 4.20 of the West Suburban Disclosure Memorandum lists all Litigation that is pending against West Suburban or any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such. Except as disclosed in Section 4.20 of the West Suburban Disclosure Memorandum or where any such Litigation would not be material to West Suburban and its Subsidiaries, taken as a whole, there is no Litigation instituted or pending, or, to the Knowledge of West Suburban, threatened (or unasserted but considered probable of assertion) (a) against any West Suburban Entity, against any director, officer, employee, or agent of any West Suburban Entity in their capacities as such or with respect to any service to or on behalf of any West Suburban Benefit Plan or any other Person at the request of the West Suburban Entity or West Suburban Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any West Suburban Entity, or (b) seeking to prevent, materially alter, or delay any of the transactions contemplated by this Agreement. To the Knowledge of West Suburban, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any Litigation against any West Suburban Entity except where any such Litigation would not be material to West Suburban and its Subsidiaries, taken as a whole. No claim for indemnity has been made or, to the Knowledge of West Suburban, threatened by any director, officer, employee, independent contractor, or agent to any West Suburban Entity and, to the Knowledge of West Suburban, no basis for any such claim exists.
4.21   Reports.   Except for immaterial late filings or as otherwise disclosed in Section 4.21 of the West Suburban Disclosure Memorandum, since January 1, 2018, each West Suburban Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
4.22   Internal Control.   West Suburban’s internal control over financial reporting is, in all material respects, effective to provide reasonable assurance regarding the reliability of West Suburban’s financial reporting and the preparation of West Suburban financial statements for external purposes in accordance with GAAP. West Suburban’s internal control over financial reporting is, in all material respects, effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of West Suburban’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of West Suburban’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of West Suburban’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of West Suburban’s consolidated Assets that could have a material impact on West Suburban’s financial statements.
4.23   Loans and Transactions with Executive Officers and Directors.    West Suburban is in compliance with Federal Reserve Regulation O in all material respects. Section 4.23 of the West Suburban Disclosure Memorandum sets forth a list of all loans as of the date hereof by West Suburban and its Subsidiaries to any directors, executive officers, and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of West Suburban or any of its Subsidiaries. There are no employee, officer, director, or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market rate for similar loans to similarly situated borrowers at the time the loan was originated. All such loans are and were originated in compliance in all material respects with all applicable Laws.
4.24   Approvals.   No West Suburban Entity nor, to the Knowledge of West Suburban, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).
4.25   Takeover Laws and Provisions.   Each West Suburban Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or, if necessary, to render inapplicable, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).
4.26   Brokers and Finders; Opinion of Financial Advisor.   Except for the West Suburban Financial Advisor, neither West Suburban nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Section 4.26 of the West Suburban Disclosure Memorandum lists the fees and expenses that are currently owed or payable to the West Suburban Financial Advisor and that will be owed for its services rendered to West Suburban and its Subsidiaries in connection with the Merger and transactions contemplated by this Agreement. The Board of Directors of West Suburban has received the written opinion of the West Suburban Financial Advisor, dated the date of this Agreement, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of West Suburban Common Stock is fair, from a financial point of view, to such holders.
4.27   Board of Directors Recommendation.   West Suburban’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors (a) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of West Suburban’s shareholders, and (b) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of West Suburban Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of West Suburban’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of West Suburban Common Stock for approval.
4.28   PPP and Main Street Lending Program.   To the extent that West Suburban Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), West Suburban Bank has done so in material compliance with all Laws governing such program or benefit, including, but not limited, to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. West Suburban Bank has not originated any loan under the PPP to any “Insider”, as such term is defined under Regulation O (12 C.F.R. Part 215). To the extent that West Suburban Bank has originated or otherwise participated in any program or benefit created or modified by, or offered in association with, the Federal Reserve Board’s Main Street Lending Program, or extended credit or participated in any loan facility offered in conjunction with the Main Street Lending Program, such participation has been in material compliance with all Laws governing the program, including without limitation all regulations and guidance issued by the Federal Reserve Board, and in accordance with safe and sound banking practices.
4.29   Statements True and Correct.
(a)    None of the information supplied or to be supplied by any West Suburban Entity or, to the Knowledge of West Suburban, any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any West Suburban Entity or, to the Knowledge of West Suburban, any Affiliate thereof for inclusion in any Joint Proxy Statement/Prospectus to be delivered to West Suburban’s shareholders in connection with West Suburban’s Shareholders’ Meeting, and any other documents to be filed by any West Suburban Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of West Suburban be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of West Suburban’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for West Suburban’s Shareholders’ Meeting.
(b)    All documents that any West Suburban Entity or, to the Knowledge of West Suburban, any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
4.30   Delivery of West Suburban Disclosure Memorandum.   West Suburban has delivered to Buyer a complete West Suburban Disclosure Memorandum herewith.
4.31   No Additional Representations.   Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither West Suburban nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and West Suburban hereby disclaims any such representation or warranty by West Suburban or any of its officers, directors, employees, agents, or Representatives, or any other person.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to West Suburban, except as set forth in the Buyer Disclosure Memorandum, as follows:
5.1    Organization, Standing, and Power.   Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is a bank holding company within the meaning of the BHCA. Buyer Bank is a national banking association duly organized, validly existing and in good standing under the Laws of the United States. Each of Buyer and Buyer Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Buyer and Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer Bank is an “insured depository institution” as defined in the Federal

Deposit Insurance Act, as amended, and applicable regulations thereunder, and the deposits held by Buyer Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.
5.2   Authority of Buyer; No Breach By Agreement.
(a)    Buyer has the corporate power and authority necessary to execute and deliver this Agreement, and subject to the stockholder and other actions described below, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer, subject to the adoption of this Agreement in accordance with the terms of the certificate of incorporation, as amended, and bylaws of Buyer by the holders of a majority of the outstanding shares of Buyer Common Stock (the “Requisite Buyer Stockholder Approval”), which is the only Buyer stockholder votes required for approval of this Agreement and consummation of the Merger. Subject to any approvals referred to in Sections 8.1(a) and 8.1(b), this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and the availability of the equitable remedies).
(b)    Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer and Buyer Bank of the transactions contemplated hereby, nor compliance by Buyer and Buyer Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s certificate of incorporation or bylaws or the articles of incorporation (or equivalent document) or bylaws of any Buyer Subsidiary or any resolution adopted by the board of directors or the stockholders of any Buyer Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Buyer Entity under, any material Contract or any material Permit of any Buyer Entity, or (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.
(c)    Except for (i) the filing of applications and notices with, and approval of such applications and notices from the Federal Reserve, the FDIC, the OCC and the Illinois Department of Financial and Professional Regulation, Division of Banking, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other Regulatory Authorities, self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings, and notices set forth on Section 5.2(c) of the Buyer Disclosure Memorandum, (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement, and declaration by the SEC of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Illinois Secretary of State and Secretary of State of the State of Delaware, (v) the filing of applications, filings and notices, as applicable, with NASDAQ and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states, (vi) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the Nasdaq Stock Market, (vii) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (viii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement.
5.3   Capital Stock.
(a)    The authorized capital stock of Buyer consists of 60,000,000 shares of Buyer Common Stock, of which 28,707,737 shares are issued and outstanding as of the date of this Agreement and 6,249,647 shares are held as treasury stock. All of the issued and outstanding shares of capital stock of Buyer are duly and validly issued and outstanding and are fully paid and nonassessable. To the Knowledge of Buyer, none of the outstanding shares of capital stock of Buyer has been issued in violation of any preemptive rights of the current or past shareholders of Buyer. Buyer Common Stock is listed for trading and quotation on the Nasdaq Stock Market. The shares of Buyer Common Stock to be issued in the Merger will be (i) duly authorized, validly issued, fully paid, and nonassessable; (ii) registered under the Securities Act; and (iii) listed for trading and quotation on the Nasdaq Stock Market.
(b)    Except as disclosed on Section 5.3(b) of the Buyer Disclosure Memorandum, there are no shares of capital stock or other equity securities of Buyer reserved for issuance, and no outstanding Rights with respect to any Buyer securities or any right or privilege (whether preemption or contractual) capable of becoming a Right for the purchase, subscription, exchange, or issuance of any securities of Buyer.
5.4   Buyer Subsidiaries.    Buyer has no Subsidiaries except as set forth in Section 5.4 of the Buyer Disclosure Memorandum, and Buyer owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another Buyer Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another Buyer Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Buyer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another Buyer Entity). There are no Contracts relating to the Rights of any Buyer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by Buyer free and clear of any Lien except as set forth in Section 5.4 of the Buyer Disclosure Memorandum. Each Subsidiary is duly qualified or licensed to transact business in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.
5.5   Financial Statements.
(a)    Each of the Buyer Financial Statements (including, in each case, any related notes) that are contained in the Exchange Act Documents required to be filed by Buyer since January 1, 2018 (the “Buyer Exchange Act Reports”), including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act was, or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in accordance with GAAP the consolidated financial position of Buyer and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.
(b)    Buyer’s independent registered public accountants, which have expressed their opinion with respect to the Buyer Financial Statements and its Subsidiaries whether or not included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Buyer Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to Buyer within the meaning of Regulation S-X, and (iii) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Buyer’s independent registered public accountants have audited Buyer’s year-end financial statements, and have reviewed Buyer’s interim financial statements, that are included in the Buyer Financial Statements. Section 5.5(b) of the Buyer Disclosure Memorandum lists all non-audit services performed by Buyer’s independent registered public accountants for Buyer or Buyer Bank.
(c)    Buyer maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to Buyer and its Subsidiaries is made known on a timely basis to Buyer’s principal executive officer and Buyer’s principal financial officer.
5.6   Absence of Undisclosed Liabilities.    Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer’s or such Subsidiary’s financial statements.
5.7   Fiduciary Activities.    Except as would not reasonably be expected to have a Buyer Material Adverse Effect, each of Buyer and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable Law. Except as would not reasonably be expected to have a Buyer Material Adverse Effect, none of Buyer or any of its Subsidiaries, or any director, officer or employee thereof, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
5.8   Privacy of Customer Information.    For the purposes contemplated by this Agreement, each Buyer Entity has valid rights to use all IIPI relating to customers, former customers, and prospective customers.
5.9   Legal Proceedings.   Except as disclosed in Section 5.9 of the Buyer Disclosure Memorandum, there is no material litigation instituted or pending, or, to the Knowledge of Buyer, threatened (a) against any Buyer Entity, or to which any assets, interest, or right of any of them may be subject, or (b) seeking to prevent, materially alter, or delay any of the transactions contemplated by this Agreement. To the Knowledge of Buyer, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Litigation against any Buyer Entity. There is no Order either (i) outstanding against any Buyer Entity, or (ii) seeking to prevent, materially alter, or delay any of the transactions contemplated by this Agreement.
5.10   Reports.   Except for immaterial late filings or as otherwise disclosed in Section 5.10 of the Buyer Disclosure Memorandum, since January 1, 2018, each Buyer Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
5.11   Absence of Certain Changes or Events.   Except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.11 of the Buyer Disclosure Memorandum, from December 31, 2020 through the date of this Agreement, (a) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (b) since December 31, 2020, the Buyer Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.
5.12   Tax Matters.
(a)    All Buyer Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Buyer Entities is the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes of the Buyer Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Buyer Entities. Except as disclosed in Section 5.12(a) of the Buyer Disclosure Memorandum, no written claim has ever been made by any Taxing Authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.
(b)    Except as disclosed in section 5.12(b) of the Buyer Disclosure Memorandum, none of the Buyer Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. Except as disclosed in section 5.12(b) of the Buyer Disclosure Memorandum, there are no ongoing or pending Tax disputes, claims, audits, or examinations regarding any Taxes of any Buyer Entity, any Tax Returns of any Buyer Entity, or the assets of any Buyer Entity. No officer or employee responsible for Tax matters of any Buyer Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any Buyer Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of the Buyer Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c)    Neither Buyer nor Buyer Bank has taken any action, failed to take any action, or has Knowledge of any fact that would be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(d)    Except as disclosed in Section 5.12(d) of the Buyer Disclosure Memorandum, as of the date of this Agreement and as a result of the Merger and the transactions contemplated hereby, none of the Buyer Entities is obligated to make any payments or is a party to any Contract that could reasonably obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 162(m) or 404 of the Code, or which could be subject to withholding under Section 4999 of the Code.
(e)    Except as disclosed in section 5.12(e) of the Buyer Disclosure Memorandum, each Buyer Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.
(f)    No Buyer Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
5.13   Allowance for Credit Losses.    Buyer’s allowance for credit losses is, and has been since January 1, 2021, in material compliance with Buyer’s methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.
5.14   Assets.
(a)    Except as disclosed in Section 5.14(a) of the Buyer Disclosure Memorandum or as disclosed or reserved against in the Buyer Financial Statements, the Buyer Entities have good and marketable title, free and clear of all Liens except those permitted in Section 5.14(d), to all of their respective Assets. In addition, to the Knowledge of Buyer, all material tangible properties used in the businesses of the Buyer Entities are in operating condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Buyer’s past practices.
(b)    The Buyer Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of Buyer has reasonably determined to be prudent. None of the Buyer Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Buyer Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Buyer Entity will not be covered by such insurance or bond.
(c)    The Assets of the Buyer Entities include all material Assets required by the Buyer Entities to operate the business of the Buyer Entities as presently conducted. All real and personal property which is material to the business of the Buyer Entities that is leased or licensed by them is held pursuant to leases (the “Buyer Leases”) or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and the availability of the equitable remedies) and, to the Knowledge of Buyer, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby. To the Knowledge of Buyer, all improved real property owned or leased by the Buyer Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.
(d)    Each Buyer Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Buyer Financial Statements as being owned by a Buyer Entity (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Buyer Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) the rights of landlords under the Buyer Leases; (iv) the rights of tenants in possession under any lease agreements affecting any real estate owned included among the Buyer Realty; (v) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by an Buyer Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a Buyer Entity on the date hereof and (vi) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.
(e)    To the Knowledge of Buyer, the Buyer Realty is in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three (3) years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the Buyer Realty or its uses. Buyer has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Buyer Realty which may materially and adversely affect the Buyer Realty or the current use by a Buyer Entity thereof.
(f)    To the Knowledge of Buyer, the Buyer Realty and the real property with respect to which a Buyer Entity is the lessee, sublessee or licensee (the “Buyer Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allows under applicable zoning ordinances) and other applicable Laws and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three (3) years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the Buyer Realty, the Buyer Leased Real Properties, or their uses. Buyer has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Buyer Realty or the Buyer Leased Real Properties which may materially and adversely affect the Buyer Realty or the Buyer Leased Real Properties or the current use by a Buyer Entity thereof.
5.15   Intellectual Property.    Except as disclosed in Section 5.15 of the Buyer Disclosure Memorandum, each Buyer Entity owns or has a license to use all of the Intellectual Property used by such Buyer Entity in the course of its business, including sufficient rights in each copy possessed by each Buyer Entity except where any such failure would not be material to Buyer and its Subsidiaries, taken as a whole. Each Buyer Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Buyer Entity in connection with such Buyer Entity’s business operations, and such Buyer Entity has the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of Buyer, no Buyer Entity is in material Default under any of its Intellectual Property licenses except where such Default would not be material to Buyer and its Subsidiaries, taken as a whole. Except as disclosed in section 5.15 of the Buyer Disclosure Memorandum, no proceedings have been instituted, or are pending or to the Knowledge of Buyer threatened, which challenge the rights of any Buyer Entity with respect to Intellectual Property used, sold, or licensed by such Buyer Entity in the course of its business, nor has any person claimed or alleged that any Buyer Entity has misappropriated any rights to such Intellectual Property. Except as disclosed in section 5.125 of the Buyer Disclosure Memorandum, to the Knowledge of Buyer, the conduct of the business of the Buyer Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.15 of the Buyer Disclosure Memorandum, no Buyer Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party. Except as disclosed in Section 5.15 of the Buyer Disclosure Memorandum, Buyer does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to an Buyer Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Buyer Entity.
5.16   Environmental Matters.
(a)    Each Buyer Entity and its Operating Properties are, and have been in compliance with Environmental Laws and Permits in all material respects.
(b)    There is no Litigation pending, and Buyer has received no written notice of any threatened environmental enforcement action, investigation, or Litigation before any Governmental Authority or other forum in which any Buyer Entity or any of its Operating Properties (or Buyer in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any Buyer Entity or any of its Operating Properties.
(c)    To the Knowledge of Buyer, during and prior to the period of (i) any Buyer Entity’s ownership or operation of any of their respective current properties, (ii) any Buyer Entity’s participation in the management of any of their respective current properties, or (iii) any Buyer Entity’s holding of ownership or operation of, any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties. To the Knowledge of Buyer, during and prior to the period of (i) Buyer Entity’s ownership or operation of any of their respective current properties, or (ii) any Buyer Entity’s participation in the management of any of their respective current properties, there have been no material violations of any Environmental Laws with respect to such properties.
(d)    Notwithstanding any other provision herein, the representations and warranties contained in Section 5.16(a) to (c) above constitute the sole representations and warranties of each Buyer Entity with respect to their compliance, or the compliance of any properties now or previously owned or operated, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.
5.17   Compliance with Laws.
(a)   Each of the Buyer Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and, to the Knowledge of Buyer, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses, except in each case where the failure to hold such Permit or make such filing, application, or registration or such Default would not be material to Buyer and its Subsidiaries, taken as a whole.
(b)   To the Knowledge of Buyer, none of the Buyer Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.
(c)   Since December 31, 2018, none of the Buyer Entities has received any written notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is in

Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, or (ii) threatening to revoke any Permits.
(d)   Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since January 1, 2019 has adopted any board resolutions at the request of, any Governmental Authority (each a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2019 and prior to the date hereof by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.
(e)   There (i) is no material unresolved violation of Law with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, (ii) since January 1, 2018, are no material written notices or correspondence received by Buyer with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to Buyer’s or any of Buyer’s Subsidiaries’ business, operations, policies, or procedures, and (iii) is not any pending or, to the Knowledge of Buyer, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.
(f)   None of the Buyer Entities nor, to the Knowledge of Buyer, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (i) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (ii) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iv) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.
(g)   Each Buyer Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act.
(h)   Each Buyer Entity’s collection and use of IIPI complies in all material respects with applicable privacy or data security requirements of the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act, including implementing regulations.
5.18   Labor Relations.
(a)   No Buyer Entity is the subject of any Litigation asserting that it or any other Buyer Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Buyer Entity to bargain with any labor organization, trade union, workers council, or other employee representative as to wages or conditions of employment, nor is any Buyer Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, legally binding commitment, or other Order relating to any Buyer Entity’s relationship or dealings with its employees, any labor organization, trade union, workers council, or any other employee representative. There is no strike, slowdown, lockout, work stoppage, or other job action or labor dispute involving any Buyer Entity pending or, to the Knowledge of Buyer, threatened, and there have been no such actions or disputes in the past five (5) years. To the Knowledge of Buyer, there has not been any attempt by any Buyer Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Buyer Entity.
(b)   All of the employees employed by any Buyer Entity in the United States are either United States citizens or are, to the Knowledge of Buyer, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each Buyer Entity has complied with E-Verify and any comparable Law.

(c)   No Buyer Entity has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Buyer Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Buyer Entity; and no Buyer Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.
(d)   Except as disclosed in Section 5.18(d) of the Buyer Disclosure Memorandum, all independent contractors of each Buyer Entity meet the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such Person is an employee of any Buyer Entity under any applicable Law.
(e)   Except as disclosed in section 5.18(e) of the Buyer Disclosure Memorandum, all Buyer Entities are and for the past three (3) years have been in material compliance with all applicable Laws pertaining to employment and employment practices with respect to the employees of Buyer and its Subsidiaries, including but not limited to all Laws relating to wages, hours, overtime, employment discrimination, workplace harassment, retaliation, family and medical leave, disability accommodation, civil rights, safety and health, workers’ compensation, pay equity, I-9 employment eligibility verification and the collection and payment of payroll withholding, unemployment, Medicare and/or social security taxes, and there are no pending, or, to the Knowledge of Buyer, threatened, investigations, complaints, charges, claims, lawsuits, or arbitrations with respect to such Laws.
5.19   Employee Benefit Plans.
(a)    Each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Buyer Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries or under which employees, former employees, officers, retirees, dependents, spouses, current or former directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Buyer Benefit Plan,” and collectively, the “Buyer Benefit Plans”) is in material compliance with the terms of such Buyer Benefit Plan and, in material compliance with the requirements of all applicable Laws, including the Code and ERISA. Any of the Buyer Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Buyer ERISA Plan.” Each Buyer ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or, in the alternative, appropriately relies upon an opinion letter issued to a prototype plan under which the Buyer ERISA Plan has been adopted and, to the Knowledge of Buyer, there exist no circumstances likely to result in revocation of any such favorable determination or opinion letter. Buyer has not received any written communication from any Governmental Authority questioning or challenging the compliance of any Buyer Benefit Plan with applicable Laws. No Buyer Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Buyer Benefit Plan failed to comply with applicable Laws.
(b)    To the Knowledge of Buyer, there has been no material oral or written representation or communication made by or on behalf of Buyer with respect to any material aspect of any Buyer Benefit Plan which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither Buyer, any Buyer Entity, nor, to the Knowledge of Buyer, any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Buyer, any Buyer Entity, or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, Buyer Benefit Plans other than routine claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Buyer Benefit Plan other than routine claims for benefits.

(c)    All Buyer Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Buyer Benefit Plans are correct and complete in all material respects; to the extent applicable, have been timely filed with the IRS, the DOL, or the PBGC, and have been distributed to participants of the Buyer Benefit Plans (as required by Law); and there have been no material misstatements or omissions in the information set forth therein.
(d)    To the Knowledge of Buyer, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Buyer Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).
(e)    Each Buyer Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and to the Knowledge of Buyer, no event has occurred nor circumstances exist that could reasonably be expected to cause any Buyer Entity to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. Each Buyer Entity has complied with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.
(f)    Except as disclosed in section 5.12(f) of the Buyer Disclosure Memorandum, no Buyer Entity has ever sponsored or contributed to, or could reasonably be expected to have any Liability with respect to, any employee pension benefit plan that is subject to Title IV of ERISA.
(g)    No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Buyer Benefit Plan or other plan or arrangement, and to the Knowledge of Buyer, no circumstance exists that could give rise to such Taxes.
(h)    Except as disclosed in Section 5.19(h) of the Buyer Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) to any current or former employee or service provider (or beneficiary thereof) becoming due from any Buyer Entity or under any Buyer Benefit Plan, (ii) increase any benefits otherwise payable under any Buyer Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Buyer Entity or the Rights of any Buyer Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Buyer Entity, or change any Rights or obligations of any Buyer Entity with respect to such insurance.
(i)    Except as disclosed in Section 5.19(i) of the Buyer Disclosure Memorandum, no Buyer Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Buyer Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the Buyer Financial Statements in all material respects to the extent required by and in accordance with GAAP.
(j)    Each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been at all times in material compliance both as to form and operation with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.
(k)    Except as disclosed in section 5.19(k) of the Buyer Disclosure Memorandum, all individuals who render services to any Buyer Entity and who participate in a Buyer Benefit Plan pursuant to the terms of such Buyer Benefit Plan are in fact eligible to and authorized to participate in such Buyer Benefit Plan. All

Buyer Entities have, for purposes of the Buyer Benefit Plans and all other purposes, correctly classified all individuals performing services for such Buyer Entity as common law employees, independent contractors, or agents, as applicable.
(l)    Except as disclosed in section 5.19(l) of the Buyer Disclosure Memorandum, neither Buyer nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.
5.20   Approvals.    No Buyer Entity nor, to the Knowledge of Buyer, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).
5.21   Brokers and Finders.    Except for the Buyer Financial Advisor, neither Buyer nor its Subsidiaries, nor any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker, or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby.
5.22   Board of Directors Recommendation.    Buyer’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Buyer and the Buyer’s stockholders, and (b) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Buyer Common Stock adopt this Agreement, the Merger, and the related transactions, including the approval of the issuance of shares of Buyer Common Stock in connection with the Merger, and to call and hold a meeting of Buyer’s stockholders at which this Agreement, the Merger, and the related transactions, including the approval of the issuance of the shares of Buyer Common Stock in connection with the Merger, shall be submitted to the holders of the shares of Buyer Common Stock for adoption and approval.
5.23   PPP and Main Street Lending Program.    To the extent that Buyer Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the PPP, Buyer Bank has done so in material compliance with all Laws governing such program or benefit, including, but not limited, to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. Buyer Bank has not originated any loan under the PPP to any “Insider”, as such term is defined under Regulation O (12 C.F.R. Part 215). To the extent that Buyer Bank has originated or otherwise participated in any program or benefit created or modified by, or offered in association with, the Federal Reserve Board’s Main Street Lending Program, or extended credit or participated in any loan facility offered in conjunction with the Main Street Lending Program, such participation has been in material compliance with all Laws governing the program, including without limitation all regulations and guidance issued by the Federal Reserve Board, and in accordance with safe and sound banking practices.
5.24   Available Consideration.   Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it and to satisfy its payment obligations under this Agreement.
5.25   Statements True and Correct.
(a)    None of the information supplied or to be supplied by any Buyer Entity or, to the Knowledge of Buyer, any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any

Buyer Entity or, to the Knowledge of Buyer, any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be delivered to West Suburban’s shareholders in connection with West Suburban’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of West Suburban be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of West Suburban’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for West Suburban’s Shareholders’ Meeting.
(b)    All documents that any Buyer Entity or, to the Knowledge of Buyer, any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
5.26   Delivery of the Buyer Disclosure Memorandum.   Buyer has delivered to West Suburban a complete Buyer Disclosure Memorandum herewith.
5.27   No Additional Representations.   Except for the representations and warranties specifically set forth in Article 5 of this Agreement, neither Buyer nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to West Suburban, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Buyer hereby disclaims any such representation or warranty by Buyer or any of its officers, directors, employees, agents, or Representatives, or any other person.
ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION
6.1   Affirmative Covenants of West Suburban and Buyer.
(a)    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise expressly contemplated herein, West Suburban shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its Rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (v) take no action which would be reasonably likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.
(b)    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of West Suburban shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would reasonably be likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

(c)    West Suburban and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of West Suburban and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.
(d)    Buyer and West Suburban shall cooperate and use their commercially reasonable efforts to deliver to West Suburban’s Tax advisors and Buyer’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such advisors in connection with the rendering of the Tax opinion to be issued by such advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Section 8.1(g) and in connection with the filing of the Registration Statement. West Suburban’s Tax advisors and Buyer’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.
6.2   Negative Covenants of West Suburban.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, West Suburban covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
(a)    amend the articles of incorporation (or equivalent document), bylaws, or other governing instruments of any West Suburban Entity;
(b)    incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of any West Suburban Entity consistent with past practices (which exception shall include borrowings from correspondent banks under existing lines of credit outstanding as of the date of this Agreement and for West Suburban Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from a Federal Reserve Bank or a Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or grant any Lien on any material Asset of any West Suburban Entity (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of West Suburban Bank’s business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the West Suburban Disclosure Memorandum);
(c)    except for repurchases of West Suburban Common Stock distributed by the West Suburban ESOP, in the ordinary course of business and in a manner consistent with past practices, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any West Suburban Entity;
(d)    issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of West Suburban Common Stock, any other capital stock of any West Suburban Entity, or any Right;
(e)    declare or pay any dividend or make any other distribution in respect of West Suburban’s capital stock, other than dividends from wholly owned West Suburban Subsidiaries to West Suburban, and other than West Suburban’s regular quarterly dividend declared prior to the Effective Time in an amount not to exceed $6.00 per issued and outstanding share of West Suburban Common Stock;
(f)    except for this Agreement and for shares issuable upon the exercise of Rights outstanding as of the date hereof with respect to West Suburban capital stock, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of West Suburban Common Stock, any other capital stock of any West Suburban Entity, or any Right;
(g)    adjust, split, combine, or reclassify any capital stock of any West Suburban Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of West Suburban

Common Stock, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any West Suburban Subsidiary or (ii) any material Asset other than in the ordinary course of business;
(h)    except in the ordinary course of business consistent with past practice, purchase any securities or make any material investment (whether by purchase of stock or securities, contributions to capital, material Asset transfers, or purchase of any material Assets) in any Person other than a wholly owned West Suburban Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;
(i)    except as otherwise contemplated by this Agreement or as may be required by any existing West Suburban Benefit Plan: (i) grant any bonus or increase in compensation or benefits to the employees, officers, directors or other services providers of any West Suburban Entity (except (x) increases in compensation or benefits in accordance with past practice for employees that are not directors or executive officers, or (y) as disclosed in Section 6.2(i) of the West Suburban Disclosure Memorandum), (ii) commit or agree to pay any severance or termination pay (other than severance or termination pay in the ordinary course of business consistent with past practice), or any stay or other bonus to any director, officer, employee or other service provider of any West Suburban Entity (except as disclosed in Section 6.2(i) of the West Suburban Disclosure Memorandum), (iii) enter into or amend any severance agreements with officers, employees, directors, or other services providers of any West Suburban Entity, (iv) change any fees or other compensation or other benefits to directors of any West Suburban Entity, or (v) accelerate or vest or commit or agree to accelerate or vest amounts, benefits or rights payable to any employee, director, officer or other service provider by any West Suburban Entity under any West Suburban Benefit Plan;
(j)    enter into or amend any employment Contract between any West Suburban Entity and any Person (unless such amendment is required by Law) that West Suburban Entity does not have the right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time, except in the case of amendments to comply with Section 409A of the Code;
(k)    except as disclosed on Section 6.2(k) of the West Suburban Disclosure Memorandum, (i) adopt any new Employee Benefit Plan of any West Suburban Entity or terminate or withdraw from, or make any material change in or to, any existing West Suburban Benefit Plan, other than any such change that is required by Law or to maintain continuous benefits at current levels or that is necessary or advisable to maintain the tax qualified status of any such plan, or (ii) make any distributions from such West Suburban Benefit Plan, except as required by Law or the terms of such plan or in the ordinary course of business consistent with past practice;
(l)    make any material change in any Tax or accounting practices or methods or in systems of internal accounting controls over financial reporting, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory guidelines or GAAP;
(m)    commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any West Suburban Entity for material money damages or restrictions upon the operations of any West Suburban Entity, except as disclosed in Section 6.2(m) of the West Suburban Disclosure Memorandum;
(n)    except in the ordinary course of business consistent with past practice, enter into, modify, amend, or terminate any material Contract that contemplates an annual expenditure in excess of $150,000 or a term greater than twenty-four (24) months;
(o)    make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, (i) with respect to any extension of credit with an unpaid balance of less than $5,000,000 if secured and $1,000,000 if unsecured, and (ii) with respect to any extension of credit a maturity of ten (10) years or less, in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of West Suburban’s deposits and other Liabilities; provided, that Buyer shall be deemed to have consented to such extension of credit if Buyer does not object within a review period of three (3) business days following the date of delivery of notice of such transaction by West Suburban to Buyer;

(p)    except for loans or extensions of credit consistent with existing policies and practices and applicable Law, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of West Suburban or West Suburban Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;
(q)    restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(r)    make any capital expenditures in excess of $150,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;
(s)    establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office unless otherwise requested by Buyer;
(t)    knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;
(u)    knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(v)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;
(w)    maintain West Suburban Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods inconsistent with past practices of West Suburban Bank; or
(x)    take any action that is intended to, or would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law.
6.3   Negative Covenants of Buyer.
During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, Buyer shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written Consent of West Suburban (which Consent shall not be unreasonably withheld, delayed, or conditioned):
(a)   amend its certificate of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that changes any material term or provision of the Buyer Common Stock or that otherwise would materially and adversely affect the economic benefits of the Merger to the holders of West Suburban Common Stock or would materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement;
(b)   knowingly take, or fail to take, any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(c)   (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Buyer Subsidiary to Buyer or any other direct or indirect wholly owned Buyer Subsidiary, (B) quarterly cash dividends on Buyer Common Stock consistent with past practice, and (C) dividends in respect of the outstanding trust preferred securities of Buyer as of the date hereof or make any other distribution on any shares of its capital stock or other equity interest), or (iii) sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any material Buyer Subsidiary;
(d)   except in the ordinary course of business consistent with past practice or involving less than $25,000,000 in purchase price proceeds, purchase any securities or make any material investment (whether by purchase of stock or securities, contributions to capital, material Asset transfers, or purchase of any material Assets) in any Person other than a wholly owned Buyer Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;
(e)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or
(f)   agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Buyer in support of, any of the actions prohibited by this Section 6.3.
6.4   Control of the Other Party’s Business.   Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 6.1, 6.2, or 6.3) shall give Buyer directly or indirectly, the right to control or direct the operations of West Suburban. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.
6.5   Adverse Changes in Condition.    Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) has had or is reasonably likely to have, individually or in the aggregate, a West Suburban Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (b) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (c) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.
6.6   Reports.   West Suburban and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to Buyer copies of all such reports promptly after the same are filed (except to the extent such report constitutes confidential supervisory information or the disclosure thereof would otherwise be prohibited by applicable Law). West Suburban and its Subsidiaries shall also make available to Buyer monthly financial statements, copies of all written materials provided to members of West Suburban’s board of directors in connection with its regular monthly meetings (other than reports or presentations prepared by the West Suburban Financial Advisor or legal counsel in connection with the Merger or materials containing confidential supervisory information) and quarterly call reports. The financial statements of West Suburban, whether or not contained in any such reports filed with any other Regulatory Authority, will fairly present the consolidated financial position of West Suburban as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of West Suburban filed with any Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.
6.7   Buyer Entity Use and Disclosure of IIPI.   Buyer acknowledges that IIPI disclosed to Buyer Entities in connection with this Agreement has been and will be disclosed pursuant to 15 U.S.C. 6802(e)(7). Buyer Entities shall not use or disclose IIPI, nor permit the use or disclosure of IIPI, other than for the purposes described in 15 U.S.C. 6802(e)(7).

ARTICLE 7
ADDITIONAL AGREEMENTS
7.1   West Suburban Shareholder Approval.
(a)    Unless this Agreement has been terminated in accordance with Article 10 and subject to Buyer’s compliance with its obligations under Section 7.2 and Section 7.3 of this Agreement, the West Suburban Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of West Suburban at the West Suburban Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and the other transactions contemplated hereby, and nothing contained herein shall be deemed to relieve West Suburban of such obligation. In furtherance of this obligation, West Suburban shall take, in accordance with applicable Law and its respective articles or certificate of incorporation, as amended, and bylaws, all action necessary to call, give notice of, convene, and hold the West Suburban’s Shareholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. West Suburban’s board of directors has resolved to recommend that its shareholders approve this Agreement and shall include such recommendation in the Joint Proxy Statement/Prospectus delivered to shareholders of West Suburban, except to the extent West Suburban’s board of directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. West Suburban shall solicit and use its reasonable efforts to obtain the Requisite West Suburban Shareholder Approval.
(b)    Neither West Suburban’s board of directors nor any committee thereof shall, except as permitted by this Agreement: (x) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the West Suburban Recommendation, or (y) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”); provided that, notwithstanding the foregoing, prior to the receipt of the Requisite West Suburban Shareholder Approval, West Suburban’s board of directors may make an Adverse Recommendation Change if and only if:
(i)   West Suburban’s board of directors determines in good faith, after consultation with the West Suburban Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a knowing and material breach of Section 7.4) that is a Superior Proposal;
(ii)   West Suburban’s board of directors determines in good faith, after consultation with West Suburban’s outside counsel, that a failure to make an Adverse Recommendation Change would be inconsistent with West Suburban’s board of directors’ fiduciary duties to West Suburban or its shareholders under applicable Law;
(iii)   West Suburban’s board of directors provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the second business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change);
(iv)   after providing such Notice of Recommendation Change, West Suburban shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent two (2) business day period to make such adjustments in the terms and conditions of this Agreement as would enable West Suburban’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that Buyer shall not be required to propose any such adjustments); and
(v)   West Suburban’s board of directors, following such two (2) business day period, again determines in good faith, after consultation with the West Suburban Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to West Suburban and its shareholders under applicable Law.

7.2   Buyer Stockholder Approval.    Buyer shall submit to its stockholders this Agreement and any other matters required to be approved by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Buyer shall take, in accordance with applicable Law, applicable rules of Nasdaq and its respective articles or certificate of incorporation, as amended, and bylaws, all action necessary to call, give notice of, convene, and hold the Buyer’s Stockholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Buyer’s board of directors shall recommend that its stockholders approve this Agreement and shall include such recommendation in the Joint Proxy Statement/Prospectus delivered to stockholders of Buyer. Buyer shall solicit and use its reasonable efforts to obtain the Requisite Buyer Stockholder Approval.
7.3   Registration of Buyer Common Stock.
(a)    As promptly as reasonably practicable (and in any event, within forty-five (45) calendar days) following the date hereof, Buyer and West Suburban shall prepare and file with the SEC the Registration Statement, which shall include the Joint Proxy Statement/Prospectus and Buyer shall promptly prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. West Suburban will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Each of Buyer and West Suburban shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Buyer and West Suburban will use their reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the West Suburban shareholders and Buyer stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise West Suburban, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Buyer or West Suburban, or any of their respective Affiliates, officers or directors, should be discovered by Buyer or West Suburban which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by the Parties to their respective shareholders/stockholders.
(b)    Buyer shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of Buyer and West Suburban shall furnish all information concerning it and the holders of West Suburban Common Stock as may be reasonably requested in connection with any such action.
(c)    Prior to the Effective Time, Buyer shall take such action as shall be necessary to permit the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of West Suburban Common Stock to be traded on the primary exchange on which Buyer Common Stock is listed.
7.4   Other Offers, etc.
(a)    From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, West Suburban shall not, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, directly or indirectly (i) solicit or initiate, or knowingly encourage, induce or facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third-party of the existence of restrictions provided in this Section 7.4) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite West Suburban Shareholder Approval, this Section 7.4 shall not prohibit a West Suburban Entity from furnishing nonpublic information regarding any West Suburban Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group if: (A) the Acquisition Proposal did not result from a breach of this Section 7.4 by any West Suburban Entity or Representative or Affiliate thereof (other than any breach that is unintentional or immaterial), (B) West Suburban’s board of directors shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) West Suburban’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to West Suburban and its shareholders, (D) (1) West Suburban gives Buyer prompt (but in no event more than 48 hours) notice (which notice may be oral, and, if oral, shall be subsequently confirmed in writing) (x) of West Suburban’s receipt of any Acquisition Proposal and (y) of West Suburban’s furnishing nonpublic information to, or entering into negotiations with, such Person or Group, and (2) West Suburban receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to West Suburban than the confidentiality terms of the non-disclosure agreement entered into by West Suburban and Buyer dated as of March 19, 2021, and (E) contemporaneously with or promptly after furnishing any such nonpublic information to such Person or Group, West Suburban furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by West Suburban to Buyer). In addition to the foregoing, West Suburban shall keep Buyer reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.
(b)    Except as specifically permitted under Section 7.4(a), West Suburban shall, and shall use its reasonable best efforts to cause its and its Subsidiaries’, directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (other than to advise them of the existence of this Agreement) and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.
(c)    Nothing contained in this Agreement shall prevent a Party or its board of directors from (i) complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; (ii) making any disclosures to West Suburban’s shareholders if West Suburban’s board of directors determines in good faith, after consultation with its outside counsel, that the failure to make such disclosures would be reasonably likely to be inconsistent with applicable Law; (iii) informing any Person of the existence of this provisions contained in this Section 7.4, or (iv) making any “stop, look, and listen” communication to West Suburban’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to West Suburban’s shareholders).
7.5   Consents of Regulatory Authorities.    The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation and applications within twenty (20) business days from the date hereof, to effect all applications, notices, petitions and filings, and to obtain all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.
7.6   Agreement as to Efforts to Consummate.    Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.
7.7   Investigation and Confidentiality.
(a)    Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, including, but not limited to, conducting any environmental assessment with respect to any property; provided, that such investigation shall (i) be reasonably related to the transactions contemplated hereby and not interfere unnecessarily with normal operations, and (ii) not extend to the sampling of the building materials, groundwater, surface water, indoor or outdoor air, soil or soil vapor, without that Party’s prior written consent. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, each Party shall permit the other Party’s senior officers and independent auditors to meet with such Party’s senior officers, including officers responsible for such Party’s financial statements and the internal controls and such Party’s independent public accountants, to discuss such matters as the Party may deem reasonably necessary or appropriate, including for Buyer to satisfy its obligations under Sections 302, 404, and 906 of the Sarbanes-Oxley Act.
(b)    In addition to each Party’s obligations pursuant to Section 7.7(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
(c)    West Suburban shall use its commercially reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to West Suburban to preserve the confidentiality of the information relating to West Suburban Entities provided to such Persons and their Affiliates and Representatives.
(d)    Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a West Suburban Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.
7.8   Press Releases.    Prior to the Effective Time, West Suburban and Buyer shall consult with each other and agree as to the form and substance of any press release or communication with shareholders of West Suburban or with the stockholders of Buyer, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.
7.9   Charter Provisions.    Each West Suburban Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any West Suburban Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any West Suburban Entity that may be directly or indirectly acquired or controlled by them.
7.10    Employee Benefits and Contracts.
(a)    All persons who are employees of West Suburban Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time or the time of the Bank Merger, as applicable, become employees of Buyer or Buyer Bank, as applicable. Except for those agreements set forth on Section 7.10(a) of the Buyer Disclosure Memorandum, which will be terminated by Buyer as of the Effective Time and all amounts due thereunder shall be paid in accordance with the employment agreement or any such other agreement with respect thereto as may be entered into between the parties, as applicable, Buyer and Buyer Bank shall assume all West Suburban employment and change of control agreements existing as of the date of this Agreement that have been disclosed to Buyer, regardless of whether the employees with such agreements are Continuing Employees or receive new agreements with Buyer. All of the Continuing Employees shall be employed at will, and no contractual right with respect to employment shall inure to such employees because of this Agreement, except as otherwise contemplated by this Agreement.
(b)    As of the Effective Time, each (i) Continuing Employee shall be employed on the same terms and conditions as similarly situated employees of Buyer Bank and eligible to participate in each applicable Buyer Benefit Plan with full credit for prior service with West Suburban solely for purposes of eligibility and vesting; and (ii) Buyer shall make available employer-provided benefits under Buyer Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to similarly situated Buyer or Buyer Bank employees. With respect to Buyer Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar West Suburban Benefit Plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding West Suburban Benefit Plan during that plan year prior to the transition effective date. Notwithstanding the foregoing, and in lieu of the same, Buyer may continue West Suburban’s health and other employee welfare benefit plans for each Continuing Employee as in effect immediately prior to the Effective Time.
(c)    Any Continuing Employees who are not parties to an employment, change in control, or other type of agreement that provides for severance or other compensation upon a change in control or upon a separation from service following a change in control who remain employed by Buyer or any of its Subsidiaries as of the Effective Time, and whose employment is terminated by Buyer or any of its Subsidiaries prior to the first anniversary of the Effective Time shall receive, subject to such Continuing Employee’s execution and non-revocation of a general release of claims in a form reasonably satisfactory to Buyer, the following severance benefits: four (4) weeks of base salary for each twelve (12) months of such Continuing Employee’s prior employment with West Suburban; provided, however, that in no event will the total amount of severance for any single Continuing Employee be greater than twelve (12) weeks of such base salary; and provided, further, that Buyer acknowledges and agrees that payments made in connection with the termination of existing employment agreements listed on Section 7.10(a) of the Buyer Disclosure Memorandum, the West Suburban retention bonus agreements listed on Section 7.10(c) of the Buyer Disclosure Memorandum, and stay bonuses described in Section 7.10(d) below shall not be deemed by Buyer to provide “severance or other compensation upon a change in control or upon a separation from service following a change in control” for the purposes of this Section 7.10(c).
(d)    No later than thirty (30) days following the date of this Agreement, Buyer and West Suburban shall agree upon the names of the Continuing Employees to whom Buyer shall pay a stay bonus after the Closing and setting forth the compensation to be paid to each such Continuing Employee, which shall be in addition to any severance payment to such Continuing Employee otherwise provided pursuant to Section 7.10(c) of this Agreement.
(e)    Simultaneously herewith, Keith W. Acker and Matthew R. Acker (each an “Executive Officer” and together the “Executive Officers”) shall enter into agreements in the form of Exhibits C-1 through C-2, respectively (the “Officer Agreements”).
(f)    West Suburban shall take all appropriate action to terminate any West Suburban Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”) as of immediately prior to the Closing Date; provided, however, that Buyer agrees that nothing in this Section 7.10 will require West Suburban to cause the final dissolution and liquidation of, or to amend (other than as may be required to maintain such plan’s compliance with the Code, ERISA, or other applicable Law), said plan prior to the Closing Date. At the Effective Time, Buyer shall assume all responsibility for winding down the 401(k) Plan in accordance with generally accepted best practices and applicable Law. As soon as practicable following the Closing Date, Buyer shall file all necessary documents with the IRS for a determination letter for the termination of the 401(k) Plan. As soon as practicable following the earlier of (i) receipt of a favorable determination letter from the IRS regarding the qualified status of the 401(k) Plan upon its termination or (ii) a participant’s qualifying termination event pursuant to the 401(k) Plan, the account balances in the 401(k) Plan either shall be distributed to the participants or transferred to an eligible tax-qualified retirement plan or individual retirement account as the participants may direct. Buyer shall take all reasonable steps necessary to allow Continuing Employees to rollover any distributions and outstanding 401(k) Plan loans from the 401(k) Plan into a qualified retirement plan sponsored and maintained by Buyer. In addition, upon not less than ten (10) days’ notice prior to the Closing Date from Buyer to West Suburban, West Suburban shall cause the termination, amendment, or other appropriate modification of each other West Suburban Benefit Plan as specified by Buyer in such notice such that no West Suburban Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable West Suburban Benefit Plans, effective as of the date which immediately precedes the Closing Date.
(g)    Prior to seeking shareholder approval of the Merger, West Suburban shall engage an independent trustee (the “ESOP Trustee”) for the West Suburban ESOP to take any and all appropriate actions in connection with the transactions contemplated by this Agreement, including reviewing this Agreement and making a voting recommendation to the participants of the West Suburban ESOP in connection with West Suburban’s Shareholders’ Meeting and voting, with respect to the Merger and this Agreement, the number of shares of West Suburban Common Stock held by the West Suburban ESOP in accordance with Section 6.03 thereof. West Suburban Entities shall cooperate in promptly providing all material information requested by the ESOP Trustee in connection with its services as described above. West Suburban shall, prior to Closing, pay all fees and costs incurred by, or reasonably estimated to be due from, West Suburban for or in connection with the services of the ESOP Trustee and any advisors thereto. West Suburban shall cause to be distributed to the ESOP Trustee and to each ESOP participant or beneficiary the same notices and information statement relating to the Merger as are distributed to each non-ESOP holder of West Suburban Common Stock. Prior to and effective as of the Effective Time, West Suburban will amend the West Suburban ESOP to permit diversification and terminate the West Suburban ESOP in accordance with Section 7.10(f) above. At the Effective Time, Buyer shall assume all responsibility for winding down the West Suburban ESOP in accordance with generally accepted best practices and applicable Law. All remaining shares of West Suburban Common Stock held by the West Suburban ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. After conversion of the shares of West Suburban Common Stock for the right to receive the Merger Consideration, the cash received upon the conversion of the unallocated shares of West Suburban Common Stock held by the West Suburban ESOP shall be allocated in accordance with the West Suburban ESOP. As soon as practicable following the Closing Date, Buyer shall file all necessary documents with the IRS for a determination letter for the termination of the West Suburban ESOP. As soon as practicable following the earlier of (i) receipt of a favorable determination letter from the IRS regarding the qualified status of the West Suburban ESOP upon its termination or (ii) a participant’s qualifying termination event pursuant to the West Suburban ESOP, the account balances in the West Suburban ESOP either shall be distributed to the participants or transferred to an eligible tax-qualified retirement plan or individual retirement account as the participants may direct.

Buyer shall take all reasonable steps necessary to allow Continuing Employees to rollover any distributions from the West Suburban ESOP into a qualified retirement plan sponsored and maintained by Buyer.
(h)    No officer, employee, or other Person (other than the Parties to this Agreement) shall be deemed a third-party or other beneficiary of this Section 7.10, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.11. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.
7.11   Indemnification.
(a)    Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the West Suburban Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of West Suburban or, at West Suburban’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the IBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws, and FDIC Regulations Part 359, and by the articles of incorporation, as amended, and bylaws of West Suburban as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Buyer is insured against any such matter.
(b)    At or prior to the Effective Time, Buyer shall use its reasonable efforts (and West Suburban shall cooperate prior to the Effective Time in these efforts) to purchase a non-rescindable extended reporting period for West Suburban’s existing directors’ and officers’ liability insurance policy with a duration of at least six (6) years after the Effective Time (provided, that Buyer may substitute therefore (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of West Suburban given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Buyer shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to West Suburban’s directors and officers, 300% of the annual premium payments on West Suburban’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.
(c)    Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), Buyer or the Surviving Corporation shall have the right to assume the defense thereof, and, in such event, neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received.
(d)    If Buyer or the Surviving Corporation or any successors or assigns thereof consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or transfer of all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

(e)    The provisions of this Section 7.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.
7.12   Support Agreements.    Upon execution of this Agreement, each of West Suburban and West Suburban Bank’s directors and the additional officers and shareholder(s) of West Suburban set forth on Section 7.12 of the West Suburban Disclosure Memorandum shall execute and deliver a Support Agreement, dated as of the date hereof, in the form of Exhibit B attached hereto, pursuant to which each such stockholder will vote his, her, or its shares of West Suburban Common Stock in favor of this Agreement and the transactions contemplated hereby.
7.13   Tax Covenants of Buyer.    At and after the Effective Time, Buyer covenants and agrees that it:
(a)    will not take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code;
(b)    will maintain all books and records and prepare and file all federal, state and local income Tax Returns and schedules thereto of Buyer, West Suburban, and all Affiliates thereof in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local Tax Laws);
(c)    will, either directly or through a member of Buyer’s “qualified group” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) (the “Qualified Group”), continue at least one significant historic business line of West Suburban, or use at least a significant portion of the historic business assets of West Suburban in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d);
(d)    in connection with the Merger, will not reacquire, and will not permit any Person that is a “related person” (as defined in Treasury Regulation Section 1.368-1(e)(4)) to Buyer to acquire, any of the Buyer Common Stock issued in connection with the Merger; and
(e)    will not sell or otherwise dispose of any of West Suburban’s Assets acquired in the Merger, and will not cause or permit Buyer Bank to sell or otherwise dispose of any of West Suburban Bank’s assets acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).
7.14   Corporate Governance.
(a)    Effective immediately after the Effective Time, Buyer and Buyer Bank shall increase the size of their respective boards of directors by three (3) and appoint three (3) current members of the board of directors of West Suburban as mutually agreed by Buyer and West Suburban prior to the Effective Time (each such director, a “West Suburban Director”) to serve as directors of the Surviving Corporation and Buyer Bank. One (1) West Suburban Director shall serve as a Class I director, one (1) West Suburban Director shall serve as a Class II director, and one (1) West Suburban Director shall serve as a Class III director of the Surviving Corporation. The appointment of each West Suburban Director to the respective boards of directors of the Surviving Corporation and Buyer Bank shall be subject to the respective bylaws of the Surviving Corporation and Buyer Bank, and each such West Suburban Director must (A) be reasonably acceptable to the Corporate Governance and Nominating Committee of the board of directors of the Surviving Corporation and Buyer Bank and (B) satisfy and comply with the requirements regarding service as a member of the Board of Directors of each of the Surviving Corporation and Buyer Bank, as provided under applicable Law and the practices and policies of such board of directors that are generally applicable to its members.
(b)    Subject to and in accordance with the bylaws of the Surviving Corporation, effective as of the Effective Time, the officers of Buyer and Buyer Bank in office immediately prior to the Effective Time and the effective time of the Bank Merger, respectively, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation and Buyer Bank from and after the Effective Time and the effective time of the Bank Merger, respectively, in accordance with the respective bylaws of the Surviving Corporation and Buyer Bank.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
8.1   Conditions to Obligations of Each Party.   The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.5:
(a)    Shareholder/Stockholder Approval.   (i) The shareholders of West Suburban shall have approved this Agreement by the Requisite West Suburban Shareholder Approval, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of the articles of incorporation, as amended, and bylaws of West Suburban, and (ii) the stockholders of Buyer shall have approved this Agreement by the Requisite Buyer Stockholder Approval, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of the certificate of incorporation, as amended, and bylaws of Buyer.
(b)    Regulatory Approvals.   All Consents of, applications to, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.
(c)    Consents and Approvals.   Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a West Suburban Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.
(d)    Registration Statement.   The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.
(e)    Legal Proceedings.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.
(f)    Exchange Listing.   Buyer shall have filed with the Nasdaq Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and the Nasdaq Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.
(g)    Tax Opinion.   West Suburban and Buyer shall have received the opinion of their respective tax advisors, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Buyer and West Suburban will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of Buyer and West Suburban.

8.2   Conditions to Obligations of Buyer.   The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.5(a):
(a)    Representations and Warranties.   For purposes of this Section 8.2(a), the accuracy of the representations and warranties of West Suburban set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.26 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of West Suburban set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.26) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a West Suburban Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b)    Performance of Agreements and Covenants.   The agreements and covenants of West Suburban to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)    Officers’ Certificate.   West Suburban shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to West Suburban and in Sections 8.2(a), 8.2(b) and 8.2(e), have been satisfied.
(d)    Secretary’s Certificate.   West Suburban and West Suburban Bank shall have delivered to Buyer a certificate of the secretary of West Suburban, dated as of the Closing Date, certifying as to (i) the incumbency of officers of West Suburban executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of West Suburban, as amended, as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than ten (10) calendar days prior to the Closing Date) of the Illinois Secretary of State as to the good standing of West Suburban, (iii) a copy of the bylaws of West Suburban as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of West Suburban’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than ten (10) days prior to the Closing Date) certifying that West Suburban is a registered bank holding company, (vi) a copy of the charter, as amended, of West Suburban Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of West Suburban Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Illinois Department of Financial and Professional Regulation, Division of Banking (dated not more than ten (10) days prior to the Closing Date) as to the good standing of Bank, and (ix) a certificate of the FDIC (dated not more than ten (10) days prior to the Closing Date) certifying that West Suburban Bank is an insured depository institution.
(e)    No Material Adverse Effect.   There shall not have occurred any West Suburban Material Adverse Effect from December 31, 2020, to the Effective Time.
(f)    Dissenting Shares.   As of the Closing Date, the holders of no more than ten percent (10%) of the issued and outstanding shares of West Suburban Common Stock that is issued and outstanding shall have taken the actions required under the IBCA to qualify their West Suburban Common Stock as Dissenting Shares.
(g)    Officer Agreements.   The Officer Agreements in the forms attached hereto as Exhibit C-1 through C-2 shall have been executed by the proposed respective parties thereto (and such parties shall not have advised the Buyer that they intend to breach any such agreements) and delivered to Buyer.

8.3   Conditions to Obligations of West Suburban.
The obligations of West Suburban to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by West Suburban pursuant to Section 10.5(b):
(a)    Representations and Warranties.   For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), 5.3, and 5.21 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), 5.3, and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b)    Performance of Agreements and Covenants.   The agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c)    Officers’ Certificate.   Buyer shall have delivered to West Suburban a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Buyer and in Sections 8.3(a), 8.3(b), and 8.3(e) have been satisfied.
(d)    Secretary’s Certificate.   Buyer shall have delivered to West Suburban a certificate of the secretary of Buyer, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Buyer executing documents executed and delivered in connection herewith, (ii) a copy of the certificate of incorporation of Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate of existence (dated not more than 10 days prior to the Closing Date) of the Secretary of State of the State of Delaware as to the good standing of Buyer, (iii) a copy of the bylaws of Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Buyer’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve Bank (dated not more than 10 days prior to the Closing Date) certifying that Buyer is a registered bank holding company, (vi) a copy of the articles of association of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the Office of the Comptroller of the Currency as to the good standing of Buyer Bank, and (ix) certificate of the FDIC (dated not more than 10 days prior to the Closing Date) certifying that Buyer Bank is an insured depository institution.
(e)    No Material Adverse Effect.   There shall not have occurred any Buyer Material Adverse Effect from the December 31, 2020, to the Effective Time.
ARTICLE 9
TERMINATION
9.1   Termination.   Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of West Suburban and/or Buyer, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(a)    by mutual written agreement of Buyer and West Suburban if each of the board of directors of Buyer and the board of directors of West Suburban so determine by vote of a majority of the members of its entire board; or

(b)    by either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2(a) or (b), or 8.3(a) or (b), as applicable; or
(c)    by either Party (provided, that the terminating Party may not terminate this Agreement pursuant to this paragraph if it has breached any of its related obligations under this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, (iii) the Requisite West Suburban Shareholder Approval is not obtained at West Suburban’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or (iv) the Requisite Buyer Stockholder Approval is not obtained at Buyer’s Stockholders’ Meeting where such matters were presented to such stockholders for approval and voted upon; or
(d)    by either Party in the event that the Merger shall not have been consummated by December 31, 2021 (the “Outside Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(d); provided, however, that (i) the Outside Date may be extended by mutual written agreement of the Parties, and (ii) if on the Outside Date, the conditions set forth in Section 8.1(b) shall not have been satisfied but all other conditions set forth in Article 8 shall be satisfied or capable of being satisfied, then the Outside Date shall be extended to March 31, 2022; provided, further, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party if the failure by such Party to perform any of its obligations under this Agreement required to be performed prior to the Closing has been a direct or indirect cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or;
(e)    by Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the West Suburban board of directors shall have made an Adverse Recommendation Change; (ii) West Suburban’s board of directors shall have failed to reaffirm the West Suburban Recommendation within fifteen (15) business days after Buyer requests such in writing at any time following the public announcement of an Acquisition Proposal, or (iii) West Suburban shall have failed to comply in all respects with its obligations under Section 7.1 or 7.4; or
(f)    by West Suburban, prior to the Requisite West Suburban Shareholder Approval (and provided that West Suburban has complied in all material respects with Section 7.1 and Section 7.4), in order to enter into a Superior Proposal.
9.2   Effect of Termination.   In the event of the termination and abandonment of this Agreement by either Buyer or West Suburban pursuant to Section 9.1, this Agreement shall have no further effect, except that (a) the provisions of Sections 7.7(b) (Confidentiality), 9.2 (Effect of Termination), 9.3 (Termination Fee), and Article 10 (Miscellaneous) shall survive any such termination and abandonment, and (b) no such termination shall relieve the breaching Party from Liability resulting from any willful and material breach by that Party of this Agreement.
9.3   Termination Fee.
(a)    If West Suburban terminates this Agreement pursuant to Section 9.1(f) of this Agreement or Buyer terminates this Agreement pursuant to Section 9.1(e), then West Suburban shall pay to Buyer an amount equal to $11,875,000 (the “Termination Fee”) by wire transfer of immediately available funds within five (5) business days of such termination.

(b)    If (i) after the date of this Agreement, an Acquisition Proposal with respect to West Suburban shall have been communicated to or otherwise made known to the shareholders, senior management, or board of directors of West Suburban, or any Person shall have publicly announced an intention to make an Acquisition Proposal with respect to West Suburban, and such Acquisition Proposal shall not have been withdrawn, (ii) thereafter this Agreement is terminated (A) by either Party pursuant to Section 9.1(c)(iii), (B) by either Party pursuant to Section 9.1(d) (if the Requisite West Suburban Shareholder Approval has not theretofore been obtained), or (C) by Buyer pursuant to Section 9.1(b), and (iii) within twelve (12) months of such termination an Acquisition Transaction is consummated, then West Suburban shall pay to Buyer the Termination Fee by wire transfer of immediately available funds within five (5) business days of the consummation of such Acquisition Transaction.
(c)    The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if West Suburban fails to pay promptly any fee payable by it pursuant to this Section 9.3, then West Suburban shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal), plus one percent (1%), as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.
9.4   Non-Survival of Representations and Covenants.   Except for Article 3 (Manner of Converting Shares), Sections 7.10 (Employee Benefits and Contracts), and 7.11 (Indemnification), this Article 9 (Termination) and Article 10 (Miscellaneous), the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.
ARTICLE 10
MISCELLANEOUS
10.1   Definitions.
(a)    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“401(k) Plan” shall have the meaning as set forth in Section 7.10(f).
“Acquisition Proposal” means any proposal (whether communicated to West Suburban or publicly announced to West Suburban’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from West Suburban by any Person or Group (other than Buyer or any of its Affiliates) of fifty percent (50%) or more in interest of the total outstanding voting securities of West Suburban, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning fifty percent (50%) or more in interest of the total outstanding voting securities of West Suburban, or any merger, consolidation, business combination or similar transaction involving West Suburban pursuant to which the shareholders of West Suburban immediately preceding such transaction hold less than seventy-five percent (75%) of the equity interests in the surviving or resulting entity (which includes the Buyer corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of fifty percent (50%) or more of the consolidated Assets of West Suburban and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of West Suburban.
“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b).
“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer,

director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
“Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by West Suburban or any of its Subsidiaries or Buyer or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.
“Agreement” shall have the meaning as set forth in the Preamble.
“Articles of Merger” shall have the meaning as set forth in Section 1.3.
“Assets” of a Person means all of the assets, properties, businesses and Rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
“Bank Merger” shall have the meaning as set forth in Section 1.5.
“Bank Merger Agreement” shall have the meaning as set forth in Section 1.5.
“BHCA” shall have the meaning as set forth in Section 4.1.
“Buyer” shall have the meaning as set forth in the Preamble.
“Buyer Bank” shall have the meaning as set forth in Section 1.5.
“Buyer Benefit Plan(s)” shall have the meaning as set forth in Section 5.19(a).
“Buyer Common Stock” means the common stock, par value $1.00 per share, of Buyer.
“Buyer Disclosure Memorandum” means the written information entitled “Buyer Disclosure Memorandum” delivered with this Agreement to West Suburban and attached hereto.
“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries. Each of Buyer and any Buyer Subsidiary is, individually, a “Buyer Entity.”
“Buyer ERISA Plan” shall have the meaning as set forth in Section 5.19(a).
“Buyer Exchange Act Reports” shall have the meaning as set forth in Section 5.5(a).
“Buyer Financial Advisor” means Citigroup Global Markets Inc.
“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of December 31, 2020 and 2019, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended December 31, 2020, 2019, and 2018 as filed by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2020.
“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws (including the Pandemic Measures) of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of West Suburban in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the Buyer is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (F) changes resulting from the public disclosure of the execution of this Agreement, public disclosure or contemplated consummation of the transactions contemplated hereby (including any effect on a party’s relationship with its customers or employees) or actions expressly required by this Agreement or the pendency of the transactions contemplated by this Agreement, or (G) the direct effects of compliance with this Agreement on the operating performance of Buyer. “Buyer Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the Buyer Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Buyer Material Adverse Effect).
“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 5.17(d).
“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.
“Buyer Stock Price” shall mean the average of the closing sale prices of Buyer Common Stock as reported on the Nasdaq Stock Market during the twenty (20) consecutive trading dates ending on and including the fifth (5th) trading day prior to the Closing Date.
“Buyer’s Stockholders’ Meeting” means the meeting of Buyer’s stockholders to be held pursuant to Section 7.2, including any adjournment or adjournments thereof.
“Cash Consideration” shall have the meaning as set forth in 3.1(a).
“CERCLA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a).
“Certificates” shall have the meaning as set forth in Section 3.1(b).
“Closing” shall have the meaning as set forth in Section 1.2.
“Closing Date” means the date on which the Closing occurs.
“Code” shall have the meaning as set forth in the Recitals.
“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Continuing Employee” shall have the meaning as set forth in Section 7.10(a).
“Contract” means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any material breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a material breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would constitute material breach or violation of or default under any Contract, Law, Order, or Permit.
“DGCL” shall have the meaning as set forth in Section 1.1.
“Dissenting Share” shall have the meaning as set forth in Section 3.6.
“DOL” shall have the meaning as set forth in Section 4.15(b).
“Effective Time” shall have the meaning as set forth in Section 1.3.
“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.
“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state or local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i)  — (vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i)  — (vi) of this subparagraph, in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)  — (vii) of this subparagraph; and (x) any other Law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a West Suburban Entity or Buyer Entity, as the context requires, would be treated as a single employer under Code Section 414(b), (c), (m), or (o).
“ESOP Trustee” shall have the meaning set forth in Section 7.10(g).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act Documents” means all forms, proxy statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a).
“Exchange Agent Agreement” shall have the meaning as set forth in Section 3.2(c).
“Exchange Fund” shall have the meaning as set forth in Section 3.2(a).
“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a).
“Executive Officer” or “Executive Officers” shall have the meaning as set forth in Section 7.10(e).
“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d).
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Chicago.
“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.
“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.
“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.
“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
“IBCA” shall have the meaning as set forth in Section 1.1.
“IIPI” shall have the meaning as set forth in Section 4.13(h).
“Indemnified Party” shall have the meaning as set forth in Section 7.11(a).
“Insurer” shall mean a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by West Suburban or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.
“IRS” shall have the meaning as set forth in Section 4.15(b).

“Joint Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c).
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known or would have actually been known after reasonable inquiry of such Person by the chairman, president, chief financial officer, chief credit officer, or any senior or executive vice president of such Person without any further investigation.
“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.
“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
“Loan Investor” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by West Suburban or any of its Subsidiaries, or a security backed by or representing an interest in any such mortgage loan.
“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
“Maximum Amount” shall have the meaning as set forth in Section 7.11(b).
“Merger” shall have the meaning as set forth in Section 1.1.
“Merger Consideration” shall have the meaning as set forth in Section 3.1(a).
“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b).
“Officer Agreements” shall have the meaning as set forth in Section 7.10(e).
“Operating Properties” means all real property (including, without limitation, all buildings, fixtures, or other improvements located thereon) now, hereafter or heretofore owned, leased, operated, or used by West Suburban or any of the West Suburban Subsidiaries.
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.
“Outside Date” shall have the meaning as set forth in Section 9.1(d).
“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines, orders, or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.
“Party” means West Suburban or Buyer, and “Parties” means both such Persons.
“PBGC” shall have the meaning as set forth in Section 4.15(b).
“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a).
“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Buyer or West Suburban Material Adverse Effect, as the case may be.
“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
“PPP” shall have the meaning as set forth in Section 4.28.
“Qualified Group” shall have the meaning as set forth in Section 7.13(c).
“RCRA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a).
“Registration Statement” shall have the meaning as set forth in Section 4.2(c).
“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, FINRA, the Illinois Department of Financial and Professional Regulation, Division of Banking, the FDIC, the Department of Justice, the Federal Reserve, the Office of the Comptroller of the Currency, and all other federal, state, county, local, other Governmental Authorities, and self-regulatory authorities having jurisdiction over a Party or its Subsidiaries.
“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.
“Requisite Buyer Stockholder Approval” shall have the meaning as set forth in Section 5.2(a).
“Requisite West Suburban Shareholder Approval” shall have the meaning as set forth in Section 4.2(a).
“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SBA” means the Small Business Administration.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
“Stock Consideration” shall have the meaning set forth in Section 3.1(a).
“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its buyer (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof; provided, the term Subsidiary shall not include any entity that was organized solely to facilitate the resolution of debt previously contracted.
“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, West Suburban Entities and (ii) with respect to which the board of directors of West Suburban (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (after consultation with outside counsel and the West Suburban Financial Advisor or such other advisor as West Suburban may use) to be more favorable to West Suburban’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of West Suburban, after obtaining the advice of the West Suburban Financial Advisor or such other advisor as West Suburban may use, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).
“Support Agreements” shall have the meaning as set forth in the Recitals.
“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.
“Takeover Laws” shall have the meaning as set forth in Section 4.25.
“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.
“Tax Return” means any report, return, information return, or other information supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any attachment or schedule thereto or amendment thereof.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.
“Termination Fee” shall have the meaning as set forth in Section 9.3(a).
“WARN Act” shall have the meaning as set forth in Section 4.14(d).
“West Suburban” shall have the meaning as set forth in the Preamble.

“West Suburban Bank” shall have the meaning as set forth in Section 1.5.
“West Suburban Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a).
“West Suburban Book-Entry Shares” shall have the meaning as set forth in Section 3.1(b).
“West Suburban Common Stock” means the common stock, no par value per share, of West Suburban.
“West Suburban Contracts” shall have the meaning as set forth in Section 4.16(a).
“West Suburban Deferred Loan” and “West Suburban Deferred Loans” shall have the meaning as set forth in Section 4.9(b).
“West Suburban Director” shall have the meaning as set forth in Section 7.14.
“West Suburban Disclosure Memorandum” means the written information entitled “West Suburban Disclosure Memorandum” delivered with this Agreement to Buyer and attached hereto.
“West Suburban Entities” means, collectively, West Suburban and all West Suburban Subsidiaries. Each of West Suburban and any West Suburban Subsidiary is, individually, a “West Suburban Entity.”
“West Suburban ERISA Plan” shall have the meaning as set forth in Section 4.15(a).
“West Suburban ESOP” means the West Suburban Bank Employee Stock Ownership Plan (as amended and restated effective January 17, 2008), if and as amended.
“West Suburban Financial Advisor” means Keefe, Bruyette & Woods, Inc.
“West Suburban Financial Statements” means (i) the consolidated balance sheets of West Suburban as of December 31, 2020 and 2019, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2020, 2019, and 2018, and (ii) the consolidated balance sheets of West Suburban (including related notes and schedules, if any) and related statements of income changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to calendar quarterly periods ended subsequent to December 31, 2020.
“West Suburban Leased Real Properties” shall have the meaning as set forth in Section 4.10(f).
“West Suburban Leases” shall have the meaning as set forth in Section 4.10(c).
“West Suburban Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, business, property, assets or results of operations of West Suburban and its Subsidiaries, taken as a whole, or (ii) the ability of West Suburban to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “West Suburban Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws (including the Pandemic Measures) of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of West Suburban (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the West Suburban is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (F) changes resulting from the public disclosure of the execution of this Agreement, public disclosure or contemplated consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or the pendency of the transactions contemplated by this Agreement, or (G) the direct effects of compliance with this Agreement on the operating performance of West Suburban.

“West Suburban Realty” shall have the meaning as set forth in Section 4.10(d).
“West Suburban Recommendation” shall have the meaning as set forth in the Recitals.
“West Suburban Subsidiaries” means the Subsidiaries of West Suburban.
“West Suburban’s Shareholders’ Meeting” means the meeting of West Suburban’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.
(b)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. The word “or” shall be interpreted to mean “and/or”.
10.2   Expenses.   Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of West Suburban, shall be paid at Closing and prior to the Effective Time.
10.3   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement (a) other than as specifically provided in Sections 7.10 and 7.11 and (b) provided that West Suburban, on behalf of its shareholders, may pursue damages (including claims for damages based on loss of the economic benefits of the transactions contemplated hereby to West Suburban shareholders) in the event of Buyer’s breach of this Agreement, and provided that the Rights referenced in this clause (b) may be exercised only by West Suburban (on behalf of its shareholders as their agent) through actions expressly approved by the West Suburban board of directors, and no shareholders of West Suburban, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of West Suburban, shall have any right or ability to exercise or cause the exercise of any such right.
10.4   Amendments.    To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder/stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of West Suburban Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of West Suburban Common Stock.
10.5   Waivers.
(a)    Prior to or at the Effective Time, Buyer, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by West Suburban, to waive or extend the time for the compliance or fulfillment by West Suburban of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.
(b)    Prior to or at the Effective Time, West Suburban, acting through its chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of West Suburban under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of West Suburban.
(c)    The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
10.6   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
10.7   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, properly addressed electronic mail delivery (with confirmation of delivery receipt), by registered or certified mail (postage pre-paid), or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:
Buyer:
Old Second Bancorp, Inc

or Buyer Bank:
37 South River Street
Aurora, Illinois 60507

Attention:
James L. Eccher

Email:
jeccher@oldsecond.com

Copy to Counsel:
Nelson Mullins Riley & Scarborough LLP
2 West Washington Street, Suite 700
Greenville, SC 29601

Attention:
J. Brennan Ryan

Email:
brennan.ryan@nelsonmullins.com

West Suburban:
West Suburban Bancorp, Inc.
711 South Meyers Road Lombard, Illinois 60148

Attention:
Duane G. Debs, President
Kevin J. Acker, Chairman
Keith Kotche, Director

Email:
ddebs@westsuburbanbank.com
kjacker@westsuburbanbank.com
kkotche@westsuburbanbank.com

Copy to Counsel:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654

Attention:
Edwin S. del Hierro

Email:
ed.delhierro@kirkland.com

10.8   Governing Law.   Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Illinois. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Cook County, Illinois. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.

Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
10.9   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
10.10   Captions; Articles and Sections.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement. Disclosure of an item in one of the West Suburban Disclosure Memorandum or the Buyer Disclosure Memorandum, as applicable, shall be deemed to modify both (a) the representations and warranties contained in the section of this Agreement to which it corresponds in number and (b) any other representation and warranty of West Suburban or Buyer, as applicable, in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty.
10.11   Interpretations.
(a)    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter of this Agreement. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
(b)    No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to or in connection with this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable Law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
(c)    Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific Governmental Authorities includes any successor statute or regulation, or Governmental Authority, as the case may be. Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement.
10.12   Enforcement of Agreement.    The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
10.13   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
OLD SECOND BANCORP, INC.
By: /s/ James L. Eccher
Name: James L. Eccher
Title: President and Chief Executive Officer
Signature Page to Agreement and Plan of Merger and Reorganization

WEST SUBURBAN BANCORP, INC.
By: /s/ Kevin Acker
Name: Kevin Acker
Title: Chairman
Signature Page to Agreement and Plan of Merger and Reorganization

EXHIBIT A
FORM OF BANK MERGER AGREEMENT
AGREEMENT TO MERGE
among
WEST SUBURBAN BANK
and
OLD SECOND NATIONAL BANK
under the charter of
OLD SECOND NATIONAL BANK
This AGREEMENT TO MERGE (this “Agreement”) is made as of [•], 2021 by and among WEST SUBURBAN BANK (“West Suburban Bank”), an Illinois-chartered banking corporation, being headquartered at 701 Westmore Meyers Road, City of Lombard, County of DuPage, in the State of Illinois, and OLD SECOND NATIONAL BANK (hereinafter referred to as “Old Second Bank”), a national banking association organized under the laws of the United States, being headquartered at 37-39 South River Street, City of Aurora, County of Kane, in the State of Illinois.
WHEREAS, Old Second Bancorp, Inc., the parent company of Old Second Bank (“Old Second”), and West Suburban Bancorp, Inc., the parent company of West Suburban Bank (“West Suburban”), have entered into that certain Agreement and Plan of Merger and Reorganization, dated as of July 25, 2021 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, West Suburban shall merge with and into Old Second (the “Merger”);
WHEREAS, the Merger Agreement contemplates that following the consummation of the Merger and pursuant to this Agreement, West Suburban Bank will merge with and into Old Second Bank (the “Bank Merger”); and
WHEREAS, the boards of directors of each of West Suburban Bank and Old Second Bank have approved this Agreement and the transactions contemplated hereby, including the Bank Merger.
NOW, THEREFORE,the parties hereto hereby agree as follows:
Section 1.
At the Effective Time (as defined below) West Suburban Bank shall be merged into Old Second Bank under the charter of the latter. Old Second Bank shall be the surviving entity of the Bank Merger and shall continue its existence as a national banking association following the consummation of the Bank Merger (the “Surviving Association”), and the separate existence of West Suburban Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency in connection with the Bank Merger (such time, the “Effective Time”).
Section 2.
The name of the Surviving Association shall be Old Second National Bank.
Section 3.
The business of the Surviving Association shall be that of a national banking association. This business shall be conducted by the Surviving Association at its main office to be located at 37-39 South River Street, Aurora, Kane County, Illinois and at its legally established branches. The established offices of West Suburban Bank immediately prior to the Bank Merger shall become branch facilities of the Surviving Association.
Section 4.
The amount of the capital stock that the Surviving Association shall be authorized to issue shall be [•] shares of common stock, $[•] par value per share, and at the Effective Time, the Surviving Association shall have [•] shares outstanding.

Section 5.
All assets of West Suburban Bank, and Old Second Bank as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of West Suburban Bank and Old Second Bank existing as of the Effective Time.
Section 6.
Each share of capital stock of Old Second Bank, par value $[•] per share, which is issued and outstanding immediately prior to the Bank Merger shall be unchanged and shall remain issued and outstanding and the holders of it shall retain their present rights.
Each share of capital stock of West Suburban Bank, par value $[•] per share, which is issued and outstanding immediately prior to the Bank Merger shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments made in consideration therefor.
Section 7.
Upon consummation of the Bank Merger, the directors and officers of the Surviving Association shall be the persons serving as directors and officers of Old Second Bank immediately prior to the Effective Time. Directors of the Surviving Association shall serve for such terms in accordance with the Articles of Association and Bylaws of the Surviving Association.
Section 8.
From and after the Effective Time, the Articles of Association and Bylaws of the Surviving Association shall be the Articles of Association and Bylaws of Old Second Bank, each as in effect immediately prior to the Bank Merger, until the same shall be amended or changed as provided by law.
Section 9.
This Agreement shall terminate immediately and automatically without any further action on the part of West Suburban Bank or Old Second Bank, or any other person, upon the termination of the Merger Agreement.
Section 10.
The respective obligations of West Suburban Bank and Old Second Bank under this Agreement shall be conditioned upon (i) the prior consummation of the Mergers in accordance with the Merger Agreement and (ii) this Agreement having been ratified and confirmed by the written consent of Old Second as the sole shareholder of Old Second Bank, by the written consent of West Suburban as the sole shareholder of West Suburban Bank, in each case as required by applicable law.
Section 11.
This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed an original.
[Signatures on Following Page]

WITNESS, the signatures and seals of the merging banks as of the date first written above, each set by its president and/or chief executive officer attested to by its secretary, pursuant to a resolution of its board of directors.
WEST SUBURBAN BANK
By:

Name:

Title:

Attest:

Name:
Title: Secretary

OLD SECOND NATIONAL BANK
By:

Name:

Title:

Attest:

Name:
Title: Secretary

EXHIBIT B
FORM OF VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 25, 2021, by and among Old Second Bancorp, Inc., a Delaware corporation (“Old Second”), West Suburban Bancorp, Inc., an Illinois corporation (“West Suburban”), and [•], a [•] (“Shareholder”).
RECITALS
WHEREAS, Shareholder, solely in Shareholder’s capacity as a shareholder of West Suburban, desires to support the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of even date herewith, by and between Old Second and West Suburban (the “Merger Agreement”), that provides for, among other things, the merger of West Suburban with and into Old Second pursuant to the terms set forth in the Merger Agreement (the “Merger”); and
WHEREAS, Shareholder, West Suburban and Old Second are executing this Agreement as a material inducement and condition to Old Second entering into, executing and performing the Merger Agreement and the transactions contemplated therein (the “Transactions”), including, without limitation, the Merger;
NOW, THEREFORE, in consideration of, and as a material inducement to the execution and delivery of the Merger Agreement by Old Second and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.   Representations and Warranties.   Shareholder represents and warrants to Old Second as follows:
(a)   Shareholder owns and has the right to vote [] shares (“Shareholder’s Shares”) of West Suburban Common Stock, which Shareholder’s Shares include shares of West Suburban Common Stock (the “Plan Shares”) allocated to Shareholder’s account under the West Suburban Bank Employee Stock Ownership Plan (the “Plan”).
(b)   This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder, enforceable in accordance with its terms and conditioned, with respect to the Plan Shares, on obtaining the approval of the Trustee of the Plan except, in all cases, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and the availability of the equitable remedies.
(c)   Neither the execution and delivery of this Agreement nor the compliance by Shareholder with the terms of this Agreement will result in a violation of, or a default under, or conflict with, any loan or credit arrangement, Liens (as defined in Section 1(e) of this Agreement), trust, legally binding agreement or restriction of any kind to which Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Compliance by Shareholder with the terms of this Agreement will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, arbitral award, statute, law, rule or regulation legally binding upon Shareholder or Shareholder’s Shares.
(d)   Shareholder’s Shares and, if certificated, the certificates representing Shareholder’s Shares are now, and at all times during the term hereof will be, held by Shareholder (or by a nominee, custodian or the Plan Trustee for the benefit of such Shareholder, including, without limitation, Shareholder’s Plan Shares, free and clear of all pledges, liens, security interests, proxies, voting trusts or agreements or any other encumbrances (any such encumbrance, a “Lien”), except for (i) any the agreements contemplated herein, and (ii) Liens, if any, which have been previously disclosed in writing to Old Second and will not prevent Shareholder from complying with the terms of this Agreement except for the powers of the Trustee of the Plan with respect to the Plan Shares.
(e)   Shareholder understands and acknowledges that Old Second is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.
2.   Voting Agreements.   While this Agreement is in effect, Shareholder hereby agrees with, and covenants to, Old Second as follows subject to the express agreement and acknowledgement by Old Second that Shareholder is executing this Agreement solely in Shareholder’s capacity as a shareholder of West

Suburban and not in any other capacity, such as a director or officer of West Suburban or as a fiduciary of any trusts in which Shareholder is not the sole beneficiary and that notwithstanding anything herein to the contrary nothing herein shall be construed to limit or affect any action or inaction by Shareholder as a director, officer or fiduciary of West Suburban or any affiliate of West Suburban:
(a)   At any meeting of the shareholders of West Suburban called to vote upon the Merger Agreement and/or the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), Shareholder shall use Shareholder’s best efforts to vote (or cause to be voted), and with respect to the Plan Shares to direct the Trustee(s) of the Plan to vote (or cause to be voted), all of Shareholder’s Shares (i) in favor of the approval of the terms of the Merger Agreement and each of the Transactions that are presented to the Shareholders of West Suburban for a vote and (ii) against any Acquisition Proposal other than the Merger.
(b)   Shareholder further agrees not to vote or execute any written consent to rescind in any manner any prior vote taken that is contemplated by Section 2(a)(i) of this Agreement.
3.   Covenants.   While this Agreement is in effect, Shareholder further agrees with, and covenants to, Old Second as follows:
(a)   Without the prior written consent of Old Second, Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition of Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of Shareholder’s Shares or any interest therein, except to Old Second pursuant to the Merger Agreement (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to Old Second (iii) grant or solicit any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or direct the vote or provide a written consent or waiver with respect to Shareholder’s Shares, except for those consistent with this Agreement, or (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement). The restriction on the Transfer of Shareholder’s Shares set forth in this Section 3(a) shall terminate upon termination of this Agreement pursuant to the terms of Section 7 hereof. Notwithstanding anything herein to the contrary, (A) subsequent to the Shareholders Meeting in which the West Suburban shareholders approve the Merger Agreement, Shareholder may Transfer Shareholder’s Shares to any third party and (B) at any time after the date hereof, Shareholder may Transfer any or all of Shareholder’s Shares to Shareholder’s spouse, ancestors or descendants or make other transfers solely for estate planning purposes; provided, however, that in any such case, prior to and as a condition to the effectiveness of any Transfer under clause (B) above, each person to which any of Shareholder’s Shares or any interest in any of Shareholder’s Shares are Transferred shall have executed and delivered to Old Second an agreement to be bound by the terms of this Agreement. Shareholder shall provide email notice to Old Second of any Transfer on the same day thereof.
(b)   Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.
4.   Certain Events.    In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of West Suburban affecting West Suburban Common Stock, or the acquisition of additional shares of West Suburban Common Stock or other voting securities of West Suburban by Shareholder (including as a result of additional allocations under the Plan), the number of shares of West Suburban Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of West Suburban Common Stock or other voting securities of West Suburban issued to or acquired by Shareholder.
5.   Specific Performance; Remedies; Attorneys’ Fees.    Shareholder acknowledges that it is a condition to the willingness of Old Second to enter into the Merger Agreement that certain shareholders of West Suburban and the Plan Trustee execute and deliver this form of Agreement and that it will be impossible to measure the monetary damages to Old Second in the event that Shareholder fails to comply with the obligations imposed by this Agreement. Accordingly, in the event of any such failure, irreparable damage will occur and Old Second will not have any adequate remedy at law. The parties hereto agree that Old Second shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at law or in equity. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.
6.   Termination.    This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written consent of the parties hereto, and this Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) an Adverse Recommendation Change (as defined in the Merger Agreement) or (c) the consummation of the Transactions. Upon such termination, no party shall have any further obligations or liabilities hereunder.
7.   Severability.    If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable (including to the extent that the application of this Agreement to the Plan Shares would violate ERISA or other applicable laws, in which case such Plan Shares shall be excluded), the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.
8.   Miscellaneous.
(a)   Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
(b)   As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.
(c)   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Old Second or West Suburban, to the addresses set forth in Section [10.8] of the Merger Agreement; and (ii) if to Shareholder, to its address set forth below its signature on the last page hereof and, in the case of Plan Shares, with a copy to the Plan Trustee.
(d)   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)   This Agreement may be executed in two or more counterparts by electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.
(f)   This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(g)   This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois without regard to the applicable conflicts of laws principles thereof.
(h)   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

(i)   No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.
[Signatures on the following page(s)]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Voting and Support Agreement as of the day and year first above written.
OLD SECOND BANCORP, INC.

By:
Name:
Title:

WEST SUBURBAN BANCORP, INC.

By:
Name:
Title:

SHAREHOLDER

By:
Name:
Address:

EXHIBIT C
FORM OF OFFICER AGREEMENTS
EXHIBIT C-1
FORM OF OFFICER AGREEMENT — KEITH W. ACKER
EXECUTIVE EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into as of July 25, 2021 (“Effective Date”), by and between Old Second Bancorp, Inc. (the “Company” or “Bank”) and Keith W. Acker (the “Executive”).
RECITALS
WHEREAS, the Bank is presently engaged in the general business of providing community banking and trust business services. The Bank’s services include, but are not limited to demand, savings, time deposit, individual retirement, and Keogh deposit accounts; commercial, industrial, consumer, and real estate lending, including installment loans, farm loans, lines of credit, and overdraft checking; safe deposit operations; and trust services. The Bank is also in the business of providing services such as the sale of traveler’s checks, money orders, cashier’s checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services; and
WHEREAS, the Executive is currently employed by West Suburban Bancorp, Inc. (“WSBI”) pursuant to that certain Restated Employment Agreement dated May 12, 2016 (the “Prior Agreement”); and
WHEREAS, WSBI is merging (the “Merger”) with and into the Bank pursuant to that certain Agreement and Plan of Merger and Reorganization dated July 25, 2021 (the “Merger Agreement”), upon the Effective Time (as defined in the Merger Agreement) (the “Effective Time”) as of which the Executive’s Prior Agreement is being terminated and all benefits accrued thereunder paid in full; and
WHEREAS, the Bank wishes to retain the Executive and the Executive wishes to continue employment with the Bank under the terms and provisions set forth below; and
WHEREAS, the Bank and the Executive desire to enter into this Agreement providing certain benefit to the Executive and certain protection for the Bank, subject to and in accordance with this Agreement;
WHEREAS, the Executive understands and agrees that the Bank has developed and continues to develop goodwill through the use of various trade names that the Bank is authorized to use, and through the effort and expense of the Bank in attracting and retaining its customers or clients; and
WHEREAS, in the course of employment, the Executive has had and will continue to have knowledge or access to important trade secrets, customer or client lists, and other confidential information including information about customers or clients of the Bank and the particular needs of such customers or clients; and
WHEREAS, Executive acknowledges that the restrictions contained herein are necessary and reasonable in scope and duration and are a material inducement for the Bank to enter into this Agreement and continue a relationship with the Executive.
NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:
1.
Employment.    The Bank hereby agrees to continue to employ the Executive from and after the Effective Date as Executive Vice President and the Executive hereby agrees to serve in such role and continue in such employment, on a full-time basis, for the Term (hereinafter defined) of and in accordance with this Agreement acting at all times in good faith and in the Bank’s best interests.

2.
Compensation.   The Bank shall pay the Executive an annualized base salary of $417,484.76. This annual salary shall be subject to increase, but not decrease, from time to time by the Bank at the Bank’s sole discretion. All compensation shall be payable in accordance with the payment policy and payroll process established by the Bank from time to time.
3.
Benefits.

a.
Retirement, Welfare and Fringe Benefits.   The Executive shall receive the same or similar benefits and/or fringe benefits as the Bank may provide and/or modify from time to time, in the Bank’s sole discretion, to similarly situated executives. Such benefits may include, but are not limited to, participation in Health and Dental Insurance, Life Insurance, Long Term Disability coverage, and 401(k) and Profit Sharing Savings Plans. Participation in any such benefits shall be governed and interpreted by the applicable plan documents or written policies. Nothing in this Agreement guarantees the Executive the right to participate in any of the Bank’s currently sponsored benefit plans or prevents the Bank from exercising its right to terminate those plans or offerings in the future.

b.
Expense Reimbursement.    During the Term, the Executive shall be authorized to incur reasonable client-related expenses in carrying out the Executive’s duties for the Bank under this Agreement and shall be eligible for reimbursement of such expenses pursuant to the Bank’s expense reimbursement policies as in effect from time to time. In addition, the Bank will promptly (not to exceed thirty (30) days) reimburse the Executive for the monthly amount of his club dues for his current membership level at Medinah Country Club, following the Executive’s submission of reasonable substantiation for each such expense, which shall be submitted to the Bank within thirty (30) days after such expense is paid.

4.
Consideration for Restrictive Covenants.   In connection with this Agreement, Executive is agreeing to certain restrictions on Executive’s post-employment activities, as set forth herein. In exchange for the restrictive covenants contained herein, Executive is being offered and accepts the valuable consideration described herein, including the Bank’s agreeing to continue to employ Executive in an at-will employment relationship while granting Executive access or continuing access to the Bank’s proprietary and confidential business information, including customer relationships, as its employee acting in good faith and in the Bank’s best interests.

5.
Position and Responsibilities.   The Executive agrees to serve on behalf of the Bank or any of its subsidiaries or affiliates in the position of Executive Vice President. The Executive shall have such duties and responsibilities as may be assigned to the Executive from time to time by the [•] of the Bank which duties and responsibilities shall be commensurate with the Executive’s position. The Executive shall perform all duties assigned to the Executive faithfully and efficiently, subject to the direction of the [•] of the Bank and shall have such authorities and powers as are inherent to the undertakings applicable to the Executive’s position and necessary to carry out the responsibilities and duties required of the Executive hereunder. While employed under this Agreement, the Executive shall at all times devote his full time, attention, and best efforts on behalf of the Bank, and shall perform all services, acts, and duties connected with his position in such manner as the Bank from time to time shall direct. During the Term, in addition to any duties connected to his position, the Executive shall provide reasonable assistance with the transition the business, customers, and employees of WSBI over to the Bank.

6.
Term of Employment.   The Bank agrees to employ the Executive and the Executive agrees to continue employment with the Bank on the terms set forth in this Agreement until the first (1st) anniversary of the Effective Time (the “Term”); provided that either the Bank or the Executive shall have the right to earlier terminate this Agreement and their employment relationship at any time, with or without cause or notice (the date such termination takes effect, the “Termination Date”), subject to the following:

a.
Resignation with Good Reason; Termination Other Than for Cause.   If, prior to the end of the Term, the Executive terminates his employment with Good Reason or the Bank terminates his employment other than for Cause, then the Executive shall be entitled to (i) his earned but unpaid base salary through the Termination Date, his eligible business expenses incurred on or before the Termination Date (provided that all required submissions for expense reimbursement are made in accordance with the Bank’s expense reimbursement policy within fifteen (15) days following the Termination Date) and any benefits due or payable under the Bank’s qualified retirement and health and welfare benefit plans, including but not limited to rights to continue coverage under the Bank’s group health plans pursuant to COBRA (collectively, the “Accrued Obligations”); and (ii) continued payments of base salary in accordance with Section 2 for the remainder of the Term. For purposes of this Agreement,
“Good Reason” means, without the Executive’s express written consent, the occurrence of any one of the following within the Term:
(A)
a material reduction or alteration in the nature or status of the Executive’s authority, duties or responsibilities from those set forth in Sections 1 and 5;

(B)
the requirement that the Executive be based at a location in excess of twenty-five (25) miles from the location of the Executive’s principal job location or office as of the Effective Date of this Agreement;

(C)
a material reduction of the Executive’s compensation and/or other benefits or perquisites in effect on the Effective Date, or as the same shall be increased from time to time; provided, however, that a change to, or replacement of, an existing benefit will not give rise to a “Good Reason” if such change or replacement is implemented with respect to all employees generally; or

(D)
the Bank, or any successor company, commits a material breach of any provision of this Agreement including, but not limited to the Bank failing to obtain the assumption of, or the successor company refusing to assume the obligations of this Agreement within the Term.

Notwithstanding the foregoing, none of the conditions described in Paragraphs (A) through (D) of this Paragraph (d) shall constitute Good Reason unless the Executive first provides written notice of the occurrence of one of the foregoing conditions to the Company within ninety (90) days of the initial occurrence of the condition, and such Good Reason remains uncured thirty (30) days of receiving such notice. The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.
“Cause” means the occurrence of any one or more of the following:
(a)
A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its subsidiaries, and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company or the subsidiary for which the Executive works; or

(b)
The Executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its subsidiaries.

b.
Termination for Cause; Resignation without Good Reason.   If, prior to the end of the Term, the Executive’s employment is terminated by the Executive or the Bank for any reason other than those stated in paragraph (a) above (including for Cause), then the Executive (or his estate, if applicable) shall be entitled only to the Accrued Obligations hereunder and shall have no right to further payments or benefits under this Agreement.

COVENANTS OF THE EXECUTIVE
The Executive acknowledges that the Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company and its subsidiaries (including the Confidential Information), which, if exploited by the Executive, would seriously, adversely, and irreparably affect the interests of the Company and its subsidiaries and the ability of each to continue its business and, therefore, the Executive hereby agrees to be bound by the restrictions contained in Sections 7 through 12 below (the “Restrictive Covenants”).

7.
Use and Maintenance of Confidential Information

(a)   Confidentiality and Loyalty.
(i)
The Executive acknowledges that heretofore or hereafter during the course of his employment he has produced and may hereafter produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, “Confidential Information”) regarding the Company and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the Company’s business which the Executive shall prepare or use, shall be and remain the sole property of the Company, shall not be removed from the Company’s premises without its written consent, and shall be promptly returned to the Company upon termination of the Executive’s employment.

(ii)
Notwithstanding the foregoing, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that — (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by an unauthorized user.

(iii)
Nothing contained in this Section 7 shall limit the Executive’s right to report to proper governmental authorities, including a court or legislative body, alleged unlawful employment practices or alleged criminal conduct, to make truthful statements in any reporting or subsequent investigation relating to such report, to seek legal advice relating to such report, or from responding to a lawful subpoena or other compulsory legal process. Nothing shall limit the Executive from filing a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). The Executive acknowledges that this Section 7 does not limit (i) the Executive’s ability communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (ii) the Executive’s right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.

8.
Return of Property.   Upon termination of the Executive’s employment with the Bank, for any reason and for any cause, or at any time thereafter upon request of the Bank, the Executive shall deliver to the Bank all materials of any nature which are in the Executive’s possession or control and which are, or which contain, Confidential Information or which are otherwise the property of the Bank or of any of the Bank’s customers, including but not limited to writings, customer lists, price lists, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes; provided, however, that Executive shall not be required to return the cell phone, cell phone number, or laptop computer in his possession as of the Effective Date. The Executive agrees that the Executive shall not reproduce copies of any such Confidential Information at any time without specific written authorization from the Bank.
9.
Non-Competition and Non-Solicitation.   The parties have agreed that the primary service area of the Bank’s operations, including lending and deposit taking functions in which the Executive actively participates extends to an area that encompasses a thirty-five (35)-mile radius from each banking or other office location of the Bank and any of its subsidiaries or affiliates where the Executive has provided services on behalf of the Bank (or its predecessors) during the twelve (12)-month period immediately preceding the termination of the Executives’ employment for any reason (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement the Executive’s employment with the Bank, including the benefits set forth in this Agreement, the Executive, during the Executive’s employment with the Bank and for a period of eighteen (18) months immediately following the termination of the Executives’ employment for any reason (the “Restrictive Period”), whether such termination occurs during the Term of this Agreement or thereafter, shall not directly or indirectly do any of the following:

(a)
Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, in each case in the capacity that the Executive provided services to the Bank or any subsidiary or affiliate thereof, any Financial Institution; provided, however, that the ownership by the Executive of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(b)
Either for the Executive or any Financial Institution: (i) induce or attempt to induce any employee of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact to leave the employ of the Bank or any of its Subsidiaries or affiliates; (ii) in any way interfere with the relationship between the Bank or any of its subsidiaries or affiliates and any employee of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact; or (iii) induce or attempt to induce any customer, supplier, licensee or business relation of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact to cease doing business with the Bank or its subsidiaries or affiliates or in any way interfere with the relationship between the Bank or any of its subsidiaries or affiliates and their respective customers, suppliers, licensees or business relations with whom the Executive had significant contact;

(c)
Either for the Executive or any Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Bank or any of its subsidiaries or affiliates, where the Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Bank or any of its subsidiaries or affiliates.

(d)
For the purposes of this Agreement, “Financial Institution” means any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, or any unit, division or subsidiary of any of the foregoing, with an office located, or to be located, at an address identified in a filing with any regulatory agency, within the Restrictive Area.

10.
Remedies for Breach of Restrictive Covenants.   The Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Executive acknowledges that the covenants contains in Sections 7-9 of this Agreement are reasonable with respect to their duration, geographical area and scope. The Executive further acknowledges that the restrictions contained in Sections 7-9 of this Agreement are reasonable and necessary for the protection of legitimate business interests of the Bank, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Bank and such interests, and that such restrictions were a material inducement to the Bank to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all person directly or indirectly acting for or with the Executive, as the case may be.
11.
No Indirect Action.   The Executive agrees to not take any action indirectly or in concert with others that would violate this Agreement if the action were taken directly. This prohibition applies regardless of whether the Executive initiates the improper contact. The Executive also agrees not to aid or assist any competing financial organization or any other person, firm, corporation, or other business entity to do any of the aforesaid acts. This applies to actions the Executive may take in any capacity, i.e., as proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal, agent, servant, employee, or in any other capacity.

12.
No Prior Conflicting Agreements.   The Executive certifies that the Executive has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude the Executive from complying with the provisions of this Agreement or prevent the Executive from providing any services for the Bank, including without limitation, any conflicting noncompetition or confidentiality agreements with prior employers. The Executive acknowledges that he has disclosed any and all agreements addressing restrictive covenants or obligations to prior employers and that he will comply with all enforceable provisions of such agreements.

ENFORCEMENT
13.
Governing Law and Submission to Jurisdiction/Venue.   This Agreement shall be governed in all respects by the laws of the State of Illinois. Any disputes arising under this Agreement shall be tried in the courts sitting within the State of Illinois, and the Executive hereby consents and submits his or her person to the jurisdiction of any such court for such purpose. Should this Agreement come before any court for interpretation or enforcement, it is the intent of the parties that the terms and provisions of this Agreement be given their fair and literal meaning, and that this Agreement is not to be strictly construed against any party, including the drafter of this Agreement. The Parties hereto acknowledge that Kane County, Illinois is a convenient forum, agree that any controversy or claim relating to this Agreement shall be brought in State or Federal Court in and for Kane County, Illinois and therefore submit to the personal jurisdiction of such courts.

14.
Rights and Remedies Upon Breach of Agreement.   If the Executive should breach, or threaten to commit a breach, of any of the provisions of this Agreement, the Bank shall have the right and remedy to have the restrictive covenants contained herein be enforced by any court of competent jurisdiction, without the necessity of posting a bond, it being agreed that any breach or threatened breach of restrictive covenants would cause irreparable injury to the Bank and that money damages would not alone provide an adequate remedy to the Bank. The Bank shall also have any other right or remedy available to it under law or in equity including the right to seek and recover monetary damages for lost profits and other compensable damages.

15.
Notice to Future Employers.   For the period of twelve (12) months immediately following the end of employment by the Bank, the Executive will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement. The Executive further agrees that Bank may, if it so desires, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer or prospective employer.

16.
Indemnification.

In addition to any rights to indemnification available to the Executive pursuant to the terms of the Merger Agreement:

a.   To the maximum extent provided to other executive officers of the Bank, the Bank shall indemnify and hold the Executive harmless (including advances of attorneys’ fees and other litigation expenses) for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Bank, whether or not the claim is asserted during the Term. The Executive shall be covered under any directors’ and officers’ insurance that the Bank maintains for executive officers of the Bank in the same manner and on the same basis as such executive officers of the Bank.
b.   In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit, or proceeding for which the Bank has agreed to provide insurance coverage or indemnification under this Section 16, the Bank shall, to the full extent permitted by law and consistent with policies for executive officers of the Bank, advance all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement (“Expenses”) incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding; provided, however, that the Executive must provide the Bank with a written undertaking from the Executive (i) to reimburse the Bank for all Expenses actually paid by the Bank to or on behalf of the Executive in the event it be determined that the Executive is not entitled to indemnification by the Bank for such Expenses, and (ii) to assign the Bank all rights of the Executive to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Bank to or on behalf of the Executive.
17.
Tolling/Autoextender.   Any period of restriction contained herein shall be extended and tolled for any period of breach, such that the Bank receives the full benefit of the bargain with respect to the agreed upon period of restriction.

18.
Internal Revenue Code Section 409A.   It is intended that the Agreement shall comply with the provisions of Section 409A of the Code and the related U.S. Treasury Department regulations and guidance promulgated thereunder (“Code Section 409A”) so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A, and shall be interpreted, operated and administered in a manner consistent with those intentions. To the extent that any payment hereunder constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, then the following shall apply:

a.   For purposes of determining the timing of any such payment, all references in this Agreement to Termination Date shall mean a “separation from service” as defined in Code Section 409A.
b.   For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments.
c.   If the Executive is a Specified Employee (as defined in Code Section 409A) as of his separation from service with the Bank, then, only to the extent required pursuant to Code Section 409A(a)(2)(B)(i), payments due under this Agreement shall be subject to a six (6) month delay following the Executive’s separation from service. All delayed payments shall be accumulated and paid in lump-sum catch-up payment as of first day of the seventh-month following separation from service (or, if earlier, the date of death of the Executive) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect of the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to the Executive in accordance with the payment schedule established herein.
Notwithstanding the foregoing, the Bank makes no representations or promises as to the tax effect of any payments under this Agreement or their compliance with Code Section 409A.
19.
Amendment.   This Agreement may be amended only in writing and only if such writing is signed by the Executive and by the President of the Bank.

20.
Notices.   Notices under this Agreement shall be effective upon actual delivery and can be made by hand delivery, electronic mail, overnight delivery service, or by certified or registered mail, postage prepaid with return receipt requested. Notices shall be addressed as follows (or to such other or additional address as either party may designate by written notice to the other):
If to Bank:
Old Second Bancorp, Inc.
c/o Chris Lasse, Senior Vice President, Human Resources
37 S. River Street
Aurora, IL
Email: classe@oldsecond.com
If to the Executive:
Personal or company email address
21.
Survival of Provisions.   Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination.

22.
Severability and Modification.   If any provision of this Agreement shall be in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The Bank and the Executive hereby agree that the restrictive covenants as set forth herein are separate and distinct restrictive covenants, designed to operate under different factual circumstances, and that the invalidity of one of said covenants shall not affect the validity and/or enforceability of the other covenants.

23.
Assignability; Binding Nature.   This Agreement will be binding upon the Bank, and upon the Executive and the Executive’s respective successors, heirs, and assigns. This Agreement may not be assigned by the Executive except that the Executive’s rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. The rights and obligations of the Bank under this Agreement may be assigned to a subsidiary or affiliate of the Bank, or to a corporation or any entity which becomes the successor to the Bank as the result of a purchase of assets or stock, merger or other corporate reorganization, and which continues the business of the Bank.

24.
No Waiver.   No failure on the part of any party to this Agreement to exercise, and no delay on their part in exercising any right, power or remedy hereunder shall operate as a waiver thereof.

25.
Miscellaneous.   Nothing in this Agreement shall be construed to limit or negate any common law torts or any statutory protections, including, but not limited to, an action under the Illinois Trade Secrets Act or the federal Defend Trade Secrets Act, available to the Bank, where it provides the Bank with broader protection than that provided herein.

26.
Counterparts.   This Agreement may be executed in any number of identical counterparts, each of which shall be deemed a duplicate original, and all of which together shall constitute but one and the same agreement.

27.
Headings and Interpretation.   The headings or titles of the sections of this agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. The use in this Agreement of the words “including,” “such as,” and words of similar import following any general statement, term, or matter shall not be construed to limit such statement, term, or matter in any manner, whether or not language of non-limitation (such as “without limitation” or “but not limited to”) is used in connection therewith, but rather shall be deemed to refer to all other terms or matters that could reasonably fall within the scope of the general statement, term or matter. All provisions of this Agreement have been negotiated at arm’s length, and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

28.
At-Will Employment Status.   The Executive acknowledges and understands that the Executive is to be at all times an employee-at-will. This employee-at-will status may only be modified in writing by the President of the Bank.

29.
Entire Agreement.   The provisions of this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior agreements or understandings pertaining to said subject matter. This Agreement supersedes and replaces the Prior Agreement in full. Further, the parties acknowledge that there are no prior or contemporaneous oral or written representations, promises or agreements not expressed or referred to herein.

30.
Conditioned Upon Merger.   This Agreement shall not take effect unless and until the Effective Time of the Merger. If the Merger does not take effect, this Agreement shall be null and void.

(Signature Page Follows)

THE EXECUTIVE AND THE BANK, BY ITS DESIGNATED REPRESENTATIVE, HEREBY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT, THAT THEY HAVE EXECUTED THIS AGREEMENT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THAT THEY INTEND TO BE FULLY BOUND BY THE SAME.
Accepted on:
Signature:
                    Keith W. Acker
Bank: Old Second Bancorp, Inc.
By: Chris Lasse, SVP Human Resources
Signature:

EXHIBIT C-2
FORM OF OFFICER AGREEMENT — MATTHEW R. ACKER
EXECUTIVE EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into as of [] (“Effective Date”), by and between Old Second Bancorp, Inc. (the “Company” or “Bank”) and Matthew R. Acker (the “Executive”).
RECITALS
WHEREAS, the Bank is presently engaged in the general business of providing community banking and trust business services. The Bank’s services include, but are not limited to demand, savings, time deposit, individual retirement, and Keogh deposit accounts; commercial, industrial, consumer, and real estate lending, including installment loans, farm loans, lines of credit, and overdraft checking; safe deposit operations; and trust services. The Bank is also in the business of providing services such as the sale of traveler’s checks, money orders, cashier’s checks and foreign currency, direct deposit, discount brokerage, debit cards, credit cards, and other special services; and
WHEREAS, the Executive is currently employed by West Suburban Bancorp, Inc. (“WSBI”) pursuant to that certain Restated Employment Agreement dated January 4, 2021 (the “Prior Agreement”); and
WHEREAS, WSBI is merging (the “Merger”) with and into the Bank pursuant to that certain Agreement and Plan of Merger and Reorganization dated July 25, 2021 (the “Merger Agreement”), upon the Effective Time (as defined in the Merger Agreement) (the “Effective Time”) as of which the Executive’s Prior Agreement is being terminated and all benefits accrued thereunder paid in full; and
WHEREAS, the Bank wishes to retain the Executive and the Executive wishes to continue employment with the Bank under the terms and provisions set forth below; and
WHEREAS, the Bank and the Executive desire to enter into this Agreement providing certain benefit to the Executive and certain protection for the Bank, subject to and in accordance with this Agreement;
WHEREAS, the Executive understands and agrees that the Bank has developed and continues to develop goodwill through the use of various trade names that the Bank is authorized to use, and through the effort and expense of the Bank in attracting and retaining its customers or clients; and
WHEREAS, in the course of employment, the Executive has had and will continue to have knowledge or access to important trade secrets, customer or client lists, and other confidential information including information about customers or clients of the Bank and the particular needs of such customers or clients; and
WHEREAS, Executive acknowledges that the restrictions contained herein are necessary and reasonable in scope and duration and are a material inducement for the Bank to enter into this Agreement and continue a relationship with the Executive.
NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:
1.
Employment.   The Bank hereby agrees to continue to employ the Executive from and after the Effective Date as Senior Vice President and the Executive hereby agrees to serve in such role and continue in such employment, on a full-time basis, for the Term (hereinafter defined) of and in accordance with this Agreement acting at all times in good faith and in the Bank’s best interests.

2.
Compensation.

a.
Base Salary.   The Bank shall pay the Executive an annualized base salary of $245,104.14. This annual salary shall be subject to increase, but not decrease, from time to time by the Bank at the Bank’s sole discretion; provided that, for 2023, the base salary shall increase by no less than three percent (3%) of the amount in effect as of the Effective Date. All compensation shall be payable in accordance with the payment policy and payroll process established by the Bank from time to time. In addition Executive will be eligible, and may receive, up to 20% of base salary in an annual bonus, payable in accordance with the Bank’s annual incentive plan.
b.
Bonus.   In addition to the Base Salary, the Executive shall be eligible to earn two performance incentive bonuses in the target amounts, and with the performance objectives, performance period and other key terms as set forth in Exhibit A to this Agreement (“Incentive Bonuses”). Achievement of performance objectives shall be determined in good faith by the Board of Directors of the Bank (the “Company Board”). The actual Incentive Bonus earned for a performance period shall be paid in a single cash lump sum payment within thirty (30) days following the close of such performance period, subject to the Executive’s continued employment by the Bank through the end of the performance period; provided, however, if the Executive is not employed at the end of the performance period solely by reason of termination of Executive’s employment by the Company without Cause, resignation by the Executive with Good Reason, or a Qualifying Termination in Connection with a Change in Control as described in Sections 6(a) and (b) below, or the Executive’s death, during the applicable performance period, the Executive will be entitled to full target bonus payment as if he continued to be actively employed as of the end of the applicable performance period.

3.
Benefits.

a.
Retirement, Welfare and Fringe Benefits.   The Executive shall receive the same or similar benefits and/or fringe benefits as the Bank may provide and/or modify from time to time, in the Bank’s sole discretion, to similarly situated executives. Such benefits may include, but are not limited to, participation in Health and Dental Insurance, Life Insurance, Long Term Disability coverage, and 401(k) and Profit Sharing Savings Plans. Participation in any such benefits shall be governed and interpreted by the applicable plan documents or written policies. Nothing in this Agreement guarantees the Executive the right to participate in any of the Bank’s currently sponsored benefit plans or prevents the Bank from exercising its right to terminate those plans or offerings in the future.

b.
Reimbursement of Club Dues.   The Bank will promptly (not to exceed thirty (30) days) reimburse the Executive for the monthly amount of his golf club membership dues (not to exceed $500 per month), following the Executive’s submission of reasonable substantiation for each such expense, which shall be submitted to the Bank within thirty (30) days after such expense is paid.

4.
Consideration for Restrictive Covenants.   In connection with this Agreement, Executive is agreeing to certain restrictions on Executive’s post-employment activities, as set forth herein. In exchange for the restrictive covenants contained herein, Executive is being offered and accepts the valuable consideration described herein, including the Bank’s agreeing to continue to employ Executive in an at-will employment relationship while granting Executive access or continuing access to the Bank’s proprietary and confidential business information, including customer relationships, as its employee acting in good faith and in the Bank’s best interests.

5.
Position and Responsibilities.   The Executive agrees to serve on behalf of the Bank or any of its subsidiaries or affiliates in the position of Senior Vice President with his principal office in Aurora or Lombard, Illinois. The Executive shall have such duties and responsibilities as may be assigned to the Executive from time to time by the Executive Vice President/Chief Financial Officer of the Bank which duties and responsibilities shall be commensurate with the Executive’s position. The Executive shall perform all duties assigned to the Executive faithfully and efficiently, subject to the direction of the Executive Vice President/Chief Financial Officer of the Bank and shall have such authorities and powers as are inherent to the undertakings applicable to the Executive’s position and necessary to carry out the responsibilities and duties required of the Executive hereunder. While employed under this Agreement, the Executive shall at all times devote his full time, attention, and best efforts on behalf of the Bank, and shall perform all services, acts, and duties connected with his position in such manner as the Bank from time to time shall direct. During the Term, in addition to any duties connected to his position, the Executive shall provide reasonable assistance with the transition the business, customers, and employees of WSBI over to the Bank.

6.
Term of Employment.   The Bank agrees to employ the Executive and the Executive agrees to continue employment with the Bank on the terms set forth in this Agreement until the second (2nd) anniversary of the Effective Time (the “Term”). Either the Bank or the Executive shall have the right to earlier terminate this Agreement and their employment relationship at any time, with or without cause or notice (the date such termination takes effect, the “Termination Date”), subject to the following:

a.
Resignation with Good Reason; Termination Other Than for Cause.   If, prior to the end of the Term the Executive terminates his employment with Good Reason or the Bank terminates his employment other than for Cause (a “Qualifying Termination”), then the Executive shall be entitled to

(i)
his earned but unpaid base salary through the Termination Date, any unpaid annual bonus earned for a prior year (payable at its normal time), his eligible business expenses incurred on or before the Termination Date (provided that all required submissions for expense reimbursement are made in accordance with the Bank’s expense reimbursement policy within fifteen (15) days following the Termination Date) and any benefits due or payable under the Bank’s qualified retirement and health and welfare benefit plans, including but not limited to rights to continue coverage under the Bank’s group health plans pursuant to COBRA (collectively, the “Accrued Obligations”);

(ii)
a lump sum cash amount equal to the Executive’s continued payments of base salary for the greater of (A) twelve (12) months or (B) the remainder of the Term. Such payment shall be paid to the Executive within thirty (30) days of the Executive’s termination of employment. Section For clarification, a termination of the Executive’s employment by reason of death or disability shall not constitute a Qualifying Termination; and

(iii)
payment of the target amount of the Incentive Bonuses as described in Section 2(b) above.

b.
Qualifying Termination in Connection with a Change in Control.   In the event of a Qualifying Termination within six (6) months before or following a Change in Control and during the Term, the Executive will be entitled to the following benefits:

(i)
the Accrued Obligations;

(ii)
a lump-sum cash amount equal to two (2) times the sum of (A) the greater of the Executive’s annual rate of base salary in effect upon the date of the Qualifying Termination or the Executive’s annual rate of base salary in effect immediately prior to the occurrence of the Change in Control, plus (B) the average of the annual cash bonuses paid to the Executive for the three (3) calendar years immediately preceding the year in which the Qualifying Termination occurs. Such payment shall be paid to the Executive within thirty (30) days of the Executive’s termination of employment (or the later Change in Control, where applicable); and

(iii)
immediate 100% vesting of all stock options, stock awards, and any other awards which had been granted to the Executive by the Bank or any of its affiliates under any incentive compensation plan;

(iv)
the Health Continuation Benefit;

(v)
standard outplacement services from a nationally recognized outplacement firm of the Executive’s selection, for a period of up to one (1) year from the Executive’s date of Qualifying Termination; provided that such service shall be at the Bank’s expense to a maximum amount not to exceed twenty thousand dollars ($20,000); and

(vi)
his Incentive Bonuses as described in Section 2(b) above.

c.
Termination for Cause; Resignation without Good Reason.   If, prior to the end of the Term, the Executive’s employment is terminated by the Executive or the Bank for any reason other than those stated in paragraphs (a) and (b) above (including for Cause), then the Executive (or his estate, if applicable) shall be entitled only to the Accrued Obligations hereunder and shall have no right to further payments or benefits under this Agreement.

d.
Definitions.   For purposes of this Agreement:

“Good Reason” means, without the Executive’s express written consent, the occurrence of any one of the following within the Term:
(A)
a material reduction or alteration in the nature or status of the Executive’s authority, duties or responsibilities from those set forth in Sections 1 and 5;

(B)
the requirement that the Executive be based at a location in excess of twenty-five (25) miles from both locations of the Executive’s principal office as of the Effective Date of this Agreement, as specified in Section 5;

(C)
a material reduction of the Executive’s compensation and/or other benefits or perquisites in effect on the Effective Date, or as the same shall be increased from time to time; provided, however, that a change to, or replacement of, an existing benefit will not give rise to a “Good Reason” if such change or replacement is implemented with respect to all employees generally; or

(D)
the Bank, or any successor company, commits a material breach of any provision of this Agreement including, but not limited to the Bank failing to obtain the assumption of, or the successor company refusing to assume the obligations of this Agreement within the Term.

Notwithstanding the foregoing, none of the conditions described in Paragraphs (A) through (D) of this Paragraph (d) shall constitute Good Reason unless the Executive first provides written notice of the occurrence of one of the foregoing conditions to the Company within ninety (90) days of the initial occurrence of the condition, and such Good Reason remains uncured thirty (30) days of receiving such notice. The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.
“Cause” means the occurrence of any one or more of the following:
(a)
A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company, or any of its subsidiaries, and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company or the subsidiary for which the Executive works; or

(b)
The Executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Company or any of its subsidiaries.

“Change in Control” means, and shall be deemed to have occurred upon, the first to occur of any of the following events:
(1)
any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof) (a “Person”) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty-three percent (33%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(2)
during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Company Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(3)
consummation of: (i) a merger or consolidation to which the Company is a party if the stockholders before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company’s voting securities outstanding immediately before such merger or consolidation; or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the Company’s assets.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for (i) passive ownership of less than two percent (2%) of the stock of the purchasing company, or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).
“Health Continuation Benefit” means, at the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive’s date of Qualifying Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents’) health insurance coverage for a period of time following the Qualifying Termination equal to the shorter of (i) twenty-four (24) months or (ii) the maximum period allowed pursuant to any one or more of the provisions of Treas. Reg. Section 1.409A-1(b)(9)(v) which would be exempt from the definition of “deferred compensation” thereunder (the “benefit continuation period”); provided, however, that such continuation of health insurance coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Bank by reason of the provision of such continuation coverage causing a violation of Section 2716 of the Public Health Service Act during a period of time Section 2716 is enforced by the Internal Revenue Service through Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”). The applicable COBRA health insurance benefit continuation period shall begin at the end of this benefit continuation period. The providing of health insurance benefits by the Company shall be discontinued prior to the end of the benefit continuation period in the event that the Executive subsequently becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents. For purposes of enforcing this offset provision, the Executive shall have the duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.
COVENANTS OF THE EXECUTIVE
The Executive acknowledges that the Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company and its subsidiaries (including the Confidential Information), which, if exploited by the Executive, would seriously, adversely, and irreparably affect the interests of the Company and its subsidiaries and the ability of each to continue its business and, therefore, the Executive hereby agrees to be bound by the restrictions contained in this Sections 7 through 12 below (the “Restrictive Covenants”).
7.
Use and Maintenance of Confidential Information

(a)
Confidentiality and Loyalty.

(i)
The Executive acknowledges that heretofore or hereafter during the course of his employment he has produced and may hereafter produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, “Confidential Information”) regarding the Company and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the Company’s business which the Executive shall prepare or use, shall be and remain the sole property of the Company, shall not be removed from the Company’s premises without its written consent, and shall be promptly returned to the Company upon termination of the Executive’s employment.
(ii)
Notwithstanding the foregoing, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that — (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, the Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by an unauthorized user.

(iii)
Nothing contained in this Section 7 shall limit the Executive’s right to report to proper governmental authorities, including a court or legislative body, alleged unlawful employment practices or alleged criminal conduct, to make truthful statements in any reporting or subsequent investigation relating to such report, to seek legal advice relating to such report, or from responding to a lawful subpoena or other compulsory legal process. Nothing shall limit the Executive from filing a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”). The Executive acknowledges that this Section 7 does not limit (i) the Executive’s ability communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (ii) the Executive’s right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.

8.
Return of Property.   Upon termination of the Executive’s employment with the Bank, for any reason and for any cause, or at any time thereafter upon request of the Bank, the Executive shall deliver to the Bank all materials of any nature which are in the Executive’s possession or control and which are, or which contain, Confidential Information or which are otherwise the property of the Bank or of any of the Bank’s customers, including but not limited to writings, customer lists, price lists, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes; provided, however, that Executive shall not be required to return the cell phone, cell phone number, or laptop computer in his possession as of the Effective Date. The Executive agrees that the Executive shall not reproduce copies of any such Confidential Information at any time without specific written authorization from the Bank.

9.
Non-Competition and Non-Solicitation.   The parties have agreed that the primary service area of the

Bank’s operations, including lending and deposit taking functions in which the Executive actively participates extends to an area that encompasses a thirty-five (35)-mile radius from each banking or other office location of the Bank and any of its subsidiaries or affiliates where the Executive has provided services on behalf of the Bank (or its predecessors) during the twelve (12)-month period immediately preceding the termination of the Executives’ employment for any reason (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement the Executive’s employment with the Bank, including the benefits set forth in this Agreement, the Executive, during the Executive’s employment with the Bank and for a period of eighteen (18) months immediately following the termination of the Executives’ employment for any reason (the “Restrictive Period”), whether such termination occurs during the Term of this Agreement or thereafter, shall not directly or indirectly do any of the following:
(a)
Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, in each case in the capacity that the Executive provided services to the Bank or any subsidiary or affiliate thereof, any Financial Institution; provided, however, that the ownership by the Executive of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(b)
Either for the Executive or any Financial Institution: (i) induce or attempt to induce any employee of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact to leave the employ of the Bank or any of its Subsidiaries or affiliates; (ii) in any way interfere with the relationship between the Bank or any of its subsidiaries or affiliates and any employee of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact; or (iii) induce or attempt to induce any customer, supplier, licensee or business relation of the Bank or any of its subsidiaries or affiliates with whom the Executive had significant contact to cease doing business with the Bank or its subsidiaries or affiliates or in any way interfere with the relationship between the Bank or any of its subsidiaries or affiliates and their respective customers, suppliers, licensees or business relations with whom the Executive had significant contact;

(c)
Either for the Executive or any Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Bank or any of its subsidiaries or affiliates, where the Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Bank or any of its subsidiaries or affiliates.

(d)
For the purposes of this Agreement, “Financial Institution” means any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a bank, savings bank, savings and loan association, credit union or similar financial institution, or any unit, division or subsidiary of any of the foregoing, with an office located, or to be located, at an address identified in a filing with any regulatory agency, within the Restrictive Area.

10.
Remedies for Breach of Restrictive Covenants.   The Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Executive acknowledges that the covenants contains in Sections 7-9 of this Agreement are reasonable with respect to their duration, geographical area and scope. The Executive further acknowledges that the restrictions contained in Sections 7-9 of this Agreement are reasonable and necessary for the protection of legitimate business interests of the Bank, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Bank and such interests, and that such restrictions were a material inducement to the Bank to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all person directly or indirectly acting for or with the Executive, as the case may be.
11.
No Indirect Action.   The Executive agrees to not take any action indirectly or in concert with others that would violate this Agreement if the action were taken directly. This prohibition applies regardless of whether the Executive initiates the improper contact. The Executive also agrees not to aid or assist any competing financial organization or any other person, firm, corporation, or other business entity to do any of the aforesaid acts. This applies to actions the Executive may take in any capacity, i.e., as proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal, agent, servant, employee, or in any other capacity.

12.
No Prior Conflicting Agreements.   The Executive certifies that the Executive has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude the Executive from complying with the provisions of this Agreement or prevent the Executive from providing any services for the Bank, including without limitation, any conflicting noncompetition or confidentiality agreements with prior employers. The Executive acknowledges that he has disclosed any and all agreements addressing restrictive covenants or obligations to prior employers and that he will comply with all enforceable provisions of such agreements.

ENFORCEMENT
13.
Governing Law and Submission to Jurisdiction/Venue.   This Agreement shall be governed in all respects by the laws of the State of Illinois. Any disputes arising under this Agreement shall be tried in the courts sitting within the State of Illinois, and the Executive hereby consents and submits his or her person to the jurisdiction of any such court for such purpose. Should this Agreement come before any court for interpretation or enforcement, it is the intent of the parties that the terms and provisions of this Agreement be given their fair and literal meaning, and that this Agreement is not to be strictly construed against any party, including the drafter of this Agreement. The Parties hereto acknowledge that Kane County, Illinois is a convenient forum, agree that any controversy or claim relating to this Agreement shall be brought in State or Federal Court in and for Kane County, Illinois and therefore submit to the personal jurisdiction of such courts.

14.
Rights and Remedies Upon Breach of Agreement.   If the Executive should breach, or threaten to commit a breach, of any of the provisions of this Agreement, the Bank shall have the right and remedy to have the restrictive covenants contained herein be enforced by any court of competent jurisdiction, without the necessity of posting a bond, it being agreed that any breach or threatened breach of restrictive covenants would cause irreparable injury to the Bank and that money damages would not alone provide an adequate remedy to the Bank. The Bank shall also have any other right or remedy available to it under law or in equity including the right to seek and recover monetary damages for lost profits and other compensable damages.

15.
Notice to Future Employers.   For the period of twelve (12) months immediately following the end of employment by the Bank, the Executive will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement. The Executive further agrees that Bank may, if it so desires, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer or prospective employer.

16.
Indemnification.

In addition to any rights to indemnification available to the Executive pursuant to the terms of the Merger Agreement:
a.
To the maximum extent provided to other executive officers of the Bank, the Bank shall indemnify and hold the Executive harmless (including advances of attorneys’ fees and other litigation expenses) for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Bank, whether or not the claim is asserted during the Term. The Executive shall be covered under any directors’ and officers’

insurance that the Bank maintains for executive officers of the Bank in the same manner and on the same basis as such executive officers.
b.
In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit, or proceeding for which the Bank has agreed to provide insurance coverage or indemnification under this Section 16, the Bank shall, to the full extent permitted by law and consistent with policies for executive officers of the Bank, advance all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement (“Expenses”) incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding; provided, however, that the Executive must provide the Bank with a written undertaking from the Executive (i) to reimburse the Bank for all Expenses actually paid by the Bank to or on behalf of the Executive in the event it be determined that the Executive is not entitled to indemnification by the Bank for such Expenses, and (ii) to assign the Bank all rights of the Executive to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Bank to or on behalf of the Executive.

17.
Tolling/Autoextender.   Any period of restriction contained herein shall be extended and tolled for any period of breach, such that the Bank receives the full benefit of the bargain with respect to the agreed upon period of restriction.

18.
Internal Revenue Code Section 409A.   It is intended that the Agreement shall comply with the provisions of Section 409A of the Code and the related U.S. Treasury Department regulations and guidance promulgated thereunder (“Code Section 409A”) so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A, and shall be interpreted, operated and administered in a manner consistent with those intentions. To the extent that any payment hereunder constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, then the following shall apply:

a.
For purposes of determining the timing of any such payment, all references in this Agreement to Termination Date shall mean a “separation from service” as defined in Code Section 409A.

b.
For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments.

c.
If the Executive is a Specified Employee (as defined in Code Section 409A) as of his separation from service with the Bank, then, only to the extent required pursuant to Code Section 409A(a)(2)(B)(i), payments due under this Agreement shall be subject to a six (6) month delay following the Executive’s separation from service. All delayed payments shall be accumulated and paid in lump-sum catch-up payment as of first day of the seventh-month following separation from service (or, if earlier, the date of death of the Executive) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect of the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to the Executive in accordance with the payment schedule established herein.

Notwithstanding the foregoing, the Bank makes no representations or promises as to the tax effect of any payments under this Agreement or their compliance with Code Section 409A.
19.
Amendment.   This Agreement may be amended only in writing and only if such writing is signed by the Executive and by the President of the Bank.

20.
Notices.   Notices under this Agreement shall be effective upon actual delivery and can be made by hand delivery, electronic mail, overnight delivery service, or by certified or registered mail, postage prepaid with return receipt requested. Notices shall be addressed as follows (or to such other or additional address as either party may designate by written notice to the other):

If to Bank:
Old Second Bancorp, Inc.
c/o Chris Lasse, Senior Vice President, Human Resources

37 S. River Street
Aurora, IL
Email: classe@oldsecond.com
If to the Executive:
Personal or Company email address
21.
Survival of Provisions.   Any provision of this Agreement, which by terms or reasonable implication is to be or may be performed or effective after the termination of the Agreement, shall be deemed to survive such termination.

22.
Severability and Modification.   If any provision of this Agreement shall be in part, or as applied to any circumstance, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The Bank and the Executive hereby agree that the restrictive covenants as set forth herein are separate and distinct restrictive covenants, designed to operate under different factual circumstances, and that the invalidity of one of said covenants shall not affect the validity and/or enforceability of the other covenants.

23.
Assignability; Binding Nature.   This Agreement will be binding upon the Bank, and upon the Executive and the Executive’s respective successors, heirs, and assigns. This Agreement may not be assigned by the Executive except that the Executive’s rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. The rights and obligations of the Bank under this Agreement may be assigned to a subsidiary or affiliate of the Bank, or to a corporation or any entity which becomes the successor to the Bank as the result of a purchase of assets or stock, merger or other corporate reorganization, and which continues the business of the Bank.

24.
No Waiver.   No failure on the part of any party to this Agreement to exercise, and no delay on their part in exercising any right, power or remedy hereunder shall operate as a waiver thereof.

25.
Miscellaneous.   Nothing in this Agreement shall be construed to limit or negate any common law torts or any statutory protections, including, but not limited to, an action under the Illinois Trade Secrets Act or the federal Defend Trade Secrets Act, available to the Bank, where it provides the Bank with broader protection than that provided herein.

26.
Counterparts.   This Agreement may be executed in any number of identical counterparts, each of which shall be deemed a duplicate original, and all of which together shall constitute but one and the same agreement.

27.
Headings and Interpretation.   The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. The use in this Agreement of the words “including,” “such as,” and words of similar import following any general statement, term, or matter shall not be construed to limit such statement, term, or matter in any manner, whether or not language of non-limitation (such as “without limitation” or “but not limited to”) is used in connection therewith, but rather shall be deemed to refer to all other terms or matters that could reasonably fall within the scope of the general statement, term or matter. All provisions of this Agreement have been negotiated at arm’s length, and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

28.
At-Will Employment Status.   The Executive acknowledges and understands that the Executive is to be at all times an employee-at-will. This employee-at-will status may only be modified in writing by the President of the Bank.

29.
Entire Agreement.   The provisions of this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior agreements or understandings pertaining to said subject matter. This Agreement supersedes and replaces the Prior Agreement in full. Further, the parties acknowledge that there are no prior or contemporaneous oral or written representations, promises or agreements not expressed or referred to herein.

30.
Golden Parachute Payment Adjustment.

a.
If and to the extent that the value of any payments or other benefits payable to the Executive under this Agreement (the “Benefit”) are combined with payments and benefits payable to the Executive in connection with the Merger for purposes of determining if an excise tax under Code Section 4999 (the “Excise Tax”) would apply to the Executive, and but for this sentence, would be subject to the Excise Tax, then the Benefit shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Benefit that would result in no portion of the payments or benefits payable in connection with the Merger being subject to the Excise Tax or (2) the largest portion, up to and including the total, of the Benefit, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the payments and benefits payable in connection with the Merger, notwithstanding that all or some portion of such payments or benefits payable in connection with the Merger may be subject to the Excise Tax. If a reduction in Benefits is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Benefit occurs and, provided, further, that such election does not violate Code Section 409A): reduction of cash payments; then reduction of employee benefits.

b.
The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the change in ownership or control shall perform any calculations necessary in connection with this Section 30. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the change in ownership or control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

c.
The accounting firm engaged to make the determinations under this Section 30 shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within 15 calendar days after the date on which the Executive’s right to a Benefit is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Benefit. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Executive and the Company, except as set forth below.

d.
If, notwithstanding any reduction described in this Section 30, the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of the Benefits as described above, then the Executive shall be obligated to pay back to the Company, within 30 days after a final IRS determination, or, in the event the Executive challenges the final IRS determination, within 30 days after a final adjudication, a portion of the Benefits equal to the Repayment Amount. The “Repayment Amount” with respect to the repayment of Benefits shall be the smallest amount, if any, required to be paid to the Company so that the Executive’s net after-tax proceeds with respect all payments and benefits payable in connection with the Merger (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such Benefits) are maximized. The Repayment Amount with respect to the Benefits shall be $0 if a Repayment Amount of more than $0 would not result in the Executive’s net after-tax proceeds with respect to such Benefits being maximized. If the Excise Tax is not eliminated pursuant to this Section 30, the Executive shall pay the Excise Tax.

e.
Notwithstanding any other provision of this Section 30, if (i) there is a reduction in the Benefits as described in this Section 30, (B) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Benefits had not previously been reduced), and (C) the Executive pays the Excise Tax, then the Company shall provide to the Executive those Benefits that were reduced pursuant to this Section 30 contemporaneously or as soon as administratively possible after the Executive pays the Excise Tax so that the Executive’s net after-tax proceeds with respect to the Benefits is maximized.

31.
Conditioned Upon Merger.   This Agreement shall not take effect unless and until the Effective Time of the Merger. If the Merger does not take effect, this Agreement shall be null and void.

(Signature Page Follows)

THE EXECUTIVE AND THE BANK, BY ITS DESIGNATED REPRESENTATIVE, HEREBY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND EACH OF THE PROVISIONS OF THIS AGREEMENT, THAT THEY HAVE EXECUTED THIS AGREEMENT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THAT THEY INTEND TO BE FULLY BOUND BY THE SAME.
Accepted on:

Signature:

Matthew R. Acker

Bank: Old Second Bancorp, Inc.
By:
Chris Lasse, SVP Human Resources

Signature:

Exhibit A
Key Terms of Incentive Bonuses
Incentive Bonus	Target Amount	Performance Objectives	Performance Period
Deposit Levels	$90,000	Maintaining deposit levels at or above 90% of the level reflected at Closing;	Effective Time through August 30, 2022
Systems Integration	$90,000	Successful systems integration	Effective Time through May 31, 2022

388 Greenwich StreetAnnex B
New York, NY 10013
Confidential
July 25, 2021
The Board of Directors
Old Second Bancorp, Inc.
37 South River St
Aurora, IL
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to Old Second Bancorp, Inc. (“OSBC”) of the Merger Consideration (defined below) to be paid by OSBC pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) proposed to be entered into among OSBC and West Suburban Bancorp, Inc. (“West Suburban”). As more fully described in the Merger Agreement, (i) West Suburban will be merged with and into OSBC (the “Merger”) and (ii) each outstanding share of the common stock, no par value per share, of West Suburban (“West Suburban Common Stock”), except for shares of West Suburban Common Stock owned by West Suburban or OSBC or their respective subsidiaries (in each case other than shares of West Suburban Common Stock held on behalf of third parties or as a result of debts previously contracted) and shares of West Suburban Common Stock that have validly exercised and not withdrawn or lost dissenters’ rights in relation to the Merger (in accordance with the Illinois Business Corporation Act and any other applicable law), if any, will be converted into the right to receive (a) cash in the amount of $271.15 (the “Cash Consideration”) and (b) 42.413 shares (the “Stock Consideration”, collectively with the Cash Consideration, the “Merger Consideration”) of the common stock, par value $1.00 per share, of OSBC. The Merger Agreement further provides that, following the Merger, West Suburban Bank, a wholly owned subsidiary of West Suburban, will be merged with and into Old Second National Bank, a wholly owned subsidiary of OSBC (the “Bank Merger” and, together with the Merger, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.
In arriving at our opinion, we reviewed a draft, received by us on July 24, 2021, of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of OSBC concerning the businesses, operations and prospects of West Suburban and OSBC. We examined certain publicly available business and financial information relating to West Suburban and OSBC as well as certain financial forecasts and other information and data relating to West Suburban and OSBC which were provided to or discussed with us by the respective managements of OSBC and West Suburban, including adjustment to the forecasts and other information and data relating to West Suburban discussed with us by the management of OSBC and information relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of OSBC to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in a draft, received by us on July 24, 2021, of the Merger Agreement in relation to, among other things: current and historical market prices and volumes of OSBC common stock; the historical and projected earnings and other operating data of West Suburban and OSBC; and the capitalization and financial condition of West Suburban and OSBC. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of West Suburban. We also evaluated certain potential pro forma financial effects of the Transaction on OSBC and West Suburban. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.
In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of OSBC that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to West Suburban and OSBC and, in the case of certain potential pro forma financial effects of, strategic implication and financial and operational benefits resulting from, the Transaction, OSBC, we have been advised by the management of OSBC that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of OSBC as to the future financial performance of West Suburban and OSBC, such strategic implications and financial and operational benefits and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and financial and operational benefits anticipated to result from the Transaction) reflected in such forecasts, pro forma financial effects and other information and data will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the management of OSBC as to, among other things, (i) the potential impact on OSBC and West Suburban of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the financial services and banking industries, and the views of such management regarding prevailing and future interest rates and capital requirements, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees and other commercial relationships of OSBC and West Suburban and (iii) the ability of OSBC to integrate the business of West Suburban. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on OSBC, West Suburban or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.
We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, and in compliance with all applicable laws, organizational documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on West Suburban or the contemplated benefits to OSBC of the Transaction or that would otherwise be meaningful in any respect to our analyses or opinion. Representatives of OSBC have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Transaction will qualify for the intended tax treatment contemplated by the Merger Agreement. We have not made or been provided with an independent evaluation or appraisal of the assets (or related collateral) or liabilities (contingent, derivative, off-balance sheet or otherwise) of West Suburban or OSBC nor have we made any physical inspection of the properties or assets of West Suburban or OSBC. We are not experts in the evaluation of liabilities, deposit accounts or loan or security portfolios or allowances for losses with respect thereto and we assume no responsibility for conducting a review of individual credit files or loan or security portfolios. We express no opinion or view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of West Suburban and OSBC has, and the pro forma combined company will have, appropriate reserves to cover any such losses. We express no view as to, and our opinion does not address, the underlying business decision of OSBC to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for OSBC or the effect of any other transaction in which OSBC might engage. We also are not expressing any opinion with respect to any accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of OSBC as to such matters. Our opinion does not address any terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Transaction, any alternative transaction method or structure for effecting the Transaction. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the Transaction, or any class of such persons. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which OSBC and West Suburban operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on OSBC or West Suburban (or their respective businesses) or the Transaction (including the contemplated benefits thereof).
Citigroup Global Markets Inc. has acted as financial advisor to OSBC with respect to this Transaction and will receive a fee for our services in connection with the delivery of this opinion, a significant portion of which is contingent upon the consummation of the Transaction. In addition, OSBC has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, we and our affiliates have not provided, and currently do not provide, investment banking services to OSBC or West Suburban unrelated to the proposed Transaction, for which services we and such affiliates would have received and would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of OSBC, West Suburban and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with OSBC, West Suburban and their respective affiliates.
Our advisory services and the opinion expressed herein are provided solely for the information of the Board of Directors of OSBC in its evaluation of the proposed Transaction, and may not be relied upon by any third party or used for any other purpose. Our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.
Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by OSBC is fair, from a financial point of view, to OSBC.
Very truly yours,
/s/ CITIGROUP GLOBAL MARKETS INC.
CITIGROUP GLOBAL MARKETS INC.

Annex C
July 25, 2021
The Board of Directors
West Suburban Bancorp, Inc.
711 South Meyers Road
Lombard, IL 60148
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of West Suburban Bancorp, Inc. (“West Suburban”), of the Merger Consideration (as defined below) in the proposed merger (the “Merger”) of West Suburban with and into Old Second Bancorp, Inc. (“Old Second”), pursuant to the Agreement and Plan of Merger and Reorganization (the “Agreement”) to be entered into by and between West Suburban and Old Second. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Old Second or West Suburban, each share of common stock, no par value per share, of West Suburban (“West Suburban Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares (as defined in the Agreement) and Dissenting Shares (as defined in the Agreement), if any) shall be converted into the right to receive: (i) $271.15 in cash (the “Cash Consideration”) and (ii) 42.413 shares of common stock, par value $1.00 per share, of Old Second (“Old Second Common Stock” and, such number of Old Second Common Stock, the “Stock Consideration”). The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement also provides that, not prior to the Effective Time, West Suburban Bank, a wholly owned subsidiary of West Suburban, will merge with and into Old Second National Bank, a wholly owned subsidiary of Old Second, pursuant to a separate bank merger agreement to be entered into by and between West Suburban Bank and Old Second Bank (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to West Suburban and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between (i) KBW and West Suburban and (ii) a KBW broker-dealer affiliate and each of West Suburban and Old Second), may from time to time purchase securities from, and sell securities to, West Suburban and Old Second. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Old Second for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of West Suburban (the “Board”) in rendering this opinion and will receive a fee from West Suburban for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, West Suburban has agreed to indemnify us for certain liabilities arising out of our engagement.
Keefe, Bruyette & Woods, A Stifel Company
www.kbw.com

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to West Suburban. In the past two years, KBW has provided investment banking and financial advisory services to Old Second. KBW acted as sole placement agent in connection with Old Second’s April 2021 offering of subordinated notes. We may in the future provide investment banking and financial advisory services to West Suburban or Old Second and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of West Suburban and Old Second and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated July 23, 2021 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2020 of West Suburban; (iii) the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2021 and June 30, 2021 of West Suburban; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Old Second; (v) the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 of Old Second; (vi) certain unaudited quarterly financial results for the quarter ended June 30, 2021 of Old Second (contained in the Current Report on Form 8-K filed by Old Second with the Securities and Exchange Commission on July 21, 2021); (vii) certain regulatory filings of West Suburban and Old Second and their respective subsidiaries, including, as applicable, the quarterly reports on Form Y-9C or FR Y-9SP and the quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2020 as well as the quarter ended March 31, 2021; (viii) certain other interim reports and other communications of West Suburban and Old Second provided to their respective shareholders or stockholders; and (ix) other financial information concerning the businesses and operations of West Suburban and Old Second furnished to us by West Suburban and Old Second or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of West Suburban and Old Second; (ii) the assets and liabilities of West Suburban and Old Second; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for West Suburban and certain financial and stock market information for Old Second with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of West Suburban that were prepared by West Suburban management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) certain publicly available research analysts’ estimates of Old Second, as well as assumed Old Second long-term growth rates that were provided to us by Old Second management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of West Suburban management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Old Second (including, without limitation, the cost savings and related expenses expected to result from or be derived from the Merger) that were prepared by Old Second management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of West Suburban management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of West Suburban and Old Second regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by West Suburban, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with West Suburban.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of West Suburban as to the reasonableness and achievability of the financial and operating forecasts and projections of West Suburban referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of West Suburban, upon Old Second management as to the reasonableness and achievability of the publicly available research analysts’ estimates of Old Second, the assumed Old Second long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Old Second (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the publicly available “street estimates” of Old Second referred to above that such estimates are consistent with, the best currently available estimates and judgments of Old Second management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of West Suburban and Old Second that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available research analysts’ estimates of Old Second referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of West Suburban and Old Second and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on West Suburban and Old Second. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either West Suburban or Old Second since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of West Suburban and Old Second are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of West Suburban or Old Second, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of West Suburban or Old Second under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including without limitation the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Merger Consideration and no other consideration or payments in respect of West Suburban Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the

Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of West Suburban, Old Second or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of West Suburban that West Suburban has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to West Suburban, Old Second, the Merger and any related transactions, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Merger to the holders of West Suburban Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger and the actions relating to the West Suburban Bank Employee Stock Ownership Plan to be taken prior to or simultaneous with the closing of the Merger), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger or any such related transaction to West Suburban, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of West Suburban to engage in the Merger or any related transactions or enter into the Agreement; (ii) the relative merits of the Merger or any related transactions as compared to any strategic alternatives that are, have been or may be available to or contemplated by West Suburban or the Board; (iii) the fairness of the amount or nature of any compensation to any of West Suburban’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of West Suburban Common Stock; (iv) the effect of the Merger or any related transactions on, or the fairness of the consideration to be received by, holders of any class of securities of West Suburban (other than the holders of West Suburban Common Stock, solely with respect to the Merger Consideration (as described herein) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Old Second or any other party to any transaction contemplated by the Agreement; (v) whether Old Second has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of West Suburban Common Stock at the closing of the Merger; (vi) the actual value of Old Second Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which West Suburban Common Stock or Old Second Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Old Second Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to West Suburban, Old Second, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of West Suburban Common Stock or any shareholder or stockholder of any other entity as to how to vote or act in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, support, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of West Suburban Common Stock.
Very truly yours,
Keefe, Bruyette & Woods, Inc.

Annex D
Sections 11.65 and 11.70 of the Illinois Business Corporation Act
Shareholders are advised to read the relevant sections of the Illinois Business Corporation Act (“IBCA”). The following extract does not revise, amend or supersede the IBCA.
ILLINOIS COMPILED STATUTES ANNOTATED
CHAPTER 805. BUSINESS ORGANIZATIONS CORPORATIONS
ACT 5. BUSINESS CORPORATION ACT OF 1983
ARTICLE 11. MERGER AND CONSOLIDATION — DISSENTERS’ RIGHTS
§ 11.65. Right to dissent.
(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:
(1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if
(i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or
(ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;
(2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;
(3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
(i) alters or abolishes a preferential right of such shares;
(ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;
(iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or
(4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.
(b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.
(c) A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.
§ 11.70. Procedure to Dissent.
(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.
(b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.
(c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.
(d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.
(e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).
(f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.
(h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.
(i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:
(1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).
(2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.1
(j) As used in this Section:
(1) “Fair value”, with respect to a dissenter’s shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.
(2) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Delaware Law.   Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
Certificate of Incorporation and Bylaws.   Article VIII of the Old Second certificate of incorporation provides that it shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, indemnify all persons whom it may indemnify pursuant thereto. Section 8.8 of the Old Second bylaws contains indemnification provisions substantially similar to Section 145 of the Delaware General Corporation Law.
Liability Insurance.   Old Second has obtained directors’ and officers’ liability insurance. The policy provides for coverage including prior acts and liabilities under the Securities Act, within the limits and subject to the limitations of such insurance.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
Exhibit	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of July 25, 2021, by and between Old Second Bancorp, Inc. and West Suburban Bancorp, Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement). †
3.1	Restated Certificate of Incorporation of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed on March 11, 2016).
3.2	Amendment to Restated Certificate of Incorporation of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 22, 2019).
3.3	Bylaws of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed on November 6, 2020).
4.1	Specimen Common Stock Certificate of Old Second Bancorp, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 filed on January 17, 2014).
4.2	Indenture, dated as of December 15, 2016, between the Company and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on December 15, 2016).
4.3	First Supplemental Indenture, dated as of December 15, 2016, between the Company and Wells Fargo Bank National Association (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on December 15, 2016).
4.4	Form of 5.750% Fixed-to-Floating Rate Senior Notes Due 2026 (incorporated by reference to Exhibit 5.1 of the Company’s Current Report on Form 8-K filed on December 15, 2016).
4.5	Restated Certificate of Incorporation, as amended (included as Exhibits 3.1 and 3.2).
4.6	Bylaws (included as Exhibit 3.3).
5.1	Opinion of Nelson Mullins Riley and Scarborough LLP regarding the legality of the securities being registered.*
8.1	Opinion of Nelson Mullins Riley and Scarborough LLP regarding certain U.S. federal income tax aspects of the merger.**
8.2	Opinion of RSM US LLP regarding certain U.S. federal income tax aspects of the merger.**
23.1	Consent of Plante & Moran, PLLC, independent registered public accounting firm of Old Second Bancorp, Inc.*
23.2	Consent of Crowe LLP, independent auditor of West Suburban Bancorp, Inc.*
23.3	Consent of Nelson Mullins Riley and Scarborough LLP (included in Exhibits 5.1* and 8.1** hereto).
23.4	Consent of RSM US LLP (included in Exhibit 8.2 hereto).**
24	Power of Attorney (included on signature page).*
99.1	Consent of Citigroup Global Markets Inc.*
99.2	Consent of Keefe, Bruyette & Woods, Inc.*
99.3	Consent of Keith Acker to be named as director.*
99.4	Consent of Keith Kotche to be named as director.*
99.5	Consent of John Williams, Jr. to be named as director.*
99.6	Form of Proxy Card to be used by Old Second.**
99.7	Form of Proxy Card to be used by West Suburban.**

*
Filed herewith.

**
To be filed by amendment.

†
Pursuant to Item 601(b)(2) of Regulation S-K, Old Second agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger and Reorganization to the SEC on a confidential basis upon request.

ITEM 22.   UNDERTAKINGS.
The undersigned registrant hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)  That, prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)  That every prospectus (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(9)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.
(10) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Illinois, on October 1, 2021.
OLD SECOND BANCORP, INC.
By:
/s/ James L. Eccher

James L. Eccher
Chief Executive Officer and President
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints James L. Eccher and Bradley S. Adams, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities set forth below and on October 1, 2021:
Signature	Title
/s/ William B. Skoglund William B. Skoglund	Chairman of the Board and Director
/s/ James L. Eccher James L. Eccher	President, Chief Executive Officer and Director
/s/ Bradley S. Adams Bradley S. Adams	Executive Vice President and Chief Financial Officer
/s/ Gary S. Collins Gary S. Collins	Vice Chairman and Director
/s/ Edward R. Bonifas Edward R. Bonifas	Director
/s/ Barry C. Finn Barry C. Finn	Director
/s/ William J. Kane William J. Kane	Director
/s/ Dennis Klaeser Dennis Klaeser	Director

Signature	Title
/s/ John Ladowicz John Ladowicz	Director
/s/ Hugh H. McLean Hugh H. McLean	Director
/s/ Billy J. Lyons Billy J. Lyons	Director
/s/ Duane Suits Duane Suits	Director
/s/ James F. Tapscott James F. Tapscott	Director
/s/ Patti Temple Rocks Patti Temple Rocks	Director
/s/ Jill E. York Jill E. York	Director